UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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UNIVAR SOLUTIONS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, APRIL 13, 2023

Univar Solutions Inc.

3075 Highland Parkway, Suite 200

Downers Grove, Illinois 60515

(331) 777-6000

[                ], 2023

Dear Univar Solutions Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Univar Solutions Inc., a Delaware corporation (which we refer to as “Univar Solutions,” the “Company,” “we,” “us,” and “our”), to be held virtually via live webcast on [                ], 2023, beginning at [                ] Central Time (unless the Special Meeting is adjourned or postponed). Univar Solutions stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.proxydocs.com/unvr, which we refer to as the “Special Meeting website.” To attend the Special Meeting, you must register at www.proxydocs.com/unvr by [                ] Central Time on [                ], 2023. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” will mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote on (a) a proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2023 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Univar Solutions, Windsor Parent, L.P., a Delaware limited partnership (which we refer to as “Parent”), and Windsor Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (which we refer to as “Merger Sub”) (such proposal, which we refer to as the “Merger Agreement Proposal”), (b) a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Univar Solutions’ named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”) and (c) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”). Parent and Merger Sub are affiliates of funds managed by affiliates of Apollo Global Management, Inc. and Platinum Falcon B 2018 RSC Limited, an indirect wholly owned subsidiary of the Abu Dhabi Investment Authority, will also be a minority investor. Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Univar Solutions (which we refer to as the “Merger”), with Univar Solutions continuing as the surviving corporation in the Merger and as an indirect wholly owned subsidiary of Parent.

The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $0.01 per share, of Univar Solutions (which we refer to as “Univar Solutions common stock”) issued and outstanding immediately prior to the effective time of the Merger (which we refer to as the “Effective Time”) will, at the Effective Time, automatically be converted into the right to receive $36.15 in cash (which we refer to as the “Merger Consideration”), without interest and subject to any required tax withholding.

If the Merger is completed, you will be entitled to receive the Merger Consideration, without interest and less any applicable withholding taxes, for each share of Univar Solutions common stock that you own immediately prior to the Effective Time (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).

The Board of Directors of Univar Solutions (which we refer to as the “Board of Directors”), after considering the factors more fully described in the enclosed proxy statement, has unanimously: (a) determined that it is in the best interests of Univar Solutions and its stockholders, and declared it advisable, to enter into the Merger Agreement; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Univar Solutions stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Univar Solutions stockholders at the Special Meeting. The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Univar Solutions common stock entitled to vote thereon at the Special Meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (877) 456-3427

Banks and brokers may call collect: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

/s/
Christopher D. Pappas
Chair of the Board of Directors
Univar Solutions Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                ], 2023, and, together with the enclosed form of proxy card, is first being mailed to Univar Solutions stockholders on or about [                ], 2023.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED APRIL 13, 2023

Univar Solutions Inc.

3075 Highland Parkway, Suite 200

Downers Grove, Illinois 60515

(331) 777-6000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                ], 2023

Notice is hereby given that a special meeting (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of stockholders of Univar Solutions Inc., a Delaware corporation (which we refer to as “Univar Solutions,” the “Company,” “we,” “us,” and “our”), will be held virtually via live webcast on [                ], 2023, beginning at [                ] Central Time (unless the Special Meeting is adjourned or postponed). Univar Solutions stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.proxydocs.com/unvr, which we refer to as the “Special Meeting website.” To attend the Special Meeting, you must register at www.proxydocs.com/unvr by [                ] Central Time on [                ], 2023. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” will mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2023 (as it may be amended from time to time, which we refer to as the “Merger Agreement”), by and among Univar Solutions, Windsor Parent, L.P., a Delaware limited partnership (which we refer to as “Parent”), and Windsor Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (such corporation, which we refer to as “Merger Sub,” and such proposal, which we refer to as the “Merger Agreement Proposal”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Univar Solutions (which we refer to as the “Merger”), with Univar Solutions continuing as the surviving corporation in the Merger and as an indirect wholly owned subsidiary of Parent;

2.

To consider and vote on the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Univar Solutions’ named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”); and

3.

To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Only Univar Solutions stockholders of record as of the close of business on [                ], 2023, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting — Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

/s/
Noelle J. Perkins
Senior Vice President, General Counsel and Secretary,
Chief Risk Officer
Univar Solutions Inc.

Dated: [ ], 2023

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote before the Special Meeting in the manner described in the enclosed proxy statement.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Univar Solutions common stock, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (877) 456-3427

Banks and brokers may call collect: (212) 750-5833

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-ii-

SUMMARY

This summary highlights selected information from this proxy statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.” A copy of the Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Univar Solutions,” “we,” “our,” “us,” the “Company” and similar words refer to Univar Solutions Inc. Throughout this proxy statement, we refer to Windsor Parent, L.P. as “Parent,” Windsor Merger Sub, Inc. as “Merger Sub,” and Univar Solutions, Parent and Merger Sub each as a “party” and together as the “parties.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of March 13, 2023 (as it may be amended from time to time), by and among Univar Solutions, Parent and Merger Sub as the “Merger Agreement”; our common stock, par value $0.01 per share, as “Univar Solutions common stock”; and the holders of shares of Univar Solutions common stock as “Univar Solutions stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger (see page 31)

Univar Solutions Inc.

Univar Solutions is a leading global distributor of commodity and specialty chemicals and ingredients, as well as a provider of value-added services, to customers across a wide range of diverse industries. We purchase chemicals and ingredients from producers worldwide to warehouse, repackage, blend, dilute, transport and sell those materials safely to nearly 100,000 customer locations across approximately 120 countries. We provide application development and technical advice to customers formulating new products and have a network of solution centers to support customer development activities. We operate an extensive worldwide chemical and ingredient distribution network, including approximately 9,700 employees and approximately 600 facilities, serviced by the following: approximately 4,900 tractors, tankers and trailers; and approximately 2,500 railcars, 120 rail and barge terminals and 20 deep sea terminals, focused on timely and safe delivery to a spectrum of customers, large and small. Our purpose is to help keep our communities healthy, fed, clean and safe.

Chemical and ingredient producers rely on us to safely warehouse, repackage, transport, market and sell their products as a way to expand their market access, enhance their geographic reach and lower their cost to serve and grow their business. Customers who purchase products and services from us benefit from a lower total cost of ownership, as they are able to simplify their sourcing process by outsourcing functions to us, such as “just-in-time delivery,” product availability and selection, packaging, mixing and blending. They also rely on us for safe and secure delivery and the off-loading of chemicals, compliant with increasing local and federal regulations. Additionally, customers and suppliers depend on our deep end market knowledge and technical expertise to provide formulation and recipe development services to help meet the latest market trends and adhere to regulatory requirements across our global network of solution centers.

Univar Solutions’ principal executive offices are located at 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515, and its telephone number is (331) 777-6000. Univar Solutions common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “UNVR.”

Windsor Parent, L.P.

Parent is a Delaware limited partnership formed on March 9, 2023 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.

Windsor Merger Sub, Inc.

Merger Sub is a Delaware corporation and indirect wholly owned subsidiary of Parent formed on March 9, 2023 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.

The Merger (see page 89)

On the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), at the Effective Time (as defined below), Merger Sub will merge with and into Univar Solutions, the separate corporate existence of Merger Sub will cease and Univar Solutions will be the surviving corporation (which we refer to as the “Surviving Corporation”). As a result of the Merger, Univar Solutions will become an indirect wholly owned subsidiary of Parent, and Univar Solutions common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, following the Merger it is expected that Univar Solutions common stock will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and Univar Solutions will no longer file periodic or other reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). If the Merger is consummated, holders of Univar Solutions common stock will not own any shares of the capital stock of the Surviving Corporation. Univar Solutions stockholders who properly and validly exercise and do not withdraw their demands for appraisal will receive appraisal rights under Section 262 of the DGCL. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.” The Merger will occur at such time as the certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger has been properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as may be mutually agreed by the parties and designated in the certificate of merger as the effective time of the certificate of merger in accordance with the DGCL (which we refer to as the “Effective Time”).

Merger Consideration (see page 32)

Treatment of Univar Solutions Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Univar Solutions, Merger Sub or the holders of any securities of Univar Solutions or Merger Sub, each share of Univar Solutions common stock, par value $0.01 per share (which we refer to as a “share”), that is outstanding immediately prior to the Effective Time, but excluding Cancelled Shares, Owned Company Shares, Dissenting Shares and shares covered by Univar Solutions Restricted Share Awards (each as defined below), will be converted automatically into the right to receive the Merger Consideration of $36.15 per share in cash, without interest, subject to any required tax withholding.

Each share that is owned by Univar Solutions as treasury stock or otherwise or by Parent or Merger Sub immediately prior to the Effective Time (in each case, other than any such shares held in a fiduciary, representative or other capacity on behalf of third parties) (which we refer to collectively as the “Cancelled Shares”) will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor. Any shares that are owned by any direct or indirect wholly owned subsidiary of Parent (other than Merger Sub) or Univar Solutions (in each case, other than any such shares held in a fiduciary, representative or other capacity on behalf of third parties) (which we refer to collectively as the “Owned Company Shares”), immediately prior to the Effective Time will be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such person in the Surviving Corporation will equal the ownership percentage of such shares represented immediately prior to the Effective Time.

If, between March 13, 2023 and the Effective Time, the outstanding shares of Univar Solutions are changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split or similar event, the Merger Consideration will be equitably adjusted to proportionally reflect such change.

Shares issued and outstanding immediately prior to the Effective Time and held by stockholders who have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have complied in all respects with Section 262 of the DGCL with respect to such shares and have not waived, effectively withdrawn or lost their rights to appraisal under Delaware law with respect to such shares (which we refer to collectively as the “Dissenting Shares”) will be cancelled and cease to exist and will not be converted into or represent the right to receive the Merger Consideration at the Effective Time. Such stockholders instead will only be entitled to receive the fair value of such Dissenting Shares held by them in accordance with the provisions of, and as provided by, Section 262 of the DGCL. Each Dissenting Share held by stockholders who have failed to perfect or who effectively have waived, withdrawn or otherwise lost the right to appraisal of such shares under Section 262 of the DGCL will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration upon surrender in the manner provided for in the Merger Agreement. For more information, please refer to the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”

At or prior to the Closing (as defined below), Parent will cause to be deposited with a U.S. bank or trust company appointed by Parent and that is reasonably acceptable to Univar Solutions to act as a paying agent (which we refer to as the “Paying Agent”), in trust for the benefit of holders of the shares (other than the Cancelled Shares and Owned Company Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Owned Company Shares), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented shares (which we refer to as “Certificates”) (or effective affidavits of loss in lieu thereof) or noncertificated shares represented by book-entry (which we refer to as “Book-Entry Shares”) pursuant to the applicable provisions of the Merger Agreement (which cash we refer to as the “Exchange Fund”). For more information, please refer to the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures.”

Treatment of Univar Solutions Equity Awards

At the Effective Time, each outstanding restricted share award (which we refer to as a “Univar Solutions Restricted Share Award”), performance-based restricted stock unit award (which we refer to as a “Univar Solutions PRSU Award”), restricted stock unit award other than a Univar Solutions PRSU Award (which we refer to as a “Univar Solutions RSU Award”), deferred stock unit award (which we refer to as a “Univar Solutions DSU Award”) and stock option (which we refer to as a “Univar Solutions Option”) will be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Univar Solutions Option, with the number of Univar Solutions common stock to be cashed out for each Univar Solutions PRSU Award equal to: (A) for each such award granted in 2021, the greater of (i) 170% of the target number of shares covered by the award and (ii) the number of shares covered by the award based on the actual level of performance achieved through the period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs, (B) for each such award granted in 2022, the greater of (i) 150% of the target number of shares covered by the award and (ii) the number of shares covered by the award based on the actual level of performance achieved through the period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs and (C) for each such award granted on or following January  1, 2023, the target number of shares covered by such award.

Material U.S. Federal Income Tax Consequences of the Merger (see page 84)

The exchange of Univar Solutions common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Univar Solutions common stock for cash in the Merger generally will recognize a gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Univar Solutions common stock surrendered pursuant to the Merger. For more information, please refer to the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger.”

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This discussion does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. You should consult your tax advisor to determine the particular tax consequences to you of the Merger.

Appraisal Rights (see page 79)

If the Merger is consummated, Univar Solutions stockholders who continuously hold shares of Univar Solutions common stock through the Effective Time, do not vote in favor of the adoption of the Merger Agreement and properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Univar Solutions stockholders who perfect their appraisal rights, do not thereafter withdraw their demand for appraisal, and follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Univar Solutions common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each Univar Solutions stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Univar Solutions stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Univar Solutions stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (a) submit a written demand for appraisal to Univar Solutions before the vote is taken on the adoption of the Merger Agreement; (b) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (c) continue to hold your shares of Univar Solutions common stock of record through the Effective Time; and (d) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the Univar Solutions stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262) and is incorporated herein by reference. If you hold your shares of Univar Solutions common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified listed required by Section 262(f) of the DGCL. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”

Regulatory Approvals Required for the Merger (see page 87)

General

Each of Parent and the Company has agreed to (subject to the terms and conditions of the Merger Agreement) use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with one another in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including obtaining of all necessary consents, approvals or nonactions, waivers, consents, clearances, approvals, and expirations or terminations or waiting periods from governmental entities as described in the section of this proxy statement entitled “The Merger Agreement— Regulatory Efforts and Related Matters.” These approvals include clearances under the HSR Act (as defined below), CFIUS Approval (as defined below), and certain specific other filings and related approvals under the antitrust and foreign investment laws of other jurisdictions as described further below.

U.S. Regulatory Clearances

The Merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”). A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the Federal Trade Commission (which we refer to as the “FTC”) or the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the required filings with the FTC and the DOJ on March 27, 2023, and the initial 30-day waiting period will expire at 11:59 p.m. Eastern Time on April 26, 2023, unless otherwise terminated or extended.

At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

In addition, the Merger is subject to approval by the interagency Committee on Foreign Investment in the United States (which we refer to as “CFIUS”), which requires: (a) a written determination from CFIUS to the effect that the transactions contemplated by the Merger Agreement do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (b) a written determination from CFIUS to the effect that review or investigation of the transactions contemplated by the Merger Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns and all action under the CFIUS laws has been concluded, or (c) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.507, CFIUS has reported the transactions contemplated by the Merger Agreement to the President of the United States and either (i) the President of the United States has made a decision not to suspend or prohibit such transactions pursuant to his authorities under Section 721 of the Defense Production Act of 1950, or (ii) the President of the United States has not taken any action within 15 days from the date he received the report from CFIUS (which we refer to collectively as the “CFIUS Approval”). The parties submitted a draft notice to CFIUS on March 30, 2023.

Other Regulatory Clearances

In addition to HSR clearance and CFIUS Approval, the Merger is also subject to the receipt of regulatory approvals in certain other jurisdictions under their applicable antitrust and foreign investment laws. These include antitrust approvals in Brazil, Canada, China, the European Union, Mexico and Turkey, as well as foreign investment approvals in France, Italy and Spain. Each of the foregoing filings, or drafts thereof, were submitted to the relevant government authority on or before April 10, 2023.

In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting periods have expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as practicable. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties, requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights, or requiring the parties to commit to certain undertakings with respect to the operations of the Parent or Company after the Closing.

Conditions to the Closing of the Merger (see page 119)

The respective obligations of each party to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by Parent and Univar Solutions to the extent permitted by applicable law) at or prior to the date on which the closing of the Merger (which closing we refer to as the “Closing,” and which date we refer to as the “Closing Date”) of the following conditions:

•

the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of the issued and outstanding shares of Univar Solutions (which we refer to as the “Univar Solutions Stockholder Approval”);

•

the absence of any order, decree or ruling (whether preliminary or permanent) by any governmental entity in any jurisdiction in which Parent or Univar Solutions has material business operations, that prohibits the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and no enactment, entry, promulgation, enforcement or deemed application of any law after March 13, 2023 by any governmental entity in any jurisdiction in which Parent or Univar Solutions has material business operations that, in any case, prohibits or makes illegal the consummation of the Merger (a condition we refer to as the “Absence of Legal Restraints Condition”); and

•

the expiration or earlier valid termination of any waiting period under the HSR Act applicable to the Merger, the obtainment or deemed obtainment of CFIUS Approval and the obtainment or deemed obtainment of the consents, clearances and approvals as set forth in the Parent disclosure letter (a condition we refer to as the “Regulatory Approvals Condition”).

In addition, the obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub to the extent permitted by applicable law) at or prior to the Closing of the following conditions:

•	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications);

•

Univar Solutions having performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Closing Date;

•

since March 13, 2023 there not having occurred a Company Material Adverse Effect (as defined in this section of this proxy statement entitled “The Merger Agreement—Representations and Warranties”); and

•

Univar Solutions having delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions described in the preceding three bullets being satisfied.

In addition, the obligation of Univar Solutions to effect the Merger is subject to the satisfaction (or waiver in writing by Univar Solutions to the extent permitted by applicable law), at or prior to the Closing Date, of the following conditions:

•	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications);

•

Parent and Merger Sub having performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Closing Date; and

•

Parent having delivered to Univar Solutions a certificate, dated as of the Closing Date and signed by a senior officer, certifying to the effect that the conditions described in the preceding two bullets have been satisfied.

Financing of the Merger (see pages 106, 126 and 127)

The consummation of the Merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the Merger Consideration with committed equity financing and debt financing (which we refer to respectively as the “Equity Financing,” the “Debt Financing,” and together, the “Financing”), as described below.

Affiliates of funds managed by affiliates of Apollo Global Management, Inc. (such funds, which we refer to as the “Apollo Funds” and Apollo Global Management, Inc., which , together with its consolidated subsidiaries, we refer to as “Apollo”) and Platinum Falcon B 2018 RSC Limited (which we refer to as “Platinum Falcon”), an indirect wholly owned subsidiary of the Abu Dhabi Investment Authority (each of Apollo Funds and Platinum Falcon, which we refer to as an “Equity Investor”), have committed to severally contribute, or cause to be contributed, to Parent an aggregate amount in cash of up to approximately $3.81 billion (such commitment, which we refer to as the “Equity Commitment”), subject to the terms and conditions set forth in the equity commitment letter provided by the Equity Investors to Parent, dated as of March 13, 2023 (which we refer to as the “Equity Commitment Letter”), which will be used by Parent, together with the Debt Financing described below, and available cash of Univar Solutions and its subsidiaries (if any), solely to fund each Equity Investor’s pro rata share of (i) the cash payments required under Article II of the Merger Agreement to be made by Parent in connection with the Closing of the Merger (which we refer to as the “Closing Obligations”) and (ii) if applicable, and only to the extent required (after giving effect to the funds actually received pursuant to the Debt Commitment Letter (as defined below) and the available cash of Univar Solutions and its subsidiaries) the payment of expenses and other amounts required to be paid by Parent or Merger Sub in connection with the Closing, including the repayment of all indebtedness of Univar Solutions and its subsidiaries contemplated or required by the Merger Agreement or the Debt Commitment Letter (which we refer to as the “Expense Obligations” and, together with the Closing Obligations, the “Obligations”).

In connection with entry into the Merger Agreement, a subsidiary of Parent obtained debt commitment letters, dated as of March 13, 2023 from JPMorgan Chase Bank, N.A. and certain other financial institutions (which we refer to as the “Debt Commitment Letters”) for (i) a $2.10 billion senior secured term loan facility, (ii) a $2.0 billion senior secured bridge facility and (iii) a $1.4 billion senior secured asset-based revolving credit facility. The availability of the Debt Financing is subject to customary conditions precedent.

Subject to the terms and conditions set forth in the limited guarantee (which we refer to as the “Limited Guarantee”) provided by the Apollo Funds (which we refer to as the “Apollo Guarantors”) and Platinum Falcon (together with the Apollo Guarantors, the “Guarantors”), the Guarantors have severally guaranteed certain payment obligations of Parent under the Merger Agreement, subject to an aggregate maximum cap of $235,995,172 for the Apollo Guarantors and a maximum cap of $153,004,828 for Platinum Falcon, for payment of (i) the Parent Termination Fee or Parent Regulatory Termination Fee (to the extent payable) (as defined in the section of this proxy statement entitled “The Merger Agreement—Termination Fees”), (ii) certain costs and expenses of Univar Solutions or any of its subsidiaries and their respective representatives in connection with the Debt Financing of the Merger and actions to be taken to effect the Closing in the manner described on the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub, (iii) certain damages payable by Parent or Merger Sub in respect of fraud, and willful and material breaches of covenants or agreements in the Merger Agreement under and in accordance with the terms of the Merger Agreement and (iv) costs and expenses of Univar Solutions in connection with the successful enforcement by Univar Solutions of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (which we refer to collectively as the “Guaranteed Obligations”).

For more information, please see the sections of this proxy statement entitled “The Merger Agreement—Debt Financing,” “The Merger Agreement—Equity Commitment Letter” and “The Merger Agreement—Limited Guarantee.”

Required Stockholder Approval (see page 26)

The affirmative vote of the holders of a majority of the outstanding shares of Univar Solutions common stock entitled to vote thereon is required to approve the proposal to adopt the Merger Agreement (which we refer to as the “Merger Agreement Proposal”). As of [                ] (which we refer to as the “Record Date”), the affirmative vote of [                ] shares of Univar Solutions common stock constitutes a vote by the majority of the outstanding shares of Univar Solutions common stock. Adoption of the Merger Agreement by Univar Solutions stockholders is a condition to the consummation of the Merger. Assuming a quorum is present, the affirmative vote of the holders of the shares of Univar Solutions common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the special meeting of stockholders of Univar Solutions (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) and entitled to vote on the Compensation Proposal (as defined below) is required to approve, on an advisory (nonbinding) basis, the proposal to approve compensation that may be paid or become payable to Univar Solutions’ named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”). The affirmative vote of the holders of the shares of Univar Solutions common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal (as defined below) is required to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

As of the Record Date, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, [                ] shares of Univar Solutions common stock, representing approximately [        ]% of the shares of Univar Solutions common stock outstanding on the Record Date.

We currently expect that our executive officers and directors will vote all of their respective shares of Univar Solutions common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

The Special Meeting (see page 25)

Date, Time and Place

The Special Meeting will held virtually via live webcast on [                ], 2023, beginning at [                ] Central Time (unless the Special Meeting is adjourned or postponed). Univar Solutions stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.proxydocs.com/unvr, which we refer to as the “Special Meeting website.” To attend the Special Meeting, you must register at www.proxydocs.com/unvr by [                ] Central Time on [                ], 2023.

Record Date; Shares Entitled to Vote; Quorum

Only Univar Solutions stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Information on how to obtain access to the list of stockholders of record entitled to vote at the Special Meeting during the 10 days before the Special Meeting is available by contacting Univar Solutions’ Secretary at 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515. As of the Record Date, there were [                ] shares of Univar Solutions common stock outstanding and entitled to vote at the Special Meeting.

The presence, in person or by proxy (including solely by means of remote communication) of the holders of record of a majority in voting power of the Univar Solutions common stock entitled to vote at the Special

Meeting on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Recommendation of the Univar Solutions Board of Directors (see page 48)

The Board of Directors of Univar Solutions (which we refer to as the “Board of Directors”) has unanimously: (a) determined that it is in the best interests of Univar Solutions and its stockholders, and declared it advisable, to enter into the Merger Agreement; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Univar Solutions stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Univar Solutions stockholders at the Special Meeting.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Opinion of Goldman Sachs & Co. LLC (see page 54)

At the March 12, 2023 meeting of the Board of Directors, Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”), financial advisor to the Company, rendered its oral opinion to the Board of Directors, confirmed by delivery of a written opinion dated March 13, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock to be paid to the holders (other than Parent and its affiliates) of Univar Solutions common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Univar Solutions common stock.

The full text of Goldman Sachs’ written opinion, dated March 13, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated herein by reference. The summary of Goldman Sachs’ opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Univar Solutions common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $43 million, $3 million of which became payable upon the announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC.”

Opinion of Deutsche Bank Securities Inc. (see page 61)

At the March 12, 2023 meeting of the Board of Directors, Deutsche Bank Securities Inc. (which we refer to as “Deutsche Bank”), financial advisor to the Company, rendered its oral opinion to the Board of Directors, confirmed by delivery of a written opinion dated March 13, 2023, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock was fair, from a financial point of view, to the holders of outstanding shares of Univar Solutions common stock (excluding Parent and its affiliates).

The full text of Deutsche Bank’s written opinion, dated March 13, 2023 which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this document as Annex C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Board of Directors in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Univar Solutions common stock should vote or act with respect to the Merger or any related matter. Deutsche Bank’s opinion was limited solely to the fairness of the Merger Consideration, from a financial point of view, to the holders of outstanding Univar Solutions common stock (other than Parent and its affiliates) as of the date of the opinion, and Deutsche Bank did not express any opinion as to the underlying decision by the Company to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies. Pursuant to an engagement letter between the Company and Deutsche Bank, the Company has agreed to pay Deutsche Bank a fee estimated to be approximately $29 million for its services as financial advisor to the Company in connection with the Merger, of which $2 million became payable upon delivery of its opinion (without regard to the conclusion reached therein) and the remainder of which is contingent upon consummation of the Merger.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Deutsche Bank Securities Inc.”

Interests of Univar Solutions’ Executive Officers and Directors in the Merger (see page 74)

Univar Solutions’ executive officers and directors have certain interests in the Merger and the transactions contemplated thereby that are or may be different from, or in addition to, the interests of Univar Solutions stockholders generally. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Univar Solutions’ Executive Officers and Directors in the Merger.”

No Solicitation (see pages 101 and 103)

During the period commencing on March 13, 2023 and ending as of the earlier of the Effective Time and the date, if any, on which the Merger Agreement is earlier and validly terminated (which we refer to as the “Pre-Closing Period”), Univar Solutions has agreed that it will not, and will cause its subsidiaries, affiliates and representatives not to, directly or indirectly, among other things: solicit, initiate or knowingly encourage or knowingly facilitate an Alternative Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation”); provide non-public information relating to Univar Solutions and its subsidiaries to third parties or enter into or otherwise participate or engage in any discussions or negotiations regarding an Alternative Proposal or in furtherance of an Alternative Proposal; enter into any agreement or agreement in principle providing for an Alternative Proposal; take actions to make any statutes, regulations, or provisions in Univar Solutions’ organizational documents inapplicable to an Alternative Proposal; or authorize, commit or agree to do any of the foregoing.

Univar Solutions has further agreed that it will, and will cause its subsidiaries and its and their respective directors and officers to, and will use reasonable best efforts to cause its and their respective other affiliates and representatives to, among other things: immediately cease and cause to be terminated any solicitations, discussions or negotiations with any third parties in connection with any Alternative Proposal; promptly terminate access to any physical or electronic data rooms hosted by or on behalf of Univar Solutions with respect to the transactions contemplated by the Merger Agreement (subject to certain exceptions for Excluded Persons, as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation”); and promptly deliver written notices to promptly return or destroy all confidential information regarding Univar Solutions and its subsidiaries (subject to certain exceptions for Excluded Persons).

From and after March 13, 2023, Univar Solutions has agreed to promptly notify Parent in the event that Univar Solutions receives any Alternative Proposal (including identifying the person or group making the Alternative Proposal and providing a summary of its material terms and conditions), and to further, upon the request of Parent, keep Parent reasonably informed of any material developments with respect to the status and terms any such Alternative Proposal.

Prior to the obtaining the Univar Solutions Stockholder Approval, if Univar Solutions receives an Alternative Proposal from a third party that did not result from a material breach of the “no shop” provisions described earlier (and discussed in greater detail in the section of this proxy statement entitled “The Merger Agreement—No Solicitation”), and the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation”), Univar Solutions may, among other things, (a) provide non-public information relating to Univar Solutions and its subsidiaries to third parties in further of an Alternative Proposal and engage in discussions or negotiations with the third party with respect to the Alternative Proposal or (b) (x) make a Change of Recommendation (as defined in the section of this proxy statement entitled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) or (y) cause Univar Solutions to terminate the Merger Agreement pursuant to the Superior Proposal Termination Right (as defined in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”) if the Board of Directors determines (after consultation with its outside legal counsel and financial advisers) that such Alternative Proposal constitutes a Superior Proposal and that the failure to so act would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, so long as it complies with certain procedures set forth in the Merger Agreement.

For more information, please see the sections of this proxy statement entitled “The Merger Agreement—No Solicitation” and “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”

Prior to obtaining the Univar Solutions Stockholder Approval, the Board of Directors may, in response to an Intervening Event (as defined the section of this proxy statement entitled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation”) make a Change of Recommendation if the Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties, so long as it complies with certain procedures set forth in the Merger Agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement—The Board of Directors’ Recommendation; Change of Recommendation.”

If Univar Solutions terminates the Merger Agreement prior to obtaining the Univar Solutions Stockholder Approval in accordance with the procedures described above in order to enter into a definitive agreement providing for a Superior Proposal, Univar Solutions will be required to pay Parent a termination fee of $204,190,000. In addition, if at any time prior to obtaining the Univar Solutions Stockholder approval the Board of Directors effects a Change of Recommendation in accordance with the procedures described above, Parent will be entitled to terminate the Merger Agreement and to receive a termination fee of $204,190,000 from Univar Solutions. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”

Termination of the Merger Agreement (see pages 120 and 122)

Univar Solutions and Parent have certain rights to terminate the Merger Agreement under customary circumstances, including (i) mutual agreement; (ii) the Merger having not been consummated on or before September 13, 2023 (which may be extended to December 13, 2023 under certain circumstances); (iii) the imposition by any governmental entity in any jurisdiction in which Parent or Univar Solutions has material business operations of an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger, and such order, decree or ruling becoming final and nonappealable; (iv) the Special Meeting (including any adjournments or postponements thereof) having concluded and the Univar Solutions Stockholder Approval having not been obtained; and (v) an uncured breach of the other party having occurred. Under certain circumstances, (a) Univar Solutions is required to pay Parent a termination fee of $204,190,000 and (b) Parent is required to pay Univar Solutions a termination fee of $291,690,000 or $379,200,000. For more information, please see the sections of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees.”

Effect on Univar Solutions If the Merger Is Not Completed (see page 32)

If the Merger Agreement is not adopted by Univar Solutions stockholders, or if the Merger is not completed for any other reason:

•	Univar Solutions stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Univar Solutions common stock pursuant to the Merger Agreement;

•

(a) Univar Solutions will remain an independent public company; (b) Univar Solutions common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Univar Solutions will continue to file periodic and other reports with the SEC; and

•

under certain circumstances, Univar Solutions will be required to pay Parent a termination fee of $204,190,000, or Parent will be required to pay Univar Solutions a termination fee of $291,690,000 or $379,200,000 upon the termination of the Merger Agreement, as described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Effect on Univar Solutions If the Merger Is Not Completed.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board of Directors is furnishing this proxy statement and form of proxy card to Univar Solutions stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?

A:

The Special Meeting is scheduled to be held on [                ], 2023, at [                ] Central Time (unless the Special Meeting is adjourned or postponed), in a virtual-only format. Over the last three years we have found that the virtual meeting format enables strong stockholder engagement similar to the traditional in-person format. As such, given that a virtual meeting (i) enables stockholders to attend and participate from any location around the world, (ii) provides cost savings to Univar Solutions and our stockholders, and (iii) reduces the environmental impact of the meeting, we have decided to continue with this practice and hold the Special Meeting in a virtual meeting format only.

Univar Solutions stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.proxydocs.com/unvr. In order to attend the Special Meeting, you must register using the control number found on your proxy card, voting instruction form or notice you previously received, at www.proxydocs.com/unvr by [                ] Central Time on [                ], 2023. If you are a beneficial owner of shares held in the name of a broker, bank, or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. Upon completing your registration, you will receive further instructions by email, including unique links that will allow you to access the Special Meeting and vote online during the Special Meeting. If you plan to attend the Special Meeting, we encourage you to register for the meeting and access the virtual platform prior to the start time of the meeting to allow time to log in and test your device’s audio system. You may begin to log into the virtual platform beginning at [                ] Central Time on [                ], 2023.

The virtual Special Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong Internet connection if they intend to attend the Special Meeting. Attendees should allow sufficient time to access the meeting and ensure that they can hear streaming audio prior to the start of the Special Meeting.

If you encounter any difficulties accessing the Special Meeting, please call the technical support number that will be provided in the email that you receive upon completing your registration for assistance. Technical support will be available beginning approximately 30 minutes prior to the start of the Special Meeting through its conclusion.

Additional information regarding the rules of conduct and other materials for the 2023 Special Meeting will be available during the Special Meeting at www.proxydocs.com/unvr.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•	to approve Merger Agreement Proposal to adopt the Merger Agreement;

•	to approve, on an advisory (nonbinding) basis, the Compensation Proposal; and

•	to approve the Adjournment Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:

Univar Solutions stockholders as of the Record Date of [                ], 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of Univar Solutions common stock will be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q:	How does the Merger Consideration compare to the market price of Univar Solutions common stock prior to the announcement of the Merger Agreement?

A:

The Merger Consideration of $36.15 per share represents a 20.6% premium to Univar Solutions’ closing stock price on November 22, 2022, the last trading date before volumes increased ahead of public confirmation of Brenntag SE’s (which we refer to as “Brenntag”) approach. The Merger Consideration also represents a premium of 33.6% to the volume-weighted average price of Univar Solutions for the 30 trading days ending on November 22, 2022. The closing price of Univar Solutions common stock on the NYSE on April 10, 2023, the most recent practicable date prior to the date of this proxy statement, was $35.16. You are encouraged to obtain current market prices of Univar Solutions common stock in connection with voting your shares of Univar Solutions common stock.

Q:	May I attend and vote at the Special Meeting?

A:

All Univar Solutions stockholders as of the Record Date may attend and vote at the Special Meeting. To vote your shares at the Special Meeting, you must register for the Special Meeting at www.proxydocs.com/unvr by [                ] Central Time on [                ], 2023. For additional information on how to register for the Special Meeting, please see the section of this proxy statement entitled “The Special Meeting—Registering for the Special Meeting.”

If your shares are registered directly in your name with Univar Solutions’ transfer agent, EQ Shareowner Services, you are considered a stockholder of record with respect to those shares. Some stockholders hold shares of Univar Solutions common stock through a bank, broker, or other nominee, and are often said to hold those shares in “street name.” These stockholders are considered “beneficial owners” of those shares. If you hold shares of Univar Solutions common stock as a beneficial owner in “street name” as of the Record Date, (i) you will receive separate instructions from your bank, broker, or other nominee describing how to vote your shares; and (ii) if you want to vote during the virtual meeting, you must obtain a legal proxy from your bank, broker, or other nominee and also register at www.proxydocs.com/unvr. You will need the unique control number which appears on the instructions that accompanied the proxy card you previously received. You may be required to submit a copy of your legal proxy and should follow the instructions provided in the email that you receive upon completing your registration.

Even if you plan to attend the virtual Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to virtually attend the Special Meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.

Q:	What will I receive if the Merger is completed?

A:

At the Effective Time, you will be entitled to receive the Merger Consideration of $36.15 in cash, without interest, subject to any required tax withholding, for each share of Univar Solutions common stock that you own (other than Cancelled Shares, Owned Company Shares, Dissenting Shares and shares covered by Univar Solutions Restricted Share Awards (as described in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration”) immediately prior to the Effective Time. For example, if you own 100 shares of Univar Solutions common stock, you will receive $3,615 in cash in exchange for your shares of Univar Solutions common stock (other than any Cancelled Shares, Owned Company Shares, Dissenting Shares and shares covered by Univar Solutions Restricted Share Awards), without interest and less any applicable withholding taxes. Cancelled Shares are shares of Univar Solutions common stock owned by Univar Solutions as treasury stock or otherwise or by Parent or Merger Sub immediately prior to the Effective Time (other than shares held in a fiduciary, representative or other capacity on behalf of third parties). Owned Company Shares are shares owned by any direct or indirect wholly owned subsidiary of Parent (other than Merger Sub) or of Univar Solutions (other than shares held in a fiduciary, representative or other capacity on behalf of third parties). Dissenting Shares are shares of Univar Solutions common stock issued and outstanding immediately prior to the Effective Time and held by stockholders who have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have complied in all respects with Section 262 of the DGCL with respect to such shares and have not waived, effectively withdrawn or lost their rights to appraisal under Delaware law with respect to such shares. Univar Solutions Restricted Share Awards are shares of Univar Solutions common stock granted subject to any time-based vesting, forfeiture or other lapse restrictions that are outstanding as of immediately prior to the Effective Time. At the Effective Time, each outstanding Univar Solutions Restricted Share Award, Univar Solutions PRSU Award, Univar Solutions RSU Award, Univar Solutions DSU Award and Univar Solutions Option will be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Univar Solutions Option, with the number of Univar Solutions common stock to be cashed out for each Univar Solutions PRSU Award equal to: (A) for each such award granted in 2021, the greater of (i) 170% of the target number of shares covered by the award and (ii) the number of shares covered by the award based on the actual level of performance achieved through the period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs, (B) for each such award granted in 2022, the greater of (i) 150% of the target number of shares covered by the award and (ii) the number of shares of Univar Solutions common stock covered by the award based on the actual level of performance achieved through the period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs and (C) for each such award granted on or following January 1, 2023, the target number of shares covered by such award.

Q:	What are the material U.S. federal income tax consequences of the Merger to holders of Univar Solutions common stock?

A:

The exchange of Univar Solutions common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Univar Solutions common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Univar Solutions common stock surrendered pursuant to the Merger by such U.S. Holder.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-income tax consequences, nor does it address state, local, non-U.S. or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal tax law. Consequently, you should consult your tax advisor to determine the particular tax consequences to you of the Merger.

Q:	What vote is required to approve the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal?

A:

The affirmative vote of the holders of a majority of the outstanding shares of Univar Solutions common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. Assuming a quorum is present, the affirmative vote of the holders of the shares of Univar Solutions common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal. The affirmative vote of the holders of the shares of Univar Solutions common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any Univar Solutions stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”); or (c) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, for Univar Solutions stockholders who attend the Special Meeting or are represented by proxy and abstain from voting, such abstention will have the same effect as if the Univar Solutions stockholder voted “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.

If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares (resulting in a so-called “broker non-votes”) will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Univar Solutions does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” and each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of Univar Solutions common stock at the Special Meeting without receiving instructions. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	What constitutes a quorum?

A:

The presence, in person or by proxy (including solely by means of remote communication) of the holders of record of a majority in voting power of the Univar Solutions common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. Because there were [                ] shares of Univar Solutions common stock outstanding and entitled to vote as of the Record Date, we will need holders of at least [                ] shares present in person or by proxy (including solely by means of remote communication) at the Special Meeting to achieve a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by Univar Solutions stockholders or if the Merger is not completed for any other reason, Univar Solutions stockholders will not receive any payment for their shares of Univar Solutions common stock. Instead, Univar Solutions will remain an independent public company, Univar Solutions common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and Univar Solutions will continue to file periodic and other reports with the SEC.

Under specified circumstances, upon termination of the Merger Agreement, Univar Solutions will be required to pay Parent a termination fee of $204,190,000, or Parent will be required to pay Univar Solutions a termination fee of $291,690,000 or $379,200,000, as described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”

Q:	Why are Univar Solutions stockholders being asked to cast an advisory (nonbinding) vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require Univar Solutions to seek an advisory (nonbinding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What will happen if Univar Solutions stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Univar Solutions. Therefore, if the approval of the Merger Agreement Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Univar Solutions’ named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my certificates or book-entry shares now?

A:

No. After the Merger is completed, the Paying Agent will send each holder of record of an outstanding certificate a letter of transmittal and instructions that explain how to exchange shares of Univar Solutions common stock represented by such holder’s certificates for the Merger Consideration. Also after the Merger is completed, the Paying Agent will send each holder of uncertificated shares represented by book entry the Merger Consideration for each such book-entry share upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request).

Q:	What happens if I sell or otherwise transfer my shares of Univar Solutions common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Univar Solutions common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Univar Solutions in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Univar Solutions common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”).

Q:	What is the difference between holding shares as a Univar Solutions stockholder of record and holding shares in “street name” as a beneficial owner?

A:

If your shares are registered directly in your name with Univar Solutions’ transfer agent, EQ Shareowner Services, you are considered a stockholder of record with respect to these shares. In this case, this proxy statement and your proxy card have been sent directly to you by Univar Solutions.

If your shares are held through a bank, broker or other nominee, you are often said to hold these shares in “street name” and are considered “beneficial owners” of those shares. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the Univar Solutions stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the virtual Special Meeting.

Q:	How may I vote?

A:	There are three ways to vote before the meeting if you are a record holder (i.e., you do not hold your shares through a broker, bank or other nominee):

•	By Internet: If you have Internet access, the Board of Directors encourages you to vote at www.proxydocs.com/unvr by following the instructions on the proxy card;

•	By Telephone: As instructed on the proxy card, by making a toll-free telephone call from the U.S. or Canada to 1 (866) 895-6933; or

•	By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided.

You can also vote at the virtual Special Meeting, which will be held on [                ], 2023, at [                ] Central Time at www.proxydocs.com/unvr (unless the Special Meeting is adjourned or postponed).

If you hold shares of Univar Solutions common stock as a beneficial owner in “street name” as of the Record Date, (i) you will receive separate instructions from your bank, broker, or other nominee describing how to vote your shares; and (ii) if you want to vote during the virtual meeting, you must obtain a legal proxy from your bank, broker, or other nominee and also register at www.proxydocs.com/unvr. You will need the unique control number which appears on the instructions that accompanied the proxy card you previously received. You may be required to submit a copy of your legal proxy and should follow the instructions provided in the email that you receive upon completing your registration.

Whether or not you plan to attend the virtual Special Meeting, we urge you to vote in advance by proxy to ensure your vote is counted. We encourage you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the Special Meeting and vote thereat if you have already voted by proxy.

Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Q:	What is a proxy?

A:

A proxy is a Univar Solutions stockholder’s legal designation of another person to vote shares owned by such Univar Solutions stockholder on their behalf. If you are a Univar Solutions stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If a Univar Solutions stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. You may change your vote at any time before the polls close at the Special Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to Univar Solutions prior to the Special Meeting;

•	assuming you have registered and are a record holder, attending the Special Meeting and voting in that forum; or

•	voting again by telephone or the Internet prior to the start of the Special Meeting.

Your attendance at the Special Meeting will not have the effect of revoking a proxy unless you notify the Secretary of Univar Solutions in writing at 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515 before the polls close that you wish to revoke a previous proxy.

If your shares are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote or, if you have obtained a legal proxy, by attending the Special Meeting and voting in person virtually.

If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (877) 456-3427

Banks and brokers may call collect: (212) 750-5833

Q:	What should I do if I receive more than one set of voting materials?

A:

This means you own shares of Univar Solutions common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a Univar Solutions stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another Univar Solutions stockholder?

A:

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Univar Solutions and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Univar Solutions that they or Univar Solutions will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or Univar Solutions if you hold registered shares. You can notify Univar Solutions by sending a request to Univar Solutions Inc., c/o Investor Relations, 3075 Highland Parkway, Suite 200, Downers Grove, Illinois, 60515 or by calling 1-844-632-1060, and Univar Solutions will promptly deliver to you a separate copy of the proxy statement.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, Univar Solutions will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Univar Solutions has engaged Innisfree M&A Incorporated, which we refer to as “Innisfree,” to assist in the solicitation of proxies for the Special Meeting. Univar Solutions estimates that it will pay Innisfree a fee of approximately $35,000 plus an additional fee per call made or received, plus reimbursement for certain out-of-pocket fees and expenses. Univar Solutions has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Univar Solutions can use directors, officers and regular employees of Univar Solutions to ask for proxies. These employees do not receive additional compensation for these services. Univar Solutions may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Univar Solutions’ common stock.

Q:	When do you expect the Merger to be completed?

A:

We currently expect to complete the Merger in the second half of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Q:	How can I obtain additional information about Univar Solutions?

A:

Univar Solutions will provide copies of this proxy statement, documents incorporated by reference and its 2023 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (which we refer to as “Annual Report”), without charge to any Univar Solutions stockholder who makes a request in writing to our Secretary at Univar Solutions Inc., c/o Investor Relations, 3075 Highland Parkway, Suite 200, Downers Grove, Illinois, 60515. In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than [                ], 2023. Univar Solutions’ Annual Report and other SEC filings may also be accessed at https://sec.gov or on the Investor Relations page of Univar Solutions’ company website at https://investors.univarsolutions.com. Univar Solutions’ website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Univar Solutions common stock, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (877) 456-3427

Banks and brokers may call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by words such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. All forward-looking statements made in this communication are qualified by this cautionary language.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. Potential factors that could affect such forward-looking statements include, among others:

•	general economic conditions, particularly fluctuations in industrial production and consumption and the timing and extent of economic downturns;

•	significant changes in the business strategies of producers or in the operations of customers;

•	increased competitive pressures, including as a result of competitor consolidation;

•	potential supply chain disruptions;

•	significant changes in the pricing, demand and availability of chemicals;

•	potential cybersecurity incidents, including security breaches;

•	Univar Solutions’ indebtedness, the restrictions imposed by, and costs associated with, its debt instruments, and its ability to obtain additional financing;

•	the broad spectrum of laws and regulations that Univar Solutions is subject to, including extensive environmental, health and safety laws and regulations and changes in tax laws;

•	an inability to generate sufficient working capital;

•

transportation related challenges, including increases in transportation and fuel costs, changes in Univar Solutions’ relationship with third party transportation providers, and ability to attract and retain qualified drivers;

•	accidents, safety failures, environmental damage, product quality issues, delivery failures or hazards and risks related to its operations and the hazardous materials it handles;

•	potential inability to obtain adequate insurance coverage;

•	ongoing litigation, potential product liability claims and recalls, and other environmental, legal and regulatory risks;

•	challenges associated with international operations;

•	exposure to interest rate and currency fluctuations;

•	an inability to integrate the business and systems of companies it acquires, including failure to realize the anticipated benefits of such acquisitions;

•	possible impairment of goodwill and intangible assets;

•	its ability to attract or retain a qualified and diverse workforce;

•	negative developments affecting its pension plans and multi-employer pensions;

•	labor disruptions associated with the unionized portion of its workforce;

•	its ability to execute on its initiatives and goals related to environmental, social, and governance (which we refer to as “ESG”) matters and the increasing legal and regulatory focus on ESG;

•	the impacts resulting from the conflict in Ukraine or related geopolitical tensions;

•	that a condition to the Closing of the Merger may not be satisfied;

•	the occurrence of any event that can give rise to termination of the Merger;

•	the failure to obtain the Univar Solutions Stockholder Approval;

•	the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other Closing conditions to the completion of the Merger within the expected timeframes or at all;

•	management’s time and attention being diverted to issues related to the Merger;

•	Univar Solutions’ ability to meet expectations regarding the timing and completion of the Merger;

•	disruption from the Merger making it more difficult to maintain business, contractual and operational relationships;

•	the institution of legal proceedings against Univar Solutions, Parent, Merger Sub and certain of their affiliates related to the Merger;

•	Univar Solutions becoming unable to retain or hire key personnel due to the Merger;

•	the announcement of the Merger having a negative effect on the market price of Univar Solutions common stock or operating results;

•

the ability of Univar Solutions to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, conflict, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic;

•

the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related Univar Solutions or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies;

•	actions by third parties, including government agencies;

•	certain restrictions during the pendency of the Merger that may impact Univar Solutions’ ability to pursue certain business opportunities or strategic transactions;

•	Univar Solutions’ ability to meet expectations regarding the accounting treatment of the proposed transaction; and

•	the other factors described in Univar Solutions’ filings with the SEC.

For additional information concerning factors that could cause actual results and events to differ materially from those projected or discussed herein, please refer to Univar Solutions’ most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and to other documents filed by the Company with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. In addition, Univar Solutions discusses certain of these risks in greater detail, as well as other risks associated with the Merger, elsewhere in this proxy statement. We caution you that the forward-looking information presented in this communication is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this communication.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will held virtually via live webcast on [                ], 2023, beginning at [                ] Central Time (unless the Special Meeting is adjourned or postponed). Univar Solutions stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.proxydocs.com/unvr. To attend the Special Meeting, you must register at www.proxydocs.com/unvr by [                ] Central Time on [                ], 2023.

Purpose of the Special Meeting

At the Special Meeting, we will ask Univar Solutions stockholders to vote on proposals to: (a) approve the Merger Agreement Proposal to adopt the Merger Agreement; (b) approve, on an advisory (nonbinding) basis, the Compensation Proposal; and (c) approve the Adjournment Proposal.

Registering for the Special Meeting

In order to attend the Special Meeting, you must register using the control number found on your proxy card you previously received, at www.proxydocs.com/unvr by [                ] Central Time on [                ], 2023. If you are a beneficial owner of shares held in the name of a broker, bank, or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. Upon completing your registration, you will receive further instructions by email, including unique links that will allow you to access the Special Meeting and vote online during the Special Meeting. If you plan to attend the Special Meeting, we encourage you to register for the meeting and access the virtual platform prior to the start time of the meeting to allow time to log in and test your device’s audio system. You may begin to log into the virtual platform beginning at [                ] Central Time on [                ], 2023.

The virtual Special Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Stockholders should ensure that they have a strong Internet connection if they intend to attend the Special Meeting. Attendees should allow sufficient time to access the meeting and ensure that they can hear streaming audio prior to the start of the Special Meeting.

If you encounter any difficulties accessing the Special Meeting, please call the technical support number that will be provided in the email that you receive upon completing your registration for assistance. Technical support will be available beginning approximately 30 minutes prior to the start of the Special Meeting through its conclusion.

Additional information regarding related rules of conduct and other materials for the 2023 Special Meeting will be available during the Special Meeting at www.proxydocs.com/unvr.

Record Date; Shares Entitled to Vote; Quorum

Only Univar Solutions stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Information on how to obtain access to the list of stockholders of record entitled to vote at the Special Meeting during the 10 days before the Special Meeting is available by contacting Univar Solutions’ Secretary at 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515. As of the Record Date, there were [                ] shares of Univar Solutions common stock outstanding and entitled to vote at the Special Meeting.

The presence, in person or by proxy (including solely by means of remote communication) of the holders of record of a majority in voting power of the Univar Solutions common stock entitled to vote at the Special Meeting on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Each Univar Solutions stockholder shall be entitled to one vote for each share of Univar Solutions common stock owned at the close of business on the Record Date.

The affirmative vote of the holders of a majority of the outstanding shares of Univar Solutions common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. As of the Record Date, [                ] votes constitute a majority of the outstanding shares of Univar Solutions common stock. Adoption of the Merger Agreement by Univar Solutions stockholders is a condition to the consummation of the Merger.

Assuming a quorum is present, the affirmative vote of the holders of the shares of Univar Solutions common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.

The affirmative vote of the holders of the shares of Univar Solutions common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any Univar Solutions stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “ — Voting at the Special Meeting”); or (c) attend the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, for Univar Solutions stockholders who attend the Special Meeting or are represented by proxy and abstain from voting, such abstention will have the same effect as if the Univar Solutions stockholder voted “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal, because broker non-votes will not be counted as shares present and entitled to vote with respect to proposals on which the broker has not voted. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Univar Solutions does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” and each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker will be permitted to vote your shares of Univar Solutions common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Stock Ownership and Interests of Certain Persons

Shares Held by Univar Solutions’ Directors and Executive Officers

As of the Record Date, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate, [                ] shares of Univar Solutions common stock, representing approximately [                ]% of the shares of Univar Solutions common stock outstanding on the Record Date.

We currently expect that our executive officers and directors will vote all of their respective shares of Univar Solutions common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting at the Special Meeting

There are three ways to vote before the meeting if you are a record holder (i.e., you do not hold your shares through a broker, bank or other nominee):

•	By Internet: If you have Internet access, the Board of Directors encourages you to vote at www.proxydocs.com/unvr by following the instructions on the proxy card;

•	By Telephone: As instructed on the proxy card, by making a toll-free telephone call from the U.S. or Canada to 1 (866) 895-6933; or

•	By Mail: If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the prepaid envelope provided.

You can also vote at the virtual Special Meeting, which will be held on [                ], 2023, at [                    ] Central Time at www.proxydocs.com/unvr (unless the Special Meeting is adjourned or postponed).

Although Univar Solutions offers multiple voting methods, Univar Solutions encourages you to vote over the Internet or by phone as Univar Solutions believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares over the Internet or by telephone, there is no need for you to submit your proxy card by mail.

All shares represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the Univar Solutions stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal. If you indicate on your proxy card that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Adjournment Proposal or the Compensation Proposal, your shares of Univar Solutions common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

If your shares are registered directly in your name with Univar Solutions’ transfer agent, EQ Shareowner Services, you are considered a stockholder of record with respect to those shares. Some stockholders hold shares of Univar Solutions common stock through a bank, broker, or other nominee, and are often said to hold those shares in “street name.” These stockholders are considered “beneficial owners” of those shares. If you hold shares of Univar Solutions common stock as a beneficial owner in “street name” as of the Record Date, (i) you will receive separate instructions from your bank, broker, or other nominee describing how to vote your shares; and (ii) if you want to vote during the virtual meeting, you must obtain a legal proxy from your bank, broker, or other nominee and also register at www.proxydocs.com/unvr. You will need the unique control number which appears on the instructions that accompanied the proxy card you previously received. You may be required to submit a copy of your legal proxy and should follow the instructions provided in the email that you receive upon completing your registration. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will not have any effect on the Compensation Proposal or the Adjournment Proposal (so long as you do not attend the Special Meeting and abstain from voting on any given proposal, which would have the same effect as voting “AGAINST” the Merger Agreement Proposal, the Compensation Proposal and/or the Adjournment Proposal, as applicable).

Revocability of Proxies

Any proxy given by a Univar Solutions stockholder may be revoked before the Special Meeting by doing any of the following:

•	signing another proxy card with a later date and returning it to Univar Solutions prior to the Special Meeting;

•	assuming you have registered and are a record holder, attending the Special Meeting and voting in that forum; or

•	voting again by telephone or the Internet prior to the start of the Special Meeting.

Your attendance at the Special Meeting will not have the effect of revoking a proxy unless you notify the Secretary of Univar Solutions in writing at 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515 before the polls close that you wish to revoke a previous proxy.

If your shares are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote or, if you have obtained a legal proxy, by attending the Special Meeting and voting in person virtually.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Univar Solutions stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors has unanimously: (a) determined that it is in the best interests of Univar Solutions and its stockholders, and declared it advisable, to enter into the Merger Agreement; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Univar Solutions stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Univar Solutions stockholders at the Special Meeting.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The Board of Directors is soliciting your proxy, and Univar Solutions will bear the cost of soliciting proxies. Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid approximately $35,000 plus an additional fee per call made or received, and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Univar Solutions common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and NYSE regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by Univar Solutions or Univar Solutions’ directors, officers and employees.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by Univar Solutions stockholders of the Merger Agreement Proposal, we currently anticipate that the Merger will be consummated in the second half of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Appraisal Rights

If the Merger is consummated, Univar Solutions stockholders who continuously hold shares of Univar Solutions common stock through the Effective Time, do not vote in favor of the adoption of the Merger Agreement and properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Univar Solutions stockholders who perfect their appraisal rights, do not thereafter withdraw their demand for appraisal, and follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Univar Solutions common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each Univar Solutions stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Univar Solutions stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Univar Solutions stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (a) submit a written demand for appraisal to Univar Solutions before the vote is taken on the adoption of the Merger Agreement; (b) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (c) continue to hold your shares of Univar Solutions common stock of record through the Effective Time; and (d) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the Univar Solutions stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262) and is incorporated herein by reference. If you hold your shares of Univar Solutions common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified listed required by Section 262(f) of the DGCL. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”

Delisting and Deregistration of Univar Solutions Common Stock

If the Merger is completed, the shares of Univar Solutions common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Univar Solutions common stock will no longer be publicly traded.

Other Matters

Pursuant to the DGCL and Univar Solutions’ bylaws, except as otherwise required by law, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Univar Solutions and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Univar Solutions that they or Univar Solutions will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or Univar Solutions if you hold registered shares. You can notify Univar Solutions by sending a request to Univar Solutions Inc., Investor Relations, 3075 Highland Parkway, Suite 200, Downers Grove, Illinois, 60515 or by calling 1-844-632-1060, and Univar Solutions will promptly deliver to you a separate copy of the proxy statement.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Univar Solutions common stock, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (877) 456-3427

Banks and brokers may call collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Univar Solutions Inc.

3075 Highland Parkway, Suite 200

Downers Grove, Illinois 60515

Univar Solutions is a leading global distributor of commodity and specialty chemicals and ingredients, as well as a provider of value-added services, to customers across a wide range of diverse industries. We purchase chemicals and ingredients from producers worldwide to warehouse, repackage, blend, dilute, transport and sell those materials safely to nearly 100,000 customer locations across approximately 120 countries. We provide application development and technical advice to customers formulating new products and have a network of solution centers to support customer development activities. We operate an extensive worldwide chemical and ingredient distribution network, including approximately 9,700 employees and approximately 600 facilities, serviced by the following: approximately 4,900 tractors, tankers and trailers; and approximately 2,500 railcars, 120 rail and barge terminals and 20 deep sea terminals, focused on timely and safe delivery to a spectrum of customers, large and small. Our purpose is to help keep our communities healthy, fed, clean and safe.

Chemical and ingredient producers rely on us to safely warehouse, repackage, transport, market and sell their products as a way to expand their market access, enhance their geographic reach and lower their cost to serve and grow their business. Customers who purchase products and services from us benefit from a lower total cost of ownership, as they are able to simplify their sourcing process by outsourcing functions to us, such as “just-in-time delivery,” product availability and selection, packaging, mixing and blending. They also rely on us for safe and secure delivery and the off-loading of chemicals, compliant with increasing local and federal regulations. Additionally, customers and suppliers depend on our deep end market knowledge and technical expertise to provide formulation and recipe development services to help meet the latest market trends and adhere to regulatory requirements across our global network of solution centers.

Univar Solutions’ principal executive offices are located at 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515, and its telephone number is (331) 777-6000. Univar Solutions common stock is listed on the NYSE under the symbol “UNVR.”

Windsor Parent, L.P.

c/o Apollo Global Management, Inc.

9 West 57th Street, 41st Floor

New York, NY 10019

Parent is a Delaware limited partnership formed on March 9, 2023 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.

Windsor Merger Sub, Inc.

c/o Apollo Global Management, Inc.

9 West 57th Street, 41st Floor

New York, NY 10019

Merger Sub is a Delaware corporation and indirect wholly owned subsidiary of Parent formed on March 9, 2023 solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.

Certain Effects of the Merger

On the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Univar Solutions, the separate corporate existence of Merger Sub will cease and Univar Solutions will continue its corporate existence under the DGCL as the Surviving Corporation. As a result of the Merger, Univar Solutions will become an indirect wholly owned subsidiary of Parent, and Univar Solutions common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, following the Merger it is expected that Univar Solutions common stock will be deregistered under the Exchange Act, and Univar Solutions will no longer file periodic or other reports with the SEC. If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation. For more information, please see the sections of this proxy statement entitled “—Merger Consideration—Treatment of Univar Solutions Equity Awards” and “—Merger Consideration—Univar Solutions Common Stock.”

Univar Solutions stockholders who properly and validly exercise and do not withdraw their demands for appraisal will receive appraisal rights under Section 262 of the DGCL). For more information, please see the section of this proxy statement entitled “—Appraisal Rights.”

The Effective Time will occur at such time as the certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger has been properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as may be mutually agreed by the parties and designated in the certificate of merger as the effective time of the certificate of merger in accordance with the DGCL.

Effect on Univar Solutions If the Merger Is Not Completed

If the Merger Agreement is not adopted by Univar Solutions stockholders, or if the Merger is not completed for any other reason:

•	Univar Solutions stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Univar Solutions common stock pursuant to the Merger Agreement;

•

(a) Univar Solutions will remain an independent public company; (b) Univar Solutions common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (c) Univar Solutions will continue to file periodic and other reports with the SEC; and

•

under specified circumstances, Univar Solutions will be required to pay Parent a termination fee of $204,190,000, or Parent will be required to pay Univar Solutions a termination fee of $291,690,000 or $379,200,000 upon the termination of the Merger Agreement, as described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees.”

Merger Consideration

Univar Solutions Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Univar Solutions, Merger Sub or the holders of any securities of Univar Solutions or Merger Sub, each share of Univar Solutions common stock that is outstanding immediately prior to the Effective Time, but excluding Cancelled Shares, Owned Company Shares, Dissenting Shares and shares covered by Univar Solutions Restricted Share Awards (as described in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration”), will be converted automatically into the right to receive the Merger Consideration of $36.15 per share in cash, without interest, subject to any required tax withholding (other than Cancelled Shares, Owned Company Shares,

Dissenting Shares and shares covered by Univar Solutions Restricted Share Awards, as described in the section of this proxy statement entitled “The Merger Agreement—Merger Consideration”).

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Univar Solutions common stock that you own (other than Cancelled Shares, Owned Company Shares, Dissenting Shares and shares covered by Univar Solutions Restricted Share Awards) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as a Univar Solutions stockholder (except that Univar Solutions stockholders who properly and validly exercise and do not withdraw their demands for appraisal will receive appraisal rights under Section 262 of the DGCL). For more information, please see the section of this proxy statement entitled “ —Appraisal Rights.”

Treatment of Univar Solutions Equity Awards

At the Effective Time, each outstanding Univar Solutions Restricted Share Award, Univar Solutions PRSU Award, Univar Solutions RSU Award, Univar Solutions DSU Award and Univar Solutions Option will be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Univar Solutions Option, with the number of Univar Solutions common stock to be cashed out for each Univar Solutions PRSU Award equal to: (A) for each such award granted in 2021, the greater of (i) 170% of the target number of shares covered by the award and (ii) the number of shares covered by the award based on the actual level of performance achieved through the period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs, (B) for each such award granted in 2022, the greater of (i) 150% of the target number of shares covered by the award and (ii) the number of shares covered by the award based on the actual level of performance achieved through the period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs and (C) for each such award granted on or following January 1, 2023, the target number of shares covered by such award.

Employee Stock Purchase Plan

On March 13, 2023, the Board of Directors resolved to terminate the Univar Solutions’ Amended and Restated Employee Stock Purchase Plan (the “ESPP”), effective on the fifth business day before the Effective Time, consistent with the terms of the Merger Agreement. As soon as practicable, the Board of Directors (or, if appropriate, any committee administering ESPP), will take any necessary steps to freeze participation in and effect the termination of the ESPP.

Background of the Merger

As part of Univar Solutions’ ongoing consideration and evaluation of its long-term strategic goals and plans, the Board of Directors and Univar Solutions’ management periodically review, consider and assess Univar Solutions’ operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, as compared to the benefits and risks of continued operation as a stand-alone, publicly traded company, and have sometimes included outside financial and legal advisors. Such reviews have been accompanied by periodic conversations between senior executives or members of the Board of Directors of Univar Solutions and their counterparts at other companies regarding such potential transactions and opportunities.

On October 29, 2022, a representative of Brenntag, a global chemicals distribution company, contacted Mr. Christopher D. Pappas, the Company’s Chairperson, to schedule time to speak about Brenntag’s views on Univar Solutions and other potential opportunities. Following that outreach, on November 13, 2022, the representative of Brenntag and Mr. Pappas spoke telephonically. During the meeting, the representative from Brenntag inquired if Univar Solutions would consider an offer to acquire the Company. Mr. Pappas responded that he would bring any proposal provided by Brenntag to Univar Solutions’ Board of Directors for consideration, and subsequently advised the Board of Directors of the outreach from Brenntag.

On November 14, 2022, Brenntag provided an initial offer letter to Mr. Pappas containing a nonbinding proposal to acquire 100% of the Company’s issued and outstanding shares of common stock for $37.50 per share of Univar Solutions common stock in cash (which we refer to as the “November 14 Brenntag Proposal”), which proposal represented a 46% premium over the 30-day volume-weighted average share price of $25.70 and a 27% premium over Univar Solutions’ closing share price of $29.50 on November 11, 2022, the last trading date prior to the November 14 Brenntag Proposal. The offer letter stated that its submission had received all internal approvals necessary to submit the nonbinding proposal. The offer letter further noted that the November 14 Brenntag Proposal was subject to confirmatory due diligence and that Brenntag had conducted regulatory analysis and was confident the transaction could obtain required approvals in a timely manner. The November 14 Brenntag Proposal did not include any proposed commitments by Brenntag with respect to regulatory efforts that Brenntag would agree to undertake to consummate a transaction. Mr. Pappas promptly shared the November 14 Brenntag Proposal with the Board of Directors.

On November 16, 2022, Univar Solutions held a special meeting of its Board of Directors virtually, during which members of Univar Solutions’ management, representatives of Univar Solutions’ financial advisors, Goldman Sachs and Deutsche Bank, and representatives of Univar Solutions’ outside legal counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), participated. At the meeting, Mr. Pappas described Univar Solutions’ contacts with Brenntag, including the November 13, 2022, discussion and November 14 Brenntag Proposal. A representative of Wachtell Lipton provided an overview of the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of a proposal to acquire Univar Solutions. Representatives of Goldman Sachs and Deutsche Bank discussed with the members of the Board of Directors the current market landscape and Univar Solutions’ historical performance based on publicly available information and information provided by Univar Solutions’ management. Representatives of Wachtell Lipton reviewed the potential regulatory approval process that would be required to consummate a transaction with Brenntag, as well as the feasibility and likely timing of such approvals, and the risk to Univar Solutions related to such approvals. The Board of Directors proposed to meet again on November 20, 2022, to discuss further the proposal. Members of Univar Solutions’ management also discussed the Company’s recent performance in the context of Univar Solutions’ strategic plan, and directed that the Univar LRSP, as defined and described in the section of this proxy statement entitled “—Certain Financial Projections”, be used by Goldman Sachs and Deutsche Bank in preparing their financial analysis with respect to Univar Solutions and any potential transaction.

Following the meeting of the Board of Directors on November 16, 2022, the Board of Directors determined to retain Goldman Sachs and Deutsche Bank as financial advisors to Univar Solutions and its Board of Directors in connection with its consideration of the November 14 Brenntag Proposal, including the evaluation of potential alternatives. Goldman Sachs and Deutsche Bank were selected based on their qualifications, expertise and reputation in the chemicals industry and their knowledge of the business and affairs of Univar Solutions. Prior to their engagement, Goldman Sachs and Deutsche Bank provided disclosure regarding their relationships with Univar Solutions and Brenntag.

On November 20, 2022, Univar Solutions held a special meeting of its Board of Directors virtually, with the participation of members of Univar Solutions’ management and representatives of Goldman Sachs, Deutsche Bank and Wachtell Lipton. Representatives of Goldman Sachs and Deutsche Bank each independently reviewed with the Board of Directors preliminary financial information relating to the November 14 Brenntag Proposal, based on the Univar LRSP. The Board of Directors discussed the potential valuation of Univar Solutions that could be achieved upon the successful execution of Univar Solutions’ business plan and the expected regulatory approvals required for a transaction with Brenntag and the likelihood that a transaction with Brenntag would be completed, and the commitments that might be required from various regulators to obtain such approvals. In light of Brenntag’s significant competitive overlap with Univar Solutions, Univar Solutions’ management and Board of Directors determined that greater clarity with respect to the extent of Brenntag’s commitment to obtain the required regulatory approvals for a transaction should be obtained before providing Brenntag with access to due diligence information with respect to Univar Solutions. Following the discussion, the Board of Directors directed Univar Solutions to respond to the Brenntag’s offer to seek a higher price per share and greater regulatory certainty.

On November 22, 2022, Mr. Pappas and David Jukes, the Chief Executive Officer of Univar Solutions, met virtually with representatives of Brenntag. Mr. Pappas and Mr. Jukes informed the representatives of Brenntag that the November 14 Brenntag Proposal was insufficient, taking into account the views of the Board of Directors as to what Brenntag would reasonably be capable of paying (including a fair allocation of value from potential synergies) and the risk to Univar Solutions, regulatory and otherwise, entailed in a potential transaction with Brenntag, and that Univar Solutions would require a more detailed and substantial regulatory commitment prior to providing due diligence with respect to Univar Solutions and its business, but that Univar Solutions was willing to enter into discussions with Brenntag, subject to the receipt of a revised proposal acceptable to the Board of Directors and execution of a customary confidentiality agreement.

On November 25, 2022, Bloomberg News published an article online indicating that the Company was attracting takeover interest from Brenntag. In response, Brenntag confirmed it was in preliminary discussions with Univar Solutions. Later in the evening of November 25, 2022, Univar Solutions issued a statement confirming receipt of a preliminary indication of interest from Brenntag. On November 23, 2022, the last trading date that closed prior to the publication of the Bloomberg News article, the closing price for shares of Univar Solutions common stock was $31.02.

On November 26, 2022, Brenntag provided an updated offer letter to Univar Solutions containing a nonbinding proposal to acquire 100% of the Company’s issued and outstanding shares of common stock for $40.50 per share of Univar Solutions common stock in cash (which we refer to as the “November 26 Brenntag Proposal”), which proposal represented a 50% premium over the 30-day volume-weighted average share price of $27.04 and a 35% premium over Univar Solutions’ closing share price of $29.97 on November 22, 2022, the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach. The letter noted that the other terms and conditions of the November 14 Brenntag Proposal remained in effect, and that the proposal was conditioned on full and satisfactory access to due diligence and a mutually acceptable approach on regulatory approvals. The November 26 Brenntag Proposal did not include any additional details with respect to the regulatory commitments that Brenntag would be willing to make in connection with any transaction.

On November 27, 2022, Univar Solutions held a special meeting of its Board of Directors virtually, to discuss the November 26 Brenntag Proposal, with the participation of members of Univar Solutions’ management and representatives of Goldman Sachs, Deutsche Bank and Wachtell Lipton. Following a brief review of the fiduciary duties of the Board of Directors, under Delaware law, the representatives of Wachtell Lipton provided an overview of a suggested response that had been developed by Univar Solutions’ financial and legal advisors, noting that it aligned with the prior guidance from the Board of Directors on requirements for access to diligence, including an expectation that Brenntag would further increase its offer following due diligence, and that Brenntag make substantial commitments regarding regulatory efforts, potential termination fees and its obligation to litigate against any regulatory challenges as a pre-condition to gaining access to diligence. Members of the Board of Directors further discussed the proposal and potential responses, including in the context of Univar Solutions’ stand-alone plan, and potential acquirors identified by the Company’s financial advisors, including the attractiveness of the Company to potential financial acquirors. The Board of Directors directed representatives of the Company, Goldman Sachs, Deutsche Bank and Wachtell Lipton to respond to Brenntag’s revised offer and provide limited access to due diligence materials and to coordinate outreach to other potential acquirors.

On November 27, 2022, representatives of Univar Solutions contacted representatives of Brenntag to request a revised offer letter reflecting the requirements specified in the proposed framework approved by the Board of Directors, including regarding the need for the strongest possible commitment with respect to regulatory efforts, a substantial reverse termination fee and Brenntag’s obligation to litigate any regulatory challenges if regulators objected to the potential transaction.

Additionally, between November 27, 2022, and December 3, 2022, Univar Solutions and Brenntag and their representatives negotiated the terms of a confidentiality agreement and related clean team agreement. On

December 3, 2022, Univar Solutions and Brenntag entered into a confidentiality agreement, which included a customary standstill provision. The standstill provision of the confidentiality agreement included a customary fall-away and permits proposals to be communicated confidentially to Univar Solutions’ chief executive officer and Board of Directors. Thereafter, Univar Solutions and its representatives provided limited historical non-public due diligence information to certain clean team representatives of Brenntag to assist in Brenntag’s regulatory analysis, and representatives of Wachtell Lipton engaged in calls with such representatives of Brenntag discussing matters related to that analysis. Throughout the month of December, representatives of Wachtell Lipton provided data and information on Univar Solutions, as well as industry data and information, to representatives of Brenntag’s outside counsel pursuant to the clean team agreement for the purpose of better evaluating the regulatory risk presented by a potential transaction.

Following the November 27, 2022 Board meeting, as directed by the Board of Directors, representatives from Univar Solutions, Goldman Sachs and Deutsche Bank spoke telephonically, in person and virtually with 12 financial sponsors to assess their interest in a potential acquisition of or strategic transaction involving Univar Solutions. In addition, representatives of Univar Solutions, Goldman Sachs and Deutsche Bank responded to four inbound inquiries from additional potential counterparties. Over the next several weeks, in addition to formal meetings of the Board of Directors, Mr. Pappas and members of the Company’s senior management periodically briefed and received input from members of the Board of Directors as to the discussions with representatives of certain of the potential acquirors.

On November 29, 2022, Mr. Pappas had a telephonic discussion with a partner at Apollo to discuss whether Apollo would be interested in exploring a potential acquisition of the Company, who indicated Apollo would be interested in a potential transaction. Also on November 29, 2022, Brenntag sent Univar Solutions a revised letter (which we refer to as the “November 29 Brenntag Letter”) noting that it was not certain it could support any further price increases and that it was committed to working towards determining a regulatory framework that would lead to a successful closing, but that it needed additional diligence before it could provide clarity on its regulatory commitments.

On December 1, 2022, Univar Solutions held a special meeting of its Board of Directors virtually, during which members of Univar Solutions’ management and representatives of Goldman Sachs, Deutsche Bank and Wachtell Lipton. The Board of Directors discussed recent developments, summarized the status of discussions with Brenntag and outreach to financial sponsors that Goldman Sachs and Deutsche Bank had identified and other potentially interested parties. The Board of Directors discussed the November 29 Brenntag Letter and potential responses, including in the context of Univar Solutions’ stand-alone plan and maintaining competitive pressure on Brenntag and other potentially interested parties. After this discussion, the Board of Directors directed management, Goldman Sachs and Deutsche Bank to seek commitments from Brenntag regarding regulatory efforts, potential termination fees, and its obligation to litigate as a pre-condition to gaining additional access to diligence, and continue outreach to and, subject to execution of a confidentiality agreement, provide due diligence to, other potential acquirors.

On December 1, 2022, representatives of Univar Solutions requested that representatives of Brenntag provide a revised offer letter reflecting the proposed regulatory framework and expedited timeline and representatives of Wachtell Lipton and Brenntag’s legal counsel had a telephonic discussion regarding these topics.

Also on December 1, 2022, representatives of Wachtell Lipton sent a draft confidentiality agreement to Apollo. Between December 1, 2022 and December 8, 2022, Univar Solutions and Apollo negotiated the terms of a confidentiality agreement, with representatives of Wachtell Lipton and Apollo’s outside legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), participating in such negotiations. On December 8, 2022, Univar Solutions and Apollo entered into a confidentiality agreement containing a customary standstill and standstill fall-away and permitting Apollo to make confidential proposals to Univar Solutions’ chief executive officer and Board of Directors.

Between December 1, 2022, and January 15, 2023, representatives of Univar Solutions, Goldman Sachs and Deutsche Bank shared draft confidentially agreements with 12 financial sponsors, including Apollo and Sponsor A (as defined below), that had indicated interest in a potential transaction with Univar Solutions and negotiated and executed confidentiality agreements with nine. Each of the executed confidentiality agreements contained a customary standstill, customary fall-away and permits proposals to be communicated confidentially to Univar Solutions’ chief executive officer and Board of Directors.

On December 4, 2022, representatives of Wachtell Lipton had a virtual meeting with Brenntag’s legal counsel regarding expected regulatory approvals and Univar Solutions’ position regarding regulatory efforts, potential termination fees and its obligation to litigate and provided Brenntag’s legal counsel and economists with copies of requested regulatory information.

On December 7, 2022, Mr. Pappas had breakfast with a representative of a U.S.-based private equity firm (“Sponsor A”), who expressed interest in a potential transaction with Univar Solutions. Mr. Pappas directed the representatives of Sponsor A to contact Goldman Sachs and Deutsche Bank. Sponsor A had been among the parties identified as a potential acquiror by Univar Solutions’ financial advisors and discussed by the Board of Directors. That evening, representatives of Deutsche Bank sent a draft confidentiality agreement to Sponsor A. Between December 7, 2022 and December 12, 2022, Univar Solutions and Sponsor A negotiated the terms of a confidentiality agreement, with representatives of Wachtell Lipton and Sponsor A’s counsel participating in such negotiations. The confidentiality agreement between Univar Solutions and Sponsor A was executed on December 12, 2022, and contained a customary standstill, customary fall-away and permits proposals to be communicated confidentially to Univar Solutions’ chief executive officer and Board of Directors.

On December 9, 2022, Mr. Jukes met in person with the chief executive officer of Brenntag to discuss the potential transaction. At the meeting, Mr. Jukes and the chief executive officer of Brenntag discussed, among other things, Univar Solutions’ business, Brenntag’s views regarding the potential transaction and the progress that had been made on legal workstreams. Mr. Jukes and the chief executive officer of Brenntag agreed to meet again in person on December 20, 2022 if satisfactory progress on regulatory issues and related workstreams had been achieved so as to justify more expansive diligence. Also on December 9, 2022, representatives from Goldman Sachs had discussions with representatives from Apollo regarding the scheduling of a management presentation with members of Univar Solutions’ management.

Between December 13, 2022, and January 20, 2023, Univar Solutions’ management provided initial management presentations to nine financial sponsors that had indicated interest in a potential transaction with Univar Solutions (including Apollo and Sponsor A), all of whom had executed confidentiality agreements with Univar Solutions. Mr. Pappas also communicated with, in person or telephonically, several of the financial sponsors regarding a potential transaction.

On December 16, 2022, Univar Solutions held a special meeting of its Board of Directors virtually, with the participation of members of Univar Solutions’ management and representatives of Goldman Sachs, Deutsche Bank and Wachtell Lipton. The Board of Directors discussed the outreach and management presentations provided to certain financial sponsors and summarized the status of discussions with Brenntag regarding regulatory matters. Mr. Pappas, Noelle Perkins (the general counsel and Secretary of Univar Solutions), and representatives from Wachtell Lipton provided an overview of a proposed response on expected regulatory commitments and the continued lack of specificity in Brenntag’s proposals regarding regulatory matters. The Board of Directors discussed the proposed response to Brenntag with respect to its expected regulatory commitments, including with respect to divestiture commitments and remedies, a reverse break fee and a litigation commitment and the bidder outreach process and importance of keeping other potential acquirors in the process. Following this discussion, the Board of Directors directed Univar Solutions’ management, Goldman Sachs, Deutsche Bank and Wachtell Lipton to communicate the expected commitments to Brenntag in advance of the scheduled December 20, 2022 meeting and potential meetings in January.

Following the meeting of the Board of Directors, on December 16, 2022, representatives from Goldman Sachs and Deutsche Bank conveyed Univar Solutions’ expectations around regulatory commitments to Brenntag’s financial advisors.

On December 17, 2022, representatives from Wachtell Lipton and Brenntag’s legal counsel engaged in discussions regarding Brenntag’s regulatory commitments in connection with an acquisition of Univar Solutions, including on the expected quantum of a reverse termination fee.

On December 19, 2022, Nicholas Alexos (Univar Solutions’ chief financial officer) and Mr. Jukes met with representatives of Apollo in New York and discussed the Company’s financial performance.

On December 20, 2022, Mr. Jukes and Mr. Alexos met with Brenntag’s chief executive officer and chief financial officer in person in New York. At the meeting, the parties discussed, among other things, the regulatory commitments that Univar Solutions was seeking and the contemplated meeting to be held in person in London in the first week of January 2023, subject to Univar Solutions receiving satisfactory commitments on regulatory matters from Brenntag.

Also on December 20, 2022, Primestone Capital LLP (which we refer to as “Primestone Capital”) publicly released a letter identifying itself as a holder of 2% of Brenntag’s share capital and, among other things, opposing the potential acquisition of Univar Solutions by Brenntag.

Commencing on December 22, 2022, representatives from Goldman Sachs and Deutsche Bank and Brenntag’s financial advisors prepared agendas, questions and similar documentation for the proposed in-person meeting in January 2023.

On December 23, 2022, Apollo provided an initial offer letter to representatives of Goldman Sachs and Deutsche Bank containing a nonbinding indication of interest to acquire 100% of Univar Solutions for $36.00 to $38.00 per share of Univar Solutions common stock in cash (which we refer to as the “Apollo December Proposal”), which proposal represented a 33-41% premium over the 30-day volume-weighted average share price of $27.04 and a 20-27% premium over Univar Solutions’ closing share price of $29.97 on November 22, 2022, the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach. The Apollo December Proposal noted, among other things, that Apollo’s proposal was subject to the satisfactory completion of focused due diligence. The Apollo December Proposal also stated that Apollo’s funds had the ability to fund 100% of the equity requirements for its proposed transaction, but that the offer was contingent on receipt of committed debt financing, and that the submission of the nonbinding indication of interest had been reviewed with Apollo’s investment committee but would require final investment committee approval. The Apollo December Proposal was promptly shared with the Board of Directors.

Also on December 23, 2022, Sponsor A provided an initial offer letter to representatives of Goldman Sachs and Deutsche Bank containing a nonbinding indication of interest to acquire 100% of the fully diluted shares outstanding of Univar Solutions for $37.00 to $39.00 per share of Univar Solutions common stock in cash (which we refer to as the “Sponsor A December Proposal”), which proposal represented a 37-44% premium over the 30-day volume-weighted average share price of $27.04 and a 23-30% premium over Univar Solutions’ closing share price of $29.97 on November 22, 2022, the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach. The Sponsor A December Proposal noted, among other things, that Sponsor A’s proposal was subject to the satisfactory completion of customary due diligence. The Sponsor A December Proposal also stated that Sponsor A’s funds and select co-investors would fund the equity requirements for the transaction, but that it would require additional debt financing, and that the proposed transaction and the resources required to conduct due diligence had been reviewed internally at Sponsor A and approved. The Sponsor A December Proposal was promptly shared with the Board of Directors.

On December 28, 2022, Univar Solutions held a special meeting of its Board of Directors virtually, with the participation of members of Univar Solutions’ management and representatives of Goldman Sachs, Deutsche

Bank and Wachtell Lipton. Mr. Pappas and representatives from Goldman Sachs guided a discussion about recent developments, including the status of discussions with Brenntag, in particular with respect to the continued lack of clarity on regulatory commitments by Brenntag, the provision of diligence and confidential information to Brenntag, and expected in-person meetings between representatives of Univar Solutions and representatives of Brenntag in January 2023. The representatives from Goldman Sachs and Deutsche Bank reviewed with the Board of Directors preliminary financial information regarding the indications of interest from Apollo and Sponsor A, including how the Sponsor A December Proposal and Apollo December Proposal compared to Brenntag’s proposals. The representatives from Goldman Sachs and Deutsche Bank also provided an overview of key sponsor due diligence requests.

Following the presentations by Univar Solutions’ advisors, the Board of Directors discussed the Sponsor A December Proposal, Apollo December Proposal and status of Brenntag’s proposal, and how best to proceed with respect to such proposals. In addition, the Board of Directors discussed (i) the status of equity and debt financing with respect to Apollo and Sponsor A, including Apollo’s ability to finance the full equity amount of its proposal, (ii) the state of the U.S. leveraged financing market and whether the proposal contained in the Sponsor A December Proposal and Apollo December Proposal were likely to be actionable in light of the then-current market conditions, (iii) feedback from other potential acquirors contacted by Goldman Sachs and Deutsche Bank, who had reached out to Univar Solutions, and who had elected not to submit an offer, (iv) the potential valuation of Univar Solutions that could be achieved upon the successful execution of Univar Solutions’ stand-alone business plan as a publicly traded company relative to the consideration proposed in each of the proposals, including risks related to Univar Solutions’ ability to execute successfully on its business plan, and how to maximize the offer prices in the proposals and (v) the importance of Brenntag’s willingness to agree to regulatory commitments that would provide Univar Solutions with sufficient confidence in the consummation of a transaction with Brenntag.

Following this discussion, the Board of Directors directed Univar Solutions’ management, Goldman Sachs, Deutsche Bank and Wachtell Lipton, following the receipt of Brenntag’s regulatory proposal, to provide access to appropriate due diligence, based upon the strength of the regulatory proposal, and to continue to engage with Apollo and Sponsor A and provide access to due diligence to Apollo and Sponsor A.

Following the meeting of the Board of Directors, on the evening of December 28, 2022, Brenntag’s legal counsel and financial advisors engaged in discussion virtually with representatives from Goldman Sachs, Deutsche Bank and Wachtell Lipton regarding the terms of Brenntag’s updated proposal (the “December 28 Brenntag Proposal”). Brenntag proposed a purchase price of $40.50 per share of Univar Solutions common stock in cash (as in the November 26 Brenntag Proposal) and regulatory commitments that Brenntag was willing to agree to, including a commitment to litigate, in each case subject to final confirmation by its supervisory board. Based on that day’s discussions with the Board of Directors, representatives from Goldman Sachs, Deutsche Bank and Wachtell Lipton indicated that the proposed regulatory commitment in the December 28 Brenntag Proposal was below the expectations of the Board of Directors and that they would discuss the proposal further with Univar Solutions.

On the morning of December 29, 2022, Mr. Pappas and members of management of Univar Solutions discussed the December 28 Brenntag Proposal with representatives from Goldman Sachs, Deutsche Bank and Wachtell Lipton. Based on the direction of the Board of Directors, at the meeting of the Board of Directors on December 28, 2022, management, with assistance from the advisors, prepared a response to the December 28 Brenntag Proposal, indicating that the regulatory commitments were inadequate in terms of providing sufficient certainty of closing but that Univar Solutions would maintain the January meeting date and provide access to certain information in a confidential data room (the “Data Room”). However, Univar Solutions requested that prior to the January meeting, Brenntag affirm the continued support for the proposed transaction by Brenntag’s supervisory board. Mr. Pappas, the members of management of Univar Solutions and the representatives from Goldman Sachs, Deutsche Bank and Wachtell Lipton also prepared responses to Apollo and Sponsor A regarding their bids, indicating that the Board of Directors would be willing to consider the proposals, but would expect the applicable bidder to work rapidly towards a potential signing. Following the meeting, Mr. Pappas provided the proposed response to members of the Board of Directors.

Later in the day on December 29, 2022, representatives from Goldman Sachs, Deutsche Bank and Wachtell Lipton conveyed Univar Solutions’ response to the December 28 Brenntag Proposal telephonically to Brenntag’s legal and financial advisors. That evening, representatives from Goldman Sachs and Deutsche Bank conveyed Univar Solutions’ response to the Sponsor A December Proposal offer telephonically to representatives of Sponsor A.

On December 30, 2022, representatives from Goldman Sachs and Deutsche Bank conveyed Univar Solutions’ response to the Apollo December Proposal offer telephonically to representatives of Apollo. Also on December 30, 2022, Univar Solutions provided Apollo and Sponsor A access to due diligence materials in the Data Room. Over the following weeks Univar Solutions provided access to the Data Room to representatives of Apollo and Sponsor A, and, once Univar Solutions consented to Platinum Falcon serving as a co-investor on February 1, 2023, to representatives of Platinum Falcon. Over the next several days, representatives of Goldman Sachs and Deutsche Bank scheduled meetings between Univar Solutions’ management and Apollo and Sponsor A.

On January 1, 2023, Univar Solutions provided Brenntag limited access to the Data Room.

On January 2, 2023, Brenntag released a statement that it had terminated preliminary discussions with Univar Solutions. In addition, Brenntag’s chief executive officer contacted Mr. Pappas and indicated that each of Brenntag’s management board and supervisory board no longer supported the possible transaction. That evening, Univar Solutions released a statement confirming that discussions with Brenntag had ceased, but that its Board of Directors was committed to acting in the best interest of its stockholders and would continue discussions relating to other indications of interest it had received.

Also on January 2, 2023, Sponsor A reached out to representatives of Goldman Sachs to request permission to commence discussions with underwriters in connection with a potential debt financing, which outreach Univar Solutions approved. Sponsor A also reached out to representatives of Goldman Sachs to request that Univar Solutions execute a conflicts waiver to permit one of its selected representatives to perform tax diligence on Sponsor A’s behalf, which waiver Univar Solutions executed.

On January 3, 2023, Univar Solutions held a special meeting of its Board of Directors virtually, with the participation of members of Univar Solutions’ management and representatives of Goldman Sachs, Deutsche Bank and Wachtell Lipton. Mr. Pappas and the representatives from Goldman Sachs and Deutsche Bank facilitated a discussion by the Board of Directors about the status of discussions with potential acquirors, including Apollo and Sponsor A, as well as with other parties that had previously been engaged in the sale process, and the scheduled meetings with members of Univar Solutions’ management and Apollo and Sponsor A the week of January 9. Mr. Jukes and the representatives from Wachtell Lipton guided the Board of Directors in a discussion regarding Brenntag’s withdrawal from the Univar Solutions process, during which the Board of Directors discussed how the withdrawal did not appear to be based upon documents in the Data Room or any action or position that Univar Solutions had taken (with respect to Brenntag’s proposal or otherwise).

Following this discussion, members of the Board of Directors further discussed Apollo and Sponsor A’s proposals and potential responses with the representatives from Goldman Sachs and Deutsche Bank, including in the context of Univar Solutions’ stand-alone plan, as well as the feasibility and attractiveness of separating Univar Solutions into certain lines of business. In addition, the Board of Directors discussed (i) the status of equity and debt financing with respect to Apollo and Sponsor A, (ii) how the withdrawal of Brenntag could permit Univar Solutions to extend the process timeline to allow Apollo, Sponsor A and other potential acquirors time to secure funding or enter into co-bidding arrangements, (iii) the valuation of Univar Solutions that could be achieved upon the successful execution of Univar Solutions’ stand-alone business plan relative to the consideration proposed in each of the proposals, as well as the ability of Univar Solutions to undertake other strategic transactions, including separating into differing lines of business, to increase its value to Univar Solutions’ stockholders, and (iv) the provision of due diligence to Apollo and Sponsor A and matters to be discussed at upcoming management meetings. The Board of Directors then directed Univar Solutions’ management and advisors to prepare an updated process timeline and directed Univar Solutions’ management, Goldman Sachs and Deutsche Bank to conduct additional analysis on the feasibility of dividing the Company into separate lines of business.

On the evening of January 9, 2023, members of the Univar Solutions management team met with representatives of Apollo in person in Chicago and discussed, among other things, Apollo’s views regarding the potential transaction, Apollo’s ability to finance the transaction and potential diligence and process steps.

On January 10, 2023, members of the Univar Solutions management team continued their meetings with representatives of Apollo. At this meeting, management of Univar Solutions provided representatives of Apollo with additional information regarding Univar Solutions’ business, potential areas of value and Univar Solutions’ management’s view of Univar Solutions’ future prospects as a stand-alone, publicly traded company. Apollo also indicated it had engaged a full team of advisors to engage in detailed diligence, was in discussion with potential debt financing sources and maintained its ability to fund 100% of the equity requirements for its proposed transaction. Additionally, Univar Solutions’ management and representatives of Apollo and, following Univar Solutions’ consent to permit Platinum Falcon to serve as a co-investor on February 1, 2023, representatives of Platinum Falcon participated in multiple business diligence meetings by videoconference in the following weeks. Additionally, during this time, Univar Solutions made available additional confidential business diligence information to Apollo and its representatives, as well as Platinum Falcon.

On January 11, 2023, members of the Univar Solutions management team met in person with representatives of Sponsor A in Chicago. At this meeting, management of Univar Solutions provided representatives of Sponsor A with additional information regarding Univar Solutions’ business, potential areas of value and Univar Solutions’ management’s view of Univar Solutions’ future prospects as a stand-alone, publicly traded company. Representatives of Sponsor A noted that Sponsor A had a meeting with its investment committee on January 17, 2023, and that they expected to be able to offer additional details on their ability to engage in due diligence and provide equity and debt financing following such meeting.

Also on January 11, 2023, Bloomberg News published an article online indicating that Univar Solutions was attracting takeover interest from several potential acquirors. The article named Apollo as a potential bidder.

On January 13, 2023, Mr. Jukes and Mr. Alexos met virtually with representatives of Apollo and certain of Apollo’s potential financing sources. At this meeting, management of Univar Solutions provided additional information regarding Univar Solutions’ business and Univar Solutions’ management’s view of Univar Solutions’ future prospects as a stand-alone, publicly traded company.

Commencing on January 16, 2023, Apollo and its representatives began conducting diligence meetings on a number of additional matters. Thereafter, from January 16, 2023, through March 13, 2023, Apollo, with the assistance of its advisors, conducted confirmatory due diligence on Univar Solutions, including through the additional materials made available in the Data Room and telephone and videoconference calls with members of Univar Solutions’ management and with Univar Solutions’ employees. Also, during that period representatives of Wachtell Lipton and Wilmer Cutler Pickering Hale and Dorr LLP (which we refer to as “Wilmer Hale”), regulatory counsel to Univar Solutions, participated in telephone and videoconference calls with Apollo, Paul Weiss and their respective regulatory counsel with respect to regulatory due diligence.

Also on January 17, 2023, representatives from Goldman Sachs and Deutsche Bank spoke telephonically with Sponsor A to discuss Sponsor A’s management sessions on January 11, 2023, and Sponsor A’s interest in continuing to explore a transaction. Sponsor A reiterated its interest in pursuing a transaction with Univar Solutions, but noted that it needed several weeks to raise equity co-investments and to conduct due diligence. In addition, Sponsor A requested that Univar Solutions agree to reimburse Sponsor A for third-party diligence costs it expected it would incur in evaluating a transaction to address the risk that other financial sponsors involved in Univar Solutions’ process (such as Apollo) would be able to execute on a transaction more quickly. Sponsor A’s request was promptly shared with the Board of Directors.

On January 19, 2023, Univar Solutions held a special meeting of its Board of Directors virtually, during which members of Univar Solutions’ management, representatives of Univar Solutions’ financial advisors, Goldman Sachs and Deutsche Bank, and representatives of Univar Solutions’ legal counsel, Wachtell Lipton participated. Mr. Jukes reviewed the Company’s performance for the quarter ended December 31, 2022, and how performance compared to the Company’s guidance. The representatives from Goldman Sachs and Deutsche Bank led the Board of Directors in a discussion of the status of debt markets, including how the debt markets could impact the ability of private equity sponsors to acquire Univar Solutions. The representatives from Goldman Sachs and Deutsche Bank reviewed the Apollo December Proposal and the management meetings and diligence meetings conducted with Apollo and the status of negotiations with Apollo, including Apollo’s acknowledgment that it would need to provide an offer without a financing contingency, Apollo’s continued ability to finance the equity portion of the purchase price, and Apollo’s continued diligence efforts. The representatives from Goldman Sachs and Deutsche Bank then reviewed the Sponsor A December Proposal and the management meetings and diligence meetings conducted with Sponsor A, the status of negotiations with Sponsor A, including that Sponsor A was not able to proceed as quickly as Apollo due to its need for substantial equity co-investment and that Sponsor A was requesting expense reimbursement for certain third-party expenses incurred in connection with evaluating and negotiating a transaction.

The representatives from Wachtell Lipton provided a summary of the Board of Directors’ fiduciary duties and discussed considerations with respect to providing expense reimbursement to Sponsor A. Following a discussion of the proposed response to Sponsor A’s request for reimbursement, including on market dynamics applicable to debt financing and the status of potential acquirors’ bids, the Board of Directors determined that reimbursing Sponsor A for out-of-pocket third-party expenses, subject to a capped amount, was in the best interests of Univar Solutions and its stockholders, and directed Univar Solutions’ management and Goldman Sachs, Deutsche Bank and Wachtell Lipton to negotiate reimbursement arrangements with Sponsor A for certain expenses, to continue to negotiate with Apollo to seek to be in a position to enter into a transaction with Apollo in late February or early March and to continue to negotiate with Sponsor A and to seek to accelerate Sponsor A’s timeline, including seeking an updated indication of interest from Sponsor A prior to receiving a final bid from Apollo and parallel tracking the work required to secure co-investors for the transaction.

Later on January 19, 2023, representatives from Goldman Sachs and Deutsche Bank conveyed Univar Solutions’ response to Sponsor A’s reimbursement proposal telephonically to Sponsor A, including the expectation that Sponsor A commence value-driving due diligence in the near term and prepare to provide an updated indication of interest. Between January 19, 2023, and January 23, 2023, Univar Solutions and Sponsor A negotiated the terms of an expense reimbursement letter, including a negotiated capped amount, with representatives of Wachtell Lipton and Sponsor A’s legal counsel participating in such negotiations, and executed such letter on January 23, 2023.

Also on January 19, 2023, representatives from Goldman Sachs and Deutsche Bank conveyed Univar Solutions’ latest responses regarding the Apollo December Proposal with representatives from Apollo, including working towards a signing of definitive documents in late February or early March. That evening on January 19, 2023, representatives from Wachtell Lipton and Paul Weiss discussed expected regulatory approvals in connection with an acquisition by Apollo.

Commencing on January 23, 2023, Sponsor A began conducting diligence meetings on a number of additional matters. Thereafter, Sponsor A, with the assistance of its advisors, conducted due diligence on Univar

Solutions, including through additional materials made available in the Data Room and telephonic and videoconference calls with members of Univar Solutions’ management, employees, and representatives.

On January 26, 2023, Sponsor A reached out to representatives of Goldman Sachs to request permission to commence discussions with ten additional potential debt and equity financing sources, which outreach Univar Solutions approved except with respect to one potential equity financing source.

Later on January 26, 2023, Wachtell Lipton provided an initial draft of the merger agreement to Apollo and its representatives. Between January 26, 2023, and March 12, 2023, the parties’ respective management teams and legal and financial advisors engaged in extensive negotiations regarding the terms of the proposed merger agreement and other transaction documentation. During the course of these negotiations, areas of discussion and negotiation between the parties included, among other things, the specific terms of the non-solicitation provisions, including with respect to exceptions on terminating Data Room access and sending return-or-destroy notices to potential acquirors that were actively engaged with respect to an alternative proposal (which could permit Sponsor A to continue to access the Data Room following the execution of the merger agreement), the size and triggers of the company termination fee and parent termination fee, the regulatory efforts required to be taken by Univar Solutions, Apollo, Platinum Falcon, Parent and their affiliates and the size and triggers of the Parent Regulatory Termination Fee, Univar Solutions’ obligations with respect to the operation of its business during the period between the signing of the merger agreement and the consummation of the Merger, the scope of the restrictions applicable to actions taken by Univar Solutions during the period between the signing of the merger agreement and the consummation of the Merger, the representations and warranties to be made by the parties, and the provisions regarding Univar Solutions’ equity awards, employee benefit plans, retention, severance and other compensation matters.

On January 30, 2023, representatives of Goldman Sachs and Deutsche Bank had a telephonic discussion with Apollo regarding the timing of Apollo’s review of the draft merger agreement and the preparation of other definitive documents.

On February 1, 2023, representatives of Apollo reached out to representatives of Goldman Sachs and Deutsche Bank to request permission to have Platinum Falcon serve as a potential equity co-investor, which Univar Solutions approved. That day, Univar Solutions provided Platinum Falcon access to the Data Room, and thereafter, from February 2, 2023 through March 13, 2023, Platinum Falcon, with the assistance of its advisors, conducted due diligence on Univar Solutions, including through the additional materials made available in the Data Room and telephone and videoconference calls with members of Univar Solutions’ management and with Univar Solutions’ employees. Also during that period, representatives of Wachtell Lipton and Wilmer Hale participated in telephone and videoconference calls with Platinum Falcon, Platinum Falcon’s legal and regulatory counsel Cleary Gottlieb Steen & Hamilton (“Cleary”) with respect to legal and regulatory due diligence.

On February 3, 2023, representatives of the Company’s financial advisors spoke telephonically with representatives of Sponsor A to discuss, among other things, the status of Sponsor A’s due diligence process. During the conversation, the representative of Sponsor A informed representatives of Goldman Sachs and Deutsche Bank that Sponsor A would continue to conduct diligence, conduct outreach to its debt financing sources and provide updates on its status of its evaluation of Univar Solutions.

On February 8, 2023, and February 9, 2023, Mr. Jukes and Mr. Alexos met with representatives of Apollo in person and provided presentations to prospective financing providers in New York at the request of Apollo. At these meetings, management of Univar Solutions provided additional information regarding Univar Solutions’ business and Univar Solutions’ management’s view of Univar Solutions’ future prospects as a stand-alone company.

On February 14, 2023, representatives of Apollo conducted in person visits of Univar Solutions facilities in Texas.

On February 16, 2023, Univar Solutions held a regular meeting of its Board of Directors, in person. During a portion of the meeting, representatives of Univar Solutions’ financial advisors, Goldman Sachs and Deutsche Bank, participated. Mr. Pappas and representatives from Goldman Sachs and Deutsche Bank guided a discussion about recent developments, including the status of discussions with Apollo and Sponsor A. The Board of Directors discussed that Apollo’s due diligence was substantially completed and Apollo had exchanged drafts of the merger agreement with Univar Solutions, but that Sponsor A was not as far along in its diligence and, based on discussions with Sponsor A, was not prepared to sign as quickly as Apollo.

On February 21, 2023, Mr. Jukes and Mr. Alexos met with a representative of Sponsor A in person in Chicago, during which the parties discussed, among other things, Sponsor A’s interest in continuing to move towards a transaction, Univar Solutions’ view that Sponsor A was behind in the process and needed to quickly resolve diligence and provide updated views on valuation, additional information regarding Univar Solutions’ business and Univar Solutions’ management’s view of Univar Solutions’ future prospects and setting up in person visits by representatives of Sponsor A to Univar Solutions’ facilities.

On February 23, 2023, representatives of Apollo discussed telephonically with representatives of Goldman Sachs that Apollo expected its revised offer to be below the $36.00 to $38.00 range provided in the Apollo December Proposal. The representatives from Goldman Sachs promptly provided this information to members of management of Univar Solutions and members of the Board of Directors. Also on February 23, 2023, Sponsor A reached out to representatives of Goldman Sachs and Deutsche Bank to request permission to commence discussions with 12 additional equity financing sources, which outreach Univar Solutions approved.

On February 24, 2023, Goldman Sachs contacted representatives of Sponsor A and requested that Sponsor A provide a written update addressing, among other things, the price Sponsor A would be willing to pay for 100% of Univar Solutions, sources and uses for a transaction and timing to complete diligence and debt and equity financing, which response had been discussed with members of management and the Board of Directors. Goldman Sachs also advised Sponsor A that it needed to accelerate its diligence as it was behind in Univar Solutions’ process, but that Mr. Jukes was willing to meet in person with Sponsor A’s representatives the following week and arrange visits to selected sites.

On February 27, 2023, members of the Univar Solutions management team met with representatives of Apollo and Platinum Falcon in person in Chicago, during which management of Univar Solutions provided management presentations to such representatives and additional information regarding Univar Solutions’ business and Univar Solutions’ management’s view of Univar Solutions’ future prospects as a stand-alone company. These discussions continued over dinner that evening.

On February 28, 2023, representatives of Sponsor A conducted an in-person visit of Univar Solutions’ facility in California.

On March 2, 2023, representatives from Sponsor A contacted representatives of Goldman Sachs to advise them that they were updating their financial models and seeking internal approvals to submit an updated proposal.

On March 3, 2023, Sponsor A submitted a revised offer letter to representatives of Goldman Sachs and Deutsche Bank containing a nonbinding indication of interest to acquire 100% of the fully diluted shares outstanding of Univar Solutions for $35.00 to $37.00 per share of Univar Solutions common stock in cash (which we refer to as the “Sponsor A March Proposal”). The Sponsor A March Proposal noted, among other things, that Sponsor A’s proposal was subject to the completion of further due diligence, but that Sponsor A believed that it could complete streamlined diligence and negotiate transaction documents in approximately four weeks and provided an illustrative timeline contemplating a signing in late April. The Sponsor A March Proposal stated that Sponsor A’s funds and limited partners would fund the equity requirements and that Sponsor A could raise necessary capital within a matter of weeks and that the proposed transaction and the resources required to conduct due diligence had been reviewed internally and approved. The Sponsor A March Proposal noted that Sponsor A had reached out to debt financing sources and that Sponsor A was confident that it could raise necessary debt proceeds to fund the transaction. The Sponsor A March Proposal was promptly shared with the Board of Directors.

On March 6, 2023, Paul Weiss provided an initial draft of Apollo’s and Platinum Falcon’s equity commitment letter and limited guarantee to representatives of Wachtell Lipton, who promptly provided the drafts to Univar Solutions and its representatives. Between March 6, 2023, and March 12, 2023, Univar Solutions’, Platinum Falcon’s and Apollo’s respective management teams and legal and financial advisors engaged in negotiations regarding the terms of the proposed equity commitment letter and limited guarantee.

Also on March 6, 2023, Apollo and Platinum Falcon submitted a revised offer letter to representatives of Goldman Sachs and Deutsche Bank containing a nonbinding final proposal to acquire 100% of Univar Solutions for $35.00 per share of Univar Solutions common stock in cash (which we refer to as the “Apollo March 6 Proposal”). Apollo and Platinum Falcon included with the Apollo March 6 Proposal executed Debt Commitment Letters, which were subject to the completion of confirmatory due diligence, the negotiation of definitive transaction documentation and certain other conditions. The Apollo March 6 Proposal noted that Apollo and Platinum Falcon had completed substantially all due diligence and had received requisite approvals to proceed with the Apollo March 6 Proposal. The Apollo March 6 Proposal also stated that (i) Apollo’s funds and Platinum Falcon had the ability to fund 100% of the equity requirements for Apollo’s proposed transaction, (ii) Apollo and Platinum Falcon were willing to agree to a “hell or high water” standard on regulatory efforts and (iii) Apollo and Platinum Falcon were in a position to negotiate definitive documentation with Univar Solutions and announce a transaction by March 13, 2023. As a next step, the Apollo March 6 Proposal suggested that the parties and their advisors engage immediately, including with respect to customary confirmatory due diligence and to finalize the merger agreement and other transaction documents.

Between March 6, 2023, and March 12, 2023, the parties’ respective management teams and legal and financial advisors and those of the debt financing parties engaged in extensive negotiations regarding the terms of the debt commitment letters and related documentation.

On March 7, 2023, Univar Solutions held a regular meeting of its Board of Directors virtually, with the participation of members of Univar Solutions’ management and representatives of Goldman Sachs, Deutsche Bank and Wachtell Lipton. Mr. Pappas facilitated a discussion by the Board of Directors about the status of discussions with potential acquirors, including Apollo and Platinum Falcon and Sponsor A, as well as with other parties who had previously been engaged in the sale process. A representative of Wachtell Lipton then provided an overview of the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of a proposal to acquire Univar Solutions. The representatives from Wachtell Lipton then guided the Board of Directors in a discussion and review of the draft merger agreement and related transaction documents, including the equity commitment letter, limited guarantee, and provisions thereof, including the non-solicitation provision, regulatory efforts covenant, conditions to closing, termination provisions and termination fee. The representatives from Goldman Sachs and Deutsche Bank then reviewed with the Board of Directors preliminary financial information relating to Univar Solutions, including in scenarios where the Company continued to operate on a stand-alone basis as a public company or separated certain of its lines of business, based on the Univar Standalone Projections, as defined and described in the section of this proxy statement entitled “—Certain Financial Projections”. Prior to the meeting, each of Goldman Sachs and Deutsche Bank had provided disclosure regarding their relationships with Univar Solutions, Apollo and Sponsor A, which was provided to the Board of Directors and management of Univar Solutions.

Following this discussion, members of the Board of Directors further discussed the Apollo March 6 Proposal and Sponsor A March Proposal and potential responses with the representatives from Goldman Sachs, Deutsche Bank and Wachtell Lipton, including in the context of Univar Solutions’ stand-alone plan, as well as the feasibility and attractiveness of separating Univar Solutions into certain lines of business. In addition, the

Board of Directors discussed (i) the status of equity and debt financing with respect to Apollo, Platinum Falcon and Sponsor A, including the draft equity and debt documents provided by Apollo and Platinum Falcon, (ii) the valuation of Univar Solutions that could be achieved upon the successful execution of Univar Solutions’ stand-alone business plan relative to the consideration proposed in each of the proposals, as well as the ability of Univar Solutions to undertake other strategic transactions, including separating into differing lines of business, to increase its value to Univar Solutions’ stockholders, (iii) the expected timeline to get to a signing with Apollo and Platinum Falcon compared to Sponsor A, the remaining diligence to be done by Sponsor A and whether Sponsor A would be expected to stay within the purchase price range in the Sponsor A March Proposal following its completion of diligence and the negotiation of definitive documents, (iv) the terms of the draft merger agreement and related transaction documents provided by Apollo and Platinum Falcon, including the non-solicitation provision and termination fees contemplated thereby, and (v) the fact that the $35.00 price proposed by Apollo and Platinum Falcon was below the range in the Apollo December Proposal, and the proposed response to Apollo and Platinum Falcon to seek an increased price per share and ensure Apollo and Platinum Falcon put forth an improved bid on an accelerated timeline. The Board of Directors then directed Univar Solutions’ management and advisors to prepare a response to Apollo and Platinum Falcon that the Board of Directors was unwilling to approve a transaction at the $35.00 price proposed and requested Apollo and Platinum Falcon provide a revised “best and final” offer as discussed at the meeting.

Following the meeting of the Board of Directors, representatives from Goldman Sachs and Deutsche Bank conveyed Univar Solutions’ response to the Apollo March 6 Proposal telephonically to representatives of Apollo, including the need to provide a “best and final” proposal and then be prepared to execute and announce a transaction by March 13 if the Board of Directors approved Apollo’s and Platinum Falcon’s revised proposal. Also on March 7, Mr. Pappas discussed telephonically with representatives of Apollo that the Board of Directors was unwilling to transact at the $35 price proposed in the Apollo March 6 Proposal and the Board of Directors’ expectation that Apollo and Platinum Falcon would increase their offer price.

Also on March 7, 2023, representatives from Wachtell Lipton, Paul Weiss and Cleary along with representatives from Univar Solutions’ and Apollo’s respective regulatory counsel, met virtually to discuss regulatory considerations related to Platinum Falcon’s potential involvement in the acquisition of Univar Solutions.

On March 8, 2023, representatives from Wachtell Lipton provided revised drafts of the merger agreement, equity commitment letter and limited guarantee to Paul Weiss and telephonically discussed certain open items in the merger agreement and other transaction documents (as the Board of Directors had discussed on March 7, 2023), including the interim operating covenants and related exceptions, quantums of the applicable termination fees, regulatory efforts covenant and the outside date and non-solicitation provision.

On the evening of March 9, 2023, representatives from Wilmer Hale met virtually with representatives from Paul Weiss and Cleary to discuss regulatory considerations related to Platinum Falcon’s potential involvement in the acquisition of Univar Solutions, including the expected regulatory efforts that had been discussed with the Board of Directors on March 7, 2023, and with respect to required antitrust and foreign direct investment approvals.

On March 10, 2023, representatives from Goldman Sachs and Deutsche Bank conveyed Univar Solutions’ response on several open items in the merger agreement and related documentation to representatives of Apollo telephonically, including the outside date, which response had been discussed with members of management and members of the Board of Directors.

On the morning of March 11, 2023, members of Univar Solutions’ management conveyed Univar Solutions’ response on several open items in the merger agreement and related documentation to representatives of Apollo telephonically, including the interim operating covenants and related exceptions, which response had been discussed with members of management and members of the Board of Directors.

Later on March 11, 2023, representatives of Apollo submitted Apollo’s and Platinum Falcon’s best and final offer to representatives of Goldman Sachs and Deutsche Bank telephonically, noting that Apollo and Platinum Falcon were willing to agree to (i) pay $36.15 per share in cash to acquire 100% of Univar Solutions, (ii) a six month outside date, subject to a three month extension if the closing conditions were satisfied or waived, other than those relating to certain regulatory approvals, (iii) a Company termination fee equal to 3.5% of the equity value of the transaction, payable by Univar Solutions to Parent in the event that Univar Solutions or Parent terminated the agreement in specified circumstances, (iv) a parent termination fee equal to 6.25% of the equity value of the transaction, payable by Parent (or Apollo and Platinum Falcon under the limited guarantee) in the event that Univar Solutions or Parent terminated the agreement in specified circumstances and (v) a regulatory parent termination fee equal to 5% of the equity value of the transaction, payable by Parent (or Apollo and Platinum Falcon under the limited guarantee) in the event that the agreement were terminated due to the failure to attain certain regulatory approvals (the “Final Apollo Proposal”).

Following receipt of the proposal, on March 11 and 12, 2023, representatives from Wachtell Lipton, Goldman Sachs, Deutsche Bank and Wilmer Hale discussed telephonically and via e-mail certain open items in the merger agreement and other transaction documents with representatives of Apollo, Platinum Falcon, Paul Weiss, Cleary and their regulatory legal counsel, including the regulatory efforts covenant, outside date and the quantums and mechanics of the termination fees, including that (i) Apollo and Platinum Falcon agree to a parent termination fee equal to 6.5% of the equity value of the transaction, payable by Parent (or Apollo and Platinum Falcon under the limited guarantee), (ii) with respect to an exception on terminating Data Room access and sending return-or-destroy notices to potential acquirors that were actively engaged with respect to an alternative proposal (which would permit Sponsor A continued access to the Data Room following the execution of the merger agreement) and (iii) the regulatory efforts required by Parent, Merger Sub, Apollo and Platinum Falcon to consummate the transaction.

On March 12, 2023, Univar Solutions held a special meeting of its Board of Directors virtually, with the participation of members of Univar Solutions’ management and representatives of Goldman Sachs, Deutsche Bank and Wachtell Lipton. Mr. Pappas provided a summary of, and facilitated a discussion by the Board of Directors about, the status of discussions with Apollo, Platinum Falcon and Sponsor A, including the Final Apollo Proposal and the Sponsor A March Proposal. In particular, the Board of Directors discussed including the expected timeline to get to a signing with Apollo and Platinum Falcon compared to Sponsor A, the remaining diligence to be done by Sponsor A and whether Sponsor A would be expected to stay within the purchase price range in the Sponsor A March Proposal following its completion of diligence and the negotiation of definitive documents. The representatives from Goldman Sachs and Deutsche Bank individually presented their respective financial analysis with respect to the Merger Consideration of $36.15 per share reflected in the Final Apollo Proposal, based on the Univar Standalone Projections. The representatives from Wachtell Lipton then guided the Board of Directors in a discussion and review of the draft merger agreement and related transaction documents (which had been provided to the Board of Directors prior to the meeting), including the equity commitment letter, limited guarantee and debt commitment letters, including the interim operating covenants, financing covenants, non-solicitation provision, regulatory efforts covenant, conditions to closing, termination provisions and termination fee, and discussed how certain financing and regulatory provisions and the closing conditions affected the likelihood of closing of a potential transaction. A representative of Wachtell Lipton then provided an overview of the Board of Directors’ fiduciary duties under Delaware law in the context of the consideration of a proposal to acquire Univar Solutions. Following this discussion, members of the Board of Directors then reviewed updated disclosures from Goldman Sachs and Deutsche Bank regarding certain relationships with Apollo, Sponsor A, Platinum Falcon and their respective affiliates (which had been provided to the Board of Directors prior to the meeting), and Goldman Sachs’ and Deutsche Bank’s certain holdings and loan exposure in Univar Solutions, Apollo, Sponsor A, Platinum Falcon and their affiliates. Following this discussion, members of Univar Solutions’ management discussed with the Board of Directors the proposed communications strategy in connection with the announcement of the proposed transaction. Following this discussion, Goldman Sachs and Deutsche Bank each rendered its respective oral opinion, each of which was subsequently confirmed by delivery of a written opinion dated March 13, 2023, to the Board of Directors to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in their respective written opinions, the Merger Consideration to be received by the holders of Univar Solutions common stock in the proposed Merger was fair, from a financial point of view, to such holders. For more information, see the section of this proxy statement entitled “—Opinion of Goldman Sachs & Co. LLC” and “—Opinion of Deutsche Bank Securities Inc.” The written opinions delivered by Goldman Sachs and Deutsche Bank are attached to this proxy statement as Annex B and Annex C, respectively.

Following further discussion and deliberation, including taking into account the factors described below in greater detail in the section of this proxy statement entitled “—Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors unanimously (a) determined that it is in the best interests of Univar Solutions and its stockholders, and declared it advisable, to enter into the Merger Agreement; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Univar Solutions stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Univar Solutions stockholders at the Special Meeting.

Following the meeting of the Board of Directors on March 12, 2023, representatives of the parties finalized the Merger Agreement and the other transaction documents and the Merger Agreement and the other transaction documents were executed on the evening of March 13, 2023. Before the opening of financial markets in New York on March 14, 2023, the parties issued a press release announcing the transaction.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously: (a) determined that it is in the best interests of Univar Solutions and its stockholders, and declared it advisable, to enter into the Merger Agreement; (b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (c) recommended that Univar Solutions stockholders adopt the Merger Agreement; and (d) directed that the adoption of the Merger Agreement be submitted for consideration by Univar stockholders at the Special Meeting.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Reasons for the Merger

In evaluating the transactions contemplated by the Merger Agreement and reaching its decision to approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, determine that it is in best interests of Univar Solutions and its stockholders and declare it advisable to enter into the Merger Agreement, and recommend that Univar Solutions stockholders adopt the Merger Agreement, the Board of Directors consulted with Univar Solutions’ senior management team, as well as Univar Solutions’ financial and legal advisors, and considered a number of factors, including the following material factors that the Board of Directors viewed as supporting its decision:

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the current and historical trading prices of shares of Univar Solutions common stock, and the fact that the Merger Consideration of $36.15 per share in cash represents a premium of approximately 20.6% to Univar Solutions’ closing stock price on November 22, 2022, the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach, and a premium of 33.6% to the 30-day volume-weighted average share price of Univar Solutions for the 30 trading days ending on November 22, 2022;

•	the risks and uncertainties of remaining as an independent public company, including risks related to fluctuations in industrial production and consumption and the timing and extent of economic downturns, increased competitive pressures, including as a result of competitor consolidation, changes in the business strategies of producers or in the operations of customers, changes in the pricing, demand and availability of chemicals, including Univar Solutions’ costs, margins and gross profit;

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the risk that Univar Solutions is not able to achieve projected financial performance, including the performance contemplated by the Company Plans, based on, among other things, the Board of Directors’ assessment of Univar Solutions’ business, assets and prospects and competitive position, the views of the Board of Directors’ financial advisors and the fact that longer-term forecasts called for overall financial performance of the standalone business above observed historical growth rates of the business and reflected a number of uncertain assumptions;

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the fact that the Merger Consideration is a fixed cash amount, providing Univar Solutions’ stockholders with certainty of value and liquidity immediately upon the closing of the Merger, in comparison to the risks, uncertainties, and longer potential timeline for realizing equivalent value from Univar Solutions’ standalone business plan or possible strategic alternatives involving transactions in which all or a portion of the consideration would be payable in equity or involving sales of one or more of our lines of business;

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the Board of Directors’ knowledge of the business, assets, operations, financial condition, earnings and prospects of Univar Solutions, as well as its knowledge of the current and prospective environment in which Univar Solutions and each of its businesses operate, including economic, market and capital raising conditions;

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the Board of Directors’ belief that the Merger is more favorable to Univar Solutions stockholders than the other strategic alternatives available to Univar Solutions, including remaining as an independent public company, the feasibility of such alternatives and the significant risks and uncertainties associated with pursuing such alternatives;

•	the risks and difficulties associated with achieving comparable valuations to other companies operating in the distribution of speciality chemicals and ingredients;

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the risks and difficulties associated with the lack of other U.S.-based publicly traded companies with a similar mix of products as Univar Solutions and the size and scale of Univar Solutions’ operations;

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the risks related to succession planning for senior management, particularly Univar Solutions’ chief executive officer, as well as the risks associated with identifying or retaining potential successors for senior management, including the risk of turnover among employees in connection with any management changes and continued business instability and uncertainty during any search processes;

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the Board of Directors’ thorough review of strategic alternatives, including the risks associated with, and the feasibility and attractiveness of, separating Univar Solutions into different lines of business;

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the competitive nature of the sale process conducted by Univar Solutions, with the assistance of its financial and legal advisors, in soliciting and evaluating multiple acquisition proposals for Univar Solutions, and the number and terms of, and pricing set forth in, the acquisition proposals received by Univar Solutions, and the Board of Directors’ determination that Parent’s proposal represented the best value and likelihood of closing reasonably available to Univar Solutions’ stockholders (as discussed in the section of this proxy statement entitled “—Background of the Merger”);

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the risks involved in soliciting or negotiating alternative acquisition proposals prior to the execution of a definitive agreement with Parent, including the risks involved in deferring the execution of the Merger Agreement to continue discussions with Sponsor A, which indicated it needed several more weeks to be in a position to execute definitive documentation and was still conducting due diligence and needed to engage with its limited partners for equity capital (as discussed in the section of this proxy statement entitled “—Background of the Merger”) and that Sponsor A had offered a valuation range of $35.00 to $37.00 per share of Univar Solutions common stock in cash on March 3, 2023, the midpoint of which was below the Merger Consideration, and the Board of Directors’ belief, based on interactions of representatives of Univar Solutions with representatives of Parent, that seeking to negotiate with Sponsor A or engaging with other potential acquirors could jeopardize the availability of Parent’s proposal;

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the risks associated with continuing the sale process to pursue negotiations with Sponsor A or other potential acquirors, including the risks associated with the distractions posed by the sale process on senior management and employees, the resulting risk of employee turnover, the risk of creating instability or uncertainty with key business partner relationships and potential stock price volatility;

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the limited number of potential strategic partners likely to be interested and able to execute on a strategic transaction with Univar Solutions, particularly given the withdrawal of Brenntag from the process and the limited outreach by potential strategic partners following Univar Solutions’ public announcement on November 25, 2022 of its evaluation of a proposal from Brenntag and announcement on January 2, 2023 that it had ceased discussions with Brenntag but was evaluating other indications of interest, and the Board of Directors’ assessment of the ability of potential strategic acquirors to acquire Univar Solutions;

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the limited number of potential purchasers with the financial ability to acquire Univar Solutions in light of its size and line of business, as well as the ability to obtain committed acquisition financing in the current economic climate and interest rate environment;

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the fact that the Merger Consideration was the result of arm’s-length negotiations, that the Equity Investors and Guarantors were prepared to enter into a fully negotiated equity commitment letter and limited guarantee and, based on positions taken by Parent during negotiations and the premium relative to the stand-alone price of Univar Solutions common stock, that the Merger Consideration was the maximum consideration that Parent was willing to pay;

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the fact that the Merger is not subject to a financing condition and that Parent has obtained committed debt financing from reputable financial institutions and committed equity financing from the Equity Investors in an aggregate amount sufficient to fund the Merger Amounts under the Merger Agreement;

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the consolidated financial strength and industry expertise of the sponsors, including the successful track record that Apollo and Platinum Falcon (an indirect wholly owned subsidiary of the Abu Dhabi Investment Authority) have developed in acquiring other companies;

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Parent’s obligation under the Merger Agreement to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Merger Amounts (as defined in the Merger Agreement) on terms (subject to certain exceptions) and conditions described in the applicable Commitment Letter;

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Parent’s obligation under the Merger Agreement to use reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the Merger, including defending against any litigation challenging the transaction, and to commit and agree to any divestitures with respect to Univar Solutions and to commit to any go-forward restrictions or obligations on Univar Solutions after closing, in each case as necessary to obtain the requisite regulatory approvals and to permit Closing by the End Date (as defined in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”);

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Parent’s obligation under the Merger Agreement to supply or cause to be supplied any information or documentary material that may be requested by any governmental entity as promptly as practicable, except for certain information or documentary material relating to the Equity Investors and their affiliates;

•	Univar Solutions’ right under the Merger Agreement, in response to certain takeover proposals, to furnish information to and conduct discussions and negotiations with third parties (including Sponsor

A) prior to the Univar Solutions Stockholder Approval (as discussed in the section of this proxy statement entitled “The Merger Agreement—No Shop”), providing an opportunity to determine if a third party is willing to pay a higher value per share than Parent;

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Univar Solutions’ right under the Merger Agreement, for three weeks following the execution of the Merger Agreement, to continue to provide access to any physical or electronic data rooms hosted by or on behalf of Univar Solutions and not deliver a return or destroy notice to any person who submitted an acquisition proposal prior the date of the Merger Agreement and remained actively engaged with respect to such proposal, such as Sponsor A;

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the Board of Directors’ right, under the Merger Agreement, to fail to make, withdraw, modify, qualify, or amend its recommendation that Univar Solutions stockholders vote to adopt the Merger Agreement under certain circumstances, subject to the terms of the Merger Agreement, including Univar Solutions’ payment of the Company Termination Fee if Parent elects to terminate the Merger Agreement in such circumstances;

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Univar Solutions’ right to terminate the Merger Agreement, under certain circumstances and subject to the terms of the Merger Agreement, to enter into a definitive agreement providing for a Superior Proposal, upon Univar Solutions’ payment of the Company Termination Fee;

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the fact that the Company Termination Fee of approximately $204.2 million (representing approximately 3.5% of Univar Solutions’ implied equity value) payable by Univar Solutions in certain circumstances was viewed by the Board of Directors, after consultation with outside legal counsel and financial advisors, as reasonable under the circumstances, comparable to termination fees of similar transactions and not likely to preclude or deter any other party from making a competing acquisition proposal;

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the high probability that the Merger would be completed based on, among other things, Apollo’s and Platinum Falcon’s proven ability to complete large acquisition transactions, the absence of a financing condition, and the $379.2 million Parent Termination Fee (representing approximately 6.5% of Univar Solutions’ implied equity value) or the approximately $291.7 million Parent Regulatory Termination Fee (representing approximately 5% of Univar Solutions’ implied equity value) payable to Univar Solutions if the Merger Agreement is terminated in certain circumstances, which payment is guaranteed by the Guarantors;

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the financial analyses presented to the Board of Directors by Goldman Sachs and the fact that Goldman Sachs rendered its oral opinion, which was subsequently confirmed by delivery of its written opinion, to the Board of Directors on March 13, 2023, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the Merger Consideration to be paid to the holders of Univar Solutions common stock in the proposed Merger was fair, from a financial point of view, to such holders. For more information, see the section of this proxy statement entitled “ —Opinion of Goldman Sachs & Co. LLC” (the full text of the written opinion of Goldman Sachs, dated March 13, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Goldman Sachs in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference);

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the financial analyses presented to the Board of Directors by Deutsche Bank and the fact that Deutsche Bank rendered its oral opinion, which was subsequently confirmed by delivery of its written opinion, to the Board of Directors on March 13, 2023, that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Univar Solutions common stock (other than Parent and its affiliates). For more information, see the section of this proxy statement entitled “ —Opinion of Deutsche Bank Securities Inc.” (the full text of the written opinion of Deutsche Bank, dated March 13, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Deutsche Bank in preparing its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference);

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the terms and conditions of the Merger Agreement, which were reviewed by the Board of Directors with financial and legal advisors, and the fact that such terms were the product of robust arm’s-length negotiations between the parties;

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Univar Solutions’ ability, under certain circumstances specified in the Merger Agreement, to seek specific performance of Parent’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches of the Merger Agreement;

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the availability of appraisal rights under Delaware law to holders of shares of Univar Solutions common stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement; and

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the fact that the Merger would be subject to the adoption of the Merger Agreement by Univar Solutions stockholders, and Univar Solutions stockholders would be free to reject the proposed transactions by voting against the adoption of the Merger Agreement for any reason, including if a higher offer were to be made prior to the Special Meeting (which would, in certain cases, be subject to payment by Univar Solutions in certain circumstances of an approximately $204.2 million Company Termination Fee if Univar Solutions subsequently were to enter into a definitive agreement relating to, or to consummate, an acquisition proposal).

The Board of Directors also considered a variety of risk and other potential negative factors in its consideration of the Merger Agreement and the Merger, including the following material potentially negative factors:

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the fact that, following the Merger, Univar Solutions will no longer exist as an independent public company and our existing stockholders will not participate in any future earnings or growth, and the possibility that, although the Merger provides Univar Solutions’ stockholders the opportunity to realize a premium to the price at which Univar Solutions’ common stock traded prior to the public announcement of the Merger, the price of Univar Solutions’ common stock might have increased in the future to a price greater than the Merger Consideration;

•	the fact that the Merger might not be consummated in a timely manner, or at all, due to a failure of certain conditions to the closing of the Merger;

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the provisions of the Merger Agreement that restrict Univar Solutions’ ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals with third parties, subject to specified exceptions, and that require Univar Solutions to negotiate with Parent (if Parent desires to propose revisions to the Merger Agreement and negotiate) prior to Univar Solutions being able to terminate the Merger Agreement to accept a superior proposal;

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the possibility that Univar Solutions’ obligation to pay the Company Termination Fee of approximately $204.2 million to Parent upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire Univar Solutions;

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the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied even if the Merger Agreement is adopted by Univar Solutions stockholders, as well as the risks that the required regulatory approvals will not be obtained or that the Financing contemplated by the Commitment Letters will not be obtained, resulting in Parent, Merger Sub and the Equity Investors not having sufficient funds to complete the Merger, or that Parent, Merger Sub and the Equity Investors may otherwise not obtain sufficient funds to complete the Merger;

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the fact that Parent and Merger Sub are newly formed entities with essentially no assets and the Limited Guarantee, provided by the Guarantors, guarantees Parent’s and Merger Sub’s obligations under the Merger Agreement only with respect to payment of the $379.2 million Parent Termination Fee, the approximately $291.7 million Parent Regulatory Termination Fee, certain other damages, certain associated enforcement costs and certain other indemnification and reimbursement obligations;

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the restrictions on the conduct of the business prior to the completion of the Merger, which could delay or prevent Univar Solutions from undertaking business opportunities that may arise pending completion of the Merger;

•	the fact that an all-cash merger would be taxable to the stockholders for U.S. federal income tax purposes;

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the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to consummate the Merger and related disruptions to the operation of Univar Solutions’ business;

•

the fact that Univar Solutions’ remedies in the event that the Merger Agreement is terminated may be limited to the $379.2 million Parent Termination Fee or the approximately $291.7 million Parent Regulatory Termination Fee, payable by Parent under certain circumstances, certain other damages, and certain associated enforcement costs and certain other reimbursement obligations, which may be inadequate to compensate Univar Solutions for any damage caused, and that such termination fees may not be available in all instances where the Merger is not consummated and, even if available, rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

•

the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to complete the Merger, and/or actions that Univar Solutions may be required, or Parent may be permitted, to take under the Merger Agreement could have an adverse impact on existing and prospective business relationships with customers and other third parties and on our employees, including the risk that certain key members of Univar Solutions’ management might choose not to remain employed with Univar Solutions prior to the completion of the Merger, regardless of whether or not the Merger is completed;

•	the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger and the other transactions contemplated therein; and

•

the fact that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, our stockholders generally (see the section of this proxy statement entitled “—Interests of Univar Solutions’ Executive Officers and Directors in the Merger”).

The foregoing discussion of the factors considered by the Board of Directors is not intended to be exhaustive, but rather includes the material factors considered by the Board of Directors. In reaching its decision to approve the Merger Agreement, declare the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to be advisable, fair to and in the best interests of Univar Solutions and its stockholders, and recommend adoption of the Merger Agreement by our stockholders, the Board of Directors did not quantify, rank or otherwise assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The Board of Directors did not reach any specific conclusion with respect to any of the factors or reasons considered, but determined, in its business judgment, that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Forward-Looking Statements.”

Opinion of Goldman Sachs & Co. LLC

At the March 12, 2023 meeting of the Board of Directors, Goldman Sachs, financial advisor to the Company, rendered its oral opinion to the Board of Directors, confirmed by delivery of a written opinion dated March 13, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock to be paid to the holders (other than Parent and its affiliates) of Univar Solutions common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Univar Solutions common stock.

The full text of the written opinion of Goldman Sachs, dated March 13, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Univar Solutions common stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2022;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	the Univar Standalone Projections, as approved for Goldman Sachs’ use by the Company.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Univar Solutions common stock; reviewed the financial terms of certain recent business combinations in the chemical distribution industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Univar Standalone Projections were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company, including a non-binding indication of interest for a transaction proposed by a third party that may have resulted in a higher price per share of Univar Solutions common stock in cash than in the Merger, which indication of interest the Company advised Goldman Sachs that the Company determined not to pursue; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Univar Solutions common stock, as of the date of the opinion, of the $36.15 in cash per share of Univar Solutions common stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons in connection with the Merger, whether relative to the $36.15 in cash per share of Univar Solutions common stock to be paid to the holders (other than Parent and its affiliates) of Univar Solutions common stock pursuant to the Merger Agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Univar Solutions common stock will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analyses of Goldman Sachs

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 10, 2023, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for Univar Solutions common stock for the period beginning on June 17, 2015 and ending March 10, 2023. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Univar Solutions common stock pursuant to the Merger Agreement in relation to (i) the closing price per share of Univar Solutions common stock on November 1, 2022, the date of the Company’s after-market close announcement of third quarter fiscal year 2022 earnings, (ii) the closing price per share of Univar Solutions common stock on November 22, 2022, the date when trading volumes of Univar Solutions common stock significantly increased ahead of public announcement of talks between the Company and Brenntag on November 25, 2022, (iii) the volume weighted average price (which we refer to as “VWAP”) per share of Univar Solutions common stock for the preceding 30-trading day period ending November 22, 2022, (iv) the highest intra-day price per share of Univar Solutions common stock over the 52-week period ended on November 22, 2022, (v) the closing price per share of Univar Solutions common stock on March 10, 2023, and (vi) the median equity research analyst price target per share of Univar Solutions common stock as of March 10, 2023 (as described in greater detail below).

This analysis indicated that the price per share to be paid to the Company’s stockholders pursuant to the Merger Agreement represented:

•	a premium of 39% based on the closing price of $25.99 per share of Univar Solutions common stock on November 1, 2022;

•	a premium of 21% based on the closing price of $29.97 per share of Univar Solutions common stock on November 22, 2022;

•	a premium of 34% based on the volume-weighted average price of $27.04 per share of Univar Solutions common stock for the 30-trading day period ended November 22, 2022;

•	a premium of 6% based on the highest intra-day price of $34.00 per share of Univar Solutions common stock over the 52-week period ended on November 22, 2022;

•	a premium of 13% based on the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023; and

•	a discount of 6% based on the median analyst price target of $38.50 per share of Univar Solutions common stock as of March 10, 2023.

Illustrative Discounted Cash Flow Analysis

Using the Univar Standalone Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to derive a range of illustrative present values per share of Univar Solutions common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.5% to 11.5%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2022 (i) estimates of unlevered free cash flow for the Company for the fiscal years 2023 through 2027 as reflected in the Univar Standalone Projections (including estimates of the Company’s tax-effected pension balance as net debt rather than treating pension costs as an annual cash expense) and (ii) a range of illustrative terminal values for the Company, which were calculated by applying terminal year exit enterprise value (which we refer to as “EV”) to last twelve months (which we refer to as “LTM”) Adjusted EBITDA multiples ranging from 7.0x to 10.0x, to a terminal year estimate of the Adjusted EBITDA to be generated by the Company, as reflected in the Univar Standalone Projections (which analysis implied perpetuity growth rates ranging from 0.4% to 5.4%). The range of terminal year exit EV / LTM Adjusted EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of the Company. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (which we refer to as “CAPM”), which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the amount of the Company’s net debt, $2,336 million (inclusive of pension liabilities), as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by and approved for Goldman Sachs’ use by the management of the Company, using the treasury stock method, to derive a range of illustrative present values per share of Univar Solutions common stock ranging from $33.56 to $55.85. Goldman Sachs compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume-weighted average price of $27.04 per share of Univar Solutions common stock as of November 22, 2022, and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Illustrative Present Value of Future Share Price Analysis

Using the Univar Standalone Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Univar Solutions common stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for the Company as of December 31 for each of the fiscal years 2023 to 2025, by applying a range of multiples of illustrative next twelve month (“NTM”) enterprise value to EBITDA (“NTM EV / EBITDA”) of 7.0x to 9.0x to estimates of the Company’s Adjusted EBITDA as of December 31 for each of the fiscal years 2024 to 2026 reflected in the Univar Standalone Projections.    This illustrative range of NTM EV / EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV / EBITDA multiples for the Company.

Goldman Sachs then subtracted the amount of the Company’s net debt for each of the fiscal years 2023 to 2025, each as provided by and approved for Goldman Sachs’ use by the management of the Company, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for the Company for each of the fiscal years 2023 to 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Univar Solutions common stock for each of fiscal years 2023 to 2025, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied future values per share of Univar Solutions common stock. Goldman Sachs then added the cumulative dividends per share of Univar Solutions common stock expected to be paid to holders of Univar Solutions common stock through the end of each of fiscal years 2023 to 2025, using estimates provided by Company management.    Goldman Sachs then discounted these implied future equity values per share of Univar Solutions common stock to December 31, 2022, using an illustrative discount rate of 11.5%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the Company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $30.36 to $48.90 per share of Univar Solutions common stock. Goldman Sachs compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume-weighted average price of $27.04 per share of Univar Solutions common stock as of November 22, 2022, and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected transactions (which we refer to as the “Goldman Sachs Selected Transactions”) in the chemical distribution industry and in other industries since 2010. For each of the Goldman Sachs Selected Transactions, Goldman Sachs calculated and compared the implied transaction value (which we refer to as “TV”) of the applicable transaction based on the consideration paid in the transaction for the applicable target company as a multiple of the target company’s LTM adjusted EBITDA based on information in public filings, press releases and investor relations documents. While none of the businesses that participated in the Goldman Sachs Selected Transactions are directly comparable to the Company, the businesses that participated in the Goldman Sachs Selected Transactions are businesses with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market sizes and product profile.

The following table presents the results of this analysis:

Announcement Date	Goldman Sachs Selected Transactions		TV /LTM Adj. EBITDA
	Acquiror	Target

August 2022	HIG Capital LLC	Avient Corporation’s Distribution business segment	10.0x

September 2018	Univar Inc.	Nexeo Solutions, Inc.	9.7x

March 2016	WL Ross Holding Corp.	Nexeo Solutions Holdings, LLC	8.3x

May 2015	Apax Partners LLP	Quality Distribution, Inc.	9.1x

July 2012	Olin Corporation	K.A. Steel Chemicals Inc.	10.6x

May 2012	GS Capital Partners LP and P2 Capital Partners, LLC	Interline Brands, Inc.	9.8x

December 2010	Bain Capital Private Equity, LP	IMCD Group B.V.	9.3x

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of TV / LTM Adjusted EBITDA multiples of 8.3x to 10.6x to the Company’s (i) normalized 2022 actual Adjusted EBITDA as of December 31, 2022 (applying certain normalizing adjustments in respect of foreign exchange losses, non-repeating price benefits and other operating and non-operating costs at the direction of the Company’s management) and (ii) 2023 estimated Adjusted EBITDA as of December 31, 2023, each as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted the net debt of the Company as of (i) December 31, 2022 and (ii) December 31, 2022 excluding cash in connection with the Company’s two acquisitions announced in the first fiscal quarter of 2023 respectively, each as provided by and approved for Goldman Sachs’ use by the management of the Company, and divided each respective result by the number of fully diluted outstanding shares of Univar Solutions common stock as of December 31, 2022, as provided by and approved for Goldman Sachs’ use by the management of the Company, calculated using information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive reference ranges of implied values per share of Univar Solutions common stock.

The following table presents the results of this analysis:

Reference Ranges of Implied Values Per Share of Univar Solutions Common Stock

Normalized 2022A Adj. EBITDA	2023E Adj. EBITDA
$33.77 - $46.57	$34.75 - $48.09

Goldman Sachs compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume-weighted average price of $27.04 per share of Univar Solutions common stock as of November 22, 2022, and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 1, 2017 through December 31, 2022 involving a public company based in the United States as the target where the disclosed transaction values were between $5 billion and $10 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 65 transactions relative to the target’s VWAP for the 30-trading day period prior to announcement of the transaction. This analysis indicated a median premium of 29% across the period. This analysis also indicated a 25th percentile premium of 21% and 75th percentile premium of 49% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 21% to 49% to the volume-weighted average price per share of Univar Solutions common stock of $27.04 for the 30-trading day period ended November 22, 2022 and calculated a range of implied values per share of Univar Solutions common stock of $32.75 to $40.24.

Goldman Sachs compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume-weighted average price of $27.04 per share of Univar Solutions common stock as of November 22, 2022, and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could, Goldman Sachs believes, create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, Parent, or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board of Directors that the $36.15 in cash per share of Univar Solutions common stock to be paid to the holders (other than Parent and its affiliates) of Univar Solutions common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Univar Solutions common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations by the Company and was approved by the Board of Directors.    Goldman Sachs provided advice to the Company during these negotiations.    Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board of Directors or that any specific amount of consideration constituted the only appropriate Merger Consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Apollo and the Abu Dhabi Investment Authority, each of which is (or will become before or at Closing) a significant indirect shareholder of Parent, and any of their respective affiliates and, as applicable, portfolio or investee companies, or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the offering by the Company of first and second lien term loan facilities in October 2022; as a counterparty to an accelerated share repurchase agreement with the Company in November 2022; and as financial advisor to the Company in connection with responding to activism since December 2022. During the two-year period ended March 13, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to the Company and/or its affiliates of approximately $450,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Apollo and its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Apollo in connection with the sale of Diamond Resorts International Inc., a portfolio company of funds affiliated with Apollo, in August 2021; as bookrunner with respect to the issuance by Vistra Operations Company LLC, an indirect, wholly owned subsidiary of Vistra Corp., a portfolio company of funds affiliated with Apollo, of its senior secured notes due February 2024 and its senior secured notes due in February 2025 in May 2022; as financial co-advisor to Apollo-managed funds in connection with their acquisition of Atlas Air Worldwide Holdings Inc. in August 2022; as financial co-advisor to Lifepoint Health Inc, a portfolio company of funds affiliated with Apollo, in connection with its acquisition of a majority interest in Springstone, Inc. in August 2022; as bookrunner with respect to the issuance by Athene Holding Ltd, an affiliate of Apollo, of its senior notes due 2033 in November 2022; as bookrunner with respect to the issuance by Oldenburgische Landesbank AG, a portfolio company of funds affiliated with Apollo, of its senior preferred notes due February 2026 in January 2023; and as bookrunner with respect to the issuance by Albertsons Companies Inc., a portfolio company of funds affiliated with Apollo, of its senior notes due February 2028 in February 2023. During the two-year period ended March 13, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to Apollo and/or to its affiliates and portfolio companies (which may include companies that are not controlled by Apollo) of approximately $82.3 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to the Abu Dhabi Investment Authority and its affiliates and investee companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted, with regard to Cellnex Telecom SA, an investee company of the Abu Dhabi Investment Authority, as financial advisor in connection with its acquisition of Hivory SAS in January 2021 and as bookrunner with respect to a follow-on public offering of the equity in April 2021 and with respect to a debt financing in March 2022; as financial advisor to LeasePlan Corporation N.V., an investee company of the Abu Dhabi Investment Authority, in connection with a strategic transaction with ALD Automotive in January 2021, its sale of its Australia / New Zealand business in September 2021 and its sale of LeasePlan USA, Inc. in December 2022; and as bookrunner for Charter Next Generation, Inc., an investee company of the Abu Dhabi Investment Authority, with respect to a bank loan in February 2023. During the two-year period ended March 13, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to the Abu Dhabi Investment Authority and/or to its affiliates and investee companies (which may include companies that are not controlled by the Abu Dhabi Investment Authority) of approximately $22.2 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to the Government of Abu Dhabi, the parent of the Abu Dhabi Investment Authority, and/or its agencies and instrumentalities and their respective affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Apollo, the Abu Dhabi Investment Authority, the Government of Abu Dhabi, and/or its agencies and instrumentalities, and their respective affiliates and, as applicable, portfolio or investee companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Apollo, the Abu Dhabi Investment Authority and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo and the Abu Dhabi Investment Authority from time to time and may do so in the future.

The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated December 6, 2022, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $43 million, $3 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its reasonable and documented out-of-pocket expenses, including the reasonable fees and disbursements of Goldman Sachs’ outside attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with the matters referred to in the engagement letter, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Deutsche Bank Securities Inc.

At the March 12, 2023 meeting of the Board of Directors, Deutsche Bank, financial advisor to the Company, rendered its oral opinion to the Board of Directors, confirmed by delivery of a written opinion dated March 13, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Univar Solutions common stock (other than Parent and its affiliates).

The full text of Deutsche Bank’s written opinion, dated March 13, 2023, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is attached as Annex C and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and for the use and benefit of, the Board of Directors in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s opinion was limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Univar Solutions common stock (excluding Parent and its affiliates) as of the date of the opinion. The opinion did not address any other terms of the Merger or the Merger Agreement. Nor did the opinion address the terms of any other agreement entered into or to be entered into in connection with the Merger. The Company did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express an opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of Univar Solutions common stock should vote or act with respect to the Merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors or employees of any party to the Merger, or any class of such persons, in connection with the Merger whether relative to the Merger Consideration or otherwise. Deutsche Bank’s opinion did not address the prices at which any securities will trade at any time.

In connection with its role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company and the

Univar Standalone Projections, including, at the Board of Directors’ direction, certain sensitivities to the profitability and volume assumptions used in developing the Univar Standalone Projections. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Univar Solutions common stock;

•

compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed the Merger Agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Board of Directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Company, Parent or their respective subsidiaries (or the impact of the Merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Board of Directors that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Board of Directors, that in all respects material to its analysis, the Merger would be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Board of Directors, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by the Company and its other advisors with respect to such issues.

The Company selected Deutsche Bank as its financial advisor in connection with the Merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between the Company and Deutsche Bank, dated December 6, 2022, the Company has agreed to pay Deutsche Bank a fee estimated to be approximately $29,000,000 for its services as financial advisor to the Company in connection with the Merger, of which $2,000,000 became payable upon delivery of its opinion

(without regard to the conclusion reached therein) and the remainder of which is contingent upon consummation of the Merger. The Company has also agreed to reimburse Deutsche Bank for reasonable and documented out-of-pocket fees, expenses and disbursements of its counsel and all of Deutsche Bank’s reasonable and documented travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of its engagement, in each case on the terms set forth in its engagement letter. The Company has also agreed to indemnify Deutsche Bank and its affiliates against certain liabilities, including certain liabilities arising out of its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection within mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (which we refer to, together with its affiliates, as the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Apollo, and certain of its affiliates and portfolio companies for which they have received, and in the future may receive, compensation, including having acted as (i) a lender, arranger, agent, joint bookrunner or in other capacities with respect to numerous financings and refinancings; (ii) underwriter, joint bookrunner, co-manager or arranger with respect to numerous debt and equity capital markets offerings, including having acted as a joint bookrunner in connection with Apollo’s initial public offering; and (iii) financial advisor in various acquisitions and divestitures by Apollo and certain of its affiliates and portfolio companies. The DB Group has received approximately €69,000,000 in fees from Apollo and its affiliates and portfolio companies with respect to such services since January 1, 2021. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Abu Dhabi Investment Authority, also an affiliate of Parent, and certain of its affiliates and investee companies for which they have received, and in the future may receive, compensation. The DB Group has received approximately €9,500,000 in fees from the Abu Dhabi Investment Authority and its affiliates and investee companies, including investment consortiums where the Abu Dhabi Investment Authority participated as a member, with respect to such services since January 1, 2021. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation. The DB Group has received approximately €380,000 in fees from the Company and its affiliates with respect to such services since January 1, 2021. Further, certain indebtedness owed by the Company or its subsidiaries to members of the DB Group is expected to be repaid, and certain undrawn commitments of members of the DB Group to provide debt financing to the Company or its subsidiaries are expected to be terminated, in connection with the Merger. The DB Group may also provide investment and commercial banking services to Parent, the Company, Apollo, the Abu Dhabi Investment Authority and their respective affiliates and portfolio or investee companies in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company, Apollo, the Abu Dhabi Investment Authority and their respective affiliates and portfolio or investee companies for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to the Board of Directors at its meeting held on March 12, 2023, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described below represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 10, 2023, and is not necessarily indicative of current market conditions.

In preparing its analyses, Deutsche Bank utilized calculations of, among other things (i) EV, calculated as equity value plus net debt, and in the case of the Company, plus the aggregate expected purchase price in connection with the Company’s two acquisitions announced in the first quarter of 2023 in some instances identified below where implied EV/Adjusted EBITDA multiples are presented on a pro forma basis for the Company’s two acquisitions announced in the first quarter of 2023; (ii) earnings before interest, taxes, depreciation and amortization calculated as the sum of consolidated net income, depreciation, amortization, net interest expense and income tax expense (which we refer to as “EBITDA”); (iii) EBITDA excluding from net income the impact of impairment charges, other operating expenses, net (which primarily consist of employee stock-based compensation expenses, restructuring charges, litigation settlements, other employee severance costs, other facility closure costs, acquisition and integration related expenses and other unusual or nonrecurring expenses), and other income or expenses, net (which consist of gains and losses on foreign currency transactions and undesignated derivative instruments, non-operating retirement benefits and other non-operating activity) (which we refer to as “Adjusted EBITDA”); (iv) Adjusted EBITDA plus and/or minus other unusual or nonrecurring items, including non-repeating pricing benefits and bonuses over 100% target as estimated by management of the Company (which we refer to as “Normalized Adjusted EBITDA”); (v) Adjusted EBITDA adjusted to include the EBITDA acquired in connection with the Company’s two acquisitions announced in the first fiscal quarter of 2023; and (vi) delivered gross profit, calculated as gross profit (exclusive of depreciation) less outbound freight and handling (which we refer to as “DGP”). For additional information regarding the Univar Standalone Projections underlying these calculations, please see the section of this proxy statement entitled “—Certain Financial Projections.”

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis to determine a range of implied present values per share of Univar Solutions common stock. Deutsche Bank applied discount rates ranging from 9.5% to 11.5% to estimates of the estimated future unlevered free cash flows of the Company through 2027 calculated based upon the Univar Standalone Projections, including the impact of the Company’s two acquisitions announced in the first fiscal quarter of 2023, and to a range of estimated terminal values of the Company at the end of such period, respectively, to determine a range of implied enterprise values for the Company as of December 31, 2022. For purposes of its financial analyses, Deutsche Bank calculated unlevered free cash flow as (a) Adjusted EBITDA, less depreciation and amortization and stock compensation expense, plus the net realizable Adjusted EBITDA acquired in connection with the Company’s two acquisitions announced in the first fiscal quarter of 2023 (including the synergies, and cost to achieve such synergies, associated therewith), (b) less cash taxes, plus (c) depreciation and amortization, less (d) capital expenditures, plus or less (e) change in net working capital, less (f) other costs, including pension payments, below-the-line expenses and change in other assets and liabilities. Deutsche Bank derived the foregoing range of discount rates by application of the capital asset pricing model, which requires certain Company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. The terminal value was calculated by applying multiples ranging from 7.0x to 9.5x to Company management estimates of 2027 Adjusted EBITDA reduced by $34 million of projected employee stock-based compensation expenses. Deutsche Bank then subtracted the Company’s estimated net debt of approximately $2.238 billion, adjusted to include the aggregate expected purchase price in connection with the Company’s two acquisitions announced in the first quarter of 2023, and divided the result by the number of fully diluted shares of Univar Solutions common stock outstanding using the treasury method. This analysis resulted in a range of implied present values of Univar Solutions common stock as of December 31, 2022 of approximately $33.25 to $50.00 per share (rounded to the nearest $0.25). Deutsche Bank compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Sensitivity Analysis. At the direction of the Board of Directors, Deutsche Bank also reviewed the impact of the following sensitivities to the Univar Standalone Projections on the implied value per share derived pursuant to the discounted cash flow analysis described above:

•

DGP per ton sensitivity analysis: Increase DGP per ton by $10 and decrease DGP per ton by $10, $20 and $30 as compared to the average implied DGP per ton estimate for 2023 through 2027 of $328 as projected by Company management and the historical average of DPG per ton of $284 for 2019 through 2022.

•

Volume growth sensitivity analysis: Increase volume compounded annual growth rate (which we refer to as “CAGR”) by 1% and decrease volume CAGR by 1%, 2% and 3% as compared to the implied volume CAGR for 2022 and estimated for 2022 through 2027 of 4.8% as projected by Company management.

The results of this analysis were as follows (rounded to the nearest $0.25):

Scenario	Approximate Implied Share Price Range
DGP per ton sensitivity analysis	$23.00	–	$54.50
Volume growth sensitivity analysis	$23.25	–	$54.00

Deutsche Bank compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Illustrative Discounted Future Share Price Analysis

Deutsche Bank calculated an illustrative implied present value of the future prices of the shares of Univar Solutions common stock based on the Univar Standalone Projections, including the estimated impact of the Company’s two acquisitions announced in the first fiscal quarter of 2023. This analysis was designed to provide an indication of the present value of a theoretical future price of the Company’s equity calculated as a multiple of forward EBITDA. Deutsche Bank applied one-year forward EBITDA multiples ranging from 7.0x to 9.0x to the Company’s estimated 2025 Adjusted EBITDA to calculate the Company’s estimated equity value in December 31, 2024 based on the projected net debt position for the fiscal year ended December 31, 2024, and discounted the derived equity value using a cost of equity equal to 12.5% on a present value basis to March 10, 2023, which resulted in a range of implied present values per share of Univar Solutions common stock of approximately $32.25 to $44.00 (rounded to the nearest $0.25). Deutsche Bank compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Precedent Selected Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the following 15 selected transactions in the chemicals distribution industry since 2007 (which we refer to as the “Deutsche Bank Selected Transactions”).

Date Announced	Target	Acquirer
August 2022	Plastics distribution business of Avient Corporation	H.I.G. Capital
February 2019	Plastics distribution business of Nexeo Solutions, Inc.	One Rock Capital Partners, LLC
September 2018	Nexeo Solutions, Inc.	Univar Inc.
March 2016	Nexeo Solutions, Inc.	WL Ross Holding Corp.
May 2015	The M.F. Cachat Company, LLC	IMCD N.V.
May 2015	Quality Distribution, Inc.	Apax Partners LLP
July 2012	K.A. Steel Chemicals Inc.	Olin Corp.
May 2012	Interline Brands, Inc.	GS Capital Partners LP and P2 Capital Partners, LLC
December 2010	IMCD Group BV	Bain Capital LLC
November 2010	Ashland Inc.	TPG Capital L.P.
September 2010	Univar Inc.(1)	Clayton Dublier & Rice, LLC
July 2010	EAC Industrial Ingredients Ltd.	Brenntag AG
May 2008	Neochimiki L.V. Lavrentiadis S.A. Industrial and Commercial Company	The Carlyle Group L.P.
July 2007	Univar N.V.	CVC Capital Partners Advisory (U.S.) Inc.
March 2007	Chemcentral Corporation	Univar N.V.

(1)	Clayton Dublier & Rice, LLC acquired a 42.5% stake to achieve joint control of Univar Inc. with CVC Capital Partners Advisory (U.S.) Inc.

Although none of the Deutsche Bank Selected Transactions is directly comparable to the Merger, the Deutsche Bank Selected Transactions were selected by Deutsche Bank because certain aspects of the Deutsche Bank Selected Transactions, for the purposes of this analysis and based on Deutsche Bank’s professional judgment and experience as investment bankers and its knowledge of transactions of a similar nature, may be considered similar to the Merger.

With respect to each Deutsche Bank Selected Transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s EV to LTM EBITDA or, in the case of one target, to LTM earnings before interest, taxes, and amortization (which we refer to as “EBITA”), based on the applicable target’s LTM EBITDA or LTM EBITA, in each case as most recently disclosed publicly at the time of the announcement of the applicable Deutsche Bank Selected Transaction.

Deutsche Bank also calculated the same multiples for the Merger based upon the Company’s December 31, 2022 Normalized Adjusted EBITDA. For purposes of this analysis, Deutsche Bank utilized an implied EV for the Company of $7.914 billion, based upon the Merger Consideration of $36.15 per share of Univar Solutions common stock.

The results of this analysis are summarized as follows:

EV/LTM EBITDA-EBITA
Deutsche Bank Selected Transactions
High	10.6x
Mean	9.4x
Median	9.3x
Low	8.1x
Company at $36.15
December 31, 2022 Normalized Adjusted EBITDA	8.7x

Based in part upon the multiples of the Deutsche Bank Selected Transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per share of Univar Solutions common stock by applying multiples of 8.0x to 10.5x to the Company’s December 31, 2022 Normalized Adjusted EBITDA as provided by management of the Company, resulting in a range of implied values of approximately $32.00 to $46.25 per share of Univar Solutions common stock (rounded to the nearest $0.25). Deutsche Bank compared this range of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 per share.

Selected Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for the Company with corresponding financial information and valuation measurements for the following three publicly-traded companies (which we refer to as the “Deutsche Bank Selected Companies”):

•	Brenntag SE

•	Azelis Group NV

•	IMCD NV

Although none of the above Deutsche Bank Selected Companies is directly comparable to the Company, Deutsche Bank considered each of them generally relevant for the purposes of this analysis, based on its professional judgment and experience as investment bankers, taking into account several factors, including, among other things, the Company’s operational capabilities and financial profile compared with those of the Deutsche Bank Selected Companies, the competitive landscape in which the Company and the Deutsche Bank Selected Companies operate and the Company’s product offerings and those of the Deutsche Bank Selected Companies. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the Deutsche Bank Selected Companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of each of the Deutsche Bank Selected Companies on March 10, 2023, information contained in the most recent public filings of the Deutsche Bank Selected Companies and equity research analyst consensus estimates of EBITDA for calendar years 2023 and 2024 for each of the Deutsche Bank Selected Companies, Deutsche Bank calculated the following multiples with respect to each of the Deutsche Bank Selected Companies:

•	EV as a multiple of estimated 2023 EBITDA; and

•	EV as a multiple of estimated 2024 EBITDA.

Deutsche Bank also calculated the same multiples for the Company based upon equity research analyst consensus estimates of EBITDA.

The results of this analysis are summarized as follows:

EV / EBITDA
	2023E	2024E
Deutsche Bank Selected Companies
Brenntag SE	7.8x	7.5x
Azelis Group NV	13.5x	12.9x
IMCD NV	16.6x	15.8x
Company	7.9x	7.3x

Based in part upon the multiples of the Deutsche Bank Selected Companies described above and taking into account its professional judgment and experience, Deutsche Bank calculated the following ranges of implied values per share of Univar Solutions common stock:

•

approximately $27.50 to $39.00 per share of Univar Solutions common stock (rounded to the nearest $0.25) by applying multiples of EV to EBITDA of 7.0x to 9.0x to the estimate of 2023 Adjusted EBITDA as provided in the Univar Standalone Projections; and

•

approximately $28.50 to $41.25 per share of Univar Solutions common stock (rounded to the nearest $0.25) by applying multiples of EV to EBITDA of 6.5x to 8.5x to the estimate of 2024 Adjusted EBITDA as provided in the Univar Standalone Projections.

Deutsche Bank compared these ranges of implied values per share of Univar Solutions common stock to the closing price of $32.09 per share of Univar Solutions common stock on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Additional Information

Deutsche Bank observed additional information that was not considered part of Deutsche Bank’s financial analysis with respect to its opinion, but which was noted as reference data for the Board of Directors, including the following:

Historical Stock Trading. Deutsche Bank reviewed the closing prices of the Univar Solutions common stock on the NYSE for the 52 weeks ended on March 10, 2023. Deutsche Bank observed that during such period, the closing trading price per share of Univar Solutions common stock ranged from $21.72 to $35.44 per share, as compared, for reference only, to the closing per share of Univar Solutions common stock of $32.09 on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Equity Research Analyst Price Targets. Deutsche Bank observed the most recent price targets for Univar Solutions common stock reflected in publicly available equity research reports prepared and published by eight selected equity research analysts between January 11, 2023 and March 2, 2023. Deutsche Bank noted that the future price targets for Univar Solutions common stock had a median future price target of $37.00 per share and ranged from $33.00 to $42.00 per share, which Deutsche Bank discounted back 12 months using a 12.5% cost of equity to calculate a range of discounted recent equity analyst price targets for Univar Solutions common stock of $29.33 to $37.33 per share.

The public market trading prices published by equity research analysts do not necessarily reflect current market trading prices for Univar Solutions common stock. Further, these estimates are subject to uncertainties, including the future financial performance of the Company and future market conditions. However, these estimates provided general reference points which enabled Deutsche Bank to compare, for reference only, such estimates with the closing price per share of Univar Solutions common stock of $32.09 on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Premiums Paid Analysis. Deutsche Bank reviewed and analyzed, using publicly available information, the acquisition premia for 109 all-cash transactions announced from March 10, 2018 to March 10, 2023 involving a U.S. public company in all industries for which the disclosed enterprise value for the transaction was greater than $5 billion. For the entire period, using publicly available information, Deutsche Bank calculated the mean, median, 75th percentile and 25th percentile average premia of the price paid in each of the transactions relative to the unaffected 30-day volume-weighted average price based on the target’s unaffected price.

The information noted by Deutsche Bank with respect to these transactions is summarized below:

All Transactions	Premium over 30-day unaffected VWAP
75th percentile	47%
Mean	37%
Median	33%
25th percentile	23%

Deutsche Bank applied ranges of premiums of 23% to 47% to the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction). Deutsche Bank noted this implied a range of share prices for Univar Solutions common stock of approximately $33.12 to $39.65 per share, as compared, for reference only, to the closing per share of Univar Solutions common stock of $32.09 on March 10, 2023, the 30-day volume weighted average trading price per share of Univar Solutions common stock of $27.04 as of November 22, 2022 (the last trading date before volumes increased ahead of public confirmation of Brenntag’s approach regarding a possible transaction), and the Merger Consideration of $36.15 in cash per share of Univar Solutions common stock.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Deutsche Bank further believes that selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to the Company or the Merger.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Board of Directors as to the fairness of the Merger Consideration, from a financial point of view, to the holders of Univar Solutions common stock (excluding Parent and its affiliates) as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of the Company with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or the Company. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual, past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Merger, including the Merger Consideration, were determined through arm’s-length negotiations between the Company and Parent and were approved by the Board of Directors. Although Deutsche Bank provided advice to the Company during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Board of Directors. Deutsche Bank did not recommend any specific consideration to the Company or the Board of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger. As described above, the opinion of Deutsche Bank and its presentation to the Board of Directors were among a number of factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement and the transactions contemplated thereby.

Certain Financial Projections

While Univar Solutions has from time to time provided limited financial guidance to investors, including a set of high level, three-year financial targets that were based on Univar Solutions’ draft strategic plan on Univar Solutions’ November 2, 2022 earnings call, Univar Solutions has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results beyond the then current annual period due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of underlying assumptions and estimates. In the ordinary course, however, Univar Solutions’ management prepares a five year long range strategic plan, which is updated annually and reviewed with the Board of Directors, that reflects Univar Solutions’ potential financial and business outlook for Univar Solutions generally over a five-year period.

In connection with the proposed Merger, Univar Solutions is including in this proxy statement a summary of certain limited unaudited prospective financial information of Univar Solutions, on a standalone basis, without giving effect to the Merger, prepared by Univar Solutions’ management, solely because, as described below, certain financial information was reviewed by the Board of Directors in connection with its consideration and evaluation of the Merger and given to each of Goldman Sachs and Deutsche Bank for their use and reliance in connection with the financial analyses presented by Goldman Sachs to the Board of Directors and Goldman Sachs’ opinion as discussed in the section of this proxy statement entitled “—Opinion of Goldman Sachs” and the financial analyses presented by Deutsche Bank to the Board of Directors and Deutsche Bank’s opinion as discussed in the section of this proxy statement entitled “—Opinion of Deutsche Bank”.

As part of Univar Solutions’ annual business review, Univar Solutions’ management prepared and reviewed with the Board of Directors, at its October 27, 2022 meeting, Univar Solutions’ draft long range strategic plan for fiscal years 2023 through 2027 (which we refer to as the “Univar LRSP”), which included a financial forecast that was based on and reflected, among other things, assumptions regarding industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as assumptions specific to Univar Solutions’ business, including expected sales growth, costs, profitability, and cash generation, all of which are difficult to predict and many of which are beyond Univar Solutions’ control. The Univar LRSP reviewed with the Board of Directors at its October 27, 2022 meeting was subject to finalization by Univar Solutions’ management in the ordinary course of Univar Solutions’ business.

At its November 16, 2022 special meeting, the Board of Directors further reviewed and discussed the Univar LRSP and directed Goldman Sachs and Deutsche Bank to utilize the Univar LRSP for fiscal years 2023 through 2027 once it had been finalized by the management of Univar Solutions (which we refer to as the “Univar Standalone Projections”) in preparing their financial analysis with respect to Univar Solutions and any potential transaction, including for any fairness opinions to be rendered. Additionally, the management of Univar Solutions provided a copy of the Univar LRSP to Goldman Sachs and Deutsche Bank for their use in its preliminary financial analysis of Univar Solutions that was presented to the Board of Directors at the November 20, 2022 special meeting.

Following the November 16, 2022 special meeting of the Board of Directors, Univar Solutions’ management finalized the long range strategic plan for fiscal years 2023 through 2027. The Univar LRSP was revised to reflect certain updates to the Univar LRSP with regards to the 2023 Annual Operating Plan, including the Company’s two acquisitions announced in the first fiscal quarter of 2023 and the associated synergies and costs to achieve synergies. The Univar Standalone Projections similarly involved assumptions regarding, among other things, industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as assumptions specific to Univar Solutions’ business, including expected sales growth, costs, profitability, and cash generation, all of which are difficult to predict and many of which are beyond Univar Solutions’ control. The Univar Standalone Projections were provided to the Board of Directors, and were provided by representatives of Univar Solutions to representatives of Goldman Sachs and Deutsche Bank on January 12, 2023. A copy of the Univar Standalone Projections was provided to Apollo, Platinum Falcon and their representatives following execution of a confidentiality agreement with Univar Solutions, as described in the section of this proxy statement entitled “—Background of the Merger.”

The Univar LRSP and the Univar Standalone Projections are collectively referred to as the “Company Plans.” The Company Plans were prepared treating Univar Solutions on a standalone basis, without giving effect to the Merger, including any impact of the negotiation or execution of the Merger, the expenses that may be incurred in connection with the proposed transaction or the consummation thereof, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the proposed transaction, or the effect of any alteration, acceleration, postponement or decision not to take any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.

Univar Solutions and its representatives advised the recipients of the Company Plans that its internal financial forecasts are subjective in many respects. The inclusion of the Company Plans or of this summary does not constitute an admission or representation by Univar Solutions, Goldman Sachs, Deutsche Bank or any other person that the information is material, should not be regarded as an indication that the Board of Directors, Goldman Sachs, Deutsche Bank, Univar Solutions or its management, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such. This information is not fact and should not be relied upon as indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the Company Plans.

The Company Plans and the underlying assumptions upon which the Company Plans were based are subjective in many respects and subject to multiple interpretations and frequent revisions attributable to the dynamics of Univar Solutions’ industry and based on actual experience and business developments. The Company Plans, while presented with numerical specificity, reflect numerous assumptions with respect to

Company performance, industry performance, general business, economic, regulatory, market, and financial conditions, and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond Univar Solutions’ control. The Company Plans constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties, including those described in the section of this proxy statement entitled “Forward-Looking Statements,” that could cause the Company Plans or the underlying assumptions to be inaccurate and for actual results to differ materially from the Company Plans. As a result, there can be no assurance that the Company Plans will be realized or that actual results will not be significantly higher or lower than projected, and the Company Plans cannot be considered a guarantee of future operating results and should not be relied upon as such. Because the Company Plans cover multiple years, such information by its nature becomes less reliable with each successive year. The Company Plans do not take into account any circumstances or events occurring after the date on which they were prepared, including the Merger, and some or all of the assumptions that have been made in connection with the preparation of the Company Plans may have changed since the date the Company Plans were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Company Plans will be achieved.

In addition, the Company Plans have not been updated or revised to reflect information or results after the date the Company Plans were prepared or as of the date of this proxy statement. None of Univar Solutions, Apollo, Platinum Falcon or any of our or their respective affiliates intends to, and each of them disclaims any obligation to, update or otherwise revise the Company Plans or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error (except, in the case of Univar Solutions, as required by applicable securities laws). These considerations should be taken into account in reviewing the Company Plans, which were prepared as of an earlier date.

For the foregoing reasons, and considering that the special meeting will be held more than four months after the Company Plans were prepared, as well as the uncertainties inherent in any forecasting assumptions/information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Company Plans set forth below. The Company Plans should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Univar Solutions’ public filings with the SEC. Univar Solutions urges all of its stockholders to review its most recent SEC filings for a description of its reported financial results. Please see the section of this proxy statement entitled “Where You Can Find More Information” for additional information.

The Company Plans were not prepared with the purpose of, or with a view toward, public disclosure or toward compliance with United States generally accepted accounting principles (which we refer to as “GAAP”), published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Ernst & Young LLP (which we refer to as “E&Y”), Univar Solutions’ independent registered public accounting firm, nor any other accounting firm, has examined, compiled, or performed any procedures with respect to the Company Plans and, accordingly, neither E&Y nor any other accounting firm expresses an opinion or any other form of assurance with respect thereto. The E&Y report incorporated by reference in this proxy statement relates to Univar Solutions’ historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

The Company Plans contain certain non-GAAP financial measures that Univar Solutions believes are helpful in understanding its past financial performance and future results. Univar Solutions management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Univar Solutions believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Univar Solutions’ financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Univar Solutions’ competitors and may not be directly comparable to similarly titled measures of Univar Solutions’ competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of adjusted financial measures were not relied upon by the Board of Directors or the members of management or financial advisors in connection with their respective evaluation of the Merger. Accordingly, Univar Solutions has not provided a reconciliation of the non-GAAP financial measures included in the Company Plans to the relevant GAAP financial measures.

Univar Solutions has not made and makes no representation to any Univar Solutions stockholder or to Apollo, the Abu Dhabi Investment Authority, Parent, Merger Sub, the Apollo Funds or Platinum Falcon in the Merger Agreement or otherwise concerning the Company Plans or regarding Univar Solutions’ ultimate performance compared to the information contained in the Company Plans or that the projected results will be achieved.

Univar LRSP

Subject to the foregoing qualifications, the following table presents a summary of the Univar LRSP.

$ in millions

	2023E	2024E	2025E	2026E	2027E
Net Sales	$11,005	$11,420	$12,027	$12,603	$13,228
Adjusted EBITDA(1)	$930	$1,025	$1,125	$1,235	$1,326
Unlevered Free Cash Flow(2)	$492	$537	$573	$650	$690

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding from net income the impact of impairment charges, other operating expenses, net (which primarily consist of employee stock-based compensation expenses, restructuring charges, litigation settlements, other employee severance costs, other facility closure costs, acquisition and integration related expenses and other unusual or nonrecurring expenses), and other income or expenses, net (which consist of gains and losses on foreign currency transactions and undesignated derivative instruments, non-operating retirement benefits and other non-operating activity).

(2)

Unlevered free cash flow, a non-GAAP financial measure, is calculated as (a) Adjusted EBITDA, less depreciation and amortization and stock compensation expense, less (b) cash taxes, plus (c) depreciation and amortization, less (d) capital expenditures, plus or less (e) change in net working capital, less (f) other costs, including pension payments, below the line expenses and change in other assets and liabilities.

Univar Standalone Projections

Subject to the foregoing qualifications, the following table presents a summary of the Univar Standalone Projections.

$ in millions

	2023E	2024E	2025E	2026E	2027E
Net Sales	$11,360	$11,635	$12,228	$12,823	$13,463
Adjusted EBITDA(1)	$945	$1,049	$1,152	$1,265	$1,357
Unlevered Free Cash Flow(2)	$496	$526	$568	$651	$703

(1)	Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to include the net realizable Adjusted EBITDA acquired in connection with the Company’s two acquisitions announced in the first fiscal quarter of 2023 (including the synergies, and cost to achieve such synergies, associated therewith), excluding from net income the impact of impairment charges, other operating expenses, net (which primarily consist of employee stock-based compensation expenses, restructuring charges, litigation settlements, other employee severance costs, other facility closure costs, acquisition and integration related expenses and other unusual or nonrecurring expenses), and other income or expenses, net (which consist of gains and losses on foreign currency transactions and undesignated derivative instruments, non-operating retirement benefits and other non-operating activity).
(2)

Unlevered free cash flow, a non-GAAP financial measure, is calculated as (a) Adjusted EBITDA, less depreciation and amortization and stock compensation expense, plus the net realizable Adjusted EBITDA acquired in connection the Company’s two acquisitions announced in the first fiscal quarter of 2023 (including the synergies, and cost to achieve such synergies, associated therewith), less (b) cash taxes, plus (c) depreciation and amortization, less (d) capital expenditures, plus or less (e) change in net working capital, less (f)  other costs, including pension payments, below the line expenses and change in other assets and liabilities.

Interests of Univar Solutions’ Executive Officers and Directors in the Merger

In considering the recommendation of the Board of Directors that Univar Solutions stockholders approve the transaction and vote in favor of the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal, Univar Solutions stockholders should be aware that the executive officers and directors of Univar Solutions have certain interests in the Merger and transactions contemplated thereby that are or may be different from, or in addition to, the interests of Univar Solutions stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by it, including the Merger, and in making their recommendation that Univar Solutions stockholders adopt the Merger Agreement. These interests are described in more detail below, and certain of them, including compensation that may become payable in connection with the Merger to named executive officers, which is the subject of a nonbinding, advisory vote of Univar Solutions stockholders, are quantified in the narrative below. For more information, please see the section of this proxy statement entitled “Proposal 2: The Compensation Proposal.” The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

For purposes of this disclosure, the named executive officers of Univar Solutions are:

•	David C. Jukes, President and Chief Executive Officer

•	Nicholas W. Alexos, Executive Vice President and Chief Financial Officer

•	Nicholas Powell, Senior Vice President, President of Europe, Middle East and Africa & Asia Pacific and Ingredients & Specialties

•	James B. Holcomb, Senior Vice President, President of North America and Chemicals & Services

•	Noelle J. Perkins, Senior Vice President, General Counsel and Secretary, Chief Risk Officer

For purposes of this disclosure, “qualifying termination” means a termination of employment by Univar Solutions without cause or by the applicable executive officer for good reason (each term as defined in the relevant agreement).

Treatment of Univar Solutions Equity Awards

At the Effective Time, each outstanding Univar Solutions Restricted Share Award, Univar Solutions PRSU Award, Univar Solutions RSU Award, Univar Solutions DSU Award and Univar Solutions Option will be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Univar Solutions Option, with the number of Univar Solutions shares covered by each Univar Solutions PRSU Award equal to: (A) for each such award granted in 2021, the greater of (i) 170% of the target number of shares covered by the award and (ii) the number of shares covered by the award based on the actual level of performance achieved through the period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs, (B) for each such award granted in 2022, the greater of (i) 150% of the target number of shares covered by the award and (ii) the number of shares covered by the award based on the actual level of performance achieved through the period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs and (C) for each such award granted on or following January 1, 2023, the target number of shares covered by such award. For an estimate of the value of unvested equity awards that would vest assuming that the Merger occurs on April 10, 2023, and each of the named executive officers experiences a qualifying termination on that date, see “—Quantification of Payments and Benefits to Univar Solutions’ Named Executive Officers” below. We estimate that the value of unvested equity awards held by all executive officers, other than the named executive officers, that would vest assuming that the Effective Time occurs on April 10, 2023, and all such executive officers experience qualifying terminations on that date is $6,089,395. We estimate that the aggregate value of unvested equity awards held by all non-employee directors of Univar Solutions that would vest assuming that the Merger occurs on April 10, 2023 is $1,673,745.

Executive Severance Arrangements

Messrs. Jukes, Powell, Alexos and Holcomb and Ms. Perkins

Univar Solutions is party to severance and change in control agreements with each of Messrs. Jukes, Alexos, Powell and Holcomb and Ms. Perkins. Pursuant to the agreements, if the named executive officer experiences a qualifying termination during the period beginning three months before and ending 24 months (18 months for Messrs. Alexos and Powell) following a change in control, the named executive officer will be entitled to:

(1) a lump sum cash payment equal to a multiple (2.5x for Mr. Jukes and 2.0x for Messrs. Alexos, Powell and Holcomb and Ms. Perkins) of the sum of the named executive officer’s annual base salary and target bonus for the year in which the named executive officer’s employment terminates or the year in which the Effective Time occurs, if greater;

(2) Except for Mr. Powell, a pro-rated bonus for the year of termination assuming achievement of target performance (or, for Mr. Alexos, based upon actual achievement), based on the annual bonus target for the year in which the named executive officer’s employment terminates or the year in which the Effective Time occurs, if greater; and

(3) Except for Messrs. Powell and Alexos, up to 18 months of COBRA health care continuation coverage in the form of premium reimbursements for the named executive officer and, if applicable, his or her spouse and dependents.

The foregoing payments are conditional upon Messrs. Jukes, Alexos, Powell and Holcomb and Ms. Perkins executing and not revoking a release of claims agreement with Univar Solutions. Each of Messrs. Jukes, Alexos, Holcomb and Powell and Ms. Perkins are prohibited for a period of 18 months (12 months in the case of Mr. Alexos) following termination of employment from competing with Univar Solutions and soliciting Univar Solutions’ employees, customers and suppliers. Mr. Powell is also party to a garden leave letter which provides that Mr. Powell is entitled to 12 months’ notice of termination of employment, or, in the event such notice is not given, payment of his base salary for such period.

Other Executive Officers

Univar Solutions is also party to severance and change in control agreements with three of Univar Solutions’ executive officers who are not named executive officers. Subject to executing and not revoking a release of claims agreement with Univar Solutions, each of the three executive officers is entitled to the same benefits as each of Mr. Holcomb and Ms. Perkins, except that one of the three executive officers is not entitled to COBRA health care continuation coverage but is entitled to receive a specified contribution to a severance indemnity fund. Each of the three executive officers is also prohibited for a period of 18 months following termination of employment from soliciting Univar Solutions’ employees, customers and suppliers, and each is, in a separate agreement, prohibited from competing with Univar Solutions for the same period following termination.

For an estimate of the value of the severance payments described above that would be payable to Univar Solutions’ named executive officers upon a qualifying termination on April 10, 2023, see “—Quantification of Payments and Benefits to Univar Solutions’ Named Executive Officers” below. We estimate that the aggregate value of severance payments that would be payable to the three Univar Solutions executive officers who are not named executive officers, assuming a qualifying termination on April 10, 2023, is $4,608,896.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, for a period of six years after the Effective Time, Univar Solutions’ directors and officers will be entitled to certain ongoing indemnification and insurance coverage under directors’ and officers’ liability insurance policies. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance.”

New Compensation Arrangements

Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to the Surviving Corporation may enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Parent, any of its affiliates or the Surviving Corporation. As of the date of this proxy statement, no compensation arrangements between such persons and the Surviving Corporation and/or its affiliates have been established or discussed.

Quantification of Payments and Benefits to Univar Solutions’ Named Executive Officers

The table below sets forth the amount of payments and benefits that each of Univar Solutions’ named executive officers would receive in connection with the Merger, assuming (i) that the Merger were consummated and each such named executive officer experienced a qualifying termination on April 10, 2023 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (ii) a per share price of Univar Solutions common stock of $36.15; (iii) that each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement; and (iv) the Univar Solutions Restricted Share Award, Univar Solutions PRSU Award, Univar Solutions RSU Award, Univar Solutions DSU Award and Univar Solutions Option (which together we refer to as the “Univar Solutions Equity Awards”) are outstanding as of April 10, 2023. The calculations in the table below do not include any amounts that the named executive officers were entitled to receive or that were vested as of the date hereof. In addition, these amounts do not attempt to forecast any additional awards, grants or forfeitures that may occur prior to the Effective Time or any awards that, by their terms, vest irrespective of the Merger prior to April 10, 2023. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
David Jukes	$6,790,000	$20,099,002	$31,072	$26,920,074
Nicholas W. Alexos	$2,838,965	$8,462,462	—	$11,301,427
Nicholas Powell	$2,374,493	$3,726,668	—	$6,101,160
James B. Holcomb	$2,451,800	$4,023,495	$49,529	$6,524,824
Noelle J. Perkins	$2,049,333	$3,052,506	$26, 234	$5,128,073

(1)

Cash Payments for Named Executive Officers.

Each of the named executive officers is party to an agreement that provides for severance in connection with a change in control.

In the event of a qualifying termination, each of Messrs. Jukes, Alexos, Powell and Holcomb and Ms. Perkins is entitled to (1) a lump sum cash payment equal to a multiple (2.5x for Mr. Jukes and 2.0x for Messrs. Alexos, Powell and Holcomb and Ms. Perkins) of the sum of the named executive officer’s annual base salary and target bonus for the year in which the named executive officer’s employment terminates or the year in which the Effective Time occurs, if greater; (2) except for Mr. Powell, a pro-rated bonus for the year of termination assuming achievement of target performance (or, for Mr. Alexos, based upon actual achievement which is assumed to be equal to target performance for the purpose of this Golden Parachute Table), based on the target bonus for the year in which the named executive officer’s employment terminates or the year in which the Effective Time occurs, if greater; and (3) except for Messrs. Alexos and Powell, up to 18 months of continued COBRA health coverage for the named executive officer, his or her spouse and his or her dependents, as applicable, in the form of premium reimbursement. Mr. Powell is also party to a garden leave letter which provides that Mr. Powell is entitled to 12 months’ notice of termination of employment, or, in the event no such notice is given, payment of his base salary for such period in the amount of $494,686 (which amount is included in the table above).

The foregoing payments are conditional upon each of the named executive officers executing and not revoking a release of claims against Univar Solutions. Each of the named executive officers is prohibited for a period of 18 months (12 months in the case of Mr. Alexos) following termination of employment from competing with Univar Solutions and soliciting Univar Solutions’ employees, customers and suppliers.

Named Executive Officer	Base Salary Payment ($)	Annual target Bonus Payment ($)	Prorated Bonus for Year of Termination ($)	Garden Leave Payment ($)	Total ($)
David Jukes	$2,625,000	$3,675,000	$490,000	—	$6,790,000
Nicholas W. Alexos	$1,404,000	$1,263,600	$171,365	—	$2,838,965
Nicholas Powell	$989,372	$890,435	—	$494,686	$2,374,493
James B. Holcomb	$1,196,000	$1,076,400	$179,400	—	$2,451,800
Noelle J. Perkins	$1,060,000	$848,000	$141,333	—	$2,049,333

(2)

Equity Award Treatment.

At the Effective Time, each then outstanding Univar Solutions Equity Award will be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Univar Solutions Option. For purposes of the Golden Parachute Compensation table above and the table directly below, the number of shares of Univar Solutions common stock covered by each Univar Solutions PRSU Award is equal to: (A) for each such award granted in 2021, 170% of the target number of shares of Univar Solutions common stock covered by the award, (B) for each such award granted in 2022, 150% of the target number of shares of Univar Solutions common stock covered by the award, and (C) for each such award granted on or following January 1, 2023, the target number of shares of Univar Solutions common stock covered by such award. All Univar Solutions Stock Options were vested as of immediately prior to the assumed Effective Time and therefore not included in the Golden Parachute Compensation table or the table below.

Named Executive Officer	Value of Univar Solutions RSU Awards ($)	Value of Univar Solutions PRSU Awards ($)	Total ($)
David Jukes	$5,797,629	$14,301,373	$20,099,002
Nicholas W. Alexos	$2,382,430	$6,080,032	$8,462,462
Nicholas Powell	$1,519,204	$2,207,464	$3,726,668
James B. Holcomb	$1,816,031	$2,207,464	$4,023,495
Noelle J. Perkins	$958,120	$2,094,386	$3,052,506

(3)

As described above under “—Interests of Univar Solutions’ Executive Officers and Directors in the Merger—Executive Severance Arrangements,” this amount represents the value of up to 18 months of continued COBRA health coverage in the form of premium reimbursements for each of Messrs. Jukes and Holcomb and Ms. Perkins, and, as applicable, his or her spouse and dependents.

Financing of the Merger

The consummation of the Merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the Merger Consideration with committed Equity Financing and Debt Financing, as described below.

The Apollo Funds and Platinum Falcon have committed to severally contribute, or cause to be contributed, to Parent the Equity Financing, subject to the terms and conditions set forth in the Equity Commitment Letter, which will be used by Parent, together with the Debt Financing described below, and available cash of Univar Solutions and its subsidiaries (if any), solely to fund each such Equity Investor’s pro rata share of the Obligations.

In connection with entry into the Merger Agreement, a subsidiary of Parent obtained Debt Commitment Letters for the Debt Financing. The availability of the Debt Financing is subject to customary conditions precedent.

Limited Guarantee

Subject to the terms and conditions set forth in the Limited Guarantee provided by the Guarantors, the Guarantors have severally guaranteed certain payment obligations of Parent under the Merger Agreement, subject to an aggregate maximum cap of $235,995,172 for the Apollo Guarantors and a maximum cap of $153,004,828 for Platinum Falcon, for payment of (i) the Parent Termination Fee or Parent Regulatory Termination Fee (to the extent payable), (ii) certain costs and expenses of Univar Solutions or any of its subsidiaries and their respective representatives in connection with the Debt Financing of the Merger and actions to be taken to effect the Closing in the manner described on the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub, (iii) certain damages payable by Parent or Merger Sub in respect of fraud, and willful and material breaches of covenants or agreements in the Merger Agreement under and in accordance with the terms of the Merger Agreement and (iv) costs and expenses of Univar Solutions in connection with the successful enforcement by Univar Solutions of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement.

Closing and Effective Time

The Closing will take place at 10:00 a.m., local time on the second business day after the satisfaction or waiver by the party having the benefit of the applicable condition (to the extent permitted by applicable law) of the conditions to the Closing, which are described below in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, time and date as Univar Solutions and Parent may agree in writing. If the Marketing Period has not ended at the time of the satisfaction or waiver of the Closing conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), as described below in the section of this proxy statement entitled “The Merger Agreement—Cooperation as to Debt Financing,” then the Closing will occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any business day during the Marketing Period as may be specified by Parent on no less than two business days’ prior notice to Univar Solutions and (b) two business days following the final day of the Marketing Period.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Appraisal Rights

This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262) and is incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that you exercise your appraisal rights under Section 262.

Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262), particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of Univar Solutions common stock, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of Univar Solutions common stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, stockholders and beneficial owners desiring to exercise their right to appraisal must (1) properly deliver a written demand for an appraisal of their shares of Univar Solutions common stock to Univar Solutions prior to the stockholder vote on the adoption of the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement; (3) hold of record or beneficially own, as applicable, shares of Univar Solutions common stock upon the making of a demand under clause (1) and continue to hold or beneficially own, respectively, such shares of Univar Solutions common stock through the Effective Time; (4) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262. However, assuming the shares of Univar Solutions common stock remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders and beneficial owners of Univar Solutions common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of Univar Solutions common stock entitled to appraisal exceeds 1%

of the outstanding shares of Univar Solutions common stock eligible for appraisal or (y) the value of the Merger Consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000. We refer to these conditions as the “Minimum Conditions.”

Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration offered pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of the stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes such notice that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/index.html#262). In connection with the Merger, any person who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review Section 262 carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, we believe that if a person considers exercising such rights, that person should seek the advice of legal counsel.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Univar Solutions common stock must strictly comply with Section 262 of the DGCL. In addition, a stockholder of record, a beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.

Filing Written Demand

Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of such person’s shares. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement and the Merger will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting may constitute a waiver of appraisal rights.

Record Holders

A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. If a holder of record is submitting a demand with respect to shares owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Univar Solutions common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Univar Solutions common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Univar Solutions common stock as to which appraisal is sought. Where no number of shares of Univar Solutions common stock is expressly mentioned, the demand will be presumed to cover all shares of Univar Solutions common stock held in the name of the holder of record.

Beneficial Owners

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Univar Solutions under Section 262 and to be set forth on the Verified List. Although not expressly required by Section 262, Univar Solutions reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to: Secretary, Univar Solutions Inc., 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515. Demands for appraisal may not be submitted by electronic transmission.

Actions After Completion of the Merger

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of Univar Solutions common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has properly demanded appraisal as of the Effective Time, that the Merger has become effective and the effective date thereof.

At any time within 60 days after the Effective Time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal in respect of some or all of such person’s shares and accept the Merger Consideration offered pursuant to the Merger Agreement with respect to the shares subject to the withdrawal by delivering to us as the Surviving Corporation a written withdrawal of the demand for appraisal.

Within 120 days after the Effective Time, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares held by all our stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Univar Solutions common stock. Accordingly, any stockholders or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Univar Solutions common stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of shares of Univar Solutions common stock to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.

Within 120 days after the Effective Time, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must give this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a record holder of shares of Univar Solutions common stock or a beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs of these notices shall be borne by the Surviving Corporation.

After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

In addition, assuming the Univar Solutions common stock remained listed on a national securities exchange immediately prior to the Effective Time, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless one of the Minimum Conditions is met.

Determination of Fair Value

After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of Univar Solutions common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described above).

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of Univar Solutions common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Univar Solutions common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the Merger Consideration offered pursuant to the Merger Agreement is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the Merger Consideration offered pursuant to the Merger Agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration offered pursuant to the Merger Agreement. Neither Univar Solutions nor Parent anticipates offering more than the Merger Consideration offered pursuant to the Merger Agreement to any holder or beneficial owner of shares of Univar Solutions common stock exercising appraisal rights, and Univar Solutions and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Univar Solutions common stock is less than the Merger Consideration offered pursuant to the Merger Agreement. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the Minimum Conditions is met (assuming the Univar Solutions common stock remained listed on a national securities exchange immediately prior to the Effective Time) or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.

Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under Subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Univar Solutions common stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of Univar Solutions common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration offered pursuant to the Merger Agreement, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, neither of the Minimum Conditions is met (assuming the Univar Solutions common stock remained listed on a national securities exchange immediately prior to the Effective Time) or if the person delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in accordance with Section 262 of the DGCL.

From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Univar Solutions common stock will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions payable to stockholders of record as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the Minimum Conditions is met (assuming the Univar Solutions common stock remained listed on a national securities exchange immediately prior to the Effective Time), or if the person who has made a demand for appraisal delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares within 60 days after the Effective Time in accordance with Section 262, then the right of such person to an appraisal of such shares will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, no appraisal proceeding shall be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand in respect of some or all of such person’s shares and to accept the terms offered upon the Merger with respect to the shares subject to the withdrawal within 60 days after the Effective Time.

Failure to comply with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders (as defined below) of shares of Univar Solutions common stock whose shares of Univar Solutions common stock are converted into the right to receive cash pursuant to the Merger. This discussion is limited to U.S. Holders who hold their shares of Univar Solutions common stock as “capital assets” within the meaning of Section 1221 of the United States Internal Revenue Code of 1986 (which we refer to, as amended, as the “Code”) (generally, property held for investment). This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. Holders. This discussion is based upon the

Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (which we refer to as the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, regarding any matter discussed below.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Univar Solutions common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity or arrangement taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to Univar Solutions stockholders subject to special rules under the U.S. federal income tax laws, including, for example:

•	banks and other financial institutions;

•	mutual funds;

•	insurance companies;

•	brokers or dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Univar Solutions common stock;

•	regulated investment companies and real estate investment trusts;

•	retirement plans, individual retirement and other deferred accounts;

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•	holders that hold shares of Univar Solutions common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

•	holders whose functional currency is not the U.S. dollar;

•

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	holders that own or have owned (directly, indirectly or constructively) 5% or more of Univar Solutions common stock (by vote or value);

•	holders that received their shares of Univar Solutions common stock in a compensatory transaction, through a tax-qualified retirement plan or pursuant to the exercise of options or warrants;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	holders that own an equity interest in Parent following the Merger;

•	holders subject to any applicable minimum tax;

•	holders exercising appraisal rights under the DGCL; and

•

persons required to accelerate the recognition of any item of gross income with respect to Univar Solutions common stock as a result of such income being taken into account on an applicable financial statement.

This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or non-U.S. income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a beneficial owner of shares of Univar Solutions common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships holding shares of Univar Solutions common stock, and any partners therein, should consult their tax advisors as to the particular tax consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR UNIVAR SOLUTIONS STOCKHOLDER WILL DEPEND ON THE UNIVAR SOLUTIONS STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.

The receipt of cash by a U.S. Holder in exchange for shares of Univar Solutions common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash in exchange for Univar Solutions common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the Merger and the U.S. Holder’s adjusted tax basis in the shares of Univar Solutions common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Univar Solutions common stock. A U.S. Holder’s gain or loss on the disposition of shares of Univar Solutions common stock generally will be characterized as capital gain or loss. Any such gain or loss will generally be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, currently are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Univar

Solutions common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Univar Solutions common stock.

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. Holders in connection with the Merger.

Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THIS DISCUSSION IS BASED ON CURRENT LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES TO OR INTERPRETATIONS OF CURRENT LAW, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH HEREIN. THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals Required for the Merger

General

Each of Parent and the Company has agreed to (subject to the terms and conditions of the Merger Agreement) use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with one another in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including obtaining of all necessary consents, approvals or nonactions, waivers, consents, clearances, approvals, and expirations or terminations or waiting periods from governmental entities as described in the section of this proxy statement entitled “The Merger Agreement —  Regulatory Efforts and Related Matters.” These approvals include clearances under the HSR Act, CFIUS Approval, and certain specific other filings and related approvals under the antitrust and foreign investment laws of other jurisdictions as described further below.

U.S. Regulatory Clearances

The Merger is subject to the HSR Act. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the FTC or the DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the required filings with the FTC and the DOJ on March 27, 2023, and the initial 30-day waiting period will expire at 11:59 p.m. Eastern Time on April 26, 2023, unless otherwise terminated or extended.

At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

In addition, the Merger is conditioned on CFIUS Approval. The parties submitted a draft notice to CFIUS on March 30, 2023.

Other Regulatory Clearances

In addition to HSR clearance and CFIUS Approval, the Merger is also subject to the receipt of regulatory approvals in certain other jurisdictions under their applicable antitrust and foreign investment laws. These include antitrust approvals in Brazil, Canada, China, the European Union, Mexico and Turkey, as well as foreign investment approvals in France, Italy and Spain. Each of the foregoing filings, or drafts thereof, were submitted to the relevant government authority on or before April 10, 2023.

In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting periods have expired or been terminated. The parties have agreed to cooperate with each other and use their reasonable best efforts to make these filings as promptly as practicable. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties, requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights, or requiring the parties to commit to certain undertakings with respect to the operations of the Parent or Company after the Closing.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Univar Solutions common stock entitled to vote thereon is required for approval of the Merger Agreement Proposal.

Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting, (b) abstentions and (c) “broker non-votes” (if any) will each have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Shares of Univar Solutions common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Univar Solutions stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Univar Solutions common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT

The following summarizes the provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all of the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (a) were made only for purposes of the Merger Agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Merger Agreement; and (c) may be subject to important qualifications, limitations and supplemental information agreed to by Univar Solutions, Parent, and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Univar Solutions, Parent, and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Univar Solutions stockholders are not third-party beneficiaries under the Merger Agreement prior to the consummation of the Merger, and then only in limited capacities as provided therein, and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Univar Solutions, Parent, or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Univar Solutions, Parent, and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letters to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Univar Solutions, Parent, Merger Sub, or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Univar Solutions and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Univar Solutions, the separate corporate existence of Merger Sub will cease and Univar Solutions will be the Surviving Corporation.

At the Effective Time (as defined below), by virtue of the Merger, and without any action on the part of Univar Solutions, Parent or Merger Sub: (a) the certificate of incorporation of Univar Solutions as in effect immediately prior to the Effective Time will be amended and restated to read in its entirety in the form set forth as Exhibit A to the Merger Agreement and will be the certificate of incorporation of the Surviving Corporation; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time (amended so the name of the Surviving Corporation will be “Univar Solutions Inc.”) will be the bylaws of the Surviving Corporation, in each case until thereafter amended in accordance with the DGCL and such organizational documents.

Subject to applicable law, the directors of Merger Sub as of immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers of Univar Solutions as of immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Closing and Effective Time

The Closing of the Merger will take place at 10:00 a.m. New York City time on the second business day after the satisfaction or waiver by the party having the benefit of the applicable condition (to the extent permitted by applicable law) of the conditions to the Closing, which are described below in the section of this proxy statement entitled “—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, time and date as Univar Solutions and Parent may agree in writing. If the Marketing Period has not ended at the time of the satisfaction or waiver of the Closing conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), as described below in the section of this proxy statement entitled “—Cooperating as to Debt Financing,” then the Closing will occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any business day during the Marketing Period as may be specified by Parent on no less than two business days’ prior notice to Univar Solutions and (b) two business days following the final day of the Marketing Period.

Subject to the provisions of the Merger Agreement, at the Closing the parties will file a certificate of merger meeting the requirements of Section 251 of the DGCL relating to the Merger (which we refer to as the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The time at which the Merger will become effective pursuant to the Certificate of Merger is referred to herein as the “Effective Time.”

Merger Consideration

Univar Solutions Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Univar Solutions, Merger Sub or the holders of any securities of Univar Solutions or Merger Sub, each share of Univar Solutions common stock, that is outstanding immediately prior to the Effective Time, but excluding Cancelled Shares, Owned Company Shares, Dissenting Shares and shares covered by Univar Solutions Restricted Share Awards, will be converted automatically into the right to receive the Merger Consideration of $36.15 per share in cash, without interest, subject to any required tax withholding.

Each Cancelled Share will be cancelled and cease to exist, and no consideration will be delivered in exchange therefor, and any Owned Company Share, immediately prior to the Effective Time will be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such person in the Surviving Corporation will equal the ownership percentage of such shares represented immediately prior to the Effective Time.

If, between March 13, 2023 and the Effective Time, the outstanding shares of Univar Solutions are changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split or similar event, the Merger Consideration will be equitably adjusted to proportionally reflect such change.

Conversion of Merger Sub Common Stock

Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Dissenter’s Rights

Dissenting Shares will be cancelled and cease to exist and will not be converted into or represent the right to receive the Merger Consideration at the Effective Time. Such stockholders instead will only be entitled to receive the fair value of such Dissenting Shares held by them in accordance with the provisions of, and as provided by, Section 262 of the DGCL. Each Dissenting Share held by stockholders who have failed to perfect or who effectively have waived, withdrawn or otherwise lost the right to appraisal of such shares under Section 262 of the DGCL will be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration upon surrender in the manner provided for in the Merger Agreement.

For more information, please refer to the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights.”

Treatment of Univar Solutions Equity Awards

At the Effective Time, each Univar Solutions Restricted Share Award, Univar Solutions PRSU Award, Univar Solutions RSU Award, Univar Solutions DSU Award and Univar Solutions Option, in each case, that is outstanding as of immediately prior to the Effective Time, will, at the Effective Time, be cashed out based on the Merger Consideration, less any required tax withholding and deductions and less the applicable per share exercise price in the case of a Univar Solutions Option, with the number of shares of Univar Solutions common stock for which cash out will occur with respect to each Univar Solutions PRSU Award equal to: (A) for each such award granted in 2021, the greater of (i) 170% of the target number of shares of Univar Solutions common stock covered by the award and (ii) the number of shares of Univar Solutions common stock covered by the award based on actual level of performance achieved in accordance with the terms of such award, with the applicable performance period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs, (B) for each such award granted in 2022, the greater of (i) 150% of the target number of shares of Univar Solutions common stock covered by the award and (ii) the number of shares of Univar Solutions common stock covered by the award based on actual level of performance achieved in accordance with the terms of such award, with the applicable performance period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time and (C) for each such award granted on or following January 1, 2023, the target number of shares of Univar Solutions common stock covered by such award.

Employee Stock Purchase Plan

As soon as practicable following March 13, 2023, the Board of Directors (or, if appropriate, any committee administering the ESPP), will adopt such resolutions or continue to take such other actions as may be required so that (i) participation in the ESPP will remain limited to those employees who are participants on March 13, 2023, (ii) participants may not increase their payroll deduction elections or rate of contributions from those in effect on March 13, 2023 or make any separate non-payroll contributions to the ESPP on or following March 13, 2023, (iii) no offering period will be commenced after March 13, 2023, and (iv) the ESPP will terminate, effective on the fifth business day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ESPP).

Exchange and Payment Procedures

At or prior to the Closing, Parent will cause to be deposited with the Paying Agent, in trust for the benefit of holders of the shares (other than the Cancelled Shares and Owned Company Shares), the Exchange Fund.

As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Closing Date, Parent will cause the Paying Agent to mail to each holder of record of shares whose shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal

(which will specify that delivery will be effected, and risk of loss and title to Certificates will pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares will be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration. Any Certificates or Book-Entry Shares so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of shares that is not registered in the transfer records of Univar Solutions, payment of the Merger Consideration upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

At the Effective Time, the stock transfer books of Univar Solutions will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares will be given a copy of the letter of transmittal and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to the Merger Agreement. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person making such a claim and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such person of a bond, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate an amount in cash equal to the product of (x) of the number of shares represented by such lost, stolen or destroyed Certificate and (y) the Merger Consideration.

Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares on the first anniversary of the Effective Time will be delivered to Parent or the Surviving Corporation upon demand, and any former holders of shares who have not surrendered their shares in accordance with the processes described in this section may look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares.

Withholding

Each of the Paying Agent, Univar Solutions, Parent, Merger Sub and the Surviving Corporation will be entitled to deduct and withhold from any and all amounts otherwise payable under the Merger Agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or foreign tax law with respect to the making of payments under the Merger Agreement. Any amounts that are deducted or withheld and paid over to the relevant governmental entity, will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction or withholding was made.

Representations and Warranties

The Merger Agreement contains representations and warranties of Univar Solutions, Parent, and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Univar Solutions are qualified as to materiality or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means an event, change, occurrence, effect, or development (each of which we refer to as an “Effect,” and collectively, “Effects”), individually or in the aggregate, that (x) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, or financial condition of Univar Solutions and its subsidiaries, taken as a whole or (y) would reasonably be expected to prevent or materially impair or delay the ability of Univar Solutions to consummate the Merger or any of the other transactions contemplated by, or perform its obligations under, the Merger Agreement by the End Date (provided that, in the case of clause (x), none of the following and no Effect arising out of, relating to or resulting from the following will be deemed, either alone or in combination or when aggregated with any other Effects, to constitute or will be taken into account in determining whether there has been or there would reasonably be expected to be, a “Company Material Adverse Effect”):

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any change in the market price or trading volume of the shares (provided that the underlying causes thereof, to the extent not otherwise excluded by the definition, may be deemed to contribute to a Company Material Adverse Effect);

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the execution, announcement, existence or pendency of the Merger Agreement or the terms thereof (including the identity of Parent or Merger Sub) or the announcement, pendency or consummation of the transactions contemplated thereby, including the impact thereof on the relationships, contractual or otherwise, of Univar Solutions with employees, unions, financing sources, customers, franchisees, suppliers, partners, governmental entities or other business relationships;

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the general conditions or trends in the industries in which Univar Solutions and its subsidiaries operate or in the economy generally or other general business, financial or market conditions, including competition in geographic, product or service areas;

•	domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars and credit markets);

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any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, cyberterrorism, ransomware or malware, military activity, sabotage or cybercrime, national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving the United States or any other governmental entity or the declaration by the United States or any other governmental entity of a national emergency or war, or any worsening of any such conditions threatened or existing on March 13, 2023, including sanctions or similar restrictions imposed on the Russian Federation, or certain persons associated with the Russian Federation, in each case as a result of the Russian Federation’s invasion of Ukraine commencing in February 2022;

•	any natural or manmade disasters, epidemics, pandemics or disease outbreaks (including COVID-19) or any acts of God;

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the failure of Univar Solutions to meet internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Company Material Adverse Effect);

•	any stockholder litigation;

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any action taken by Univar Solutions at the written direction, or with the written consent, of Parent or any action required or expressly permitted to be taken by Parent, Merger Sub or Univar Solutions pursuant to the terms of the Merger Agreement, or the failure of Univar Solutions to take any action that Univar Solutions is expressly prohibited by the terms of the Merger Agreement from taking;

•	any breach by Parent or Merger Sub of the Merger Agreement; or

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any change in, or any action taken for the purpose of complying with, any change in applicable law after March 13, 2023 (including COVID-19 measures or cybersecurity measures required by applicable law) or GAAP or any other applicable accounting principles or standards (or interpretations of any applicable law or GAAP or any other applicable accounting principles or standards) after March 13, 2023.

To the extent the Effects referred to in the third, fourth, fifth, sixth or eleventh bullets set forth above have had a disproportionate adverse effect on Univar Solutions and its subsidiaries, taken as a whole, relative to other companies operating in the industry or industries in which Univar Solutions and its subsidiaries operate, only the incremental disproportionate impact will be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.

In the Merger Agreement, Univar Solutions has made representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and in the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and corporate power and authority to conduct business with respect to Univar Solutions and its subsidiaries;

•	the organizational documents of Univar Solutions;

•	the subsidiaries of Univar Solutions;

•	Univar Solutions’ and its subsidiaries’ ownership of capital stock in joint ventures, partnerships and similar entities and arrangements;

•	the capitalization of Univar Solutions;

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the corporate power and authority and corporate approvals necessary for Univar Solutions to enter into the Merger Agreement and, subject to Univar Solutions Stockholder Approval, perform its obligations under the Merger Agreement and consummate the transactions contemplated thereby;

•	the regulatory approvals necessary for the Merger and the other transactions contemplated by the Merger Agreement to be consummated;

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the absence of, as a result of the execution, delivery and performance by Univar Solutions of the Merger Agreement and the consummation by Univar Solutions of the Merger and the other transactions contemplated thereby, (i) a contravention or conflict with Univar Solutions’ or its significant subsidiaries’ organizational documents, (ii) a contravention or conflict with or a violation of applicable law or (iii) a violation of, or default or a right of termination under any contract, permit or similar obligation of Univar Solutions or its subsidiaries;

•	Univar Solutions’ SEC filings and financial statements;

•	Univar Solutions’ disclosure controls and procedures and internal controls over financial reporting;

•	the absence of specified undisclosed liabilities or obligations;

•	Univar Solutions’ and its subsidiaries’ compliance with law and the applicable listing and corporate governance requirements of the NYSE;

•	the absence of investigations by governmental entities or notices with respect thereto;

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Univar Solutions’ and its subsidiaries’ possession of necessary franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates approvals and orders of any governmental entity (which we refer to as “Permits”);

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Univar Solutions’, its subsidiaries’, and its and their officers’, employees’, representatives’ and agents’ compliance with sanctions, anti-corruption, import and export and anti-money laundering laws, policies and procedures;

•	investigations, legal actions and orders against or affecting Univar Solutions or its subsidiaries;

•	environmental matters;

•	Company Benefit Plans, Company Foreign Plans (each as defined in the Merger Agreement) and labor matters;

•	matters relating to severance payments, including with respect to Section 280G of the Code;

•	labor disputes;

•	Univar Solutions’ and its subsidiaries’ compliance with applicable employment and labor law;

•	the absence of a “plant closing” or “mass layoff” within the meaning of the WARN Act;

•	the absence of allegations of sexual or other unlawful harassment or discrimination, or legal actions or settlements involving such matters;

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the absence of required consents or approvals under Collective Bargaining Agreements (as defined in the Merger Agreement) required to effectuate the Merger or the execution and delivery of the Merger Agreement by Univar Solutions;

•	the absence of any Effect from December 31, 2022 to March 13, 2023 that has had a Company Material Adverse Effect;

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that from December 31, 2022 to March 13, 2023, except with respect to the transactions (or other actions) contemplated by the Merger Agreement, Univar Solutions and its subsidiaries have conducted their businesses in all material respects in the ordinary course of business and have not taken certain specified actions described in the section of this proxy statement entitled “—Conduct of Business Pending the Merger” that would have required Parent’s consent had they been taken during the Pre-Closing Period;

•	this proxy statement;

•	certain tax matters;

•	Univar Solutions’ and its subsidiaries’ intellectual property and rights thereto;

•	the security, disruption and performance of Univar Solutions’ and its subsidiaries information technology assets;

•	Univar Solutions’ and its subsidiaries’ compliance with data protection laws and privacy policies and its and their use and protection of personal data;

•	certain real property owned or leased by Univar Solutions or its subsidiaries;

•	the fairness opinions of Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. provided to the Board of Directors;

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the existence and enforceability of specified categories of certain of Univar Solutions’ and its subsidiaries’ material contracts, and the absence of any breach or default under the terms thereof or occurrence of an event that would constitute a default thereunder;

•	insurance policies and programs;

•	certain related party transactions involving Univar Solutions or any of its subsidiaries;

•	the payment of fees to investment bankers, brokers, finders or similar persons in connection with the transactions contemplated by the Merger Agreement;

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the inapplicability of anti-takeover statutes or regulations or anti-takeover provisions in Univar Solutions’ organizational documents, and the lack of a “poison pill” or other shareholder rights plan applicable to the Merger Agreement, Merger or the other transactions contemplated by the Merger Agreement; and

•	unclaimed property.

In the Merger Agreement, Parent and Merger Sub have made representations and warranties to Univar Solutions that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and in the confidential disclosure letter provided by Parent and Merger Sub to Univar Solutions, including as to materiality or “Parent Material Adverse Effect.” For the purposes of the Merger Agreement, a “Parent Material Adverse Effect” means an effect that would, individually or in the aggregate, prevent, materially impede or materially delay, the Closing or prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, the ability of Parent or Merger Sub (a) to timely consummate the Merger and the other transactions contemplated by the Merger Agreement or (b) perform its obligations under the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and corporate power and authority to conduct business with respect to Parent and Merger Sub;

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the corporate power and authority and corporate approvals necessary for Parent and Merger Sub to enter into the Merger Agreement and perform its obligations thereunder and consummate the transactions contemplated thereby;

•	the regulatory approvals necessary for the Merger and the other transactions contemplated by the Merger Agreement to be consummated;

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the absence of, as a result of the execution, delivery and performance by Parent and Merger Sub of the Merger Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated thereby, (i) a contravention or conflict with Parent’s or its subsidiaries’ organizational or governing documents; (ii) a contravention or conflict with or a violation of applicable law; (iii) any violation of, or default or a right of termination under any contract, permit or similar obligation of Parent or its subsidiaries;

•	the corporate power and Permits of Parent and Merger Sub required to carry on their businesses;

•	investigations, legal actions or orders against or affecting Parent or any of Parent’s subsidiaries;

•	this proxy statement;

•	the delivery, enforceability and terms of the Debt Commitment Letters, Equity Commitment Letter and other documentation related to the Financing;

•	the conditions precedent to the obligations of the Debt Financing Entities (as defined in the Merger Agreement) and the Apollo Funds and Platinum Falcon to provide the Financing;

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Parent’s belief in its ability to satisfy the terms and conditions in the Commitment Letters, and in the ability of the Debt Financing Entities and the Apollo Funds and Platinum Falcon to perform their respective obligations thereunder;

•	other contracts to which Parent is a party relating to the Commitment Letters or the Financing;

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the ability of the aggregate proceeds contemplated by the Commitment Letters to provide Parent with cash proceeds sufficient to satisfy all of Parent’s and Merger Sub’s obligations under the Merger Agreement and the Commitment Letters;

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the absence of financing (including the Financing) or receipt or availability of funds as a condition to Parent’s, Merger Sub’s or any of their respective affiliates’ obligations under the Merger Agreement;

•	the delivery and enforceability of the Limited Guarantee;

•	the Apollo Funds’ and Platinum Falcon’s ability to satisfy the obligations guaranteed under the Limited Guarantee;

•	the capitalization of Merger Sub;

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the absence of a requirement of any vote of stockholders of Parent or holders of any other securities of Parent or any of its affiliates in order for Parent to consummate the Merger or the other transactions contemplated thereby;

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the absence of any investment banker, broker or finder hired by Parent or its subsidiaries in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or commission in connection with or upon consummation of the Merger;

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the absence of certain arrangements between Parent or Merger Sub or any of their affiliates with certain stockholders or directors, officers or employees of Univar Solutions or any of its subsidiaries relating to the transactions contemplated by the Merger Agreement;

•	the ownership of Univar Solutions securities by Parent, Merger Sub and their respective subsidiaries or affiliates;

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the solvency of Parent and, after the consummation of the Merger and all of the transactions contemplated by the Merger Agreement (including the Financing and any other financings in connection therewith), the solvency of the Surviving Corporation;

•	the absence of certain investments by Parent, Merger Sub, the Apollo Funds and Platinum Falcon or any of their respective affiliates;

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the absence of any fact relating to Parent’s, Merger Sub’s, any of the Apollo Funds’ and Platinum Falcon’s, or any of their respective affiliates’, businesses, financial condition or legal status that would or would reasonably be expected to create a risk in obtaining the necessary approvals under applicable antitrust law or constitute a Parent Material Adverse Effect; and

•	certain national security matters with respect to the Apollo Funds and Platinum Falcon and the affiliates of the Apollo Funds and Platinum Falcon, Parent and Merger Sub.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

During the Pre-Closing Period, except (i) as may be required by applicable law, (ii) as may be agreed in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or permitted by the Merger Agreement, (iv) as set forth in the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub or (v) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 measures, sanction measures or cybersecurity measures, Univar Solutions has agreed to, and to cause its subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course and to use commercially reasonable efforts to preserve its business organization intact and to maintain existing relations with key customers, suppliers, lenders, partners, officers, employees, governmental entities and other third parties with whom Univar Solutions and its subsidiaries have significant business relationships or regulatory relationships. No action by Univar Solutions or its subsidiaries with respect to matters specifically addressed by the following paragraph is deemed to breach the preceding sentence unless such action would constitute a breach of the following paragraph.

During the Pre-Closing Period, except (v) as may be required by applicable law, (w) as may be agreed in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), (x) as may be expressly contemplated, required or permitted by the Merger Agreement, (y) as set forth in the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub or (z) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 measures, sanction measures or cybersecurity measures, Univar Solutions has agreed that it:

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will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Univar Solutions or its subsidiaries), except for dividends and distributions paid by wholly owned subsidiaries of Univar Solutions to Univar Solutions or to any of its wholly owned subsidiaries;

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will not, and will not permit any of its subsidiaries to, split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, except for any such transaction by a wholly owned subsidiary of Univar Solutions that remains a wholly owned subsidiary after consummation of such transaction;

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except as required by Company Benefit Plans in accordance with their terms as in existence on March 13, 2023, will not, and will not permit any of its subsidiaries to (A) pay any bonus, cash incentive payment or profit-sharing or similar payment to, or increase the compensation or other benefits payable or provided to any current or former director, individual independent contractor or employee of Univar Solutions or any of its subsidiaries, (B) grant or pay (or otherwise increase) any change of control, severance, retention or similar compensation or benefits to any current or former director, individual independent contractor or employee of Univar Solutions or any of its subsidiaries (except for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment providing for severance on the same terms as provided under Univar Solutions’ or its subsidiaries’ applicable severance plans or policies or within contracts of employment in effect as of March 13, 2023), (C) adopt any new employee benefit plan or employee benefit arrangement or amend, modify or terminate any existing Company Benefit Plan, other than (I) de minimis administrative amendments or (II) in connection with the annual renewal of a health and welfare benefit plan, in each case, that does not result in a material greater cost to Univar Solutions, (D) take any action to accelerate the vesting or payment, or funding of any payment or benefit under, any Company Benefit Plan, (E) make any equity or equity based grants to any current or former director, individual independent contractor or employee of Univar Solutions or any of its subsidiaries or any other person, (F) hire any employee or individual independent contractor at or above the level of vice president, (G) terminate any employee at or above the level of vice president, other than for “cause” or due to death or disability, (H) enter into or amend any Collective Bargaining Agreement or otherwise recognize or certify a union as the bargaining representative for any employees of Univar Solutions or any of its subsidiaries, other than renewals of Collective Bargaining Agreements in the ordinary course of business on terms substantially similar to the existing Collective Bargaining Agreements including any increases in compensation or benefits consistent with then-current market rates or (I) implement any “plant closing,” “mass layoff,” or similar action under the WARN Act;

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will not, and will not permit any of its subsidiaries to, enter into or make any loans or advances to any of its directors, officers, employees, agents or consultants, or loans or capital contributions to any other person (other than Univar Solutions or any of its wholly owned subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except (A) as required by the terms of any Company Benefit Plan or Company Foreign Plan, (B) with respect to extensions of credit in the ordinary course of business consistent with past practice and expense advancements in the ordinary course of business to directors, officers, employees agents and consultants of Univar Solutions, or (C) as required pursuant to any indemnification agreements with such persons (including as set forth in the organizational documents of Univar Solutions and its subsidiaries);

•

will not, and will not permit any of its subsidiaries to, materially change financial accounting policies or procedures or other material items for financial accounting purposes, except as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or applicable law;

•

will not, and will not permit any of its subsidiaries to, amend or modify its or their certificates of incorporation, bylaws, limited liability company agreements (or other equivalent organizational documents);

•

except for transactions among Univar Solutions and its wholly owned subsidiaries or among Univar Solutions’ wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, distribute, hypothecate, set aside, dispose of or encumber, or authorize the issuance, sale, pledge, distribution, hypothecation, set aside, disposition or encumbrance of, any shares of its capital stock (including the shares) or other ownership interests in Univar Solutions or any subsidiaries of Univar Solutions or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Univar Solutions Equity Award (except as otherwise provided by the terms of the Merger Agreement or the express terms of any such Univar Solutions Equity Award), other than (A) issuances of shares in respect of any exercise of or settlement of Univar Solutions Equity Awards outstanding on March 13, 2023 or as may be granted after March 13, 2023 as permitted under the provision described in this paragraph, (B) the issuance of shares under the ESPP in accordance with the terms of the ESPP as in effect as of March 13, 2023 and (C) the granting of certain permitted liens or liens securing certain obligations permitted to be incurred under the Pre-Closing Period operating covenants with respect to the ninth bullet described in this paragraph;

•

except for transactions among Univar Solutions and its wholly owned subsidiaries or among Univar Solutions’ wholly owned subsidiaries, will not, and will not permit any of its significant subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options or other securities or convertible obligations to acquire any such shares or capital stock, other than (A) the acquisition of shares from a holder of a Univar Solutions Equity Award in satisfaction of tax withholding obligations, the payment of the exercise price or in connection with the forfeiture of such awards and (B) repurchases pursuant to Univar Solutions’ stock repurchase plans in existence as of the date of the Merger Agreement in an amount not to exceed $300 million per fiscal year (provided, that Univar Solutions will not amend such stock repurchase plans without Parent’s prior written consent);

•

will not, and will not permit any of its subsidiaries to, incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (A) any indebtedness among Univar Solutions and its wholly owned subsidiaries or among Univar Solutions’ wholly owned subsidiaries, (B) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of Univar Solutions or its subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest) outstanding as of March 13, 2023, in the ordinary course of business, to the extent reasonably necessary to do so in the good faith determination of Univar Solutions, and up to an amount equal to the aggregate principal amount of (and unutilized commitments under) the indebtedness being replaced, renewed, extended, refinanced or refunded, plus fees, underwriting discounts, premiums, accrued and unpaid interest and other reasonable and customary costs and expenses incurred or payable in connection with such refinancing, replacement, renewal, extension or refunding, (C) guarantees or credit support provided by Univar Solutions or any of its wholly owned subsidiaries for indebtedness of Univar Solutions or any of its wholly owned subsidiaries, to the extent such indebtedness is (I) in existence on March 13, 2023 or (II) incurred in compliance with the provision described in this bullet, and (D) indebtedness incurred under Univar Solutions credit facilities in effect prior to the execution of the Merger Agreement (as in effect on March 13, 2023 or as may be amended in a manner not prohibited by the Pre-Closing Period operating covenants with respect to the thirteenth bullet described in this paragraph) (in an amount not to exceed the aggregate amount outstanding or available under commitments existing on March 13, 2023), or any replacements, renewals, extensions, refinancings or refundings thereof in accordance with, and subject to the limitations contained in, the provision described in this bullet;

•

other than sales of products in the ordinary course of business or in transactions among Univar Solutions and its wholly owned subsidiaries or among Univar Solutions’ wholly owned subsidiaries, will not sell, assign, lease, license (other than non-exclusive licenses of intellectual property rights), transfer, mortgage, pledge, exchange or swap, or subject to any lien, allow the expiration or lapse of (with respect to registrations of intellectual property rights (other than expirations in accordance with their terms or where, consistent with past practice Univar Solutions or any subsidiary thereof, has elected in its reasonable business judgment to abandon or permit to lapse a registration or application)) or otherwise dispose of any of its properties or assets, including the capital stock of subsidiaries, except (A) pursuant to existing contracts in effect prior to the execution of the Merger Agreement that have been made available to Parent (or refinancings or replacements thereof as permitted by the Pre-Closing Period operating covenants with respect to the ninth and thirteenth bullet described in this paragraph), (B) sales of obsolete, surplus or worn-out assets, (C) for permitted liens, or (D) for a purchase price or (if no purchase price is received) with a value not in excess of $25 million individually or $50 million in the aggregate;

•

other than (A) acquisitions of inventory, raw material and other property held for sale in the ordinary course of business or (B) in transactions among Univar Solutions and its wholly owned subsidiaries or among Univar Solutions’ wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets or otherwise) or make any investments in any person or entity, business or assets that constitute a business or division of any person for an amount in excess of $25 million individually or $50 million in the aggregate;

•

will not, and will not permit any of its subsidiaries to, make or incur any financial commitment to make any capital expenditures that exceed $20 million in the aggregate per annum, other than (A) capital expenditures contemplated by the capital budget of Univar Solutions made available to Parent prior to March 13, 2023; or (B) capital expenditures associated with reimbursable commercial contracts where substantially all of the cost of such expenditures is billable to the customer;

•

will not, and will not permit any of its subsidiaries to, (A) renew (other than a renewal of a contract on substantially similar terms (subject to any changes to address changes in applicable law or to reflect the immaterial updates to the counterparties’ forms)), extend (except in the ordinary course of business consistent with past practice), amend or terminate in a manner materially adverse to Univar Solutions or any of its subsidiaries, or waive any material right, remedy or default under, any material contract (in each case of clause (A), other than any replacement, renewal, extension, refinancing or refundings of indebtedness for borrowed money in accordance with, and subject to the limitations contained in, Pre-Closing Period operating covenants with respect to the ninth bullet described in this paragraph), or (B) (x) amend in a manner materially adverse to Univar Solutions or any of its subsidiaries or (y)except in the ordinary course of business consistent with past practice (excluding certain categories of material contracts) enter into, any contract that, if existing on March 13, 2023, would be a material contract (other than entering into any contract solely to the extent effecting a capital expenditure, acquisition, disposition or other transaction expressly permitted under the Pre-Closing Period operating covenants described in this paragraph), in each case of clauses (A) and (B), other than a renewal, extension, refinancing or refunding of indebtedness for borrowed money accordance with the Pre- Closing Period operating covenants with respect to the ninth bullet described in this paragraph (provided that clause (B) will not permit Univar Solutions or any of its subsidiaries to enter into a material contract to undertake a transaction that would otherwise not be permitted under the Pre-Closing Period operating covenants described in this paragraph);

•

will not, and will not permit any of its subsidiaries to, settle, pay, discharge, release, waive, compromise or satisfy any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (which we refer to collectively as an “Action”), except if such settlement, payment, discharge, release, waiver, compromise or satisfaction (A) with respect to the payment of monetary damages, (x) involves an amount less than or equal to $5 million individually or $10 million in aggregate by Univar Solutions or its subsidiaries (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof) or (y) involves an amount less than or equal to $5 million individually or $10 million in aggregate by a third party and (B) with respect to any non-monetary terms and conditions therein, that do not impose any material restrictions on the operations or businesses of Univar Solutions or any of its subsidiaries, any equitable relief that would materially impact the operations or businesses of Univar Solutions or any of its subsidiaries, taken as a whole, or involve the admission of criminal wrongdoing by, Univar Solutions or any of its subsidiaries (other than stockholder litigation, Actions with respect to appraisal, Actions relating to taxes, or Actions between or among the Univar Solutions and Parent related parties with respect to the Merger Agreement and the Transaction Documents (as defined in the Merger Agreement));

•

will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Univar Solutions or any of its subsidiaries (except for the liquidation or dissolution of any dormant subsidiary);

•

will not, and will not permit any of its subsidiaries to, (A) make, change or revoke any material tax election (other than in the ordinary course of business), (B) change any annual tax accounting period, (C) adopt (other than in the ordinary course of business) or make any material change to any material method of tax accounting, (D) amend any material tax return, (E) surrender any claim for a material refund of taxes, (F) settle or compromise any material Action, claim or assessment in respect of taxes, or (G) enter into any voluntary disclosure agreement or any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local, or non-U.S. tax law) with respect to a material amount of taxes; and

•	will not, and will not permit any of its subsidiaries to, agree, in writing or otherwise, to take, or make any commitment to take, or adopt any resolutions in support of, any of the foregoing actions.

No Solicitation

During the Pre-Closing Period, Univar Solutions has agreed that it will not, and will cause its subsidiaries, affiliates and representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making or submission of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an Alternative Proposal (as defined in this section below);

•

enter into or otherwise participate or engage in any discussions or negotiations regarding an Alternative Proposal or provide access to its or their respective properties, books and records or any non-public information relating to Univar Solutions or its subsidiaries to, any person (other than Parent, Merger Sub or their respective representatives) (including any person that has made or, to the knowledge of Univar Solutions, is considering making an Alternative Proposal) with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate an Alternative Proposal (except, in each case, solely to (x) notify such person as to the existence of the “no shop” provisions of the Merger Agreement described in this section and the section of this proxy statement entitled “—The Board of Directors’ Recommendation; Change of Recommendation” or (y) to seek to clarify and understand the terms and conditions of any proposal or offer made by any person solely to determine whether such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in this section below));

•

enter into any merger agreement, acquisition agreement, letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for certain confidentiality agreements);

•

take any action to make any provision of any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation (or any related provision in Univar Solutions’ certificate of incorporation or bylaws) inapplicable to any transactions contemplated by an Alternative Proposal; or

•	authorize any of, or commit or agree to do any of the foregoing.

Univar Solutions has further agreed that it will, and will cause its subsidiaries and its and their respective directors and officers to, and will use reasonable best efforts to cause its and their respective other affiliates and representatives to:

•

immediately cease and cause to be terminated any solicitations, discussions or negotiations with any persons (other than Parent, Merger Sub and their respective affiliates and representatives) in connection with any Alternative Proposal submitted as of, or prior to, March 13, 2023;

•

promptly (and, in any event, within 48 hours after the execution of the Merger Agreement) terminate access to any physical or electronic data rooms hosted by or on behalf of Univar Solutions with respect to the transactions contemplated by the Merger Agreement by any person (other than (x) Parent, Merger Sub and their respective representatives or affiliates, (y) Univar Solutions and its representatives or affiliates and, for up to three weeks after March 13, 2023, (z) any person that (I) has submitted an Alternative Proposal to Univar Solutions prior to March 13, 2023 and (II) remains actively engaged with respect to such potential Alternative Proposal as of March 13, 2023 (any such person meeting the criteria set forth in clauses (I) and (II), together with its and its representatives or affiliates, which we refer to as an “Excluded Person”) (provided further that neither Univar Solutions nor any of its representatives or affiliates will update the contents of any such data rooms with respect to such Excluded Person except as otherwise permitted by the “no shop” provisions described in this section); and

•

promptly (and in any event within 48 hours after the execution of the Merger Agreement) deliver written notice in accordance with the applicable confidentiality agreement between Univar Solutions and any such person to each such person requesting that such person and/or its representatives (other than Parent, Merger Sub, an Excluded Person and their respective representatives or affiliates) promptly return or destroy all confidential information regarding Univar Solutions and its subsidiaries in accordance with the applicable confidentiality agreement.

From and after March 13, 2023, Univar Solutions has agreed to (A) promptly (and, in any event, within 48 hours after receipt) notify Parent in the event that Univar Solutions receives any Alternative Proposal, which notice will include, to the extent known or available, the identity of the person or group making such Alternative Proposal a summary of the material terms and conditions of such Alternative Proposal and (B) upon the request of Parent, thereafter keep Parent reasonably informed on a prompt (and, in any event within 48 hours) basis of any material developments with respect to the status and terms (including any material change to the terms of any such Alternative Proposal) of any such Alternative Proposal.

At any time prior to the obtaining the Univar Solutions Stockholder Approval, if (i) Univar Solutions receives a bona fide written Alternative Proposal that did not result from a material breach of the “no shop” provisions described earlier in this section and (ii) the Board of Directors determines in good faith after consultation with its outside legal counsel and financial advisors that such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal, Univar Solutions may take the following actions:

•

furnish non-public information of Univar Solutions or its subsidiaries and their affiliates to the third party or group making such Alternative Proposal, as well as its representatives and affiliates and potential financing sources, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with Univar Solutions having provisions as to confidential treatment of information that are not materially less favorable to Univar Solutions than the confidentiality provisions of the confidentiality agreement entered into between Univar Solutions and Apollo Management X, L.P. (which we refer to as the “Confidentiality Agreement”) (provided that any material non-public information has previously been provided to Parent or is provided to Parent within 24 hours of the time such information is furnished to such third party); and

•	engage in discussions or negotiations with the third party or group (as well as its representatives and affiliates and potential financing sources) with respect to the Alternative Proposal.

An “Alternative Proposal” is defined as any bona fide written indication of interest, proposal or offer made by any person or group (other than by Parent, Merger Sub or their affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect (i) merger, reorganization, spin-off, share exchange (including a split-off), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Univar Solutions pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, more than 20% of the assets of Univar Solutions and its subsidiaries, on a consolidated basis (based on the fair market value thereof) or more than 20% of the shares, (ii) acquisition or exclusive license of more than 20% of the assets of Univar Solutions and its subsidiaries, on a consolidated basis (based on the fair market value thereof), (iii) acquisition of more than 20% of the outstanding shares or more than 20% of the total voting power of equity securities of Univar Solutions or (iv) tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than 20% of the total voting power of equity securities of Univar Solutions (in each case, other than the Merger and the transactions contemplated by the Merger Agreement).

A “Superior Proposal” is defined as a bona fide, written Alternative Proposal that was not solicited in violation of the Merger Agreement, substituting in the definition thereof “50%” for “20%” in each place it appears, that the Board of Directors determines in good faith, after consultation with its outside financial advisors and legal counsel, and taking into account all financial (including financing terms), legal, timing, certainty of consummation, regulatory and other aspects and risks of such Alternative Proposal, would, if consummated in accordance with its terms, result in a transaction that is more favorable from a financial point of view to the stockholders of Univar Solutions than the Merger and the other transactions contemplated by the Merger Agreement (including any commitments or proposals made by Parent in writing to amend the terms of the Merger and the Merger Agreement in accordance with the provisions described in the section of the proxy statement entitled “The Board of Directors’ Recommendation; Change of Recommendation”).

The Board of Directors’ Recommendation; Change of Recommendation

As described in this proxy statement, and subject to the provisions described below, the Board of Directors has made the recommendation that Univar Solutions stockholders vote to adopt the Merger Agreement (which we refer to as the “Recommendation”). Except as set forth in this section and the section of the proxy statement entitled “—No Solicitation”, the Board of Directors has agreed that it will not take any of the following actions (any such action, a “Change of Recommendation”):

•

withdraw or withhold (or modify or qualify in any manner adverse to Parent or Merger Sub), or propose publicly to withdraw or withhold (or modify or qualify in any manner adverse to Parent or Merger Sub), the Recommendation;

•	approve, recommend or otherwise declare advisable, or publicly propose, or publicly announce an intention, to approve, recommend or otherwise declare advisable, any Alternative Proposal;

•

fail to issue a press release that reaffirms publicly or otherwise reaffirm publicly the Recommendation within five business days of a request therefor in writing from Parent following the initial public disclosure of an Alternative Proposal or any material modification to a publicly disclosed Alternative Proposal (other than of the type referred to in the fifth bullet of this paragraph) (or, if the Special Meeting is scheduled to be held within five business days of such request and such request is received at least one business day prior the date of the Special Meeting, prior to the date of the Special Meeting)

(provided, that Parent may not make any such request (and Univar Solutions is not required to issue such press release or public statement) on more than one occasion in respect of any initial disclosure of any Alternative Proposal or any material modification of such Alternative Proposal);

•	fail to include the Recommendation in this proxy statement; or

•

fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Alternative Proposal that is a tender or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer.

Prior to obtaining the Univar Solutions Stockholder Approval, the Board of Directors may, in response to an Alternative Proposal received by Univar Solutions after March 13, 2023 that did not result from a material breach of the provisions described in this section or the section of the proxy statement entitled “—No Solicitation”, (x) make a Change of Recommendation or (y) cause Univar Solutions to terminate the Merger Agreement pursuant to the Superior Proposal Termination Right as defined in the section of this proxy statement entitled “—Termination of the Merger Agreement” in order to enter into a definitive written agreement providing for such Superior Proposal, so long as:

•

the Board of Directors has first determined in good faith, (1) after consultation with its outside legal counsel and financial advisors, that such Alternative Proposal constitutes a Superior Proposal and (2) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; and

•

(A) Univar Solutions has given Parent at least three business days’ written notice (which we refer to as a “Superior Proposal Notice”) advising Parent of its intention to make such a Change of Recommendation or terminate the Merger Agreement, which Superior Proposal Notice includes a description of the material terms and conditions of the Superior Proposal that is the basis for the proposed action of the Board of Directors, the identity of the person making the Superior Proposal and a copy of any material written proposal and the proposed definitive agreements (including, if applicable, financing documentation) for such Superior Proposal, if any, and (B) during such three business day notice period, if requested by Parent, Univar Solutions, its subsidiaries and their respective representatives engage in good faith negotiations with Parent and its representatives to amend the terms and conditions of the Merger Agreement in such a manner so that such Alternative Proposal ceases to constitute a Superior Proposal, and (C) at the end of such three business day notice period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of the Merger Agreement during the period following delivery of such Superior Proposal Notice, the Board of Directors concludes in good faith after consultation with its outside legal and financial advisors that the Alternative Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal (provided that any material modifications or amendments to the terms of such Alternative Proposal will commence a new notice period of two business days).

Prior to obtaining the Univar Solutions Stockholder Approval, the Board of Directors may, in response to an Intervening Event (as defined in this section below) make a Change of Recommendation if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law (it being understood that any such determination in and of itself will not be deemed a Change of Recommendation), so long as:

•

Univar Solutions has given Parent at least three business days’ written notice (which we refer to as an “Intervening Event Notice”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice includes a description of the applicable Intervening Event;

•

during such three business day period, if requested by Parent, Univar Solutions, its subsidiaries and their respective representatives engage in good-faith negotiations with Parent and its representatives to amend the terms and conditions of the Merger Agreement in such a manner that would permit the Board of Directors not to make such Change of Recommendation; and

•

at the end of such three business day period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of the Merger Agreement during the period following delivery of such Intervening Event Notice, the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to make such Change of Recommendation would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law (provided that any material changes relating to such Intervening Event will commence a new notice period two business days).

Nothing contained in the Merger Agreement will prevent Univar Solutions or its Board of Directors from (i) taking or disclosing to its stockholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with Univar Solutions’ outside legal counsel, that such disclosure would be required under applicable law, and no such disclosure or communication will be considered a Change of Recommendation or require the giving of a Superior Proposal Notice or an Intervening Event Notice. For purposes of the Merger Agreement, a factually accurate required public statement by Univar Solutions or the Board of Directors (or a committee thereof) that describes the receipt of an Alternative Proposal, the identity of the person or group making such Alternative Proposal, the material terms of such Alternative Proposal and the operation of the Merger Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, qualification, or modification, or proposal by the Board of Directors (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Recommendation; (B) an adoption, approval or recommendation with respect to such Alternative Proposal; or (C) a Change of Recommendation.

After delivery of any written notice pursuant to the provision described in this section and during the Pre-Closing Period, to the extent Parent desires to engage in good faith negotiations, Univar Solutions will promptly (and in any event within 36 hours of any material development) keep Parent informed of all material developments affecting any such Intervening Event or Change of Recommendation.

An “Intervening Event” is defined as any event, change, occurrence or development that is material and that (i) is unknown and not reasonably foreseeable to the Board of Directors (or any member thereof) as of March 13, 2023, or if known and reasonably foreseeable to the Board of Directors (or any member thereof) as March 13, 2023, the consequences of which were not known and reasonably foreseeable to the Board of Directors (or any member thereof) as of March 13, 2023, and (ii) does not involve or relate to any Alternative Proposal. In no event will the following events, changes, occurrences or developments, in and of themselves, constitute an Intervening Event: (x) the receipt, existence of or terms of any Alternative Proposal or (y) any change in the price or trading volume of the shares or any other securities of Univar Solutions or its subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

Employee Matters

For one year following the Effective Time (or upon an earlier termination of employment), Parent will provide, or will cause to be provided, to each employee who is employed by Univar Solutions and its subsidiaries as of immediately prior to the Effective Time (“Company Employees”):

•	at least the same base wage rate or base salary, as applicable, as in effect immediately prior to the Effective Time;

•	long and short-term incentive opportunities (excluding any retention, change in control or similar compensation, but including equity-based compensation) that are substantially comparable in the aggregate to the long- and short-term incentive opportunities in effect immediately prior to the Effective Time (provided that in lieu of equity awards, Parent may provide or cause to be provided, cash-based awards having substantially comparable aggregate value as (but which may have different vesting terms and performance conditions than) the equity awards in effect immediately prior to the Effective Time);

•

other employee benefits (excluding any equity-based, long-term incentive, retention, change in control or similar onetime or special benefits or arrangements, severance, non-qualified deferred compensation, postretirement health and welfare benefits and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to the Company Employee immediately before the Effective Time; and

•

severance benefits equal to the severance benefits that would have been provided to the Company Employee immediately prior to the Effective Time under the Company’s severance arrangements in effect immediately prior to the Effective Time, subject to the Company Employee’s execution and nonrevocation of a release of claims against Parent and its affiliates.

Notwithstanding the foregoing, with respect to Company Employees whose terms and conditions of employment are subject to a Collective Bargaining Agreement, Parent will, or will cause its subsidiaries to, instead comply with the terms and conditions of each such applicable Collective Bargaining Agreement, in a manner consistent with applicable law.

For all purposes (including for purposes of vesting, eligibility to participate and determining level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), Parent will (a) credit each Company Employee with his or her years of service with Univar Solutions, subject to customary inclusions, (b) make eligible each Company Employee, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (c) use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to generally be waived for such employee and his or her covered dependents, and (d) use commercially reasonable efforts to generally cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

Parent has agreed that Univar Solutions may implement a retention program in accordance with the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub.

Debt Financing

Parent has agreed to use its reasonable best efforts to take and to cause each of its subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Merger Amounts (as defined in the Merger Agreement) on the date upon which the Merger is required to be consummated pursuant to the terms of the Merger Agreement, including by using reasonable best efforts to:

•	maintain in effect the Commitment Letters;

•

negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Merger Amounts (after taking into account any available Equity Financing) (which, with respect to the bridge facility documentation, will not be required until reasonably necessary in connection with the funding of the Debt Financing required to satisfy the Merger Amounts (after taking into account any

Equity Financing)) (which we refer to as the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification (as defined in this section below);

•	satisfy on a timely basis all conditions required to be satisfied by it in the Commitment Letters and the Definitive Agreements and comply with all of its obligations thereunder; and

•	enforce its rights under the Commitment Letters and Definitive Agreements in a timely and diligent manner.

In the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in the Merger Agreement, and other than, with respect to the Debt Financing, the availability of the Equity Financing and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Parent has agreed to fully enforce the counterparties’ obligations under the Commitment Letters and cause the Apollo Funds and Platinum Falcon to and to use reasonable best efforts to cause the Debt Financing Entities to comply with their respective obligations thereunder, including to fund the Financing.

Parent has agreed that it may not, and may not permit Merger Sub or any of Parent’s other subsidiaries to, without the prior written consent of Univar Solutions, (i) terminate any Commitment Letter or any Definitive Agreement, or (ii) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, any Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy:

•	adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing;

•	reduces the aggregate principal amount of the Financing below the amount necessary to satisfy the Merger Amounts;

•

adversely affects the ability of Parent to enforce its rights against other parties to any Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the corresponding Commitment Letters as in effect on March 13, 2023; or

•

could otherwise reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement (such effects, which we refer to collectively as the “Prohibited Modifications” (provided that the Debt Commitment Letters may be amended to add additional lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letters as of March 13, 2023, so long as any such addition would not effect a Prohibited Modification)).

Parent has further agreed to promptly deliver to the Company copies of any amendment, replacement, supplement, modification or waiver to any Commitment Letter or any Definitive Agreement.

In the event that any portion of the Debt Financing required to pay the Merger Amounts becomes unavailable, regardless of the reason therefor, Parent has agreed to (i) promptly notify Univar Solutions in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Merger Amounts, and which does not include any Prohibited Modifications.

Parent will provide Univar Solutions with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to any Commitment Letters or any Definitive Agreement of which Parent becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity or Equity Investor or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to any Commitment Letter or any Definitive Agreement of any provision thereof. Parent will further keep Univar Solutions informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any Alternative Financing. Parent is not required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters (after giving effect to the market flex provisions), or agree to terms materially less favorable to Parent or Univar Solutions than the terms contained in or contemplated by the Debt Commitment Letters as of March 13, 2023 (in either case, whether to secure waiver of any conditions contained therein or otherwise). Compliance by Parent and Merger Sub with the provisions described in this section will not relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by the Merger Agreement, whether or not the Financing, any Alternative Financing or any other financing is available.

To the extent that Parent obtains Alternative Financing or amends, replaces, supplements, modifies or waives any of the Commitment Letters or the Definitive Agreements, in each case pursuant to the provisions described in this section and the section entitled “—Cooperation as to Debt Financing” and without any Prohibited Modification, the aforementioned provisions will apply to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.

Cooperation as to Debt Financing

Prior to the Closing, Univar Solutions has agreed to use its reasonable best efforts, and to use its reasonable best efforts to cause its subsidiaries to use their respective reasonable best efforts, and to direct its and their representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, including using reasonable best efforts to:

•

as promptly as practicable furnish Parent with certain required financial information (which we refer to as the “Required Financial Information,” and as further defined and described in the Merger Agreement) and to inform Parent if certain officers of Univar Solutions have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

•

execute customary 10b-5 authorization letters with respect to the debt offering documents (which we refer to as the “Offering Documents,” and as are further defined and described in the Merger Agreement) relating to the “bank” financing, identify any portion of such information that constitutes material, non-public information regarding Univar Solutions or its subsidiaries or its or their respective securities, and cause members of its senior management to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

•	cooperate with the marketing efforts for any of the Debt Financing and assist Parent and the Debt Financing Entities with obtaining ratings as contemplated by the Debt Financing;

•

assist Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;

•

in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to provide customary accountant’s comfort letters and consents and reasonable assistance to the Parent in connection with the preparation of pro forma financial statements and financial information, and to attend a reasonable and customary number of accounting due diligence sessions and drafting sessions;

•	assist Parent in its preparation of, and facilitate execution and delivery of definitive financing documents;

•	facilitate the pledging of collateral and granting of guarantees for the Debt Financing;

•

furnish Parent and the Debt Financing Entities with all documentation and other information related to Univar Solutions and its subsidiaries required by government officials with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations;

•

provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements to the extent customary and reasonably requested by Parent or the Debt Financing Entities;

•	facilitate the taking of customary corporate approvals reasonably requested by Parent to permit the consummation of the Debt Financing;

•

cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letters as in effect as of March 13, 2023 (or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in such Debt Commitment Letters) to the extent they require the cooperation of, or are within the control of, Univar Solutions and its subsidiaries; and

•

ensure that the Debt Financing Entities and their advisors and consultants have customary and reasonable access to Univar Solutions’ and its subsidiaries’ books and records and relevant personnel for the purposes of Parent and Merger Sub establishing collateral arrangements as of the Closing, and provide customary assistance with other customary collateral audits, collateral appraisals and due diligence examinations.

The foregoing notwithstanding, neither Univar Solutions nor any of its subsidiaries or representatives will be required to take or permit the taking of any action pursuant to this section or the section of the proxy statement entitled “—Cooperation as to Certain Indebtedness” that could:

•

require Univar Solutions, its subsidiaries or any officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement (except any authorization letters delivered pursuant to the provisions described in the prior paragraph, customary management representation letters required by Univar Solutions’ auditors in connection with delivery of “comfort letters” as described in the prior paragraph, or the legal opinion, officer’s certificate or supplemental indenture provided in connection with a Consent Solicitation as described in the section of the proxy statement entitled “—Cooperation as to Certain Indebtedness”), in each case, unless (A) such person will continue as an officer, director or equivalent of such entities following the Closing and (B) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing;

•	cause any representation or warranty in the Merger Agreement to be breached by Univar Solutions or any of its subsidiaries;

•

require Univar Solutions or any of its subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument;

•	reasonably be expected to cause any director, officer or employee or stockholder of Univar Solutions or any of its subsidiaries to incur any personal liability;

•	reasonably be expected to conflict with the organizational documents of Univar Solutions or any of its subsidiaries or any laws;

•

reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under any material contract to which Univar Solutions or any of its subsidiaries is a party;

•

require Univar Solutions, its subsidiaries or any of their representatives to provide access to or disclose information that Univar Solutions or any of its subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege or protection of Univar Solutions or any of its subsidiaries;

•	require Univar Solutions or any of its subsidiaries or any of their representatives to prepare or provide any Excluded Information (as defined and further described in the Merger Agreement); or

•	unreasonably interfere with the ongoing operations of Univar Solutions or any of its subsidiaries.

Nothing contained in this proxy statement or in the Merger Agreement will require Univar Solutions or any of its subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent has agreed to, promptly upon written request by Univar Solutions, reimburse Univar Solutions and each of its subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation and to reimburse, indemnify and hold harmless Univar Solutions and its subsidiaries and their respective representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the transactions contemplated by the section of this proxy statement entitled “–Cooperation as to Certain Indebtedness”, any action taken by them at the request of Parent or its representatives as described in this section or the section of this proxy statement entitled “–Cooperation as to Certain Indebtedness” and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by Univar Solutions or its subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of the Merger Agreement by, Univar Solutions, its subsidiaries or any of their representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

The parties have agreed that the provisions discussed in this section represent the sole obligation of Univar Solutions, its subsidiaries and their respective representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement and the Commitment Letters, and no other provision of the Merger Agreement (including the exhibits and schedules) or the Commitment Letters will to expand or modify such obligations.

Univar Solutions has further agreed to, and to cause its subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant (as defined and further described in the Merger Agreement) and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information” in the Merger Agreement. Parent may, to most effectively access the financing markets, request the cooperation of Univar Solutions and its subsidiaries as described in this section of the proxy statement at any time, and from time to time and on multiple occasions, between March 13, 2023 and the Closing (provided that the Marketing Period will not be applicable as to each attempt to access the markets (it being understood and agreed that once the Marketing Period has commenced and then been completed, there will not be a subsequent Marketing Period). Parent has agreed to provide Univar Solutions drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, Univar Solutions agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to Univar Solutions and its subsidiaries (taken as a whole) or their respective securities. If Univar Solutions identifies any such information, and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering

Documents or marketing materials for the Debt Financing and does not include information as to which Univar Solutions reasonably objects, then Univar Solutions has agreed that it will file a Current Report on Form 8-K containing such material non-public information. Parent will remove all such identified material non-public information that is not acceptable from such Offering Documents and marketing materials.

All non-public or otherwise confidential information regarding Univar Solutions or any of its affiliates obtained by Parent or its representatives pursuant to the provision of the Merger Agreement described in this section will be kept confidential in accordance with the Confidentiality Agreement. Univar Solutions has consented to the use of its and its subsidiaries’ logos in connection with the Debt Financing (provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Univar Solutions or any of its subsidiaries or the reputation or goodwill of Univar Solutions or any of its subsidiaries).

The “Marketing Period” is defined as the first period of 18 consecutive days after March 13, 2023 (a) throughout and at the end of which Parent has the Compliant Required Financial Information and (b) throughout and at the end of which the conditions to the obligation of Parent and Merger Sub to effect the Merger described in the section of this proxy statement entitled “—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such 18 consecutive day period; provided that if the Marketing Period has not ended on or prior to August 18, 2023, the Marketing Period will not commence earlier than September 5, 2023, and May 29, 2023, July 3, 2023, July 4, 2023, November 23, 2023 and November 24, 2023 do not constitute days for purposes of calculating the Marketing Period (provided further that such exclusion will not restart such period). Further, the Marketing Period will end on any earlier date prior to the expiration of the 18 consecutive day period described above if the Debt Financing is closed on such earlier date and the Marketing Period will not be deemed to have commenced if, after March 13, 2023 and prior to the completion of such 18 consecutive day period:

•

Univar Solutions has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period will not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or Univar Solutions has publicly announced or informed Parent that it has concluded that no restatement will be required in accordance with GAAP;

•

Univar Solutions’ independent auditor has withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period will not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of Univar Solutions or another independent public accounting firm of national standing reasonably acceptable to Parent (any “big four” accounting firm being acceptable); or

•

any Required Financial Information would not be Compliant at any time during such 18 consecutive day period or otherwise ceases to meet the requirement of “Required Financial Information” as set forth in the Merger Agreement, in which case the Marketing Period will not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” as set forth in the Merger Agreement (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such 18 consecutive day period, then the Marketing Period will be deemed not to have commenced).

If at any time Univar Solutions in good faith believes that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement to deliver the Required Financial Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes Univar Solutions has not completed the delivery of the Required Financial Information on such date and, within three business days after the date of delivery of such notice, delivers a written notice to Univar Solutions to that effect (stating with specificity which Required Financial Information Univar Solutions has not delivered). Following delivery of such Required Financial Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied (provided that such written notice from Parent to Univar Solutions will not prejudice Univar Solutions’ right to asset that the Required Financial Information was, in fact, delivered and is Compliant).

Cooperation as to Certain Indebtedness

Offers for and Redemption of Senior Notes

Univar Solutions has agreed that Parent or Merger Sub will be permitted to commence and conduct, in accordance with the terms of the Indenture, dated as of November 22, 2019, among Univar Solutions USA Inc., as issuer, Univar Solutions, as guarantor, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee (which we refer to as the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of November 22, 2019, among Univar Solutions USA Inc., as issuer, Univar Solutions, as guarantor, the subsidiary guarantors party thereto and the Trustee (which we refer to as the “Indenture”) (pursuant to which Univar Solutions’ 5.125% Senior Notes due 2027 (which we refer to as the “Senior Notes”) were issued), and applicable law, including SEC rules and regulations, one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Indenture) and/or any tender offer, or any exchange offer, and to conduct one or more consent solicitations, if any (each such offer or solicitation by Parent or Merger Sub we refer to as a “Debt Offer” and collectively, the “Debt Offers”, and any such consent solicitation we refer to as a “Consent Solicitation”) in connection with the Merger and the other transactions contemplated by the Merger Agreement. The closing of any such Debt Offer will not be consummated prior to the Closing and any such transaction will be funded using consideration provided by Parent or any of its subsidiaries (other than Univar Solutions or one of its subsidiaries). Parent and Merger Sub have agreed to consult with Univar Solutions regarding the material terms and conditions of any Debt Offers, including the timing and commencement of any Debt Offers and any tender deadlines. Parent and Merger Sub are not permitted to commence any Debt Offer until Parent has provided to Univar Solutions the necessary offer to purchase, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or Merger Sub to holders of the Senior Notes (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow Univar Solutions and its counsel to review and comment on such Debt Offer Documents (and Parent will consider in good faith comments of Univar Solutions and its counsel thereon). Each of Univar Solutions and its subsidiaries has agreed to use its respective reasonable best efforts to, and to use its respective reasonable best efforts to cause its respective affiliates, officers, employees and representatives to, reasonably cooperate with Parent and Merger Sub in connection with the Debt Offers. Neither Univar Solutions nor any of its subsidiaries is required to incur any financing or provide assistance in obtaining any financing for a Debt Offer other than the Debt Financing (and no such Debt Offer will delay the Closing beyond the date that it is required to occur under the Merger Agreement). The closing of the Debt Offers will be expressly conditioned on the occurrence of the Closing. The Debt Offers will be conducted in compliance with the Indenture and applicable law (including SEC rules and regulations) and Univar Solutions will not be required to cooperate with respect to any Debt Offer that would reasonably be expected to be inconsistent with the terms of the Indenture or applicable law.

Subject to the receipt of any requisite consents in connection with any Consent Solicitation, Univar Solutions and its subsidiaries have agreed to execute one or more supplemental indentures to the Indenture in accordance with the Indenture, amending the terms and provisions of the Indenture as described in the applicable Debt Offer, as reasonably requested by Parent, which supplemental indentures will become effective upon the execution thereof (or as otherwise contemplated in the applicable Consent Solicitation) and operative no earlier than the Closing Date. In no event will Univar Solutions or any of its officers, directors or other representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would, in the opinion of Univar Solutions, its counsel or the Trustee, be inconsistent with the terms of the Indenture or applicable law or that would become operative before the Closing Date.

If requested by Parent, in lieu of or in addition to Parent or Merger Sub commencing any Debt Offers for the Senior Notes, Univar Solutions has agreed to (i) send a notice of redemption with respect to all or a portion of the outstanding aggregate principal amount of the Senior Notes (which will be in the form required under the Indenture and conditioned upon the consummation of the Closing, if sent prior to the Closing, and will be in form and substance reasonably satisfactory to Univar Solutions) to the Trustee and (ii) request that the Trustee deliver such notice to the holders of the Senior Notes, and, if such notice is sent prior to the Closing, and solely to the extent required by the terms of the Indenture and by the Trustee in order to cause or permit the Trustee to so deliver such notice to such holders, deliver and use reasonable best efforts to cause counsel for Univar Solutions to deliver a customary officer’s certificate and customary legal opinion (other than any opinions as to tax matters) relating to the delivery of such notice of redemption by the Trustee to the holders of Senior Notes, to the Trustee under the Indenture, to the extent such certificate and opinion would not, in the opinion of Univar Solutions, its counsel or the Trustee, conflict with the Indenture applicable law and would be accurate in light of the facts and circumstances at the time delivered. On or prior to the Closing, Parent has agreed to make, or cause to be made, a deposit with the Trustee of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the applicable redemption date on, and applicable redemption premiums related to, the Senior Notes so redeemed, together with payment of other fees and expenses payable by Univar Solutions under the Indenture.

Termination of Credit Agreements

Univar Solutions has agreed to use reasonable best efforts to have delivered to Parent at least three business days prior to the Closing Date (A) an appropriate and customary payoff letter with respect to its existing credit agreements specifying the aggregate payoff amount of Univar Solutions’ obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) outstanding as of the Closing and providing for a release of all liens and guarantees thereunder, including, in the case of any letters of credit or similar obligations, cash collateralization of such obligations (with Parent and Merger Sub being responsible for paying all amounts under the payoff letters (including cash collateralizing any letters of credit or similar obligations)) and (B) customary documentation evidencing the release of all liens with respect to the existing credit agreements of Univar Solutions and its subsidiaries (including any customary termination statements on Form UCC-3 or other customary releases).

Indemnification and Insurance

For a period of six years after the Effective Time, Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers or mandatory rights to exculpation, indemnification and advancement of expenses in favor of the employees, as the case may be, of Univar Solutions or its subsidiaries as provided in their respective articles or certificates of incorporation or bylaws or other organizational documents, or, in any contract set forth in the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub will survive the Merger and continue at and after the Effective Time in full force and effect. For a period of six years after the Effective Time, Parent and the Surviving Corporation have agreed to maintain in effect the exculpation, indemnification and advancement of expenses provisions of Univar Solutions’ and any of its subsidiaries’ articles or certificates of incorporation and bylaws or similar organizational documents as in effect March 13, 2023 (other than with respect to the certificate of incorporation and bylaws of the Surviving Corporation) or in any indemnification agreements of Univar Solutions or its subsidiaries with any of their respective directors, officers or employees set forth in the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any such individuals (provided that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period will continue until the final disposition of such Action or resolution of such claim, even if beyond such six-year period).

From and after the Effective Time, Parent has agreed to assume and honor and perform, and to cause the Surviving Corporation and its subsidiaries to honor and perform, in accordance with their respective terms, the indemnity and other obligations described in this section.

For a period of six years after the Effective Time, the parties have agreed that the Surviving Corporation will, and that Parent will cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director or officer of Univar Solutions or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of Univar Solutions or its subsidiaries (each of which, together with such person’s heirs, executors or administrators, and successors and assigns, we refer to as an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any Action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director, employee or other fiduciary in any entity if such service was at the request or for the benefit of Univar Solutions or its subsidiaries).

In the event of any such Action, (i) Parent and the Surviving Corporation will have the right (but not the obligation) to control the defense thereof after the Effective Time, (ii) each Indemnified Party will be entitled to retain his or her own counsel, whether or not Parent or the Surviving Corporation elect to control the defense of any such Action, and Parent or the Surviving Corporation will pay the reasonable and documented fees and expenses of such counsel selected by such Indemnified Party reasonably promptly after statements therefor are received in accordance with the indemnity and other obligations described in this section, whether or not the Surviving Corporation elects to control the defense of any such Action, and (iii) none of Parent, the Surviving Corporation or any of their subsidiaries may settle, compromise or consent to the entry of any judgment in any such Action, unless such settlement, compromise or consent relates only to monetary damages or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.

For a period of six years from and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of Univar Solutions and its subsidiaries and their respective current and former directors and officers with respect to matters arising at or before the Effective Time or provide substitute policies for Univar Solutions and its subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of Univar Solutions and its subsidiaries, in either case, of not less than the existing coverage and having other terms substantially equivalent to and in any event not less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of Univar Solutions and its subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Effective Time (regardless of when such claims are brought) (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance), except that in no event will Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by Univar Solutions and its subsidiaries (the “Maximum Amount”). If the Surviving Corporation is unable to obtain the required insurance because its cost exceeds the Maximum Amount, it must obtain as much comparable insurance as possible for an annual premium up to the

Maximum Amount for the years within such six-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date, Univar Solutions may, at its option, purchase a six-year prepaid “tail” directors’ and officers’ liability insurance policy for Univar Solutions and its subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Univar Solutions and its subsidiaries, with such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable in the aggregate to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Univar Solutions and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time. The parties have agreed that the Surviving Corporation will, and that Parent will cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

Parent has agreed to pay all reasonable and documented expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations described in this section, and such obligations will survive the consummation of the Merger and are enforceable by each of the Indemnified Parties.

Special Meeting

Subject to the other provisions of the Merger Agreement, Univar Solutions has agreed to:

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take all action required by the DGCL and its certificate of incorporation and bylaws to set a record date for, duly call, give notice of, convene and hold the Special Meeting and if mutually agreed, if there has not been a Change of Recommendation as described in the sections of the proxy statement entitled “—No Solicitation” and “—The Board of Directors’ Recommendation; Change of Recommendation”, or at Univar Solutions’ election, if there has been a Change of Recommendation as described in the sections of the proxy statement entitled “—No Solicitation” and “—The Board of Directors’ Recommendation; Change of Recommendation”, a vote upon other matters, with the record date of the Special Meeting to be selected after reasonable consultation with Parent and such meeting date being held no later than 35 days after the dissemination of the proxy statement to Univar Solutions’ stockholders in accordance with the provision descried in this section (or if such day is not a business day, the next succeeding business day), in each case unless there has been a Change of Recommendation as described in the sections of the proxy statement entitled “—No Solicitation” and “—The Board of Directors’ Recommendation; Change of Recommendation”; and

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subject to a Change of Recommendation in accordance with the provisions described in the sections of the proxy statement entitled “—No Solicitation” and “—The Board of Directors’ Recommendation; Change of Recommendation”, use reasonable best efforts to solicit the Univar Solutions Stockholder Approval.

Univar Solutions may adjourn, recess or postpone the date of the Special Meeting:

•	with the written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed);

•	for the absence of a quorum;

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to allow reasonable additional time to solicit additional proxies to the extent Univar Solutions reasonably believes necessary in order to obtain the Univar Solutions Stockholder Approval, whether or not a quorum is present;

•	if required by applicable law; or

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to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors has determined in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Univar Solutions stockholders prior to the Special Meeting;

provided that, unless agreed in writing by Parent or required by applicable law, Univar Solutions may not postpone or adjourn the Special Meeting more than a total of four times, and all such adjournments, recesses or postponements must be for periods of no more than 10 business days each.

If the Board of Directors has effected a Change of Recommendation as described in the sections of the proxy statement entitled “—No Solicitation” and “—The Board of Directors’ Recommendation; Change of Recommendation”, then in submitting the Merger Agreement to Univar Solutions’ stockholders, the Board of Directors may submit the Merger Agreement to Univar Solutions’ stockholders without the Recommendation and may communicate the basis for its lack of recommendation to Univar Solutions’ stockholders in the proxy statement or an appropriate amendment thereof or supplement thereto. The record date of the Special Meeting may not be changed without Parent’s prior written consent unless required by applicable law.

Please see the sections of this proxy statement entitled “—No Solicitation” and “—The Board of Directors’ Recommendation; Change of Recommendation” for related information regarding the Board of Directors’ responsibilities with regard to recommending the adoption of the Merger Agreement to Univar Solutions stockholders.

Transaction Litigation

Prior to the earlier of the Effective Time or the date, if any, on which the Merger Agreement is earlier and validly terminated, Univar Solutions has agreed to notify Parent promptly of (and, in any event within two business days of becoming aware of) any Action brought by stockholders of Univar Solutions or other persons (other than related parties of Parent) against Univar Solutions and/or any of its directors, officers or representatives arising out of or relating to the Merger Agreement, the Merger or the other transactions contemplated thereby (whether directly or on behalf of Univar Solutions and its subsidiaries or otherwise), and to keep Parent reasonably informed with respect to the status thereof, including by promptly (and, in any event, within two business days of receipt of same) providing Parent with copies of all proceedings and material correspondence relating to such Action. Univar Solutions will control the defense, settlement and prosecution of any such stockholder litigation but has agreed to give Parent the right to participate (at Parent’s sole expense) in the defense and settlement of any such stockholder litigation (including by allowing for advanced review and comment on all material filings or responses), the right to consult on the settlement, release, waiver or compromise of any such litigation and agreed take Parent’s comments into account. No settlement, release, waiver or compromise of such litigation will be agreed to without Parent’s prior written consent.

Regulatory Efforts and Related Matters

Parent and Univar Solutions have agreed to use their reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with one another in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable after March 13, 2023 and in any event prior to the End Date, including:

•

obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Specified Approvals (as defined in this section below) and the Parent Approvals (as defined in this section below), from any governmental entity and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from any other person;

•	defending any Actions, whether judicial or administrative, challenging the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement; and

•	executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In no event will Univar Solutions or any of its subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the transactions contemplated by the Merger Agreement under any contract, agreement or otherwise. Neither Univar Solutions nor Parent will, nor will Univar Solutions or Parent permit any their respective affiliates to (1) agree to extend any applicable waiting period pursuant to any antitrust law with respect to the transactions contemplated by the Merger Agreement or otherwise agree to not consummate the Merger or the transactions contemplated by the Merger Agreement with any governmental entity or person without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed) or (2) enter into or consummate any transaction, agreement, arrangement, or acquisition of any ownership interest or assets of any person, the effect of which would reasonably be expected to materially impair, materially delay or prevent the satisfaction or obtaining of any approval or the expiration of any waiting period that is a condition to Closing.

Univar Solutions and Parent have further agreed to, and have agreed to cause their respective affiliates, the Apollo Funds and Platinum Falcon, as applicable, to:

•

promptly, but in no event later than 10 business days after March 13, 2023, file or cause to be filed, any and all required notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated by the Merger Agreement;

•

promptly, but in no event later than 20 business days after March 13, 2023, or on such later date as mutually agreed to by Univar Solutions and Parent, file, or cause to be filed, with the appropriate governmental entity, all filings, forms, registrations and notifications (or drafts thereof) required to be filed to consummate the Merger and the other transactions contemplated by the Merger Agreement under any applicable antitrust law; and

•

supply, or cause to be supplied, as promptly as practicable any additional information or documentary material that may be requested pursuant to any law or by any governmental entity and, as applicable, to certify substantial compliance with any such request as promptly as practicable.

Univar Solutions and Parent have further agreed to, and to cause their respective affiliates, the Apollo Funds and Platinum Falcon, as applicable, to cooperate in submitting a draft joint voluntary notice to CFIUS with respect to the transactions contemplated by the Transaction Documents and the Merger Agreement (which we refer to as the “Draft CFIUS Notice”) as soon as practicable after the date of the Merger Agreement. After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Notice, Univar Solutions and Parent will, and will cause their respective affiliates, the Apollo Funds and Platinum Falcon, as applicable, to submit the CFIUS Notice within 15 business days of receipt of confirmation that CFIUS has no further comments on the Draft CFIUS Notice and to comply at the earliest practicable time, and in any event no later than required by CFIUS or any CFIUS member agency, with any request for additional information, documents or other materials, and will cooperate with each other in connection with both the Draft CFIUS Notice and the CFIUS Notice and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency. Univar Solutions and Parent will each promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings (provided that no party is required to share with the other party communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by the Merger Agreement). No Equity Investor and none of their affiliates is required to supply any information or documentary material as set forth in the Parent disclosure letter to any governmental entity or any other person with respect to the transactions contemplated by the Merger Agreement. If any such information or documentary material is requested by any governmental entity, Parent has agreed to use reasonable best efforts to provide such information or documentary material and, in the absence of being able to provide such information or documentary material, will enter into good faith discussions with the Equity Investor or affiliate or, as the case may be, Univar Solutions and the governmental entity to provide other information or documentary material that attempts to address the topic(s) of inquiry being made by such governmental entity.

Subject to the second-to-last sentence of the foregoing paragraph, Parent has agreed to take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or advisable to resolve any objections asserted by CFIUS, the FTC, DOJ, state antitrust enforcement authorities or any other governmental entity or person with respect to the Merger or the transactions contemplated by the Merger Agreement so as to enable the Closing to occur as promptly as practicable after March 13, 2023 (and in any event no later than the End Date) and to avoid or eliminate each and every impediment under any law, including any injunction, temporary restraining order or other Action, that may be asserted or that is in force by any governmental entity or other person that would or has the effect of preventing or delaying the Closing, including:

•

proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or any other disposition, including discontinuation, of any and all of the share capital or other equity voting interest, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines of Parent, Univar Solutions or any of their respective subsidiaries; and

•

taking or committing to take any action or agree to any undertaking that after the Closing Date would limit Parent’s or its subsidiaries’ (including the Surviving Corporation’s) or controlled affiliates’ freedom of action with respect to or their ability to retain, or impose obligations on Parent’s or its subsidiaries’ (including the Surviving Corporation’s) or controlled affiliates’ future operations with respect to, one or more of their subsidiaries’ (including the Surviving Corporation’s), share capital or equity interests, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines.

In no event will Univar Solutions or any of its subsidiaries be required to become subject to, or consent or agree to or otherwise take any such actions in the foregoing two bullets unless such requirement, condition, undertaking, agreement or order is binding on or otherwise applicable to Univar Solutions only from and after the Effective Time.

Univar Solutions, Parent and Merger Sub have further agreed to, and to cause their respective affiliates to, cooperate and consult with each other in good faith with respect to the making of all registrations, filings, notifications, communications, submissions and any other actions described in this section so as to enable the Closing to occur as promptly as practicable after March 13, 2023 (and in any event no later than the End Date). In furtherance of the foregoing, and subject to applicable legal limitations and the instructions of any governmental entity, Univar Solutions, on the one hand, and Parent and Merger Sub, on the other hand, will keep each other apprised of the status of matters relating to the completion of the Merger and the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other communications received by Univar Solutions or Parent, as the case may be, or any of their respective subsidiaries or affiliates, from any governmental entity with respect to the Merger and the transactions contemplated by the Merger Agreement. Subject to applicable law relating to the exchange of information, Univar Solutions, on the one hand, and Parent and Merger Sub, on the other hand, will permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any communications or submissions, and with respect to any such notification, filing, communication or submission, submitted therewith to any governmental entity (provided that materials may be redacted (x) to remove references concerning the valuation of the businesses of Univar Solutions and its subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns). Each of Univar Solutions, Parent and Merger Sub has agreed not to, and will not permit any of their respective affiliates to, participate in any meeting or discussion, either in person, by videoconference, by telephone or otherwise, with any governmental entity in connection with the Merger or the transactions contemplated by the Merger Agreement unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend and participate thereat. Subject to the foregoing and Parent’s obligations described in this section, Parent will control and lead the strategy and content of any substantive communications with any governmental entity with respect to obtaining approval or expiration of any waiting period under the HSR Act or any applicable antitrust laws.

In furtherance and not in limitation of the covenants described in this section, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any transaction contemplated by the Merger Agreement as violative of any law, each of Univar Solutions, Parent and Merger Sub has agreed to, and to cause their respective affiliates to, cooperate in all respects with each other and use their respective reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by the Merger Agreement.

The “Specified Approvals” are defined as (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any consent, approval, authorization or permit of, action by, filing with or notification required by and compliance with the HSR Act and any other applicable antitrust or foreign investment law, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the proxy statement with the SEC, (iv) compliance with the rules and regulations of the NYSE, and (v) compliance with any applicable foreign or state securities or blue sky laws.

The “Parent Approvals” include (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any consent, approval, authorization or permit of, action by, filing with or notification required by and compliance with the HSR Act and any other antitrust or foreign investment law, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky laws and (v) certain other scheduled consents and/or notices.

Other Covenants

The Merger Agreement contains other covenants, including those relating to access to information; the preparation of this proxy; anti-takeover statutes and regulations; public announcements; stock exchange delisting and deregistration; matters related to Section 16 of the Exchange Act; Parent’s compliance with its obligations under the Merger Agreement, and liability therefor; director resignations; certain actions of the officers and directors of the Surviving Corporation; and additional Closing obligations of Parent and Univar Solutions set forth in the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub.

Conditions to the Closing of the Merger

The respective obligations of each party to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction (or waiver by Parent and Univar Solutions to the extent permitted by applicable law) at or prior to the Closing Date of the following conditions:

•	the Univar Solutions Stockholder Approval;

•	the Absence of Legal Restraints Condition; and

•	the Regulatory Approvals Condition.

In addition, the obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub to the extent permitted by applicable law) at or prior to the Closing of the following conditions:

•

(A) the representations and warranties of Univar Solutions relating to (i) the due organization, valid existence and good standing of Univar Solutions and its corporate power and authority to do business, (ii) certain aspects of Univar Solutions’ capitalization structure, (iii) the corporate power and authority of Univar Solutions to enter into the Merger Agreement, perform its obligations thereunder and consummate the transactions contemplated thereby and the required corporate proceedings necessary to authorize the execution and delivery of the Merger Agreement, and (iv) the fees and commissions payable to investment bankers, brokers and similar persons in connection with the transactions contemplated by the Merger Agreement, each being true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (B) the representations and warranties of Univar Solutions relating to the absence of a Company Material Adverse Effect from December 31, 2022 to March 13, 2023 being true and correct in all respects; (C) the representations and warranties relating to certain other aspects of Univar Solutions’ capitalization structure being true in all respects, except for any de minimis inaccuracies; and (D) the other representations and warranties of Univar Solutions (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) being true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (D) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably being expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

Univar Solutions having performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Closing Date;

•	since March 13, 2023 there not having occurred a Company Material Adverse Effect; and

•

Univar Solutions having delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions described in the preceding three bullets being satisfied.

In addition, the obligation of Univar Solutions to effect the Merger is subject to the satisfaction (or waiver in writing by Univar Solutions to the extent permitted by applicable law), at or prior to the Closing Date of the following conditions:

•

the representations and warranties of Parent and Merger Sub (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) being true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

•

Parent and Merger Sub having performed in all material respects all obligations and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Closing Date; and

•

Parent having delivered to Univar Solutions a certificate, dated as of the Closing Date and signed by a senior officer, certifying to the effect that the conditions described in the preceding two bullets have been satisfied.

The parties have agreed that no party to the Merger Agreement may rely, either as a basis for not consummating the Merger or terminating the Merger Agreement and abandoning the Merger, on the failure of any of the foregoing conditions described in this section to be satisfied if such failure was caused by such party’s failure to act in good faith or breach of any covenant or agreement of the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be validly terminated and abandoned at any time prior to the Closing Date, whether before or after obtaining the Univar Solutions Stockholder Approval (except for the Superior Proposal

Termination Right and the Change in Recommendation Termination Right, as defined in this section below, which are only available prior to obtaining the Univar Solutions Stockholder Approval), with the party desiring to terminate the Merger Agreement giving written notice of such termination to the other party specifying the provision of the Merger Agreement pursuant to which the Merger Agreement is being terminated:

by the mutual written consent of Univar Solutions and Parent;

•	by either Univar Solutions or Parent if:

•

(i) the Closing Date has not occurred on or before September 13, 2023 (provided that if, as of such date all conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) except for the Absence of Legal Restraints Condition or the Regulatory Approvals Condition (but only to the extent that the applicable legal restraint relates to any antitrust law), then such date will automatically be extended to December 13, 2023 (such date as it may be so extended, the “End Date”)) and (ii) the party seeking to terminate the Merger Agreement pursuant to the provision described in this bullet has not breached in any material respect its obligations under the Merger Agreement in any manner that has primarily caused the failure to consummate the Merger on or before such date; provided that (A) if the Marketing Period has not commenced on or prior to the End Date but not been completed by the date that is three business days prior to the End Date, but all other conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, to the extent permitted by law, waived, then the End Date will be extended to the third business day following the final day of the Marketing Period, and such date will become the End Date for purposes of the Merger Agreement, (B) if the Marketing Period has commenced on or prior to the End Date but has not been completed by the date that is three business days prior to the End Date or could have commenced on or prior to the End Date but did not, in each case, solely as a result of the Marketing Period not commencing earlier than September 5, 2023, then the End Date will be extended to the third business day following the final day of the first 18 consecutive day period beginning on September 5, 2023, and such date will become the End Date for purposes of the Merger Agreement and (C) if the Marketing Period has commenced on or prior to the End Date but not been completed by the date that is three business days prior to the End Date and would subsequently be deemed not to have commenced solely as a result of any Required Financial Information being not Compliant by virtue of becoming stale on or prior to the date that would otherwise be the End Date, the End Date may be extended (or further extended) by either Univar Solutions or Parent for a period of up to 45 days by written notice to the other party at least one business day prior to the End Date (which we refer to as the “End Date Termination Right”);

•

any governmental entity in any jurisdiction in which Parent or Univar Solutions has material business operations has issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger, and such order, decree or ruling has become final and nonappealable (provided that the right to terminate the Merger Agreement pursuant to the proviso described in this bullet is not available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, decree or ruling, or the order, decree or ruling becoming final and nonappealable, was primarily caused by the failure of such party to perform any of its obligations under the Merger Agreement) (which we refer to as the “Governmental Termination Right”); or

•

the Special Meeting (including any adjournments or postponements thereof) has concluded and the Univar Solutions Stockholder Approval has not been obtained upon a vote taken thereon (which we refer to as the “Special Meeting Termination Right”).

•	by Univar Solutions, if:

•	Parent or Merger Sub have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement,

which breach or failure to perform (i) would result in a failure of a condition for Univar Solutions to effect the Merger, as described in the section of the proxy statement entitled “—Conditions to the Closing of the Merger” and (ii) cannot be cured by the End Date or, if curable, is not cured within 35 business days following Univar Solutions’ delivery of written notice to Parent stating Univar Solutions’ intention to terminate the Merger Agreement pursuant to the provision described in this bullet and the basis for such termination (which notice will specify in reasonable detail the nature of such breach) (provided that Univar Solutions is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement) (which we refer to as the “Parent Breach Termination Right”);

•

at any time prior to obtaining the Univar Solutions Stockholder Approval in accordance with the procedures described in the section of this proxy statement entitled “—No Solicitation” in order to enter into a definitive agreement providing for a Superior Proposal (which we refer to as the “Superior Proposal Termination Right”); or

•

(i) the Marketing Period has ended and all of the conditions for Parent and Merger Sub to effect the Merger, as described in the section of the proxy statement entitled “—Conditions to the Closing of the Merger”, have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Parent and Merger Sub have failed to consummate the Closing within three business days after the first date on which Parent and Merger Sub were required to consummate the Closing, (iii) Univar Solutions has notified Parent in writing at least three business days prior to such termination that Univar Solutions is ready, willing and able to consummate the Closing and (iv) at all times during such three business day period Univar Solutions stood ready, willing and able to consummate the Closing (provided that no party is permitted to terminate the Merger Agreement pursuant to the termination procedures related to termination for failure to consummate the Merger by the End Date during any such three business day period) (which we refer to as the “Failure to Close Termination Right”).

•	by Parent, if:

•

Univar Solutions has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of a condition to Parent and Merger Sub to effect the Merger, as described in the section of the proxy statement entitled “—Conditions to the Closing of the Merger” and (ii) cannot be cured by the End Date or, if curable, is not cured within 35 business days following Parent’s delivery of written notice to Univar Solutions stating Parent’s intention to terminate the Merger Agreement pursuant to the provision described in this bullet and the basis for such termination (which notice will specify in reasonable detail the nature of such breach) (provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in the Merger Agreement) (which we refer to as the “Univar Solutions Breach Termination Right”); or

•

at any time prior to obtaining the Univar Solutions Stockholder Approval if the Board of Directors has effected a Change of Recommendation in accordance with the procedures described in the section of this proxy statement entitled “—No Solicitation” (which we refer to as the “Change of Recommendation Termination Right”).

Termination Fees

Parent will be entitled to receive a termination fee of $204,190,000 from Univar Solutions (which we refer to as the “Company Termination Fee”) if:

•

the Merger Agreement is validly terminated by Univar Solutions pursuant to the Superior Proposal Termination Right, which Company Termination Fee must be paid substantially concurrently with termination;

•

the Merger Agreement is validly terminated by Parent pursuant to the Change of Recommendation Termination Right, which Company Termination Fee must be paid within three business days after such termination; or

•

(i) after March 13, 2023, an Alternative Proposal is publicly communicated by the third party making such Alternative Proposal, publicly proposed or disclosed prior to the Special Meeting (which we refer to as a “Qualifying Transaction”), (ii) the Merger Agreement is validly terminated by Parent or Univar Solutions pursuant to the End Date Termination Right or Special Meeting Termination Right, or by Parent pursuant to the Univar Solutions Breach Termination Right, and (iii) concurrently or within nine months after such termination, Univar Solutions has entered into a definitive agreement providing for such Qualifying Transaction or has entered into a definitive agreement to effect the transaction contemplated by an Alternative Proposal (which Qualifying Transaction or Alternative Proposal is subsequently consummated, whether during or following such nine month period) or completed such Qualifying Transaction or such Alternative Proposal (it being understood that all references to “20%” in the definition of “Alternative Proposal” in the section of the proxy statement entitled “—No Solicitation” will be deemed to be references to “50%”), which Company Termination Fee must be paid within three business days after the last to occur of the foregoing events.

Univar Solutions will be entitled to receive a termination fee of $379,200,000 from Parent (which we refer to as the “Parent Termination Fee”) if the Merger Agreement is validly terminated by Univar Solutions pursuant to the Parent Breach Termination Right or the Failure to Close Termination Right, or if the Merger Agreement is validly terminated pursuant to the End Date Termination Right or the Governmental Termination Right at a time when the Merger Agreement is terminable by Univar Solutions pursuant to the Parent Breach Termination Right or the Failure to Close Termination Right, such Parent Termination Fee to be paid by wire transfer of immediately available funds to an account designated by Univar Solutions within three business days of such valid termination by Univar Solutions.

Univar Solutions will be further entitled to receive a termination fee of $291,690,000 from Parent (which we refer to as the “Parent Regulatory Termination Fee”) if the Merger Agreement is validly terminated by Univar Solutions or Parent (i) pursuant to the End Date Termination Right and at the time of such termination, all conditions to the Closing other than (x) the Absence of Legal Restraints Condition with respect to any order, decree or ruling by an applicable governmental entity to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Merger that is related to antitrust or foreign investment laws or (y) the Regulatory Approvals Condition, have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing or (ii) pursuant to the Governmental Termination Right if the applicable order, decree or ruling by the applicable governmental entity to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Merger relates to any antitrust or foreign investment law (provided that if the Merger Agreement is validly terminated and the Parent Regulatory Termination Fee would be payable, if the Merger Agreement is terminable by Univar Solutions in a circumstance in which Univar Solutions would be entitled to receive the Parent Termination Fee, then the Parent will pay the Parent Termination Fee in lieu of the Parent Regulatory Termination Fee), such Parent Regulatory Termination Fee to be paid by wire transfer of immediately available funds to an account designated by Univar Solutions within three business days of such valid termination by Univar Solutions or substantially concurrently with termination in the case of a valid termination by Parent.

In no event will Univar Solutions be required to pay the Company Termination Fee on more than one occasion.

If either Univar Solutions or Parent fails to timely pay the Company Termination Fee, the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, (i) the amount due will accrue interest for the period commencing on the date such amount became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York in effect on the date such payment was required, as such bank’s prime lending rate, and (ii) the party who failed to timely pay such amount will reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by the other party of its rights in respect thereof.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement (other than certain provisions that expressly survive termination of the Merger Agreement) will become void and of no effect without liability or obligation on the part of any party thereto, their respective subsidiaries or affiliates, or their respective former, current or future directors, officers, partners, director or indirect stockholders or equity holders, managers, agents, representatives, members or controlling persons or any other related parties of such party. However, no termination of the Merger Agreement will relieve any party for liability for such party’s fraud or willful and material breach of any covenant or agreement contained in the Merger Agreement prior to termination.

Specific Enforcement

The parties have agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached. Except as otherwise set forth in the Merger Agreement, each party has agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement and prior to any valid termination of the Merger Agreement in accordance with the termination procedures described in the section of the proxy statement entitled “—Termination of the Merger Agreement”, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages described in the section of the proxy statement entitled “—Termination Fees”) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Subject in all respects to the following paragraph, without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that there is adequate remedy at law or that the remedy of specific enforcement is unenforceable, invalid, contrary to applicable law, or inequitable for any reason. Each party has further agreed that no other party or any other person is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this section, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties have agreed that time is of the essence that, as to any claims or Actions in which a party seeks specific performance or other equitable relief pursuant to the provisions described in this section, the parties will use their reasonable best efforts to seek and obtain an expedited schedule for such proceedings and will not oppose any party’s request for expedited proceedings. The parties have further agreed that (y) nothing in the provisions described in this section will require any party to institute any Action for (or limit any party’s right to institute any Action for) specific performance prior or as a condition to exercising any termination right described in the section of the proxy statement entitled “—Termination of the Merger Agreement” (and pursuing damages before or after such termination as described in the section of the proxy statement entitled “—Termination Fees”) and (z) subject to the procedures described in the section of the proxy statement entitled “—Termination Fees”, by seeking the remedies described in this section, a party will not in any respect waive its right to seek at any time any other form of relief that may be available to it under the Merger Agreement.

The parties have agreed that Parent and Merger Sub have an obligation under the Merger Agreement to cause the Equity Financing to be funded (whether under the Merger Agreement or the Equity Commitment Letter), including by exercising Parent’s or Merger Sub’s rights under the Equity Commitment Letter, subject to the requirements described below, and that Univar Solutions is entitled to specific performance (or any other equitable relief) to cause Parent and Merger Sub to consummate the Closing and to cause Parent and Merger Sub to draw down the Equity Financing under the Equity Commitment Letter to consummate the Closing, in each case if, and only if, (i) the Marketing Period has ended, (ii) Parent and Merger Sub are required to consummate the Closing, and all of Parent and Merger Sub’s conditions to Closing as described in the section of the proxy statement entitled “—Conditions to the Closing of the Merger” have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (iii) the Debt Financing (or any Alternative Financing as described in the section of the proxy statement entitled “—Debt Financing”) has been received by Parent in full in accordance with the terms thereof, or will be funded in full at the Closing if the Equity Financing is funded at or prior to the Closing (provided that except to the extent contemplated by the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub, Parent and Merger Sub will not be required to draw down the Equity Financing or consummate the Closing if the Debt Financing is not in fact funded in full at the Closing) and (iv) Parent and Merger Sub have failed to consummate the Closing by the first date on which the Closing is required to have occurred, and (v) Univar Solutions has (x) confirmed in writing to Parent that all of Univar Solutions’ conditions to Closing as described in the section of the proxy statement entitled “—Conditions to the Closing of the Merger” have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or that Univar Solutions will waive any such unsatisfied condition, and (y) irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing (or any Alternative Financing as described in the section of the proxy statement entitled “—Debt Financing”) are funded, then Univar Solutions will take such actions as required by the Merger Agreement to cause the Closing to occur.

Limitation on Recourse

Other than with respect to claims by (i) the parties pursuant to the Confidentiality Agreement, (ii) the parties against the Apollo Funds and Platinum Falcon for specific performance under the Equity Commitment Letter (which is described in the section of this proxy statement entitled “—Equity Commitment Letter”) in accordance with the terms thereof, (iii) the parties against the Guarantors for specific performance under the Limited Guarantee (which is described in the section of this proxy statement entitled “—Limited Guarantee”) in accordance with the terms thereof, (iv) the parties against the other parties in accordance with the Merger Agreement, or (v) the third parties identified as third party beneficiaries in the Merger Agreement against the parties, the Surviving Corporation or their respective subsidiaries in accordance with the Merger Agreement, the parties have agreed, on behalf of themselves and their respective related parties, that no recourse under the Merger Agreement or the Transaction Documents or in connection with any of the transactions contemplated thereby (including the Financing) will be available against the parties, their related parties, or the Debt Financing Parties (as defined in the Merger Agreement).

Expenses

Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that expenses incurred by any party in connection with the printing, filing and mailing of the proxy statement (including applicable SEC filing fees) will be borne by Univar Solutions, and all filing fees paid by any party in respect of any HSR Act or other regulatory filing will be borne by Parent.

Real Property Transfer Taxes

All real property transfer or other similar taxes imposed with respect to any indirect transfers of real property arising out of the transfer of shares pursuant to the Merger (or pursuant to any transaction contemplated by certain provisions of the Univar Solutions disclosure letter) will be borne by Univar Solutions and expressly will not be a liability of holders of shares.

Amendments and Waivers

At any time prior to the Effective Time, whether before or after receipt of the Univar Solutions Stockholder Approval, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Univar Solutions, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective.

After receipt of the Univar Solutions Stockholder Approval or the adoption by the sole stockholder of Merger Sub of the Merger Agreement, if any such amendment or waiver requires, under applicable law or the rules and regulations of the NYSE, further approval of the stockholders of Univar Solutions or the sole stockholder of Merger Sub, the effectiveness of such amendment or waiver will be subject to the approval of Univar Solutions or the sole stockholder of Merger Sub, as applicable. No failure or delay by any party in exercising any right under the Merger Agreement will operate as a waiver nor will any single or partial exercise of any right preclude any other or further exercise of any other right.

Governing Law

The Merger Agreement is governed by construed in accordance with Delaware law, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Delaware law. Subject to the following sentence, each of Parent, Merger Sub and Univar Solutions irrevocably submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, for the purposes of any Actions arising out of or related to the Merger Agreement (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such Action, any state or federal court within the State of Delaware), and each of Parent, Merger Sub and Univar Solutions has agreed to commence any Action relating thereto in such courts.

Univar Solutions has agreed that any Action involving the Debt Financing Parties will be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York and has agreed that any such Action will be governed by New York law except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in the Merger Agreement.

Equity Commitment Letter

Pursuant to the Equity Commitment Letter, the Apollo Funds and Platinum Falcon have committed severally to contribute or cause to be contributed to Parent an aggregate amount in cash equal to approximately $3.81 billion (or such lesser amount that, together with the Debt Financing and our and our subsidiaries’ available cash on the Closing Date (if any), suffices to fully fund the payment of the aggregate Closing Obligations and the Expense Obligations), solely to fund the Obligations thereunder.

Funding of the Equity Commitment by each of the Equity Investors is subject to the terms, conditions and limitations set forth in the Equity Commitment Letter, each of which include: (i) the satisfaction or waiver of all of the conditions precedent for Parent and Merger Sub to effect the Merger, as described in the section of the proxy statement entitled “—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (ii) the substantially concurrent receipt by Parent or one of its affiliates of the net cash proceeds of the contemplated Debt Financing, and (iii) the prior or substantially concurrent funding of its respective Equity Commitment by each Equity Investor and the substantially concurrent consummation of the Closing on the terms and conditions of the Merger Agreement, subject in each case to the actions to be taken to effect the Closing if the Closing proceeds in the manner described on the confidential disclosure letter provided by Univar Solutions to Parent and Merger Sub.

The obligation of each Equity Investor to fund their respective portion of the Equity Financing will terminate automatically upon the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) the closing of the Merger and the payment by Parent of all amounts due under the Merger Agreement, (iii) the payment in full by each Equity Investor of its respective portion of the Obligations under the Equity

Commitment Letter or its respective portion of the Guaranteed Obligations under the Limited Guarantee pursuant to the terms and conditions thereof and (iv) the commencement, directly or indirectly, by Univar Solutions or any of its controlled affiliates of any claim (whether at law or equity or in tort, contract or otherwise) against such Equity Investor or another Equity Investor, certain related parties of the Equity Investors, or certain related parties of the related parties described in the foregoing in connection with the Equity Commitment Letter, the Merger Agreement, the Debt Commitment Letter, the Limited Guarantee or any other document or instrument delivered in connection with the foregoing agreements or any of the transactions contemplated thereby (including the termination or abandonment thereof) (including in respect of any oral representations made or alleged to be made in connection therewith) except, solely with respect to the provisions described in clause (iv), for certain claims specified in the Equity Commitment Letter.

Pursuant to the terms and conditions of the Merger Agreement, Parent and Merger Sub will (and will cause their respective subsidiaries to) use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Equity Financing on the terms and subject only to the conditions set forth in the Equity Commitment Letters.

Univar Solutions is an express third-party beneficiary of the right granted to Parent to specific performance under the Equity Commitment Letters and is entitled to enforce Parent’s rights to specific performance of the Equity Investors to fund all or any portion of their respective equity financing Obligations under the Equity Commitment Letter, subject to the terms thereof, if Univar Solutions is awarded specific performance of Parent’s obligation to cause the Equity Commitment to be funded pursuant to the Merger Agreement.

Limited Guarantee

Subject to the terms and conditions set forth in the Limited Guarantee provided by the Guarantors, the Guarantors have severally guaranteed certain payment obligations of Parent under the Merger Agreement, subject to an aggregate maximum cap of $235,995,172 for the Apollo Guarantors and a maximum cap of $153,004,828 for Platinum Falcon for payment of the Guaranteed Obligations.

Each Limited Guarantee is irrevocable, and will not terminate until the earliest to occur of (i) the Closing of the Merger and the payment by Parent of all amounts due under the Merger Agreement; (ii) the payment of the Guaranteed Obligations in full; (iii) the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any Guaranteed Obligation; (iv) the date that is 60 days after the valid termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement (as described in the section of this proxy statement entitled “—Termination of the Merger Agreement”) to make a payment of the Guaranteed Obligations if (A) Univar Solutions has made a claim in writing with respect to such Guaranteed Obligations during such 60-day period and (B) Univar Solutions has commenced an action during such 60-day period in accordance with the Limited Guarantee against the Guarantors pursuant to the Limited Guarantee alleging that Parent is liable for such Guaranteed Obligations, in which case, the Limited Guarantee will survive solely with respect to amounts claimed or alleged to be so owing (provided that with respect to the provision described in clause (iv), the Guarantors pursuant to the Limited Guarantee will not have any further liability or obligation under such Limited Guarantee from and after the earlier of (x) the entry of a final, non-appealable order of a court of competent jurisdiction and (y) the execution and delivery of a written agreement between the Guarantors pursuant to such Limited Guarantee, on the one hand, and Univar Solutions, on the other hand, and, in either case, the payment by the Guarantors pursuant to the Limited Guarantee to Univar Solutions of all amounts payable by such Guarantors pursuant to such order or agreement); and (v) the termination of the Limited Guarantee by mutual written agreement of the Guarantors and Univar Solutions pursuant to the Limited Guarantee.

Univar Solutions’ recourse under the Limited Guarantee is Univar Solutions’ sole and exclusive monetary remedy against the Guarantors, certain related persons of the Guarantors, and certain related persons of such related persons, in respect of any liabilities or obligations arising under, or in connection with, the Limited Guarantee, Merger Agreement, the Equity Commitment Letter or any other document or instrument delivered in connection with the Limited Guarantee and the transactions contemplated by the foregoing documents or instruments.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Univar Solutions is required to submit a proposal to Univar Solutions stockholders to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Univar Solutions’ named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the Compensation Proposal). This compensation is summarized in the section entitled “Proposal 1: Adoption of the Merger Agreement — Interests of Univar Solutions’ Executive Officers and Directors in the Merger.” The Board of Directors encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, Univar Solutions is asking you to approve the following resolution:

RESOLVED, that the stockholders of Univar Solutions approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Univar Solutions’ named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Proposal 1: Adoption of the Merger Agreement — Interests of Univar Solutions’ Executive Officers and Directors in the Merger.”

The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Univar Solutions. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Required Vote

Assuming a quorum is present, the affirmative vote of the holders of the shares of Univar Solutions common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.

Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting will have no effect on the outcome of the Compensation Proposal, (b) abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal and (c) “broker non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Univar Solutions common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Univar Solutions stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Univar Solutions common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). If Univar Solutions stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Univar Solutions stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Required Vote

The affirmative vote of the holders of the shares of Univar Solutions common stock representing a majority of the voting power present in person, or by remote communication, or represented by proxy at the Special Meeting and entitled to vote on the Adjournment Proposal is required for approval of the Adjournment Proposal.

Assuming a quorum is present, (a) a failure to be represented by proxy or attend the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (b) abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal and (c) “broker non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. Shares of Univar Solutions common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Univar Solutions stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Univar Solutions common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting, and all of such shares will be voted as recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below and the accompanying footnotes show information show information regarding the beneficial ownership of Univar Solutions’ common stock as of April 10, 2023, unless otherwise indicated. As of April 10, 2023, Univar Solutions had 157,740,263 shares of common stock outstanding.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of (or to direct the disposition of) such security. A person is also deemed to be a beneficial owner of any securities that such person has a right to beneficially acquire within 60 days. Securities that can be acquired within 60 days are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Percentage computations are based on shares of common stock outstanding as of April 10, 2023.

The following table sets forth information with respect to the beneficial ownership of Univar Solutions common stock as of April 10, 2023, by each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of outstanding Univar Solutions common stock, each member of the Board of Directors, each of Univar Solutions’ named executive officers, and all directors and executive officers of Univar Solutions as a group. Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to Univar Solutions’ knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Univar Solutions Inc., 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515.

Named Executive Officers and Directors:	Total Shares Beneficially Owned(1)	Ownership%
Nicholas W. Alexos(2)	646,288	*
Joan Braca(3)	38,284	*
Mark J. Byrne(4)(5)	97,158	*
Daniel Doheny(5)	52,545	*
Richard P. Fox(5)	53,380	*
Rhonda Germany(3)	40,780	*
James B. Holcomb(6)	26,721	*
David C. Jukes(7)	590,164	*
Varun Laroyia(8)	4,630	*
Stephen D. Newlin(3)(9)	642,659	*
Christopher D. Pappas(5)(10)	212,508	*
Noelle J. Perkins(11)	69,569	*
Kerry J. Preete(3)	37,219	*
Nicholas Powell(12)	93,494	*
Robert L. Wood(3)	40,300	*
All directors and executive officers as a group (18 persons)(13)	2,901,409	1.8%

*	Indicates that the percentage of beneficial ownership does not exceed 1%, based on 157,740,263 shares of Univar Solutions common stock outstanding as of April 10, 2023.
(1)	Represents the following for each beneficial owners: (i) shares of Univar Solutions common stock and (ii) Univar Solutions Equity Awards that vest within 60 days of April 10, 2023.
(2)	Includes (i) 375,000 shares of common stock held indirectly by Mr. Alexos in the Alexos Family Dynasty Trust, and (ii) 81,700 exercisable stock options.
(3)	Includes 4,630 deferred stock units that vest within 60 days of April 10, 2023.

(4)	Includes 49,393 exercisable stock options.
(5)	Includes 4,630 restricted stock that vest within 60 days of April 10, 2023.
(6)	Includes 100 shares of common stock held indirectly by Mr. Holcomb’s spouse.
(7)	Includes 210,671 exercisable stock options.
(8)	Includes 4,630 deferred stock units that vest within 60 days of April 10, 2023.
(9)	Includes 471,210 exercisable stock options. Mr. Newlin’s shares are held in the Stephen D. Newlin Revocable Trust.
(10)	Includes 161,502 shares of common stock held indirectly by Mr. Pappas in the Susan G. Pappas Revocable Trust controlled by his spouse.
(11)	Includes 32,683 exercisable stock options.
(12)	Includes 56,368 exercisable stock options.
(13)	Includes ownership of all directors and executive officers, including Messrs. Jerding and Buckup and Ms. McIntyre.

Name of Beneficial Owner	Total Shares Beneficially Owned	Ownership%(1)
FMR LLC(2)	18,686,558	11.8
The Vanguard Group(3)	16,331,919	10.4
BlackRock, Inc.(4)	15,342,368	9.7
Invesco Ltd.(5)	8,249,194	5.2
EdgePoint Investment Group Inc.(6)	8,076,556	5.1

(1)	Based on 157,740,263 shares of our common stock outstanding on April 10, 2023.
(2)

This information is derived solely from the Schedule 13G/A of FMR LLC filed on February 10, 2023. According to the Schedule 13G/A, FMR LLC has sole voting power with respect to 18,682,797 of the reported shares and sole dispositive power with respect to all of the reported shares; and Abigail P. Johnson has sole dispositive power with respect to all of the reported shares. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)

This information is derived solely from the Schedule 13G/A of The Vanguard Group filed February 9, 2023. According to the Schedule 13G/A, The Vanguard Group has shared voting power with respect to 60,642 of the reported shares, sole dispositive power with respect to 16,108,805 of the reported shares and shared dispositive power with respect to 223,114 of the reported shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

This information is derived solely from Schedule 13G/A of BlackRock, Inc. filed January 24, 2023. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power with respect to 14,049,734 of the reported shares and sole dispositive power with respect to all of the reported shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

This information is derived solely from Schedule 13G of Invesco Ltd. filed on February 8, 2023. According to the Schedule 13G, Invesco Ltd. has sole voting power with respect to 8,105,776 of the reported shares and sole dispositive power with respect to all of the reported shares. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(6)

This information is derived solely from Schedule 13G/A of EdgePoint Investment Group Inc. filed on February 13, 2023. According to the Schedule 13G/A, EdgePoint Investment Group Inc. has sole voting and dispositive power with respect to 7,050,975 of the reported shares and shared voting and dispositive power with respect to 1,025,581 of the reported shares. The address for EdgePoint Investment Group Inc. is 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Univar Solutions’ directors and executive officers, and persons who own more than 10% of a registered class of Univar Solutions’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Univar Solutions common stock and other equity securities of Univar Solutions. Officers, directors, and holders of greater than 10% of Univar Solutions common stock are required by SEC regulation to furnish Univar Solutions with copies of all Section 16(a) forms they file.

To Univar Solutions’ knowledge, based solely on a review of the copies of such reports furnished to Univar Solutions and written representations that no other reports were required, during the year ended December 31, 2022, all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Univar Solutions stockholders. However, if the Merger is not completed, Univar Solutions stockholders will continue to be entitled to attend and participate in stockholder meetings.

After the 2023 Annual Meeting of Stockholders (which we refer to as the “2023 Annual Meeting”), there will be no annual meetings of Univar Solutions stockholders if the Merger is completed.

As described in our annual proxy statement for the 2022 Annual Meeting of Stockholders (which we refer to as the “2022 Annual Meeting”), filed on March 23, 2022, Univar Solutions stockholders had the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the 2023 Annual Meeting by submitting their proposals in writing to our Secretary in a timely manner as described in the annual proxy statement for the 2022 Annual Meeting.

Under the rules of the SEC, stockholders who intend to present proposals for consideration at the 2024 Annual Meeting of Stockholders (which we refer to as the “2024 Annual Meeting”), in the event such a meeting is held, and who wish to have their proposals included in Univar Solutions’ proxy statement for that meeting, must be certain that their proposals are received at Univar Solutions’ principal executive offices in Downers Grove, Illinois on or before November 23, 2023, which date is 120 calendar days before the anniversary of the date on which the proxy statement for the 2023 Annual Meeting was first distributed to Univar Solutions stockholders. However, if the date of the 2024 Annual Meeting is moved by more than 30 days prior to, or more than 30 days after, May 4, 2023, then the deadline for inclusion in the proxy for the 2024 Annual Meeting will instead be a reasonable time before Univar Solutions begins to print and mail its proxy materials.

Any stockholder who desires to submit a proposal of business, including nominations for director, to be considered by stockholders at the 2024 Annual Meeting that is not intended to be included in our proxy statement relating to the 2024 Annual Meeting must submit the proposal or nomination in writing to the Secretary, as provided in the Univar Solutions bylaws (which we refer to as the “Bylaws”), not less than 90 and no more than 120 days prior to the first anniversary of the previous year’s annual meeting. For the 2024 Annual Meeting, the Secretary must receive such notice no later than February 4, 2024, and no earlier than January 5, 2024, which dates are 90 days and 120 days, respectively, prior to May 4, 2024, the anniversary of the 2023 Annual Meeting; provided, that if the annual meeting is called for a date that is more than 30 days before or 70 days after such anniversary date, then notice by the stockholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A stockholder nominating a director for election must provide the information regarding that nominee in the format required by the Bylaws, and otherwise comply with all applicable requirements in the Bylaws.

Pursuant to the proxy access provision in the Bylaws, eligible stockholders have the ability to nominate and include in our proxy statement director nominee(s), if such nominations are submitted in accordance with the procedures set forth in the Bylaws. Notice must be provided in writing to the Secretary, as provided in the Bylaws, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that Univar Solutions first mailed its proxy statement for the previous year’s Annual Meeting. For the 2024 Annual Meeting, the Secretary must receive this notice no later than November 23, 2023, and no earlier than October 24, 2023, which dates are 120 calendar days and 150 calendar days, respectively, prior to March 22, 2024, the anniversary of the date that Univar Solutions mailed its proxy statement for the 2023 Annual Meeting; provided, that if the annual meeting is not scheduled to be held on a date that is not within 30 days before or after such anniversary date, then notice by the stockholder to be timely must be delivered not later than the close of business on the date that is 180 days prior to such annual meeting or the 10th day following the day on which public announcement or disclosure of the date of such meeting is first made.

In addition to satisfying the requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Univar Solutions’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of Univar Solutions shares entitled to vote on the election of directors in support of director nominees other than Univar Solutions’ nominees), which notice must be postmarked or transmitted electronically to Univar Solutions at our principal executive office no later than 60 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders (for the 2024 Annual Meeting, no later than March 5, 2024). However, if the date of the annual meeting is changed by more than 30 calendar days from such anniversary, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

Proposals should be sent to: Secretary, Univar Solutions Inc., 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515. You may contact the Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals.

All proposals must also comply with the applicable requirements of the federal securities laws and the Bylaws in order to be included in the proxy statement and proxy card for the 2024 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Univar Solutions filings with the SEC are incorporated by reference:

•	Univar Solutions’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 22, 2023;

•	Univar Solutions’ Definitive Proxy Statement on Schedule 14A for the 2023 Annual Meeting, filed on March 22, 2023; and

•

Univar Solutions’ Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC on February  4, 2022, February  8, 2022, May  5, 2022, October  31, 2022, March  14, 2023, and April 7, 2023.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Univar Solutions is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at https://sec.gov.

You may obtain copies of this proxy statement and any documents incorporated by reference herein (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents), without charge, by requesting them in writing or by telephone from us:

Univar Solutions Inc.

c/o Investor Relations

3075 Highland Parkway, Suite 200

Downers Grove, Illinois 60515

In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than [                ], 2023. The requested documents will be provided by first class mail or other similarly prompt means. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations page of our company website at https://investors.univarsolutions.com. Univar Solutions’ website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Univar Solutions common stock, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (877) 456-3427

Banks and brokers may call collect: (212) 750-5833

MISCELLANEOUS

Univar Solutions has supplied all information relating to Univar Solutions, Parent has supplied, and Univar Solutions has not independently verified, all of the information relating to Parent, Merger Sub and their affiliates contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [                ], 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Univar Solutions stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WINDSOR PARENT, L.P.,

WINDSOR MERGER SUB, INC.

and

UNIVAR SOLUTIONS INC.

Dated as of March 13, 2023

Company Disclosure Letter

Parent Disclosure Letter

Exhibits

Exhibit A – Form of Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2023 (this “Agreement”), by and among Windsor Parent, L.P., a Delaware limited partnership (“Parent”), Windsor Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Univar Solutions Inc., a Delaware corporation (the “Company”). Parent, Merger Sub, and the Company are referred to herein as the “parties” and each, a “party.”

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting;

WHEREAS, the general partner of Parent and the board of directors of Merger Sub have approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, Parent has caused the sole stockholder of Merger Sub to adopt and approve this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Equity Investors have duly executed and delivered to the Company a limited guaranty, dated as of the date of this Agreement, in favor of the Company (the “Limited Guaranty”) to guaranty the performance by Parent and Merger Sub of certain obligations under this Agreement, as more fully set forth in the Limited Guaranty; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1

THE MERGER

Section 1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”).

Section 1.2    Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., local time, or remotely by exchange of documents and signatures (or their electronic counterparts) on the second (2nd) Business Day after the satisfaction or waiver by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier to occur of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior notice to the Company and (b) two (2) Business Days following the final day of the Marketing Period.

Section 1.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, as promptly as practicable on the Closing Date, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) relating to the Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and in such form as is reasonably satisfactory to both Parent and the Company. The Certificate of Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware pursuant to the DGCL, or at such other time that the parties hereto shall have agreed and designated in the Certificate of Merger as the effective time of the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the Certificate of Merger.

Section 1.5    Organizational Documents of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, by virtue of the Merger, and without any action on the part of the Company, Parent or Merger Sub: (a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation shall be “Univar Solutions Inc.”), as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

Section 1.6    Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

Section 1.7    Officers of the Surviving Corporation. The officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE 2

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Capital Stock.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i)    Conversion of Common Stock. Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Common Stock,” and each, a “Share”) that is outstanding immediately prior to the Effective Time, but excluding Cancelled Shares, Owned Company Shares, Dissenting Shares and Shares covered by Company Restricted Share Awards, shall be converted automatically into the right to receive $36.15 per Share in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) and all Company Restricted Share Awards that have been converted into the right to receive the Merger Consideration as provided in Section 2.3(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of Book-Entry Shares or Certificates that immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration upon the surrender of such Shares in accordance with Section 2.2.

(ii)    Treatment of Cancelled Shares and Owned Company Shares. Each Share that is owned by the Company as treasury stock or otherwise or by Parent or Merger Sub immediately prior to the Effective Time (in each case, other than any such shares held in a fiduciary, representative or other capacity on behalf of third parties) (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor, and any Shares that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or of the Company (in each case, other than any such shares held in a fiduciary, representative or other capacity on behalf of third parties) (any such shares, collectively, “Owned Company Shares”), immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Person in the Surviving Corporation shall equal the ownership percentage such Person’s Shares represent in the Company immediately prior to the Effective Time.

(iii)    Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)    Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have complied in all respects with Section 262 of the DGCL with respect to such shares and shall not have waived, effectively withdrawn or lost such Person’s rights to appraisal under Delaware Law with respect to such shares (collectively, the “Dissenting Shares”) shall be cancelled and cease to exist and shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Section 2.1. Such stockholders instead shall only be entitled to receive the fair value of such Dissenting Shares held by them in accordance with the provisions of, and as provided by, Section 262 of the DGCL. Each Dissenting Share held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn or otherwise lost the right to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration upon surrender in the manner provided in Section 2.2. The Company shall give Parent (i) prompt written notice (and in any event within two (2) Business Days of becoming aware) of any demand for appraisal or payment Shares, any withdrawals of such demands received by the Company prior to the Effective Time and any other instrument served pursuant to Delaware Law and received by the Company relating to Section 262 of Delaware Law and (ii) the right to participate in (at Parent’s sole cost and expense), and after the Effective Time direct and control, all negotiations and proceedings with respect to such appraisals and demands. Prior to the Effective Time, the Company and Parent shall not, except with the prior written consent of the other party, make any payment with respect to any demands for appraisal or instruments, or compromise or offer to settle or settle any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise fail to comply with the provisions under Section 262 of the DGCL or agree or commit to do any of the foregoing. This Section 2.1(b), and not Section 5.11, shall govern with respect to such appraisals and demands.

(c)    Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Shares of the Company shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.2    Exchange of Certificates.

(a)    Paying Agent. At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and that is reasonably acceptable to the Company and approved in advance by the Company in writing (such approval not to be unreasonably withheld, conditioned or delayed)) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares (other than the Cancelled Shares and Owned Company Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Owned Company Shares), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or noncertificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article 2 (such cash being referred to as the “Exchange Fund”).

(b)    Payment Procedures.

(i)    As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii)    Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration, and Certificates or Book-Entry Shares so surrendered shall be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii)    Each of the Paying Agent, the Company, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any and all amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax Law with respect to the making of such payment. Any amounts that are so deducted or withheld and paid over to the relevant Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c)    Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares on the first (1st) anniversary of the Effective Time shall thereafter be delivered to Parent or the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Article 2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e)    No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Shares immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 2, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares of the Company. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation pursuant to Section 2.2(d).

(g)    Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate an amount in cash equal to the product of (x) of the number of Shares represented by such lost, stolen or destroyed Certificate and (y) the Merger Consideration.

Section 2.3    Treatment of Company Equity Awards.

(a)    Company Restricted Share Awards, Company RSU Awards, Company DSU Awards and Company PRSU Awards.

(i)    Each award of Shares granted subject to any time-based vesting, forfeiture or other lapse restrictions (each, a “Company Restricted Share Award”), each award of restricted stock units (each such award, other than a Company PRSU Award, a “Company RSU Award”), and each award of deferred stock units (each, a “Company DSU Award”), in each case, that is outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product obtained by multiplying the Merger Consideration by the number of Shares covered by such Company Restricted Share Award, Company RSU Award or Company DSU Award, as applicable, immediately prior to the Effective Time. Parent shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Company Restricted Share Awards, Company RSU Awards or Company DSU Awards the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but in any event within ten (10) Business Days following the Effective Time or at such later date required to avoid the imposition of Taxes under Section 409A of the Code.

(ii)    Each award of restricted stock units subject to any performance-based vesting, forfeiture or other lapse restrictions (each, a “Company PRSU Award”) that is outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, become fully vested with respect to (A) for each such Company PRSU Award granted in 2021, the greater of (x) 170% of the target number of Shares covered by such award and (y) the number of Shares covered by such award determined based on the actual level of performance achieved in accordance with the terms of such award, with the applicable performance period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs, (B) for each such Company PRSU Award granted in 2022, the greater of (x) 150% of the target number of Shares covered by such award and (y) the number of Shares covered by such award determined based on the actual level of performance achieved in accordance with the terms of such award, with the applicable performance period ending on the last day of the calendar month immediately preceding the calendar month in which the Effective Time occurs, and (C) for each such Company PRSU Award granted on or following January 1, 2023, the number of Shares covered by such award assuming achievement of the target level of performance (in each case, such number of Shares, the “Applicable Number”), and be converted into the right to receive an amount in cash equal to the product obtained by multiplying the Merger Consideration by the Applicable Number. Parent shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Company PRSU Awards the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but in any event within ten (10) Business Days following the Effective Time or at such later date required to avoid the imposition of Taxes under Section 409A of the Code.

(b)    Company Options.

(i)    Each option to purchase Shares (each, a “Company Option”) that is outstanding as of immediately prior to the Effective Time, shall, at the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the product obtained by multiplying (A) the excess of the Merger Consideration over the per share exercise price of such Company Option by (B) the number of Shares covered by such Company Option immediately prior to the Effective Time. Parent shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the holders of Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, promptly but in any event within ten (10) Business Days following the Effective Time.

(ii)    Notwithstanding anything in this Section 2.3(b) to the contrary, each Company Option that is outstanding as of immediately prior to the Effective Time that has a per share exercise price equal to or exceeding the Merger Consideration shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor.

(c)    ESPP. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company’s Amended and Restated Employee Stock Purchase Plan (such plan, the “ESPP”)), shall adopt such resolutions or continue to take such other actions as may be required so that (i) participation in the ESPP shall remain limited to those employees who are participants on the date of this Agreement, (ii) the participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, and (iv) the ESPP shall terminate, effective on the fifth (5th) Business Day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ESPP).

(d)    Corporate Actions. Prior to the Effective Time, the Company, through its Board of Directors or an appropriate committee thereof, shall adopt such resolutions as may reasonably be required in its discretion to (i) effectuate the actions contemplated by this Section 2.3, (ii) ensure that after the Effective Time no holder of Company Equity Awards shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect to any Company Equity Award, except as provided in this Section 2.3 and (iii) ensure that on and after the Effective Time no further Company Equity Awards or other rights with respect to Shares shall be granted or outstanding under the Company Equity Plans or otherwise.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (y) disclosed in the Company SEC Documents filed on or after January 1, 2021, and at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section and any disclosures in any “forward-looking statements” section to the extent such disclosures are general and cautionary, predictive or forward-looking in nature), it being agreed that this clause (y) shall not be applicable to Section 3.1(a), Section 3.2(a) or Section 3.3, or (z) as set forth in the disclosure letter dated the date of this Agreement and delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Company Disclosure Letter to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Qualification, Organization, Subsidiaries.

(a)    The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of its certificate of incorporation and bylaws (or similar organizational documents) (the “Company Organizational Documents”), in each case as amended and in effect as of the date of this Agreement. The Company Organizational Documents are in full force and effect, and the Company is not in violation of any provision of the Company Organizational Documents.

(b)    Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the Subsidiaries of the Company that constitute a “significant subsidiary” (as defined in Rule 405 under the Securities Act) (each, a “Significant Subsidiary”), together with the jurisdiction of such Subsidiaries and the ownership of equity interests of such Subsidiaries by the Company or its Subsidiaries. The Company’s Significant Subsidiaries are not in violation of any provision of their respective organizational or governing documents, except for any violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries are duly authorized, fully paid and nonassessable, and were not issued in violation of any preemptive rights, right of first approval or similar right and have been validly issued and are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all Liens other than restrictions imposed by applicable securities Laws, the organizational documents of any such Subsidiary or any Permitted Liens.

(c)    Except for any such capital stock of, or any joint venture, membership, partnership, voting or equity interest acquired after the date of this Agreement in compliance with Section 5.1, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or any joint venture, membership, partnership, voting or equity interest of any nature in, any other Person that is material to the Company and its Subsidiaries, taken as a whole, other than wholly owned Subsidiaries.

Section 3.2    Capitalization.

(a)    The authorized share capital of the Company consists of 2,000,000,000 Shares and 200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of March 9, 2023, there were up to 157,657,495 Shares issued and outstanding (including up to 88,485 Shares covered by Company Restricted Share Awards), no shares of Preferred Stock issued and outstanding, up to 1,820,164 Shares underlying outstanding Company RSU Awards, up to 140,565 Shares underlying outstanding Company DSU Awards, up to 1,543,680 Shares underlying outstanding Company PRSU Awards (assuming performance conditions are satisfied at maximum levels) and up to 2,151,602 Shares underlying outstanding Company Options. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(b)    As of the date hereof, except as set forth in Section 3.2(a), (i) the Company does not have any shares of its capital stock issued or outstanding, other than Shares that have become outstanding after March 9, 2023, which were reserved for issuance as of March 9, 2023, as set forth in Section 3.2(a), and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities or other similar rights, agreements or commitments of any kind relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party (1) obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into, exercisable for or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible or exchangeable securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person or (2) granting any preemptive, antidilutive or similar rights with respect to any equity security issued by the Company.

(c)    Section 3.2(c) of the Company Disclosure Letter accurately sets forth the following information with respect to each Company Equity Award outstanding as of March 9, 2023: (i) the Company Equity Plan pursuant to which such Company Equity Award was granted; (ii) the name, or, to the extent required by applicable Data Protection Laws, an employee identification number, of the holder of such Company Equity Award, or, with respect to Company PRSU Awards, the award number; (iii) the number of Shares subject to such Company Equity Award (including, for Company PRSU Awards, the target number of Shares); (iv) the per-share exercise price (if any) of such Company Equity Award; (v) the grant date of such Company Equity Award; and (vi) the expiration date (if any) of such Company Equity Award.

(d)    Except for Company Equity Awards, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3    Corporate Authority Relative to This Agreement; No Violation.

(a)    The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors at a duly held meeting has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and are in the best interests of the Company and its stockholders, and has declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation in this clause (iii), the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b)    The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, by the Company do not and will not require the Company or its Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any United States or foreign, state or local governmental or regulatory agency, commission, court, body, entity or authority, in each case with competent jurisdiction (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) as required and in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other applicable Antitrust Law, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing of the Proxy Statement with the SEC, (iv) compliance with the rules and regulations of the NYSE, (v) compliance with any applicable foreign or state securities or blue sky laws (clauses (i) through (v), collectively, the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger.

(c)    Assuming the receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the Company Organizational Documents or the organizational or governing documents of any of its Significant Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4    Reports and Financial Statements.

(a)    Since December 1, 2020, the Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC prior to the date hereof (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder and, except to the extent that information contained in a Company SEC Document has been revised, amended, modified or superseded (prior to the date hereof) by a later filed or furnished Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review or ongoing SEC investigation.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows and consolidated changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.5    Internal Controls and Procedures. The Company has established and maintains in all material respects disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed in all material respects to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2022, and such assessment concluded that such controls were effective. As of and for the year ended December 31, 2022, there were no “significant deficiencies” or “material weaknesses” (each as defined in Rule13a-15(f) of the Exchange Act) identified in management’s or its auditor’s assessment of internal controls over financial reporting utilized by the Company or its Subsidiaries (nor has any such deficiency or weakness been identified as of the date hereof) or any fraud (or allegation thereof) that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the preparation of financial statements or the Company’s internal controls over financial reporting or disclosure controls and procedures. Since December 1, 2020, none of the Company or any of its Subsidiaries has received any material written complaints, allegations, or claims from any source regarding accounting, internal accounting controls or auditing practices, procedures or methods of the Company or any of its Subsidiaries, including any material written complaints, allegations, or claims that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.6    No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022 (or the notes thereto), (b) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations that have been discharged or paid in full prior to the date hereof, (d) for liabilities and obligations incurred in the ordinary course of business since December 31, 2022 (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or misappropriation) or (e) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any liabilities or obligations (whether asserted, known, accrued, matured, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries.

Section 3.7    Compliance with Law; Permits.

(a)    The Company and its Subsidiaries are, and since January 1, 2020, have been, in compliance with and are not in default under or in violation of any Law applicable to the Company and its Subsidiaries, except where such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company and each of the Company’s Subsidiaries are not, and since January 1, 2020, have not been, under investigation by a Governmental Entity with respect to and have not been threatened in writing to be charged with or given written notice of any violation of, any applicable Law, or with the applicable listing and corporate governance rules of NYSE, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (“Permits”) necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (such Permits, the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Since January 1, 2020, none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, employees, nor, to the Knowledge of the Company, any of their representatives or agents (in each case, acting in the capacity of an employee or representative of the Company or its Subsidiaries), has (i) used any funds (whether of the Company or its Subsidiaries or otherwise) for unlawful contributions, gifts or entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or accepted any such payment, (iii) engaged in any dealings or transactions with any Sanctioned Person or in violation of Sanctions, (iv) been or is a Sanctioned Person or (v) to the Knowledge of the Company, violated any provision of any Anti-Corruption Laws or Import and Export Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Law of similar effect. Since January 1, 2020, and through the date of this Agreement, the Company and its Subsidiaries have not been the subject of any allegation, investigation, prosecution or enforcement action, or made any voluntary disclosure, related to any Anti-Corruption Laws, Sanctions or Import and Export Laws.

(d)    The Company and its Subsidiaries and, to the Knowledge of the Company, any of their respective representatives or agents (in each case, acting in the capacity of an employee or representative of the Company or its Subsidiaries) (i) have instituted and adhered to policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws, Sanctions and Import and Export Laws and (ii) have maintained such policies and procedures in full force and effect.

Section 3.8    Investigations; Litigation. There are no, and (other than with respect to Tax matters) for the past two (2) years there have not been any: (a) investigations or reviews pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (b) Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, and there are no orders, judgments or decrees of, or before, any Governmental Entity against or affecting the Company or any of Company’s Subsidiaries, in each case that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to investigations, reviews, Actions, orders, judgments or decrees that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

Section 3.9    Environmental Laws and Regulations.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries have since January 1, 2020, conducted their respective businesses in compliance with all applicable Environmental Laws and all Permits required under Environmental Laws to conduct their respective businesses; (ii) neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any

Governmental Entity or any other Person alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, the subject matter of which remains unresolved; and (iii) to the Knowledge of the Company, there has been no treatment, storage or Release of any Hazardous Substance at, on, under, or from any properties currently or formerly owned or leased by the Company or any of its Subsidiaries or any other location,    that would reasonably be expected to result in the imposition on the Company or any of its Subsidiaries of any liability or remediation obligation under any Environmental Law. There are no legal, administrative, arbitral or other Actions, or to the Knowledge of the Company, any private environmental investigations or remediation activities or investigations by Governmental Entities of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against the Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there is no reasonable basis for any Action that would impose any liability or obligation that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10    Employee Benefit Plans; Labor Matters.

(a)    Section 3.10(a) of the Company Disclosure Letter lists (i) all material Company Benefit Plans and (ii) for each such Company Benefit Plan that constitutes a Company Foreign Plan, an indication of the applicable jurisdiction. For purposes of this Agreement, “Company Benefit Plans” means all employee, individual independent contractor or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, restricted stock unit, stock appreciation right, equity-based award, severance, termination, redundancy, employment, consulting, change–of-control, retention, profit sharing, savings, pension, retirement, supplemental retirement, disability, medical, life or similar fringe, welfare or other employee benefit plan, program, policy agreement or other arrangement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of current or former employees, individual independent contractors or directors of the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any actual or contingent liability. For purposes of this Agreement, (A) “Company Foreign Plans” means all Company Benefit Plans (1) that are subject to or governed by the Laws of any jurisdiction other than the United States, including Canadian provincial or federal pension benefits standards legislation or the Income Tax Act (Canada) and/or (2) in which current or former employees, individual independent contractors or directors of the Company or its Subsidiaries located in any jurisdiction other than the United States or any of their respective beneficiaries are entitled to participate or have any entitlements (including rights) thereunder and (B) “Company Foreign Pension Plans” means all Company Foreign Plans that are pension schemes, including any supplemental/supplementary pension/retirement plan.

(b)    The Company has made available to Parent, with respect to each material Company Benefit Plan, if applicable (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the most recent determination or opinion letter from the Internal Revenue Service for such Company Benefit Plan, (iv) the most recent summary plan description, together with summaries of the material modifications thereto, (v) all trust agreements, insurance contracts and funding agreements, including all amendments thereto and (vi) all material, non-routine notices, correspondence or other communications relating to any such Company Benefit Plan that was received from any Governmental Entity since January 1, 2020. The Company has made available to Parent, with respect to each Multiemployer Plan that the Company, its Subsidiaries or any ERISA Affiliate of the Company has, within the last six years, maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, (A) copies of any rehabilitation plan or funding improvement plan adopted under applicable Law and (B) copies of any letters received from the Multiemployer Plan setting forth the estimated withdrawal liability which would be imposed by the Multiemployer Plan if the Company, its Subsidiaries or any ERISA Affiliate of the Company, as applicable, were to withdraw from the Multiemployer Plan in a complete withdrawal, in each case, to the extent such documentation was provided to the Company.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) neither the Company, its Subsidiaries nor any ERISA Affiliate of the Company currently has any liability under Title IV of ERISA that has not been satisfied in full (other than with respect to amounts not yet due), including any unsatisfied obligation for “withdrawal liability” with respect to a Multiemployer Plan, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of subsequently incurring a liability thereunder; (iv) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with the terms of such Company Benefit Plan and GAAP (other than with respect to amounts not yet due); (v) there are no pending, threatened or, to the Knowledge of the Company, anticipated Actions (other than routine claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto; (vi) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Benefit Plan and, to the Knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Law in connection with the administration or investment of the assets of any Company Benefit Plan; and (vii) no administrative investigation, audit or other administrative proceeding with respect to any Company Benefit Plan by the PBGC, the Internal Revenue Service or any other Governmental Entity is pending, in progress or, to the Knowledge of the Company, threatened.

(d)    Except as set forth in Section 3.10(d) of the Company Disclosure Letter, (i) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) benefits not in excess of three (3) months under severance or similar arrangements, and (ii) none of the Company, its Subsidiaries or any ERISA Affiliate of the Company has, within the last six (6) years, maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of (A) a Multiemployer Plan or (B) a plan subject to Title IV of ERISA or Section 412 of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Company Benefit Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no “reportable event” within the meaning of Section 4043(c) of ERISA has occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) the PBGC has not instituted, or, to the Knowledge of the Company, threatened to institute, proceedings to terminate any such plan, (vi) the Company has not filed a notice of intent to terminate the plan or adopted any amendment to treat such plan as terminated, (vii) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan, (viii) the Company is not, and does not expect to be, subject to (A) any requirement to post security pursuant to Section 412(c)(4) of the Code or (B) any lien pursuant to Section 430(k) of the Code, (ix) the Company has not terminated any such plan within the last six years or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, and (x) the Company has not engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(f)    Except as provided in this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, individual independent contractor or director of the Company or any of its Subsidiaries to severance payor any other payment from the Company or its Subsidiaries, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of, compensation due to any such current or former employee, individual independent contractor or director, (iii) require any funding (through a grantor trust or otherwise) of any compensation or benefit, (iv) result in any forgiveness of indebtedness of any such current or former employee, individual independent contractor or director, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g)    The Company is not a party to nor does it have any obligation under any Company Benefit Plan or otherwise to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all Company Foreign Plans (i) have been maintained in accordance with the applicable Law; (ii) that are intended to qualify for special Tax treatment meet all material requirements for such treatment; and (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with the applicable Law.

(i)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, for any Company Foreign Pension Plans that provide defined benefits, there has been no arrangement or arrangements which might be construed as a compromise or a reduction of a statutory debt under section 75 or 75A of the Pensions Act.

(j)    Except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) since January 1, 2020, (A) there have been no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries; (B) to the Knowledge of the Company, there has been no union organizing effort pending or threatened against the Company or any of its Subsidiaries; (C) there has been no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (D) there has been no slowdown, work stoppage or other material labor dispute in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries; (ii) since January 1, 2020, the Company and its Subsidiaries have been in compliance with all applicable Laws in respect of (A) employment and employment practices, (B) terms and conditions of employment and wages and hours and (C) unfair labor practices, including hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including applicable Laws relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”); (iii) since January 1, 2020, the Company and its Subsidiaries have not effectuated a “plant closing” or “mass layoff” within the meaning of the WARN Act; (iv) there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or its Subsidiaries brought by or on behalf of any current or former employee, consultant, officer or director of the Company or its Subsidiaries or any Governmental Entity, alleging violation of any labor or employment Laws, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with any employment relationship; and (v) since January 1, 2020, to the Knowledge of the Company, no allegations of sexual or other unlawful harassment or discrimination have been made against any current or former executive officer or director of the Company and during such period, there have been no Actions or settlements involving such matters or Persons.

(k)    No material consent or approval under a Collective Bargaining Agreement is required to effectuate the Merger or the execution and delivery of this Agreement by the Company.

(l)    The per-share exercise price of each Company Option is no less than the fair market value of a Share as determined on the date of grant of such Company Option.

Section 3.11    Absence of Certain Changes or Events.

(a)    From December 31, 2022, to the date of this Agreement, there has not been any event, change, occurrence, effect or development that has had, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From December 31, 2022, to the date of this Agreement, except with respect to the transactions contemplated by this Agreement or as required or expressly permitted by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and have not taken any action that would have required Parent’s consent under Sections 5.1(b)(v), (vii), (viii), (ix), (x), (xi) and (xvii) (but, in the case of Section 5.1(b)(xvii), solely with respect to the enumerated subsections of Section 5.1(b) previously listed in this sentence) if such action or event occurred after the date of this Agreement.

Section 3.12    Proxy Statement; Other Information. None of the information included or incorporated by reference in the proxy statement to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy, as each may be amended or supplemented, the “Proxy Statement”), at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting (or any adjournment or postponement thereof), as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation is made by the Company with respect to statements included in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference therein.

Section 3.13    Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    (i) All Tax Returns required to be filed by the Company and each of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such filed Tax Returns are true, complete and accurate, and (ii) all Taxes required to be paid by or on behalf of the Company and each of its Subsidiaries have been fully and timely paid (whether or not shown on any Tax Return).

(b)    Each of the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party.

(c)    There are no pending audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, and no such audit, examination, investigation or other proceeding has been threatened in writing by any Governmental Entity.

(d)    No deficiency for Taxes has been assessed against the Company or any of its Subsidiaries by any Tax authority, except for deficiencies that have been satisfied by payment, have been settled or withdrawn, or are adequately reserved for in accordance with GAAP.

(e)    There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or any of its Subsidiaries, other than as a result of any ordinary course extension of time.

(f)    There are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens.

(g)    In the last six (6) years, no written claim has been made by any Governmental Entity in a jurisdiction where any of the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that the Company or such Subsidiary is or may be subject to such type of Tax by, or required to file such type of Tax Return in, such jurisdiction.

(h)    None of the Company or any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, or pursuant to Contract (except under a commercial Contract entered into in the ordinary course of business that does not relate primarily to Taxes).

(i)    None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(j)    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any similar provision of state, local, or non-U.S. Tax Law.

(k)    Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.

Section 3.14    Intellectual Property.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the rights to use, pursuant to a valid license agreement, all Intellectual Property Rights used in its business as currently conducted.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof: (i) there are no opposition or cancellation proceedings pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, concerning the ownership, validity or enforceability of the Registered Company Intellectual Property (other than ordinary course proceedings related to the application for any item of Owned Intellectual Property), (ii) to the Knowledge of the Company, since January 1, 2020, there has been, and as of the date hereof, there is, no infringement or misappropriation, or other violation by a third party, or written allegation made by the Company or its Subsidiaries thereof, of any Owned Intellectual Property and (iii) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any other person and neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2020, alleging that the conduct of the business of the Company infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other person.

(c)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)    the Company is the sole and exclusive owner of the Owned Intellectual Property free and clear of all Liens other than Permitted Liens;

(ii)    with respect to each item of material Registered Company Intellectual Property: (A) the Company and its Subsidiaries are current in the payment of all registration, maintenance and renewal fees with respect to Registered Company Intellectual Property, except in each case as any of the Company or any Subsidiary thereof has elected in its reasonable business judgment to abandon or permit to lapse a registration or application; and (B) the Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable; and

(iii)    the Company has taken commercially reasonable actions (consistent with practices that are customary in the Company’s industry) to protect and maintain material Trade Secrets included in the Owned Intellectual Property and, to the Knowledge of the Company, there has been no material unauthorized access, disclosure or use of any Trade Secrets included in the Owned Intellectual Property.

(d)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020: (i) to the Knowledge of the Company, there have been no security breaches in the IT Assets; (ii) there have been no material disruptions in any such IT Assets that adversely affected the operations of the business of the Company and its Subsidiaries, in each case of clauses (i) and (ii) except as has been remediated in all material respects; (iii) the IT Assets operate and perform in all respects as is necessary, and are sufficient, for the businesses of the Company and its Subsidiaries as currently conducted, and to the Knowledge of the Company, do not contain any viruses, worms, Trojan horses, disabling or malicious code or hardware components designed to permit unauthorized access to, or to disable or otherwise harm, any IT Asset; and (iv) except as has been remediated in all material respects, the IT Assets have not malfunctioned or failed in a manner that has adversely affected the operations of the business of the Company and its Subsidiaries.

(e)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is in compliance with Data Protection Law and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any Personal Data, in each case, except where such non-compliance would not result in a material liability, (ii) neither the Company nor any of its Subsidiaries has, since December 1, 2020, received any written notice from any Governmental Entity against the Company or one of its Subsidiaries alleging a violation of any Data Protection Law by the Company or one of its Subsidiaries, and, to the Knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints; (iii) to the Knowledge of the Company, since December 1, 2020, there has been no unauthorized use, access, disclosure, or other security breach of or involving Personal Data collected by or under the control of the Company or its Subsidiaries; and (iv) the Company and its Subsidiaries have reasonably designed security measures in place intended to protect any Personal Data under their possession or control from any use or access that would violate Data Protection Laws, the Privacy Policies or any contractual obligations applicable to the Company or any of its Subsidiaries.

Section 3.15    Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries have good, valid and marketable fee simple title to all of the material real property owned by the Company and its Subsidiaries, free and clear of Liens, except Permitted Liens; (b) the Company or its Subsidiaries hold a valid and existing leasehold interest, sub-leasehold interest or license interest (as applicable) under each Lease, free and clear of all Liens (except for Permitted Liens); (c) each lease, license, sublease and occupancy agreement (including all guaranties with respect thereto) (each, a “Lease”) with respect to real property leased, licensed, subleased or otherwise used by the Company or its Subsidiaries as lessee or sublessee (such property, “Leased Real Property,” together with real property owned by the Company and its Subsidiaries, the “Real Property”), is in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries that are party thereto (subject to the Bankruptcy and Equity Exceptions) and, to the Knowledge of the Company, to the other parties thereto (subject to the Bankruptcy and Equity Exceptions); (d) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in material breach or material default under any of the Leases and no event has occurred or condition exists that with notice or lapse of time, or both, would constitute a material default by the Company or any of its Subsidiaries, nor to the Knowledge of the Company, by any other party thereto, under any of the Leases; (e) to the Knowledge of the Company, there is no pending or written threat of condemnation or similar action affecting any of the Real Property; and (f) the structures or premises within or upon any of the Leased Real Property (i) are in good operating condition and repair, and (ii) do not require any material renovations to continue to operate the business in the ordinary course of business.

Section 3.16    Opinion of Financial Advisors. The Board of Directors has received the opinions of Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc., substantially to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be received by the holders of Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent and its Affiliates). It is agreed and understood that such opinions are for the benefit of the Board of Directors and may not be relied on by Parent or Merger Sub or their Affiliates. A true, correct and complete copy of the signed written version of each opinion referenced in the first sentence of this Section 3.16 will be made available to Parent for informational purposes only on a non-reliance basis promptly following receipt by the Board of Directors (and, in any event, within two (2) Business Days of the date of the Agreement).

Section 3.17    Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the votes entitled to be cast by holders of the issued and outstanding Shares is the only vote of holders of securities of the Company that is required to adopt this Agreement (the “Company Stockholder Approval”).

Section 3.18    Material Contracts.

(a)    Except for this Agreement, agreements filed as exhibits to the Company SEC Documents or as set forth in Section 3.18 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by any Contract (excluding any Company Benefit Plan) that:

(i)    is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)    relates to any joint venture, partnership, limited liability company or other similar Contract relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)    (A) is an indenture, credit agreement, loan agreement, note, guaranty, or other Contract providing for or securing indebtedness for borrowed money of the Company or any if its Subsidiaries (other than indebtedness among the Company and/or any of its Subsidiaries) in excess of $20,000,000 or (B) is a Contract under which it has advanced or loaned to any other Person (other than the Company or any of its Subsidiaries) amounts in excess of $20,000,000;

(iv)    required the payment or delivery of cash or other consideration by or to the Company or its Subsidiaries in an amount in excess of $50,000,000 in the fiscal year ended December 31, 2022, and cannot be cancelled by the Company or its Subsidiaries without penalty or further payment without more than sixty (60) days’ notice (other than payments for services rendered to the date);

(v)    is a settlement, conciliation or similar Contract (A) with any Governmental Entity or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $10,000,000 after the date of this Agreement or (C) that subjects the Company or any of its Subsidiaries to material future limitations on the operation of the Company or its Subsidiaries;

(vi)    relates to the pending acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or any real property having an aggregate purchase price in excess of $20,000,000;

(vii)    (A) contains any covenant that materially limits the ability of the Company or any of its Subsidiaries (including, following the Closing, Parent or its Affiliates) to engage in any line of business, or to compete with any Person or operate at any geographic location or (B) contains any take-or-pay requirements where the Company or its Subsidiaries are purchaser or “exclusivity” or any similar requirements in favor of any third party or grants any rights of first refusal, rights of first negotiation, or “most favored nation” rights to any third party that, in each case, is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii)    relating to the disposition or acquisition by the Company or its Subsidiaries of any business, product line or other material assets with continuing material indemnification obligations of the Company or its Subsidiaries, or any material remaining “earn out” or other contingent payment or consideration obligations of the Company or its Subsidiaries that has not been substantially satisfied prior to the date of this Agreement;

(ix)    relating to any interest rate, foreign exchange, derivatives or hedging transaction with a notional amount equal to or greater than $20,000,000;

(x)    is any Collective Bargaining Agreement;

(xi)    any Government Contract that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole; or

(xii)    the termination of which reasonably would be expected to have or result in a Company Material Adverse Effect.

Each Contract of the type described in this Section 3.18(a) is referred to herein as a “Company Material Contract.”

(b)    Neither the Company nor any Subsidiary of the Company is in breach of or in default under the terms of any Company Material Contract, and no event or condition exists that after notice or lapse of time or both would constitute a breach of or default by the Company or any Subsidiary of the Company, or to the Knowledge of the Company, any other party thereto, under the terms of any Company Material Contract, in each case, where such breach or default would have, individually or in the aggregate, a Company Material Adverse

Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exceptions”). The Company has made available to Parent a true and complete copy of each written Company Material Contract (including copies of any amendments that may have been entered into prior to the date hereof).

Section 3.19    Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in accordance with the terms of such policies, (b) neither the Company nor any of its Subsidiaries is in breach or default of any of its insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material and adverse modification of any of such policies, and (c) other than in connection with ordinary course renewals, the Company has not received any written notice of termination, cancellation, non-renewal or material premium increase with respect to any such policy, nor, to the Knowledge of the Company, is a termination or cancellation threatened, and there is no claim pending under such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies other than denials and disputes in the ordinary course of business or under a customary reservation of rights notice.

Section 3.20    Affiliate Party Transactions. Since December 1, 2020, through the date hereof, there have been not been any transactions, Contracts, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any present or former director or executive officer of the Company or any of its Subsidiaries or Affiliates or any holder of five percent (5%) or more of the Shares or any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements and similar employee arrangements made in the ordinary course of business or as otherwise set forth on the Company Disclosure Letter.

Section 3.21    Finders or Brokers. Except for Goldman Sachs & Co. LLC and Deutsche Bank Securities Inc. (each, a “Financial Advisor”, and collectively, the “Financial Advisors”), no investment banker, broker, finder or similar Person is entitled to any fee or any commission in connection with the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby (including the Merger) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true, correct and complete copy of all Contracts pursuant to which the Financial Advisors are entitled to any fee, commission or expenses in connection with the transactions contemplated by this Agreement. All fees and expenses incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement regarding the Financial Advisors shall not exceed the amount set forth in or expressly contemplated by the terms of such Contracts.

Section 3.22    Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.11 are true and correct, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or bylaws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.23    Unclaimed Property. Each of the Company and its Subsidiaries has timely and properly filed all returns and other documents required by, and neither the Company nor any of its Subsidiaries has any material amounts due and unpaid under, any applicable Law governing escheat or unclaimed property.

Section 3.24    Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article 3 (which includes exceptions set forth therein and in the Company Disclosure Letter), neither the Company nor any of its Affiliates or Representatives or any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, except as set forth in this Article 3 neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to the Confidential Information (as defined in the Confidentiality Agreement). The Company agrees and acknowledges that, except for the representations and warranties contained in Article 4 (which includes exceptions set forth therein and in the Parent Disclosure Letter) and the representations and warranties contained in the Limited Guaranty and Equity Commitment Letter, none of Parent or Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their respective Affiliates. The Company agrees and acknowledges that in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Company has relied exclusively on the express representations and warranties contained in Article 4 and the representations and warranties contained in the Limited Guaranty and Equity Commitment Letter, and has not relied on any other representation or warranty, express or implied. The Company agrees and acknowledges that none of Parent or Merger Sub or any Person has made, and the Company has not has relied on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company and its Representatives, except as expressly set forth in Article 4 (which includes the Parent Disclosure Letter) and the representations and warranties contained in the Limited Guaranty and Equity Commitment Letter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter dated the date of this Agreement and delivered by Parent to the Company (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of the Parent Disclosure Letter to the extent that the relevance thereof is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1    Qualification, Organization, Subsidiaries. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, as would not, individually or in the aggregate, prevent, materially impede or materially delay, or would reasonably be expected to prevent, materially impede or materially delay, the Closing or prevent, materially delay or materially impair, or would reasonably be expected to prevent, materially delay or materially impair, the ability of Parent or Merger Sub (a) to timely consummate the Merger and the other transactions contemplated by this Agreement or (b) perform its obligations under this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2    Corporate Authority Relative to This Agreement; No Violation.

(a)    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the general partner of Parent and the board of directors of Merger Sub and by the applicable wholly owned Subsidiary of Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent, Merger Sub or their respective Subsidiaries are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (subject to Bankruptcy and Equity Exceptions).

(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, by Parent and Merger Sub do not and will not require Parent, Merger Sub or their Subsidiaries to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) as required and in compliance with the HSR Act and any other Antitrust Law, (iii) compliance with the applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable foreign or state securities or blue sky laws and (v) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Letter (clauses (i) through (v), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Assuming the receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)    Each of Parent and Merger Sub has all corporate powers and all Permits required to carry on its business as currently conducted, except for those Permits the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3    Investigations; Litigation. There are no and, for the past one (1) year there have not been any: (a) investigations or reviews pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (b) Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or any of Parent’s Subsidiaries, or any of their respective properties or assets at law or in equity before, and there are no orders, judgments or decrees of, or before, any

Governmental Entity against or affecting Parent or any of Parent’s Subsidiaries, in each case that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided that, to the extent any such representations or warranties in the foregoing clauses (a) and (b) pertain to investigations, reviews, Actions, orders, judgments or decrees that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

Section 4.4    Proxy Statement; Other Information. None of the information supplied by or on behalf of Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting (or any adjournment or postponement thereof), as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in the light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.4 shall not apply to, and no representation is made by Parent or Merger Sub with respect to, statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied, or required to be supplied, by or on behalf of the Company or any of its Representatives for inclusion, use or incorporation by reference therein.

Section 4.5    Financing.

(a)    Parent is a party to and has accepted fully executed commitment letters dated as of the date hereof (together with all exhibits and schedules thereto, the “Debt Commitment Letters”) from the Debt Financing Entities pursuant to which such Debt Financing Entities have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letters is collectively referred to in this Agreement as the “Debt Financing.”

(b)    Parent is a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement, by and among Apollo Investment Fund X, L.P., Apollo Overseas Partners (Delaware) X, L.P., Apollo Overseas Partners (Delaware 892) X, L.P., Apollo Overseas Partners X, L.P, Apollo Overseas Partners (Lux) X, SCSp and Platinum Falcon B 2018 RSC Limited (collectively, the “Equity Investors”) and Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letters, the “Commitment Letters”), pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to as the “Financing.” The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letter.

(c)    Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letters and any executed fee letters, engagement letters and fee credit letters related thereto, subject, in the case of such fee letters, engagement letters and fee credit letters, to redaction solely of fee amounts, “market flex” provisions, terms of “securities demand” provisions, pricing terms and pricing caps and other terms that are customarily redacted (including any dates related thereto) (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Merger Amounts (after taking into account any available Equity Financing)).

(d)    Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Entities and the Equity Investors to provide the Financing or any contingencies that would permit the Debt Financing Entities or the Equity Investors to reduce the aggregate principal amount of the Financing below the amount required to pay the Merger Amounts, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date of this Agreement and assuming the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or waived by the Closing, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions required to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent have Knowledge that any Debt Financing Entity or Equity Investor will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, agreements or other Contracts of any kind to which Parent is a party relating to the Commitment Letters or the Financing that could (i) adversely affect the conditionality or enforceability of, or termination rights under, the Commitment Letters or the availability of the Financing or (ii) reduce the aggregate amount of the Financing below the amount required to pay the Merger Amount, other than as expressly contained in the Commitment Letters and delivered to the Company prior to the execution and delivery of this Agreement.

(e)    Assuming that the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, the aggregate proceeds contemplated by the Commitment Letters (including after giving effect to any “flex” provision in or related to the Debt Commitment Letters (including with respect to fees and original issue discount)) shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letters, including payment of (i) the Merger Consideration, (ii) any fees and expenses of or payable by Parent or Merger Sub or the Surviving Corporation on the Closing Date and (iii) all amounts in respect of the repayment, redemption and refinancing of all outstanding indebtedness of Parent, the Company and their respective Subsidiaries required in connection with or pursuant to the transactions described in this Agreement or the Commitment Letters (such amounts, collectively, the “Merger Amounts”).

(f)    As of the date hereof, the Commitment Letters are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, all the other parties thereto. As of the date hereof, neither Parent nor Merger Sub is in breach of any terms or conditions set forth in the Commitment Letters and, to the Knowledge of Parent, no event has occurred which (with or without notice, lapse of time or both) constitutes, or could constitute, a default, breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date hereof, the Commitment Letters have not been modified, amended or altered and none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated (other than to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letters as of the date of this Agreement, but solely to the extent that such addition would not effect a Prohibited Modification).

(g)    In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 4.6    Limited Guaranty. Concurrently with the execution of this Agreement, the Equity Investors have delivered to the Company a true, complete and correct copy of the executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Equity Investors in favor of the Company, enforceable by the Company in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. The Equity Investors are not in default or breach under the terms and conditions of the Limited Guaranty and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Limited Guaranty. The Equity Investors have access to sufficient capital to satisfy the full amount of the guaranteed obligations under the Limited Guaranty.

Section 4.7    Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, wholly owned directly or indirectly by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent or a wholly-owned Subsidiary of Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions expressly contemplated by this Agreement.

Section 4.8    No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent or any of its Affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Merger or the other transactions contemplated hereby.

Section 4.9    Finders or Brokers. Except as set forth on Section 4.9 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries (including Merger Sub) has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.10    Certain Arrangements. As of the date of this Agreement, other than this Agreement, there are no Contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, (a) between Parent or Merger Sub or any of their Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding Shares or director, officer or employee of the Company or any of its Subsidiaries, on the other hand, relating in any way to the transactions contemplated by this Agreement or to the operations of the Surviving Corporation after the Effective Time, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration for such holder’s Shares of a different amount or nature than the Merger Consideration or (c) pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Alternative Proposal or Superior Proposal.

Section 4.11    Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company, and none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any Shares, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company (as each such term is defined in Section 203 of the DGCL).

Section 4.12    Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Assuming that the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived, immediately after giving effect to the consummation of the Merger and all of the transactions contemplated by this Agreement (including the Financing and any other financings entered into in connection therewith), the Surviving Corporation will be Solvent.

Section 4.13    Investments. None of Parent, Merger Sub, the Equity Investors or any of their respective Affiliates, (i) has any controlling interest(s) or five percent (5%) or greater equity interest(s) (provided that nonvoting securities in a corporation do not constitute equity interests) in a Person that owns, controls or operates a business engaged in any of the lines of business in which the Company is engaged or (ii) has entered into any agreements to acquire any controlling interest(s) or five percent (5%) or greater equity interest(s) (provided that nonvoting securities in a corporation do not constitute equity interests) in a Person that owns, controls or operates a business engaged in any of the lines of business in which the Company and its Subsidiaries are engaged. There is no fact relating to Parent’s, Merger Sub’s or any of the Equity Investors’, or any of their respective Affiliates’, businesses, operations, financial condition or legal status that would or would reasonably be expected to: (a) prevent or prohibit the obtaining of, impose any material delay in the obtaining of or increase the risk of not obtaining the necessary approvals under applicable Antitrust Laws or (b) constitute a Parent Material Adverse Effect.

Section 4.14    National Security Matters. Except for the Persons set forth on Section 4.14 of the Parent Disclosure Letter, no Person who qualifies as a “foreign person” (as defined in 31 C.F.R. § 800.224) is an Equity Investor or an Affiliate of an Equity Investor, or of Parent or Merger Sub, or has entered into any agreement or arrangement to obtain any: (a) control rights (as defined in 31 C.F.R. § 800.208); (b) access to material nonpublic technical information (as defined in 31 C.F.R. § 800.232); (c) the right to appoint any member or observer to the board or equivalent governing body; or (d) the right to have involvement with substantive decision making, as those terms are defined in 31 C.F.R. § 800.229 and 31 C.F.R. § 800.245, respectively, in each case, with respect to Parent or any of its Subsidiaries or Affiliates including, from and after the Closing, the Surviving Corporation and its Subsidiaries. Except for the Persons set forth on Section 4.14 of the Parent Disclosure Letter, no Person who qualifies as a “foreign person” (as defined in 31 C.F.R. § 800.224) owns or shall prior to, at or immediately after, the Closing own, directly or indirectly, ten percent (10%) or more of the issued and outstanding equity securities of Parent, Merger Sub or any of their respective Subsidiaries (treating for purposes of the foregoing all securities that are convertible into equity securities of Parent, Merger Sub or their respective Subsidiaries as fully converted). None of Parent, Merger Sub or any of the Equity Investors, or any of their respective Affiliates, (i) have ever been party to a notice to CFIUS or any member agency thereof acting in such capacity that involved entering into any form of mitigation agreement or other post-closing commitment or a transaction that was blocked or otherwise barred from proceeding or (ii) have ever been party to a notice to CFIUS or any member agency thereof acting in such capacity that was withdrawn prior to it completing its review and/or investigation.

Section 4.15    No Additional Representations.

(a)    Each of Parent and Merger Sub acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have desired or requested to review and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b)    Parent and Merger Sub each agree and acknowledge that, except for the representations and warranties contained in Article 3 (which includes exceptions set forth therein and in the Company Disclosure Letter), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Parent and Merger Sub agree and acknowledge that in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Parent and Merger Sub have relied exclusively on the express representations and warranties contained in Article 3 and have not relied on any other representation or warranty, express or implied. Parent and Merger Sub agree and acknowledge that neither the Company nor any Person has made, and neither Parent nor Merger Sub has relied on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent and its Representatives, except as expressly set forth in Article 3 (which includes the Company Disclosure Letter and the Company SEC Documents, as applicable), and neither the Company or its Subsidiaries, its or their directors, officers, employees, agents or other Representatives, nor any other Person, shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the data room, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Parent or Merger Sub acknowledge that the Company makes no representation or warranty to Parent or Merger

Sub with respect to any business or financial projection, guidance or forecast relating to the Company or any of its Subsidiaries, whether or not included in the data room or any management presentation.

(c)    Except for the representations and warranties expressly set forth in this Article 4 (which includes exceptions set forth therein and in the Parent Disclosure Letter), the Equity Commitment Letters or the Limited Guaranty, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their respective Affiliates.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business by the Company and Parent.

(a)    From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier and validly terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated, required or permitted by this Agreement, (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter or (v) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures, Sanction Measures or Cybersecurity Measures, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts conduct its business in the ordinary course and use commercially reasonable efforts to preserve its business organization intact and maintain existing relations with key customers, suppliers, lenders, partners, officers, employees, Governmental Entities and other third parties with whom the Company and its Subsidiaries have significant business relationships or regulatory relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b)    From and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except (v) as may be required by applicable Law, (w) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) as may be expressly contemplated, required or permitted by this Agreement , (y) as set forth in Section 5.1(b) of the Company Disclosure Letter or (z) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures, Sanction Measures or Cybersecurity Measures, the Company:

(i)    shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except for dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii)    shall not, and shall not permit any of its Subsidiaries to, split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction;

(iii)    except as required by Company Benefit Plans in accordance with their terms as in existence on the date hereof, shall not, and shall not permit any of its Subsidiaries to (A) pay any bonus, cash incentive payment or profit-sharing or similar payment to, or increase the compensation or other benefits payable or provided to any current or former director, individual independent contractor or employee of the Company or any of its Subsidiaries, (B) grant or pay (or otherwise increase) any change of control, severance, retention or similar compensation or benefits to any current or former director, individual independent contractor or employee of the Company or any of its Subsidiaries (except for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment providing for severance on the same terms as provided under the Company’s or its Subsidiaries’ applicable severance plans or policies or within Contracts of employment in effect as of the date hereof), (C) adopt any new employee benefit plan or employee benefit arrangement or amend, modify or terminate any existing Company Benefit Plan, other than (I) de minimis administrative amendments or (II) in connection with the annual renewal of a health and welfare benefit plan, in each case, that does not result in a material greater cost to the Company, (D) take any action to accelerate the vesting or payment, or funding of any payment or benefit under, any Company Benefit Plan, (E) make any equity or equity-based grants to any current or former director, individual independent contractor or employee of the Company or any of its Subsidiaries or any other Person, (F) hire any employee or individual independent contractor at or above the level of Vice President, (G) terminate any employee at or above the level of Vice President, other than for “cause” or due to death or disability, (H) enter into or amend any Collective Bargaining Agreement or otherwise recognize or certify an Union as the bargaining representative for any employees of the Company or any of its Subsidiaries, other than renewals of Collective Bargaining Agreements in the ordinary course of business on terms substantially similar to the existing Collective Bargaining Agreements including any increases in compensation or benefits consistent with then-current market rates or (I) implement any “plant closing,” “mass layoff,” or similar action under the WARN Act;

(iv)    shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its directors, officers, employees, agents or consultants, or loans or capital contributions to any other Person (other than the Company or any of its wholly owned Subsidiaries) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except (A) as required by the terms of any Company Benefit Plan or Company Foreign Plan, (B) with respect to extensions of credit in the ordinary course of business consistent with past practice and expense advancements in the ordinary course of business to directors, officers, employees agents and consultants of the Company, or (C) as required pursuant to any indemnification agreements with such Persons (including as set forth in the organizational documents of the Company and its Subsidiaries);

(v)    shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or other material items for financial accounting purposes, except as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or applicable Law;

(vi)    shall not, and shall not permit any of its Subsidiaries to, amend or modify its or their certificates of incorporation, bylaws, limited liability company agreements (or other equivalent organizational documents);

(vii)    except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, distribute, hypothecate, set aside, dispose of or encumber, or authorize the issuance, sale, pledge, distribution, hypothecation, set aside, disposition or encumbrance of, any shares of its capital stock (including the Shares) or other ownership interests in the Company or any Subsidiaries of the Company or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise provided by the terms of this Agreement or the express terms of any such Company Equity Award), other than (A) issuances of Shares in respect of any exercise of or settlement of Company Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the issuance of Shares under the ESPP in accordance with the terms of the ESPP as in effect as of the date hereof and Section 2.3(c) and (C) the granting of Permitted Liens of the type described in clause (i) thereof or Liens securing obligations permitted to be incurred under clause (ix) below;

(viii)    except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Significant Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options or other securities or convertible obligations to acquire any such shares or capital stock, other than (A) the acquisition of Shares from a holder of a Company Equity Award in satisfaction of Tax withholding obligations, the payment of the exercise price or in connection with the forfeiture of such awards and (B) repurchases pursuant to the Company’s stock repurchase plans in existence as of the date of this Agreement in an amount not to exceed $300 million per fiscal year (provided, that the Company shall not amend such stock repurchase plans without Parent’s prior written consent);

(ix)    shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities, except for (A) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries (including indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest) outstanding as of the date of this Agreement, in the ordinary course of business, to the extent reasonably necessary to do so in the good faith determination of the Company, and up to an amount equal to the aggregate principal amount of (and unutilized commitments under) the indebtedness being replaced, renewed, extended, refinanced or refunded, plus fees, underwriting discounts, premiums, accrued and unpaid interest and other reasonable and customary costs and expenses incurred or payable in connection with such refinancing, replacement, renewal, extension or refunding, (C) guarantees or credit support provided by the Company or any of its wholly owned Subsidiaries for indebtedness of the Company or any of its wholly owned Subsidiaries, to the extent such indebtedness is (I) in existence on the date of this Agreement or (II) incurred in compliance with this Section 5.1(b)(ix), and (D) indebtedness incurred under the Company credit facilities in effect prior to the execution of this Agreement (as in effect on the date of this Agreement or as may be amended in a manner not prohibited by Section 5.1(b)(xiii)) (in an amount not to exceed the aggregate amount outstanding or available under commitments existing on the date of this Agreement), or any replacements, renewals, extensions, refinancings or refundings thereof in accordance with, and subject to the limitations contained in, this clause (ix);

(x)    other than sales of products in the ordinary course of business or in transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, assign, lease, license (other than non-exclusive licenses of Intellectual Property Rights), transfer, mortgage, pledge, exchange or swap, or subject to any Lien, allow the expiration or lapse of (with respect to registrations of Intellectual Property Rights (other than expirations in accordance with their terms or where, consistent with past practice the Company or any Subsidiary thereof, has elected in its reasonable business judgment to abandon or permit to lapse a registration or application)) or otherwise dispose of any of its properties or assets, including the capital stock of Subsidiaries, except (A) pursuant to existing Contracts in effect prior to the execution of this Agreement that have been made available to Parent (or refinancings or replacements thereof as permitted by Section 5.1(b)(ix) or Section 5.1(b)(xiii)), (B) sales of obsolete, surplus or worn-out assets, (C) for Permitted Liens, or (D) for a purchase price or (if no purchase price is received) with a value not in excess of $25 million individually or $50 million in the aggregate;

(xi)    other than (A) acquisitions of inventory, raw material and other property held for sale in the ordinary course of business or (B) in transactions among the Company and its wholly owned Subsidiaries or among of the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, acquire (by merger, consolidation, purchase of stock or assets or otherwise) or make any investments in any Person or entity, business or assets that constitute a business or division of any Person for an amount in excess of $25 million individually or $50 million in the aggregate;

(xii)    shall not, and shall not permit any of its Subsidiaries to, make or incur any financial commitment to make any capital expenditures that exceed $20 million in the aggregate per annum, other than

(A) capital expenditures contemplated by the capital budget of the Company made available to Parent prior to the date hereof; or (B) capital expenditures associated with reimbursable commercial contracts where substantially all of the cost of such expenditures is billable to the customer;

(xiii)    shall not, and shall not permit any of its Subsidiaries to, (A) renew (other than a renewal of a Contract on substantially similar terms (subject to any changes to address changes in applicable Law or to reflect the immaterial updates to the counterparties’ forms)), extend (except in the ordinary course of business consistent with past practice), amend or terminate in a manner materially adverse to the Company or any of its Subsidiaries, or waive any material right, remedy or default under, any Company Material Contract (in each case of this clause (A), other than any replacement, renewal, extension, refinancing or refundings of indebtedness for borrowed money in accordance with, and subject to the limitations contained in, Section 5.1(b)(ix)), or (B) (x) amend in a manner materially adverse to the Company or any of its Subsidiaries or (y) except in the ordinary course of business consistent with past practice (excluding any Contract that would be a Company Material Contract pursuant to Section 3.18(a)(ii), (vii)(A), (x), (xi) or (xii)) enter into, any Contract that, if existing on the date hereof, would be a Company Material Contract (other than entering into any Contract solely to the extent effecting a capital expenditure, acquisition, disposition or other transaction expressly permitted by this Section 5.1(b)), in each case of clauses (A) and (B), other than a renewal, extension, refinancing or refunding of indebtedness for borrowed money accordance with Section 5.1(b)(ix); provided that, this clause (B) shall not permit the Company or any of its Subsidiaries to enter into a Material Contract to undertake a transaction that would otherwise not be permitted by this Section 5.1(b);

(xiv)    shall not, and shall not permit any of its Subsidiaries to, settle, pay, discharge, release, waive, compromise or satisfy any Action, except if such settlement, payment, discharge, release, waiver, compromise or satisfaction (A) with respect to the payment of monetary damages, (x) involves an amount less than or equal to $5 million individually or $10 million in aggregate by the Company or its Subsidiaries (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof) or (y) involves an amount less than or equal to $5 million individually or $10 million in aggregate by a third party and (B) with respect to any non-monetary terms and conditions therein, that does not impose any material restrictions on the operations or businesses of the Company or any of its Subsidiaries, any equitable relief that would materially impact the operations or businesses of the Company or any of its Subsidiaries, taken as a whole, or involve the admission of criminal wrongdoing by, the Company or any of its Subsidiaries (it being understood this provision does not apply to any Stockholder Litigation, which shall be governed by Section 5.11, Actions with respect to appraisal, which shall be governed by Section 2.1(b), Actions relating to Taxes, which shall be governed by Section 5.1(b)(xvi) or Actions between or among the Company Related Parties and the Parent Related Parties with respect to this Agreement and the Transaction Documents);

(xv)    shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (except for the liquidation or dissolution of any dormant Subsidiary);

(xvi)    shall not, and shall not permit any of its Subsidiaries to, (A) make, change or revoke any material Tax election (other than in the ordinary course of business), (B) change any annual Tax accounting period, (C) adopt (other than in the ordinary course of business) or make any material change to any material method of Tax accounting, (D) amend any material Tax Return, (E) surrender any claim for a material refund of Taxes, (F) settle or compromise any material Action, claim or assessment in respect of Taxes, or (G) enter into any voluntary disclosure agreement or any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Tax Law) with respect to a material amount of Taxes; and

(xvii)    shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take, or make any commitment to take, or adopt any resolutions in support of, any of the foregoing actions.

(c)    Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

(d)    Prior to the Effective Time, without the prior written consent of the Company, Parent, Merger Sub and their respective controlled Affiliates shall not take or agree to take, and shall not permit any Person to take, any action that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have a Parent Material Adverse Effect, prior to the Effective Time, without the prior written consent of the Company, Parent, Merger Sub and their respective controlled Affiliates shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary.

Section 5.2    Access.

(a)    Subject to compliance with applicable Laws and the Confidentiality Agreement, the Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) and Affiliates reasonable access during normal business hours, upon reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, Contracts, commitments, books and records, in each case, for purposes related to consummating the Merger and the transactions contemplated by this Agreement (including for integration planning (including any legal entity or other internal restructuring that, in each case, Parent may undertake following the Closing)), excluding any such matters that relate (y) (I) to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, (II) relating to proposals from other third parties relating to any competing or alternative transaction (including that relate to any Alternative Proposal or Superior Proposal) (which access, if any, is governed by Section 5.3) or (III) and the actions of the Board of Directors (or any committee thereof) with respect to any of the foregoing or (z) to information that is the subject of Section 5.10(e). The foregoing notwithstanding, the Company shall not be required to afford such access (i) if such access would, in the Company’s good-faith discretion, (A) unreasonably disrupt the operations of the Company or any of its Subsidiaries or otherwise result in any unreasonable burden with respect to the prompt and timely discharge by employees of the Company or its Subsidiaries of their normal duties, (B) jeopardize any attorney-client privilege, work product privilege or other legal privilege or trade secret protection or (C) contravene any applicable Law or binding Contract entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or any of its Affiliates is a party); provided, however, that the Company shall use commercially reasonably efforts to provide such access or disclose such information in a manner that would not violate the foregoing; or (ii) other than as expressly provided in Section 5.3, to such information that relates to the minutes of the meetings of the Board of Directors or its committees where the Board of Directors or any applicable committee discussed the transactions contemplated hereby or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Board of Directors, whether in connection with a specific meeting, or otherwise relating to such subject matter). Notwithstanding the foregoing, the Company may as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Parent as “Outside Counsel Only.” Such materials and the information contained therein shall be given to the outside counsel of Parent and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above to provide access to properties, Contracts, commitments, books and records and any other documents and information by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law (including any COVID-19 Measures). Any access to any properties or facilities of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase II environmental assessments.

(b)    Parent hereby agrees that all information provided to it or any of its Representatives and Affiliates in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of December  8, 2022, between the Company and Apollo Management X, L.P. (the “Confidentiality Agreement”).

Section 5.3     No Solicitation.

(a)    Subject to the provisions of this Section 5.3, from the date hereof until the earlier of the Closing and the Termination Date, the Company agrees that it shall not, and shall cause its Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making or submission of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an Alternative Proposal, (ii) enter into or otherwise participate or engage in any discussions or negotiations regarding an Alternative Proposal or provide access to its or their respective properties, books and records or any nonpublic information relating to the Company or its Subsidiaries to, any Person (other than Parent, Merger Sub or their respective Representatives) (including any Person that has made or, to the Knowledge of the Company, is considering making an Alternative Proposal) with the intent to induce the making, submission or announcement of, or to knowingly encourage or knowingly facilitate an Alternative Proposal (except, in each case, solely to (x) notify such Person as to the existence of the provisions of this Section 5.3 or (y) to seek to clarify and understand the terms and conditions of any proposal or offer made by any Person solely to determine whether such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal), (iii) enter into any merger agreement, acquisition agreement, letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)), (iv) take any action to make any provision of any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation (or any related provision in the Company’s certificate of incorporation or bylaws) inapplicable to any transactions contemplated by an Alternative Proposal or (v) authorize any of, or commit or agree to do any of the foregoing. The Company agrees that it shall, and shall cause its Subsidiaries and its and their respective directors and officers and to, and shall use reasonable best efforts to cause its and their respective other Affiliates and Representatives to, (I) immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Persons (other than Parent, Merger Sub and their respective Affiliates and Representatives) in connection with any Alternative Proposal submitted as of, or prior to, the date of this Agreement, (II) promptly (and, in any event, within forty-eight (48) hours after the execution of this Agreement) terminate access to any physical or electronic data rooms hosted by or on behalf of the Company with respect to the transactions contemplated by this Agreement by any Person (other than (x) Parent, Merger Sub and their respective Representatives or Affiliates, (y) the Company and its Representatives or Affiliates and, for up to three (3) weeks following the date hereof, (z) any Person that (I) has submitted an Alternative Proposal to the Company prior to the date of this Agreement and (II) remains actively engaged with respect to such potential Alternative Proposal as of the date of this Agreement (any such Person meeting the criteria set forth in clauses (I) and (II), together with its and its Representatives or Affiliates, an “Excluded Person”); provided further that, neither the Company nor any of its Representatives or Affiliates shall update the contents of any such data rooms with respect to such Excluded Person except as otherwise permitted by Section 5.3(b)) and (III) promptly (and in any event within forty-eight (48) hours after the execution of this Agreement) deliver written notice in accordance with the applicable confidentiality agreement between the Company and any such Person to each such Person requesting that such Person and/or its Representatives (other than Parent, Merger Sub, an Excluded Person and their respective Representatives or Affiliates) promptly return or destroy all confidential information regarding the Company and its Subsidiaries in accordance with the applicable confidentiality agreement (it being understood that the immediately preceding sentence shall be construed such that compliance with the express of requirements of this sentence shall not be deemed a breach of the immediately prior sentence). From and after the date hereof, the Company shall (A) promptly (and, in any event, within forty-eight (48) hours after receipt by the Company) notify Parent in the event that the Company receives any Alternative Proposal, which notice shall include, to the extent known or available, the identity of the Person or group making such Alternative Proposal a summary of the material terms and conditions of such Alternative Proposal and (B) upon the request of Parent, thereafter keep Parent reasonably informed on a prompt (and, in any event within forty-eight (48) hours) basis of any material developments with respect to the status and terms (including any material change to the terms of any such Alternative Proposal) of any such Alternative Proposal.

(b)    Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the obtaining the Company Stockholder Approval, if (i) the Company receives a bona fide written Alternative Proposal that did not result from a material breach of Section 5.3(a) and (ii) the Board of Directors determines in good faith after consultation with its outside legal counsel and financial advisors such Alternative Proposal constitutes or would reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information of the Company or its Subsidiaries and their Affiliates to the third party or group making such Alternative Proposal, as well as its Representatives and Affiliates and potential financing sources, if, and only if, prior to so furnishing such information, the third party has executed a confidentiality agreement with the Company having provisions as to confidential treatment of information that are not materially less favorable to the Company than the confidentiality provisions of the Confidentiality Agreement (it being understood that (A) any confidentiality agreement entered into prior to the execution of this Agreement shall be deemed not materially less favorable to the Company and that any confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal) and (B) any confidentiality agreement entered into after the date hereof shall not prohibit the Company from satisfying its obligations hereunder); provided that any material nonpublic information has previously been provided to Parent or is provided to Parent within twenty-four (24) hours of the time such information is furnished to such third party, and (y) engage in discussions or negotiations with the third party or group (as well as its Representatives and Affiliates and potential financing sources) with respect to the Alternative Proposal. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.3(b), including any public announcement that the Company or the Board of Directors has made any determination contemplated under this Section 5.3(b) to take or engage in any such actions, shall not constitute a Change of Recommendation or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.1(g)(i).

(c)    Except as set forth in this Section 5.3, the Board of Directors shall not (i) withdraw or withhold (or modify or qualify in any manner adverse to Parent or Merger Sub), or propose publicly to withdraw or withhold (or modify or qualify in any manner adverse to Parent or Merger Sub), the Recommendation, (ii) approve, recommend or otherwise declare advisable, or publicly propose, or publicly announce an intention, to approve, recommend or otherwise declare advisable, any Alternative Proposal, (iii) fail to issue a press release that reaffirms publicly or otherwise reaffirm publicly the Recommendation within five (5) Business Days of a request therefor in writing from Parent following the initial public disclosure of an Alternative Proposal or any material modification to a publicly disclosed Alternative Proposal (other than of the type referred to in the following clause (v)) (or, if the Company Meeting is scheduled to be held within five (5) Business Days of such request and such request is received at least one (1) Business Day prior the date of the Company Meeting, prior to the date of the Company Meeting); provided, that Parent may not make any such request (and the Company shall not be required to issue such press release or public statement) on more than one (1) occasion in respect of any initial disclosure of any Alternative Proposal or any material modification of such Alternative Proposal, (iv) fail to include the Recommendation in the Proxy Statement or (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal that is a tender or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any such action, a “Change of Recommendation”). Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Board of Directors may, in response to an Alternative Proposal received by the Company after the date of this Agreement that did not result from a material breach of this Section 5.4, (x) make a Change of Recommendation or (y) cause the Company to terminate this Agreement pursuant to Section 7.1(g)(i) in order to enter into a definitive written agreement providing for such Superior Proposal; provided, however, that the Board of Directors shall not be entitled to make such a Change of Recommendation or cause any termination of this Agreement pursuant to Section 7.1(g)(i) unless (A) the Board of Directors shall have first determined in good faith, (1) after consultation with its outside legal counsel and financial advisors, that such Alternative Proposal constitutes a Superior Proposal and (2) after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed a Change of Recommendation), (B)(1) the Company shall have given Parent at least three (3) Business Days’ written notice (a “Superior Proposal Notice”) advising Parent of its intention to make such a Change of Recommendation or terminate this Agreement, which Superior Proposal Notice shall include a description of the material terms and conditions of the Superior Proposal that is the basis for the proposed action of the Board of Directors, the identity of the Person making the Superior Proposal and a copy of any material written proposal and the proposed definitive agreements (including, if applicable, financing documentation) for such Superior Proposal, if any, and (2) during such three (3) Business Day notice period, if requested by Parent, the Company, its Subsidiaries and their respective Representatives shall engage in good faith negotiations with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner so that such Alternative Proposal would cease to constitute a Superior Proposal, and (3) at the end of such three (3) Business Day notice period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of this Agreement during the period following delivery of such Superior Proposal Notice, the Board of Directors concludes in good faith after consultation with its outside legal and financial advisors that the Alternative Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal; provided that any material modifications or amendments to the terms of such Alternative Proposal shall commence a new notice period under clause (B) of two (2) Business Days.

(d)    Anything to the contrary set forth in this Agreement notwithstanding, prior to obtaining the Company Stockholder Approval, the Board of Directors may, in response to an Intervening Event, make a Change of Recommendation if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed a Change of Recommendation); provided, however, that the Board of Directors shall not be entitled to make such a Change of Recommendation unless (i) the Company shall have given Parent at least three (3) Business Days’ written notice (an “Intervening Event Notice”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice shall include a description of the applicable Intervening Event, (ii) during such three (3) Business Day period, if requested by Parent, the Company, its Subsidiaries and their respective Representatives shall engage in good-faith negotiations with Parent and its Representatives to amend the terms and conditions of this Agreement in such a manner that would permit the Board of Directors not to make such Change of Recommendation, and (iii) at the end of such three (3) Business Day period, after taking into account any commitments or binding proposals made by Parent in writing to amend the terms of this Agreement during the period following delivery of such Intervening Event Notice, the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure of the Board of Directors to make such Change of Recommendation would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed a Change of Recommendation); provided that any material changes relating to such Intervening Event shall commence a new notice period under this clause (d)(ii) and (iii) of two (2) Business Days.

(e)    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking or disclosing to its stockholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that such disclosure would be required under applicable Law; it being understood that (I) any such statement or disclosure made by the Board of Directors (or a committee thereof) pursuant to this Section 5.3(e) is subject to the terms and conditions of this Agreement and the obligations of the Company or its Subsidiaries or the Board of Directors (or any committee thereof) and the rights of Parent under this Section 5.3(e), and (II) nothing in the foregoing will be deemed to permit the Company or its Subsidiaries or the Board of Directors (or a committee thereof) to effect a Change of Recommendation except in accordance with Section 5.3(c) or Section 5.3(d). No disclosure or communication permitted pursuant to the foregoing sentence will be considered a Change of Recommendation and shall not require the giving of a Superior Proposal Notice or an Intervening Event Notice. It is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Board of Directors (or a committee thereof) that describes the receipt of an Alternative Proposal, the identity of the Person or group making such Alternative Proposal, the material terms of such Alternative Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, qualification, or modification, or proposal by the Board of Directors (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Recommendation; (B) an adoption, approval or recommendation with respect to such Alternative Proposal; or (C) a Change of Recommendation.

(f)    “Alternative Proposal” means any bona fide written indication of interest, proposal or offer made by any Person or group (other than by Parent, Merger Sub or their Affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect (i) merger, reorganization, spin-off, share exchange (including a split-off), consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, more than twenty percent (20%) of the assets of the Company and its Subsidiaries, on a consolidated basis (based on the fair market value thereof) or more than twenty percent (20%) of the Shares, (ii) acquisition or exclusive license of more than twenty percent (20%) of the assets of the Company and its Subsidiaries, on a consolidated basis (based on the fair market value thereof), (iii) acquisition of more than twenty percent (20%) of the outstanding Shares or more than twenty percent (20%) of the total voting power of equity securities of the Company or (iv) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than twenty percent (20%) of the total voting power of equity securities of the Company (in each case, other than the Merger and the transactions contemplated by this Agreement and the Transaction Documents).

(g)    “Superior Proposal” means a bona fide, written Alternative Proposal that was not solicited in violation of this Agreement, substituting in the definition thereof “fifty percent (50%)” for “twenty percent (20%)” in each place it appears, that the Board of Directors determines in good faith, after consultation with its outside financial advisors and legal counsel, and taking into account all financial (including financing terms), legal, timing, certainty of consummation, regulatory and other aspects and risks of such Alternative Proposal, would, if consummated in accordance with its terms, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Merger and the other transactions contemplated by this Agreement (including any commitments or proposals made by Parent in writing to amend the terms of the Merger and this Agreement in accordance with Section 5.3(c)).

(h)    “Intervening Event” means any event, change, occurrence or development that is material and that (i) is unknown and not reasonably foreseeable to the Board of Directors (or any member thereof) as of the date hereof, or if known and reasonably foreseeable to the Board of Directors (or any member thereof) as of the date hereof, the consequences of which were not known and reasonably foreseeable to the Board of Directors (or any member thereof) as of the date hereof and (ii) does not involve or relate to any Alternative Proposal; provided, however, that in no event shall the following events, changes, occurrences or developments, in and of themselves, constitute an Intervening Event: (x) the receipt, existence of or terms of any Alternative Proposal or (y) any change in the price or trading volume of the Shares or any other securities of the Company or its Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

(i)    After delivery of any written notice pursuant to Section 5.3(c) or Section 5.3(d) and until the earlier of the Closing and the Termination Date, to the extent Parent desires to engage in good faith negotiations, the Company shall promptly (and in any event within thirty-six (36) hours of any material development) keep Parent informed of all material developments affecting any such Intervening Event or Change of Recommendation.

Section 5.4    Filings; Other Actions.

(a)    As promptly as reasonably practicable after the date hereof (and in any event within twenty-five (25) Business Days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and shall use reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement as promptly as reasonably practicable after the receipt thereof (with the assistance of Parent and Merger Sub), and shall cause the definitive Proxy Statement to be mailed to the Company’s stockholders promptly following the time the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (and in any event within five (5) Business Days after such time). Parent and Merger Sub shall provide to the Company such information concerning themselves and their Affiliates as is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by applicable Law, requested by the SEC or its staff or as the Company may reasonably request. Subject to applicable Law, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 5.3) provide Parent and its counsel with a reasonable opportunity to review and comment on (which comments shall be made promptly) such document or response and shall consider in good faith, including in such document or response comments reasonably proposed by Parent or its counsel. If at any time prior to the Company Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and the Company shall, if it determines in good faith that such information should be set forth in an amendment or supplement to the Proxy Statement, correct (with the assistance of Parent) such information, and as promptly as reasonably practicable, prepare and file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate same to the stockholders of the Company.

(b)    Subject to the other provisions of this Agreement, the Company shall (i) take all action required by the DGCL and its certificate of incorporation and bylaws to set a record date for, duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining (A) the Company Stockholder Approval (the “Company Meeting”) and (B) if mutually agreed, if there has not been a Change of Recommendation in accordance with Section 5.3, or at the Company’s election, if there has been a Change of Recommendation in accordance with Section 5.3, a vote upon other matters, it being understood that the Company Meeting may also be the Company’s annual meeting of stockholders, with the record date of the Company Meeting to be selected after reasonable consultation with Parent and such meeting date being held no later than thirty-five (35) days after the dissemination of the Proxy Statement to the Company’s stockholders in accordance with Section 5.4(a) (or if such day is not a Business Day, the next succeeding Business Day), in each case unless there has been a Change of Recommendation in accordance with Section 5.3 and (ii) subject to a Change of Recommendation in accordance with Section 5.3, use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the adoption of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Company may adjourn, recess or postpone the date of the Company Meeting (v) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (w) for the absence of a quorum, (x) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Stockholder Approval, whether or not a quorum is present, (y) if required by applicable Law or (z) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting (provided that, unless agreed in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or required by applicable Law, the Company may not postpone or adjourn the Company Meeting more than a total of four (4) times, and all such adjournments, recesses or postponements shall be for periods of no more than ten (10) Business Days each). If the Board of Directors shall have effected a Change of Recommendation in accordance with Section 5.3, then in submitting this Agreement to the Company’s stockholders, the Board of Directors may submit this Agreement to the Company’s stockholders without the Recommendation and may communicate the basis for its lack of recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment thereof or supplement thereto. In no event will the record date of the Company Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

Section 5.5    Employee Matters.

(a)    From and after the Effective Time, the Company shall, and Parent shall cause the Company to, honor all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time (it being understood that this Section 5.5 shall not be deemed to prohibit Parent from amending, modifying, replacing or terminating such Company Benefit Plans in accordance with their terms). For a period of one year following the Effective Time (or upon an earlier termination of employment), Parent shall provide, or shall cause to be provided, to each employee who is employed by the Company and its Subsidiaries as of immediately prior to the Effective Time (“Company Employees”) (i) at least the same base wage rate or base salary, as applicable, as in effect immediately prior to the Effective Time, (ii) long- and short-term incentive opportunities (excluding any retention, change in control or similar compensation, but including equity-based compensation) that are substantially comparable in the aggregate to the long- and short-term incentive opportunities (excluding any retention, change in control or similar compensation, but including equity-based compensation) in effect immediately prior to the Effective Time; provided, however, that, in lieu of equity awards, Parent may provide or cause to be provided, cash-based awards having substantially comparable aggregate value as (but which may have different vesting terms and performance conditions than) the equity awards in effect immediately prior to the Effective Time, and (iii) other employee benefits (excluding any equity-based, long-term incentive, retention, change in control or similar one-time or special benefits or arrangements, severance, non-qualified deferred compensation, post-retirement health and welfare benefits and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to the Company Employee immediately before the Effective Time. Notwithstanding the foregoing, with respect to Company Employees whose terms and conditions of employment are subject to a Collective Bargaining Agreement, Parent shall, or cause its Subsidiaries to, instead comply with the terms and conditions of each such applicable Collective Bargaining Agreement, in a manner consistent with applicable Law.

(b)    Without limiting the generality of Section 5.5(a), (i) Parent shall or shall cause the Surviving Corporation to provide to each Company Employee whose terms and conditions of employment are not subject to a Collective Bargaining Agreement and whose employment terminates during the one (1)-year period following the Effective Time severance benefits equal to the severance benefits that would have been provided to the Company Employee under the Company’s severance arrangements in effect immediately prior to the Effective Time, subject to the Company Employee’s execution and non-revocation of a general release of claims in favor of Parent and its Affiliates in substantially the same form as attached to the severance policy, plan or agreement applicable to such Company Employee, and (ii) during such one (1)-year period following the Effective Time, severance benefits offered to each Company Employee shall be determined without taking into account any reduction after the Effective Time in compensation paid or benefits provided to such Company Employee.

(i)    For all purposes (including for purposes of vesting, eligibility to participate and determining level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan, retiree health or welfare plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (x) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (y) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions has not had and would not reasonably be expected to have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

(d)    The Company may implement a retention program in accordance with Section 5.5(d) of the Company Disclosure Letter.

(e)    The Company shall coordinate in advance with Parent between the date of this Agreement and the Effective Time regarding any broad-based communication with current or former Company and its Subsidiaries employees or any written communication with any current or former employee of the Company and its Subsidiaries relating to, in either case, compensation or benefits to be provided subsequent to the Effective Time, and any such communication shall be subject to the prior written approval of the Parent, which approval shall not be unreasonably withheld or delayed, it being understood that prior coordination and approval shall not be required with respect to any such communication the substance of which Parent previously has approved in writing (and which communication does not otherwise materially deviate from such substance).

(f)    To the extent that any material pre-Merger employee notification or consultation requirements with respect to the Merger are imposed by applicable Law or under any Collective Bargaining Agreement, the Parties shall cooperate to ensure that such notification or consultation requirements are complied with prior to the Closing Date.

(g)    Upon Parent’s reasonable request from time to time, the Company shall, a reasonable period of time following receipt of such request (but in no event more than five (5) Business Days following receipt of such request), provide Parent with the then-most recent report and reasonable, available back-up information relating to calculations under Sections 280G and 4999 of the Code with respect to the Merger, including any non-compete valuations.

(h)    Without limiting the generality of Section 8.10, the provisions of this Section 5.5 are solely for the benefit of the parties to this Agreement, and no current or former director, employee or consultant or any other person shall be a third-party beneficiary of this Agreement, and nothing in this Section 5.5 shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose. The provisions of this Section 5.5 shall survive the consummation of the Merger.

Section 5.6    Efforts

(a)    Subject to the terms and conditions set forth in this Agreement, Parent and the Company shall use their reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with one another in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from any Governmental Entity and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from any other Person, (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the transactions contemplated by this Agreement under any Contract, agreement or otherwise. Neither the Company nor Parent shall, nor shall the Company or Parent permit any their respective Affiliates to (1) agree to extend any applicable waiting period pursuant to any Antitrust Law with respect to the transactions contemplated hereby or otherwise agree to not consummate the Merger or the transactions contemplated by this Agreement with any Governmental Entity or Person without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) or (2) enter into or consummate any transaction, agreement, arrangement, or acquisition of any ownership interest or assets of any Person, the effect of which would reasonably be expected to materially impair, materially delay or prevent the satisfaction or obtaining of any approval or the expiration of any waiting period that is a condition to Closing.

(b)    In furtherance of the foregoing, the Company and Parent shall, and shall cause their respective Affiliates and the Equity Investors, as applicable, to, (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file or cause to be filed, any and all required notification and report forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, (ii) promptly, but in no event later than twenty (20) Business Days after the date hereof, or on such later date as mutually agreed to by the Company and Parent, file, or cause to be filed, with the appropriate Governmental Entity, all filings, forms, registrations and notifications (or drafts thereof) required to be filed to consummate the Merger and the other transactions contemplated by this Agreement under any applicable Antitrust Law and (iii) supply, or cause to be supplied, as promptly as practicable any additional information or documentary material that may be requested pursuant to any Law or by any Governmental Entity and, as applicable, to certify substantial compliance with any such request as promptly as practicable.

(c)    The Company and Parent shall, and shall cause their respective Affiliates and Equity Investors, as applicable, to cooperate in submitting a draft joint voluntary notice to CFIUS with respect to the transactions contemplated by the Transaction Documents and this Agreement (the “Draft CFIUS Notice”) as soon as practicable after the date of this Agreement. After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Notice, the Company and Parent shall, and shall cause their respective Affiliates and Equity Investors, as applicable, to submit the CFIUS Notice within fifteen (15) Business Days of receipt of confirmation that CFIUS has no further comments on the Draft CFIUS Notice and to comply at the earliest practicable time, and in any event no later than required by CFIUS or any CFIUS member agency, with any request for additional information, documents or other materials, and will cooperate with each other in connection with both the Draft CFIUS Notice and the CFIUS Notice and in connection with resolving any investigation or other inquiry of CFIUS or any CFIUS member agency. The Company and Parent shall each promptly inform the other party of any oral communication with, and provide copies of written communications with, CFIUS or any CFIUS member agency regarding any such filings; provided, that no party shall be required to share with the other party communications containing its confidential business information if such confidential information is unrelated to the transactions contemplated by this Agreement. Notwithstanding anything in this Section 5.6 to the contrary, no Equity Investor and none of their Affiliates shall be required to supply any information or documentary material as set forth on Section 5.6 of the Parent Disclosure Letter to any Governmental Entity or any other Person with respect to the transactions contemplated hereby. If any such information or documentary material is requested by any Governmental Entity, Parent shall use reasonable best efforts to provide such information or documentary material and, in the absence of being able to provide such information or documentary material, shall enter into good faith discussions with the Equity Investor or Affiliate, as the case may be, the Company and the Governmental Entity to provide other information or documentary material that attempts to address the topic(s) of inquiry being made by such Governmental Entity.

(d)    Notwithstanding anything to the contrary set forth in this Agreement (but subject to the second to last sentence of Section 5.6(c)), Parent shall take, or cause to be taken, all actions and do, or cause to be done, all other things necessary, proper or advisable to resolve any objections asserted by CFIUS, the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or any other Governmental Entity or Person with respect to the Merger or the transactions contemplated hereby so as to enable the Closing to occur as promptly as practicable after the date hereof (and in any event no later than the End Date) and to avoid or eliminate each and every impediment under any Law, including any injunction, temporary restraining order or other Action, that may be asserted or that is in force by any Governmental Entity or other Person that would or has the effect of preventing or delaying the Closing, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license, hold separate or any other disposition, including discontinuation, of any and all of the share capital or other equity voting interest, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines of Parent, Company or any of their respective Subsidiaries and (ii) taking or committing to take any action or agree to any undertaking that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) or controlled Affiliates’ freedom of action with respect to or their ability to retain, or impose obligations on Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) or controlled Affiliates’ future operations with respect to, one or more of their Subsidiaries’ (including the Surviving Corporation’s), share capital or equity interests, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines; provided, however, that in no event shall the Company or any of its Subsidiaries be required to become subject to, or consent or agree to or otherwise take any such actions in clauses (i) and (ii) unless such requirement, condition, undertaking, agreement or order is binding on or otherwise applicable to the Company only from and after the Effective Time.

(e)    The Company, Parent and Merger Sub shall, and shall cause their respective Affiliates to, cooperate and consult with each other in good faith with respect to the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to Section 5.6, so as to enable the Closing to occur as promptly as practicable after the date hereof (and in any event no later than the End Date). In furtherance of the foregoing, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the Merger and the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any Governmental Entity with respect to the Merger and the transactions contemplated by this Agreement. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any communications or submissions, and with respect to any such notification, filing, communication or submission, submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns. Each of the Company, Parent and Merger Sub agrees not to, and shall not permit any of their respective Affiliates to, participate in any meeting or discussion, either in Person, by videoconference, by telephone or otherwise, with any Governmental Entity in connection with the Merger or the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Subject to the foregoing and Parent’s obligations as set forth in this Section 5.6, Parent shall control and lead the strategy and content of any substantive communications with any Governmental Entity with respect to obtaining approval or expiration of any waiting period under the HSR Act or any applicable Antitrust Laws.

(f)    In furtherance and not in limitation of the covenants contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall, and shall cause their respective Affiliates to, cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Action or proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.7    Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8    Public Announcements. The first public disclosure regarding the Merger shall be a joint press release by the Company and Parent and thereafter the Company and Parent shall consult with and, to the extent reasonably practicable, provide each other the opportunity to review and comment upon, any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity (in which case such party shall, to the extent practicable, consult with the other parties before issuing such press release or making such public announcement or filing), (b) for communications (including statements in response to questions by the press, business partners, analysts, investors or analyst or investor calls) that are substantially similar to communications previously approved pursuant to this Section 5.8 or (c) Parent, Merger Sub and their respective Affiliates, without consulting with the Company, may provide ordinary course communications regarding this Agreement and the transactions contemplated by this Agreement to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions; provided that the restrictions in this Section 5.8 shall not apply to any Company communication regarding an Alternative Proposal, from and after a Change of Recommendation or in connection with the other matters described in, and made in compliance with, Section 5.3.

Section 5.9    Indemnification and Insurance.

(a)    For a period of six (6) years after the Effective Time, Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers or mandatory rights to exculpation, indemnification and advancement of expenses in favor of the employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles or certificates of incorporation or bylaws or other organizational documents, or, in any Contract set forth on Section 5.9 of the Company Disclosure Letter shall survive the Merger and shall continue at and after the Effective Time in full force and effect. For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ articles or certificates of incorporation and bylaws or similar organizational documents as in effect as of the date of this Agreement (other than with respect to the certificate of incorporation and bylaws of the Surviving Corporation as contemplated by Section 1.5 (it being understood that the bylaws contemplated by Section 1.5 shall contain exculpation, indemnification and advancement of expenses provisions substantially identical to those of the Company as of the date of this Agreement) or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees set forth on Section 5.9 of the Company Disclosure Letter, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any such individuals who at the Closing Date were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim, even if beyond such six (6)-year period. From and after the Effective Time, Parent shall assume and honor and perform, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.9.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses in accordance herewith) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company or its Subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary in any entity if such service was at the request or for the benefit of the Company or its Subsidiaries). In the event of any such Action, (i) Parent and the Surviving Corporation shall have the right (but not the obligation) to control the defense thereof after the Effective Time, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not Parent or the Surviving Corporation shall elect to control the defense of any such Action, and Parent or the Surviving Corporation shall pay the reasonable and documented fees and expenses of such counsel selected by such Indemnified Party reasonably promptly after statements therefor are received in accordance with this Section 5.9, whether or not the Surviving Corporation shall elect to control the defense of any such Action, and (iii) none of Parent, the Surviving Corporation or any of their Subsidiaries shall settle, compromise or consent to the entry of any judgment in any such Action, unless such settlement, compromise or consent relates only to monetary damages or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.

(c)    For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers with respect to matters arising at or before the Effective Time or provide substitute policies for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries, in either case, of not less than the existing coverage and having other terms substantially equivalent to and in any event not less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Effective Time (regardless of when such claims are brought) (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company and its Subsidiaries (the “Maximum Amount”). If the Surviving Corporation is unable to obtain the insurance required by this Section 5.9(c) because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for an annual premium up to the Maximum Amount for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date, the Company may, at its option, purchase a six (6)-year prepaid “tail” directors’ and officers’ liability insurance policy for the Company and its Subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable in the aggregate to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Company and its Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event shall the cost of any such tail policy exceed the Maximum Amount. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)    Parent shall pay all reasonable and documented expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e)    The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement set forth on Section 5.9 of the Company Disclosure Letter, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)    In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10    Financing Provisions.

(a)    Parent shall use its reasonable best efforts to take and shall cause each of its Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Merger Amounts on the date upon which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Merger Amounts (after taking into account any available Equity Financing) (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing required to satisfy the Merger Amounts (after taking into account any Equity Financing)) (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification, (iii) satisfy on a timely basis all conditions required to be satisfied by it in the Commitment Letters and the Definitive Agreements and complying with all of its obligations thereunder and (iv) enforce its rights under the Commitment Letters and Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement, and other than, with respect to the Debt Financing, the availability of the Equity Financing and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Parent shall fully enforce the counterparties’ obligations under the Commitment Letters and cause the Equity Investors to and shall use reasonable best efforts to cause the Debt Financing Entities to comply with their respective obligations thereunder, including to fund the Financing.

(b)    Parent shall not, and shall not permit Merger Sub or any of Parent’s other Subsidiaries to, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of, any provision or remedy under, any Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Financing below the amount necessary to satisfy the Merger Amounts, (C) adversely affects the ability of Parent to enforce its rights against other parties to any Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the corresponding Commitment Letters as in effect on the date hereof or (D) could otherwise reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); provided that the Debt Commitment Letters may be amended to add additional lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letters as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification, or (ii) terminate any Commitment Letter or any Definitive Agreement. Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, modification or waiver to any Commitment Letter or any Definitive Agreement.

(c)    In the event that any portion of the Debt Financing required to pay the Merger Amounts becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) subject to the last sentence of this Section 5.10(c), use reasonable best efforts, and cause each of its Subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Merger Amounts, and which does not include any Prohibited Modifications. Parent shall provide the Company with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to any Commitment Letters or any Definitive Agreement of which Parent becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity or Equity Investor or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to any Commitment Letter or any Definitive Agreement of any provision thereof. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any Alternative Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.10 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letters (after giving effect to the market flex provisions), or agree to terms materially less favorable to Parent or the Company than the terms contained in or contemplated by the Debt Commitment Letters as of the date hereof (in either case, whether to secure waiver of any conditions contained therein or otherwise). The foregoing notwithstanding, compliance by Parent and Merger Sub within this Section 5.10 shall not relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement, whether or not the Financing, any Alternative Financing or any other financing is available.

(d)    To the extent that Parent obtains Alternative Financing or amends, replaces, supplements, modifies or waives any of the Commitment Letters or the Definitive Agreements, in each case pursuant to this Section 5.10 and without any Prohibited Modification, references to the “Financing,”, “Equity Financing”, “Debt Financing,” “Debt Financing Parties,” “Equity Commitment Letter”, “Debt Commitment Letters”, “Commitment Letters” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.

(e)    Prior to the Closing, the Company shall use its reasonable best efforts, and shall use its reasonable best efforts to cause its Subsidiaries to use their respective reasonable best efforts, and shall direct its and their Representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, including using reasonable best efforts to:

(i)    as promptly as practicable (A) furnish Parent with the Required Financial Information and (B) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

(ii)    (A) execute customary authorization letters (containing customary 10b-5 representations) with respect to the Offering Documents relating to the “bank” financing that authorize the distribution of information to prospective lenders, (B) identify any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their respective securities, and (C) cause members of senior management of the Company to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice, and in each case which shall be telephonic or held by videoconference unless otherwise agreed to by the Company;

(iii)    (A) cooperating with the marketing efforts for any of the Debt Financing and (B) assisting Parent and the Debt Financing Entities with obtaining ratings as contemplated by the Debt Financing;

(iv)    assist Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;

(v)    in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to (A) provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries, (B) provide reasonable assistance to the Parent in connection with Parent’s preparation of pro forma financial statements and pro forma financial information (it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries) and (C) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times;

(vi)    assist Parent in its preparation of, and facilitate execution and delivery as of but not prior to the Closing of, definitive financing documents (including any guarantee, pledge and security documents, supplemental indentures, currency or interest rate hedging arrangement, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Entities (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letters)) and the schedules and exhibits thereto, it being understood that the effectiveness of such documents shall be conditioned upon the occurrence of the Closing;

(vii)    facilitate the pledging of collateral and granting of guarantees for the Debt Financing, including using reasonable best efforts to deliver any original stock certificates and appropriate instruments of transfer of wholly owned Subsidiaries of the Company that are reasonably available to the Company and constitute collateral for the Debt Financing and providing reasonable and customary assistance to Parent and Merger Sub in connection with Parent and Merger Sub’s negotiation of any collateral documents that involve a third party, including landlord waivers, deposit account control agreements, blocked account arrangements or lock box arrangements, if applicable; it being understood in each case that the effectiveness of such pledges and other documents shall be conditioned upon the occurrence of the Closing;

(viii)    furnish Parent and the Debt Financing Entities at least five (5) Business Days prior to the Closing Date (solely to the extent requested by Parent in writing at least ten (10) Business Days prior to the Closing Date) with all documentation and other information related to the Company and its Subsidiaries required by Government Officials with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and the requirements of 31 C.F.R. §1010.230;

(ix)    solely with respect to financial information and data derived from the Company’s historical books and records, provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Entities and customary to be included in any marketing materials or Offering Documents or of the type required by the Debt Commitment Letters (provided that the Company and its Subsidiaries shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and, for the avoidance of doubt, shall not be obligated to provide any Excluded Information);

(x)    facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Board of Directors);

(xi)    cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letters as in effect as of the date hereof or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in the Debt Commitment Letters as in effect as of the date hereof to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries; and

(xii)    ensure that the Debt Financing Entities and their advisors and consultants shall have customary and reasonable access, at mutually agreed times and places and on a reasonable and customary number of occasions to the Company’s and its Subsidiaries’ books and records and relevant personnel to evaluate the Company’s and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purposes of Parent and Merger Sub establishing collateral arrangements as of the Closing, and provide customary assistance with other collateral audits, collateral appraisals and due diligence examinations customary for debt financing of the type consistent with the Debt Financing, at mutually agreed times and places.

(f)    The foregoing notwithstanding, neither the Company nor any of its Subsidiaries or Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.10 or Section 5.17 that could: (1) require the Company, its Subsidiaries or any Persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement (except any authorization letters delivered pursuant to Section 5.10(e)(ii), customary management representation letters required by the Company’s auditors in connection with delivery of “comfort letters” as set forth in Section 5.10(e)(v), or the legal opinion, officer’s certificate or supplemental indenture provided in connection with a Consent Solicitation in accordance with, and to the extent required by, Section 5.17), in each, unless (A) such Person will continue as an officer, director or equivalent of such entities following the Closing and (B) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing, (2) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (3) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument, (4) reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (5) reasonably be expected to conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (6) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract to which the Company or any of its Subsidiaries is a party, (7) require the Company, its Subsidiaries or any of their Representatives to provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Subsidiaries, (8) require the Company or any of its Subsidiaries or any of their Representatives to prepare or provide any Excluded Information or (9) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Nothing contained in Section 5.10, Section 5.17 or otherwise in this Agreement shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon written request by the Company, reimburse the Company and each of its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the transactions contemplated by Section 5.17, any action taken by them at the request of Parent or its Representatives pursuant to Section 5.10 or Section 5.17 and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or any of their Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(g)    The parties hereto acknowledge and agree that the provisions contained in Section 5.10 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and the Commitment

Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations.

(h)    The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under Section 5.10(e) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). Parent agrees to provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information (“Identified MNPI”), and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such Offering Documents and marketing materials.

(i)    All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to Section 5.10 shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

Section 5.11    Stockholder Litigation. Prior to the earlier of the Effective Time or the Termination Date, the Company shall notify Parent promptly of (and, in any event within two (2) Business Days of becoming aware of) any Action brought by stockholders of the Company or other Persons (other than Parent Related Parties) against the Company and/or any of its directors, officers or Representatives arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby (whether directly or on behalf of the Company and its Subsidiaries or otherwise) (“Stockholder Litigation”), and shall keep Parent reasonably informed with respect to the status thereof, including by promptly (and, in any event, within two (2) Business Days of receipt of same) providing Parent with copies of all proceedings and material correspondence relating to such Action; provided that Company shall control the defense, settlement and prosecution of any Stockholder Litigation; provided, however, that the Company shall give Parent the right to participate (at Parent’s sole expense) in the defense and settlement of any Stockholder Litigation (including by allowing for advanced review and comment on all material filings or responses to be made by the Company in connection with any Stockholder Litigation), and the right to consult on the settlement, release, waiver or compromise of any such litigation, and the Company shall in good faith take such comments into account, and no such settlement, release, waiver or compromise of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.12    Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE and the SEC to enable the de-listing by the Surviving Corporation of the Common Stock from NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.13    Rule 16b-3. Prior to or in connection with the Closing, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14    Obligations of Parent. Parent shall cause Merger Sub and each of Parent’s other Subsidiaries (including any Subsidiary who owns, directly or indirectly, equity interest in Merger Sub), and the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with the Subsidiaries for the due and timely performance, satisfaction and discharge of each of the said covenants, obligations and liabilities. Parent shall cause its applicable Subsidiary, in its capacity as the sole stockholder of Merger Sub, to execute and deliver, in accordance with applicable Law and Merger Sub’s organizational documents, a written consent approving and adopting this Agreement and the transactions contemplated hereby and promptly provide evidence thereof to the Company.

Section 5.15    Director Resignation. Except as otherwise may be agreed by Parent, the Company shall use its reasonable best efforts to deliver to Parent the resignation of all members of the Board of Directors who are in office immediately prior to the Effective Time, which resignations shall be effective as of (but conditioned on the occurrence of) the Effective Time.

Section 5.16    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.17    Company Indebtedness.

(a)    Parent or Merger Sub will be permitted to commence and conduct, in accordance with the terms of the Indenture and applicable Law, including SEC rules and regulations, one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the Indenture) and/or any tender offer, or any exchange offer, and to conduct one or more consent solicitations, if any (each such offer or solicitation by Parent or Merger Sub, a “Debt Offer” and collectively, the “Debt Offers”, and any such consent solicitation, a “Consent Solicitation”) in connection with the Merger and the other transactions contemplated by this Agreement; provided that the closing of any such Debt Offer shall not be consummated prior to the Closing and any such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries (other than the Company or one of its Subsidiaries). Parent and Merger Sub shall consult with the Company regarding the material terms and conditions of any Debt Offers, including the timing and commencement of any Debt Offers and any tender deadlines. Parent and Merger Sub shall not be permitted to commence any Debt Offer until Parent shall have provided to the Company the necessary offer to purchase, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or Merger Sub to holders of the Senior Notes (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents (and Parent shall consider in good faith comments of the Company and its counsel thereon). Each of the Company and its Subsidiaries shall use its respective reasonable best efforts to, and will use its respective reasonable best efforts to cause its respective affiliates, officers, employees and Representatives to, reasonably cooperate with Parent and Merger Sub in connection with the Debt Offers; provided that prior to the Closing, neither the Company nor any of its Subsidiaries nor counsel for any of them shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Debt Offers (other than, in connection with the execution of the supplemental indentures relating to the Consent Solicitations, the Company delivering and using reasonable best efforts to cause counsel for the Company to deliver customary officer’s certificates and customary legal opinions (other than any opinions as to Tax matters), respectively, to the Trustee, to the extent such certificates and opinions would not, in the opinion of the Company, its counsel or the Trustee, conflict with applicable Law or the Indenture and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than the supplemental indenture described in the immediately following paragraph with respect to the Consent Solicitations. In no event shall the Company or any of its Subsidiaries be required to incur any financing or provide assistance in obtaining any financing for a Debt Offer other than the Debt Financing; it being further understood that no such Debt Offer shall delay the Closing beyond the date that it is required to occur under Section 1.2. The closing of the Debt Offers will be expressly conditioned on the occurrence of the Closing. The Debt Offers will be conducted in compliance with the Indenture and applicable Law (including SEC rules and regulations) and the Company will not be required to cooperate with respect to any Debt Offer that would reasonably be expected to be inconsistent with the terms of the Indenture or applicable Law.

(b)    Subject to the receipt of any requisite consents in connection with any Consent Solicitation, the Company and its Subsidiaries will execute one or more supplemental indentures to the Indenture in accordance with the Indenture, amending the terms and provisions of the Indenture as described in the applicable Debt Offer, as reasonably requested by Parent, which supplemental indentures shall become effective upon the execution thereof (or as otherwise contemplated in the applicable Consent Solicitation) and operative no earlier than the Closing Date; provided, however, that in no event will the Company or any of its officers, directors or other Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would, in the opinion of the Company, its counsel or the Trustee, be inconsistent with the terms of the Indenture or applicable Law or that would become operative before the Closing Date.

(c)    If requested by Parent, in lieu of or in addition to Parent or Merger Sub commencing any Debt Offers for the Senior Notes, the Company shall (i) send a notice of redemption with respect to all or a portion of the outstanding aggregate principal amount of the Senior Notes (which shall be in the form required under the Indenture and conditioned upon the consummation of the Closing, if sent prior to the Closing, and shall be in form and substance reasonably satisfactory to the Company) to the Trustee and (ii) request that the Trustee deliver such notice to the holders of the Senior Notes, and, if such notice is sent prior to the Closing, and solely to the extent required by the terms of the Indenture and by the Trustee in order to cause or permit the Trustee to so deliver such notice to such holders, deliver and use reasonable best efforts to cause counsel for the Company to deliver a customary officer’s certificate and customary legal opinion (other than any opinions as to Tax matters) relating to the delivery of such notice of redemption by the Trustee to the holders of Senior Notes, to the Trustee under the Indenture, to the extent such certificate and opinion would not, in the opinion of the Company, its counsel or the Trustee, conflict with the Indenture applicable Law and would be accurate in light of the facts and circumstances at the time delivered). On or prior to the Closing, Parent shall make, or cause to be made, a deposit with the Trustee of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the applicable redemption date on, and applicable redemption premiums related to, the Senior Notes so redeemed, together with payment of other fees and expenses payable by the Company under the Indenture.

(d)    The Company shall use reasonable best efforts to have delivered to Parent at least three (3) Business Days prior to the Closing Date (A) an appropriate and customary payoff letter with respect to the Existing Company Credit Agreements (the “Payoff Letters”), in each case, specifying the aggregate payoff amount of the Company’s obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter, including, in the case of any letters of credit or similar obligations, cash collateralization of such obligations (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts under the Payoff Letters (including cash collateralizing any letters of credit or similar obligations)) and (B) customary documentation evidencing the release of all Liens with respect to the Existing Company Credit Agreements (including any customary termination statements on Form UCC-3 or other customary releases).

Section 5.18    Additional Obligations. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate to effect the Closing in the manner described on Section 5.18 of the Company Disclosure Letter, subject to the terms and conditions thereof (it being understood that this Section 5.18 shall not require the Company to incur any expense, liability or obligation, or take any action that would reasonably be expected to result in a material violation or breach of, or a default under, any Company Material Contract).

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Parent and the Company to the extent permitted by applicable Law) at or prior to the Closing Date of the following conditions:

(a)    Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    No Legal Restraints. No order, decree or ruling (whether preliminary or permanent) by any Governmental Entity in any jurisdiction in which Parent or the Company has material business operations, that prohibits the consummation of the Merger and the other transactions contemplated hereby shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable after the date hereof by any Governmental Entity in any jurisdiction in which Parent or the Company has material business operations that, in any case, prohibits or makes illegal the consummation of the Merger.

(c)    Regulatory Approvals. (i) Any waiting period under the HSR Act applicable to the Merger shall have expired or been earlier validly terminated, (ii) CFIUS Approval shall have been obtained or shall be deemed to have been obtained and (iii) the consents, clearances and approvals as set forth on Section 6.1(c) of the Parent Disclosure Letter shall have been obtained or shall be deemed to have been obtained.

Section 6.2    Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) at or prior to the Closing Date of the following conditions:

(a)    The representations and warranties of Parent and Merger Sub set forth in Article 4 (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date.

(c)    Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by a senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3    Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction (or waiver by Parent and Merger Sub to the extent permitted by applicable Law) at or prior to the Closing Date of the following conditions:

(a)    (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2(b), Section 3.3(a) and Section 3.21 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 3.11(a) shall be true and correct in all respects, (iii) the representations and warranties set forth in Section 3.2(a) shall be true in all respects, except for any de minimis inaccuracies and (iv) the other representations and warranties of the Company set forth in Article 3 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iv) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

(c)    Since the date of this Agreement there shall not have occurred a Company Material Adverse Effect.

(d)    The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4    Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or breach of any covenant or agreement of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1    Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be validly terminated and abandoned at any time prior to the Closing Date, whether before or after any obtaining the Company Stockholder Approval (except pursuant to Section 7.1(g)):

(a)    by the mutual written consent of the Company and Parent;

(b)    by either the Company or Parent if (i) the Closing Date shall not have occurred on or before September 13, 2023 (provided that if, as of such date all conditions set forth in Section 6.1, Section 6.2 and Section 6.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) other than the conditions set forth in Section 6.1(b) or Section 6.1(c) (but only to the extent that the applicable legal restraint relates to any Antitrust Law), then such date shall automatically be extended to December 13, 2023 (such date as it may be so extended, the “End Date”)) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have primarily caused the failure to consummate the Merger on or before such date; provided, that (A) if the Marketing Period shall have commenced on or prior to the End Date but not been completed by the date that is three (3) Business Days prior to the End Date, but all other conditions to the Closing (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or, to the extent permitted by law, waived, then the End Date shall be extended to the third (3rd) Business Day following the final day of the Marketing Period, and such date shall become the End Date for purposes of this Agreement, (B) if the Marketing Period shall have commenced on or prior to the End Date but not been completed by the date that is three (3) Business Days prior to the End Date or could have commenced on or prior to the End Date but did not, in each case, solely as a result of the effect of clause (i) of the first proviso in the definition of “Marketing Period”, then the End Date shall be extended to the third (3rd) Business Day following the final day of the first 18 consecutive day period beginning on September 5, 2023, and such date shall become the End Date for purposes of this Agreement and (C) if the Marketing Period shall have commenced on or prior to the End Date but not been completed by the date that is three (3) Business Days prior to the End Date and would subsequently be deemed not to have commenced under clause (y)(C) of the second proviso set forth in the definition of “Marketing Period” solely as a result of any Required Financial Information being not Compliant by virtue of becoming stale on or prior to the date that would otherwise be the End Date, the End Date may be extended (or further extended) by either the Company or Parent for a period of up to 45 days by written notice to the other party at least one Business Day prior to the End Date;

(c)    by either the Company or Parent if any Governmental Entity in any jurisdiction in which Parent or the Company has material business operations shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Merger, and such order, decree or ruling shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party if the enactment, issuance, promulgation, enforcement or entry of such order, decree or ruling, or the order, decree or ruling becoming final and non-appealable, was primarily caused by the failure of such party to perform any of its obligations under this Agreement;

(d)    by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained upon a vote taken thereon;

(e)    by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty-five (35) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination (which notice shall specify in reasonable detail the nature of such breach); provided, that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(f)    by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty-five (35) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination (which notice shall specify in reasonable detail the nature of such breach); provided, that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(g)    at any time prior to obtaining the Company Stockholder Approval, (i) by the Company, in accordance with Section 5.3, in order to enter into a definitive agreement providing for a Superior Proposal, or (ii) by Parent, if the Board of Directors shall have effected a Change of Recommendation in accordance with Section 5.3; and

(h)    by the Company, if (i) the Marketing Period has ended and all of the conditions in Section 6.1 and Section 6.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Parent and Merger Sub have failed to consummate the Closing within three (3) Business Days after the first date on which Parent and Merger Sub were required to consummate the Closing pursuant to Section 1.2 hereof, (iii) the Company has notified Parent in writing at least three (3) Business Days prior to such termination that Parent is ready, willing and able to consummate the Closing and (iv) at all times during such three (3) Business Day period described in clause (iii) the Company stood ready, willing and able to consummate the Closing; provided, that notwithstanding anything in Section 7.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.1(b) during any such three (3) Business Day period.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination specifying the provision of this Section 7.1 pursuant to which this Agreement is being terminated.

Section 7.2    Effect of Termination. In the event that this Agreement is validly terminated in accordance with its terms and the Merger is abandoned pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub (or their valid successors and assigns) or their respective Subsidiaries or Affiliates, or their respective former, current or future directors, officers, partners, direct or indirect stockholders or equity holders, managers, agents, Representatives, members or controlling persons or any other Related Parties of such party, except that (a) no such termination shall relieve the Company of any liability to pay the Company Termination Fee and any interest and other amounts payable pursuant to Section 7.3(e) or Parent or Merger Sub of any liability to pay the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, and any interest and other amounts payable pursuant to Section 7.3(e) or the amount of any indemnification and expense reimbursement payable pursuant to Section 5.10(f) or Section 5.18 (including any obligations of the parties to the Limited Guaranty to make such payments in accordance with, and subject to, the terms thereof); (b) no such termination shall relieve any party for liability for such party’s fraud or willful and material breach of any covenant or agreement of this Agreement prior to such termination in each case which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching party, including any willful and material, such damages will include the benefit of the bargain lost by the non-breaching party, taking into consideration relevant matters, including opportunity costs and the time value of money (including any obligations of the parties to the Limited Guaranty to make such payments in accordance with, and subject to, the terms thereof); and (c) the Confidentiality Agreement, this Section 7.2, Section 5.10(f), Section 5.18, Section 7.3 and Article 8 shall survive the termination hereof; provided, that in no event will (i) the Parent Related Parties, collectively, or the Company Related Parties, collectively, have any liability for monetary damages (including damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including willful breach) or monetary damages in lieu of specific performance) in the aggregate in excess of the Parent Damage Cap or the Company Damage Cap, as applicable, and subject in all respects to Section 7.3 and Section 8.5 (including, in each case, the limitations set forth therein), except in connection with claims against the parties to the Confidentiality Agreement, (ii) the Company or Parent be entitled to payment of both (x) monetary damages (including in connection with fraud or a willful and material breach of this Agreement or breaches under other Transaction Documents (other than the Confidentiality Agreement)) and (y) the Parent Termination Fee, the Parent Regulatory Termination Fee or the Company Termination Fee, as applicable, or (iii) the Company or Parent be entitled to both (x) payment of any monetary damages (including in connection with fraud or a willful and material breach of this Agreement or breaches under other Transaction Documents (other than the Confidentiality Agreement)) or the Parent Termination Fee, the Parent Regulatory Termination Fee or Company Termination Fee, as applicable, and (y) a grant of specific performance of this Agreement (and the Equity Commitment Letter and the Limited Guaranty, if applicable) or any other equitable remedy against another party that results in the Equity Financing being funded and the Closing occurring.

Section 7.3    Termination Fees.

(a)    Company Termination Fee. Any provision in this Agreement to the contrary notwithstanding, if (i) the Company shall have validly terminated this Agreement pursuant to Section 7.1(g)(i), (ii) Parent shall have validly terminated this Agreement pursuant to Section 7.1(g)(ii), or (iii) (A) after the date of this Agreement, an Alternative Proposal is publicly communicated by the third party making such Alternative Proposal, publicly proposed or publicly disclosed prior to the Company Meeting (a “Qualifying Transaction”), (B) this Agreement is validly terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d), or (y) Parent pursuant to Section 7.1(f), and (C) concurrently with or within nine (9) months after such termination, the Company shall have entered into a definitive agreement providing for such Qualifying Transaction or entered into a definitive agreement to effect the transaction contemplated by an Alternative Proposal (which Qualifying Transaction or Alternative Proposal is subsequently consummated, whether during or following such nine (9)-month period) or completed such Qualifying Transaction or such Alternative Proposal, then the Company shall pay, by wire transfer of immediately available funds to an account designated by Parent, a fee of Two Hundred Four Million One Hundred Ninety Thousand Dollars ($204,190,000) in cash (the “Company Termination Fee”), such payment to be made substantially concurrently with termination in the case of clause (i) above, within three (3) Business Days after such termination in the case of clause (ii) above, or within three (3) Business Days after the last to occur of the events set forth in clause (iii) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion; provided that, for the purposes of the preceding clause (iii), all references to “20%” in the definition of “Alternative Proposal” shall be deemed to be references to “50%”. Except with respect to Parent’s right in connection with claims against the parties to the Confidentiality Agreement in accordance with the terms thereof, upon the payment by the Company of the Company Termination Fee as and when required by this Section 7.3(a) (and any interest and other amounts payable pursuant to Section 7.3(e)), none of the Company and its Subsidiaries and any of their respective former, current or future officers, directors, other fiduciaries, employees, partners, stockholders, optionholders, managers, members, agents, attorneys, advisors, other Representatives or Affiliates (collectively, the “Company Related Parties”) shall have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent, Merger Sub, and any financing sources (including the Debt Financing Parties and the Equity Investors) of Parent or Merger Sub, and any of the foregoing’s respective former, current or future, officers, directors, other fiduciaries, employees, partners, stockholders, optionholders, partners, managers, members, agents, attorneys, advisors or other Representatives or Affiliates (collectively, the “Parent Related Parties”). Except with respect to Parent’s right in connection with claims against the parties to the Confidentiality Agreement and subject in all respects to Section 7.2, this Section 7.3 and Section 8.5 (including, in each case, the limitations set forth therein), payment of the Company Termination Fee pursuant to this Section 7.3(a) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent Related Parties or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company Related Parties arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. Subject in all respects to Section 7.2, this Section 7.3 and Section 8.5 (including, in each case, the limitations set forth therein), except with respect to Parent’s right in connection with claims against the parties to the Confidentiality Agreement, fraud or a willful and material breach of this Agreement by the Company prior to such valid termination, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to this Section 7.3(a) (and any interest and other amounts payable pursuant to Section 7.3(e)) shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise and upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except with respect to Parent’s right in connection with claims against the parties to the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents or otherwise, the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, together with any payment in connection with this Agreement or otherwise, of the Company Related Parties collectively (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages), (x) under this Agreement or other Transaction Document or otherwise, (y) in connection with the failure of the Merger or any other transaction contemplated hereby to be consummated or (z) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document or otherwise, shall not exceed an amount equal to the sum of the Parent Termination Fee and any interest and other amounts payable pursuant to Section 7.3(e) (the “Company Damage Cap”), except with respect to Parent’s right in connection with claims against the parties to the Confidentiality Agreement. In no event shall the Parent Related Parties, seek directly or indirectly, to recover against the Company Related Parties, or compel payment by the Company Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Company Damage Cap (except for monetary damages in connection with claims in connection with rights under the Confidentiality Agreement).

(b)    Parent Termination Fee. If this Agreement is validly terminated (i) by the Company pursuant to Section 7.1(e) or (ii) by the Company pursuant Section 7.1(h), (or if this Agreement is validly terminated pursuant to Section 7.1(b) or Section 7.1(c) at a time when this Agreement is terminable by the Company pursuant to Section 7.1(e) or Section 7.1(h)), then Parent shall pay the Company, by wire transfer of immediately available funds to an account designated by the Company, a fee of Three Hundred Seventy-Nine Million Two Hundred Thousand Dollars ($379,200,000) in cash (the “Parent Termination Fee”) within three (3) Business Days of such valid termination by the Company.

(c)    Parent Regulatory Termination Fee. If this Agreement is validly terminated by the Company or Parent (i) pursuant to Section 7.1(b) and at the time of such termination, all conditions to the Closing other than (x) Section 6.1(b) with respect to any order, decree or ruling by an applicable Governmental Entity to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Merger that is related to Antitrust Laws or (y) Section 6.1(c), have been satisfied, other than those conditions that by their nature are to be satisfied at the Closing or (ii) pursuant to Section 7.1(c) if the applicable order, decree or ruling by the applicable Governmental Entity to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Merger relates to any Antitrust Law, then Parent shall pay the Company, by wire transfer of immediately available funds to an account designated by the Company, a fee of Two Hundred Ninety One Million Six Hundred Ninety Thousand Dollars ($291,690,000) in cash (the “Parent Regulatory Termination Fee”) within three (3) Business Days of such valid termination by the Company or substantially concurrently with termination in the case a valid termination by Parent; provided that, notwithstanding anything to the contrary herein, if this Agreement is validly terminated and the Parent Regulatory Termination Fee would be payable pursuant to this Section 7.3(c), if this Agreement is terminable by the Company pursuant to Section 7.3(b), then the Parent shall pay the Parent Termination Fee in lieu of the Parent Regulatory Termination Fee.

(d)    Except with respect to the Company’s right in connection with claims against the parties to the Confidentiality Agreement and subject in all respects to Section 7.2, this Section 7.3 and Section 8.5 (including, in each case, the limitations set forth therein), upon the payment by Parent of the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, as and when required by Section 7.3(b) or Section 7.3(c) (and any interest and other amounts payable pursuant to Section 7.3(e) and the amount of any indemnification and expense reimbursement payable pursuant to Section 5.10(f) or Section 5.18)), none of the Parent Related Parties shall have any further liability (whether in equity or at law, in contract, in tort or otherwise) with respect to this Agreement or the transactions contemplated hereby to the Company Related Parties. Except with respect to the Company’s right in connection with claims against the parties to the Confidentiality Agreement, payment of the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, pursuant to Section 7.3(b) or Section 7.3(c) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of their respective Affiliates or Representatives or any other Person in connection with this

Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Parent Related Parties arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. Subject in all respects to Section 7.2, Section 7.3 and Section 8.5 (including, in each case, the limitations set forth therein), except with respect to the Company’s right in connection with claims against the parties to the Confidentiality Agreement and the Limited Guaranty in accordance with the terms thereof, fraud or a willful and material breach of this Agreement by Parent or Merger Sub prior to such valid termination, the Company’s right to receive payment of the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, pursuant to Section 7.3(b) or Section 7.3(c) (and any interest and other amounts payable pursuant to Section 7.3(e) and indemnification and expense reimbursement payable pursuant to Section 5.10(f) or Section 5.18)) shall be the sole and exclusive remedy (whether in equity or at law, in Contract, in tort or otherwise) of the Company Related Parties against the Parent Related Parties for any loss suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except with respect to the Company’s right in connection with claims against the parties to the Confidentiality Agreement in accordance with the terms thereof. Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents or otherwise, but subject in all respects to Section 7.3(h) (including the limitations set forth therein), the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, together with any payment in connection with this Agreement or otherwise, of the Parent Related Parties collectively (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages), or monetary damages in lieu of specific performance) (x) under this Agreement or other Transaction Document or otherwise, (y) in connection with the failure of the Merger or any other transaction contemplated hereby to be consummated or (z) in respect of any representation or warranty made or alleged to have been made in connection with this Agreement or any other Transaction Document or otherwise, shall not exceed an amount equal to the sum of the Parent Termination Fee and any interest and other amounts payable pursuant to Section 7.3(e) and indemnification and expense reimbursement payable pursuant to Section 5.10(f) (the “Parent Damage Cap”), except with respect to the Company’s right in connection with claims against the parties to the Confidentiality Agreement. In no event shall the Company Related Parties, seek directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Parent Damage Cap (except for monetary damages in connection with claims in connection with rights under the Confidentiality Agreement).

(e)    In the event that the Company or Parent shall fail to pay any amount due pursuant to this Section 7.3 as required pursuant to this Section 7.3, (i) such amount shall accrue interest for the period commencing on the date such amount became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York in effect on the date such payment was required, as such bank’s prime lending rate, and (ii) the party who failed to timely pay such amount shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by the other party of its rights in respect thereof.

(f)    Section 7.2 and this Section 7.3 shall not limit the rights of Parent or the Company to specific performance of this Agreement prior to the termination of this Agreement in accordance with its terms, and the election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit Parent or the Company from concurrently seeking, or seeking in the alternative, to terminate this Agreement and collect the Company Termination Fee, Parent Termination Fee or Parent Regulatory Termination Fee, as applicable, or monetary damages.

(g)    Acknowledgements. Each party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a) and Section 7.3(e), Parent would not have entered into this Agreement, and that without Section 7.3(b), Section 7.3(c), Section 7.3(d) and Section 7.3(e), the Company would not have entered into this Agreement. The parties further acknowledge that the Company Termination Fee, Parent Termination Fee and Parent Regulatory Termination Fee, as applicable, shall not constitute a penalty but each is liquidated damages, in a reasonable amount that will compensate the applicable party in the circumstances in which either the Company Termination Fee, Parent Termination Fee or Parent Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(h)    The Company, on behalf of itself and the Company Related Parties, and Parent and Merger Sub, on behalf of themselves and the Parent Related Parties, agree that all Actions brought by the Company Related Parties against the Parent Related Parties or by the Parent Related Parties against the Company Related Parties (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement and the other Transaction Documents, or any of the transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance of this Agreement and the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement and the other Transaction Documents ); (c) any breach or violation of this Agreement and the other Transaction Documents; and (d) any failure of any of the transactions contemplated hereunder or thereunder (including the Financing) to be consummated, in each case, may be made only against the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents, and their respective successor and assigns, and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each party agrees, on behalf of itself and its respective Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with any of the transactions contemplated hereunder or thereunder (including the Financing) will be sought or had against the other party or its Related Parties or any Debt Financing Parties, and no other Person, including any Related Party and any Debt Financing Parties will have any liability or obligation, for any claims arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), except for claims that may be asserted (subject, with respect to the following clauses (ii) and (iv), in all respects to the limitations set forth in Section 7.2 and this Section 7.3) (i) by the Company, Parent or Merger Sub against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) by the Company, Parent or Merger Sub against each Equity Investor for specific performance of its obligation to fund its committed portion of the Equity Financing solely in accordance with, and pursuant to the terms and conditions of, Section 6 of the Equity Commitment Letter, (iii) by the Company, Parent or Merger Sub against each Equity Investor for specific performance of its obligation to fund its obligations under the Limited Guaranty solely in accordance with, and pursuant to the terms and conditions of the Limited Guaranty, (iv) by the Company, Parent or Merger Sub against the Company, Parent or Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement, (v) by the third parties identified as third party beneficiaries in Section 8.10 against the Company, Parent, Merger Sub, the Surviving Corporation or their Subsidiaries solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement or any of the Transaction Documents, no Parent Related Party or any Debt Financing Parties will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the Transaction Documents (excluding under the Confidentiality Agreement in accordance with its terms) or any of the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.

ARTICLE 8

MISCELLANEOUS

Section 8.1    No Survival of Representations and Warranties. None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time, including this Article 8, Article 2, Section 5.9, Section 7.2 and Section 7.3.

Section 8.2    Expenses. Except as set forth in Section 7.3 and Section 8.15, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses incurred by any party in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne by the Company, and all filing fees paid by any party in respect of any HSR Act or other regulatory filing shall be borne by Parent.

Section 8.3    Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties.

Section 8.4    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of Parent, Merger Sub and the Company irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, for the purposes of any Actions, arising out of or related to this Agreement (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such Action, any state or federal court within the State of Delaware) (the “Chosen Court”). Each of Parent, Merger Sub and the Company agrees to commence any Action relating hereto in the applicable Chosen Court pursuant to the immediately preceding sentence. Each of Parent, Merger Sub and the Company irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or related of this Agreement or the transactions contemplated hereby in the applicable Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Sub and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any Action against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Notwithstanding the foregoing, the parties agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by Action on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 8.7 shall be effective service of process for any Action brought in any such court.

Section 8.5    Specific Enforcement.

(a)    The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. Except as otherwise set forth in this Section 8.5, including the limitations set forth in Section 8.5(b), each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement and prior to any valid termination of this Agreement in accordance with Section 7.1, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages subject to Section 7.3) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Subject in all respects to Section 8.5(b), without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that there is adequate remedy at law or that the remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law, or inequitable for any reason. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties acknowledge and agree that time is of the essence and accordingly agree that, as to any claims or Actions in which a party seeks specific performance or other equitable relief pursuant to this Section 8.5, the parties shall use their reasonable best efforts to seek and obtain an expedited schedule for such proceedings and shall not oppose any party’s request for expedited proceedings. The parties hereto further agree that (y) nothing set forth in this Section 8.5 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article 7 (and pursuing damages before or after such termination subject to Section 7.3) and (z) subject to Section 7.3, by seeking the remedies provided for in this Section 8.5, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement.

(b)    Notwithstanding anything in Section 8.5(a) or anything in this Agreement or any other Transaction Document to the contrary or otherwise, subject in all respects to this Section 8.5(b), it is acknowledged and agreed that Parent and Merger Sub have an obligation hereunder to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter), including by exercising Parent’s or Merger Sub’s rights under the Equity Commitment Letter, subject to the requirements set forth below, and the Company shall be entitled to specific performance (or any other equitable relief) to cause Parent and Merger Sub to consummate the Closing and to cause Parent and Merger Sub to draw down the Equity Financing under the Equity Commitment Letter to consummate the Closing, in each case if, and only if, (i) the Marketing Period has ended, (ii) Parent and Merger Sub are required to consummate the Closing pursuant to Section 1.2, and all of the conditions in Section 6.1 and Section 6.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (iii) the Debt Financing (or any Alternative Financing in accordance with Section 5.10) has been received by Parent in full in accordance with the terms thereof, or will be funded in full at the Closing if the Equity Financing is funded at or prior to the Closing (provided that except to the extent contemplated by Section 5.18, Parent and Merger Sub shall not be required to draw down the Equity Financing or consummate the Closing if the Debt Financing is not in fact funded in full at the Closing) and (iv) Parent and Merger Sub have failed to consummate the Closing by the first date on which the Closing is required to have occurred pursuant to Section 1.2, and (v) the Company has (x) confirmed in writing to Parent that all of the conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or that it will waive any unsatisfied condition in Section 6.2, and (y) irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing (or any Alternative Financing in accordance with Section 5.10) are funded, then the Company will take such actions as required by this Agreement to cause the Closing to occur.

Section 8.6    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.6. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF AN ACTION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER AND (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER.

Section 8.7    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Windsor Parent, L.P.

c/o Apollo Management X, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Attn:    Samuel Feinstein, Partner

            John Suydam, Chief Legal Officer

E-mail: sfeinstein@apollo.com

jsuydam@apollo.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:            Taurie M. Zeitzer

                    Justin S. Rosenberg

E-mail:        tzeitzer@paulweiss.com

                     jrosenberg@paulweiss.com

To the Company:

Univar Solutions Inc.

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

Attention:         General Counsel & Secretary

Email:               noelle.perkins@univarsolutions.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         Andrew R. Brownstein

                          John L. Robinson

Email:              ARBrownstein@wlrk.com

                          JLRobinson@wlrk.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered (a) when received when sent by email; provided that the recipient confirms in writing

(e-mail sufficing) its receipt thereof, (b) upon proof of service when sent by reliable overnight delivery service, (c) upon personal delivery in the case of hand delivery or (d) upon receipt of the return receipt when sent by certified or registered mail. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any prohibited assignment shall be null and void and no assignment by any party hereto shall relieve such party of any of its obligations hereunder; provided, that, subject to Section 5.1(d) and Section 5.6(a), each of Parent and Merger Sub shall have the right, without the prior written consent of the Company, (i) to assign all or any portion of their respective rights, interests and obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent or to any of their respective Affiliates, or (ii) to any debt financing sources (including the Debt Financing Entities) for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (including the Debt Financing) in accordance with the terms of such debt financing (including the Debt Financing), but in each case no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter and the exhibits and schedules hereto), the Confidentiality Agreement, the Limited Guaranty and the Equity Commitment Letter constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Except (a) for the rights of the holders of the Shares to receive the Merger Consideration to which they are entitled to receive in accordance with Article 2 and the rights of the holders of the Company Equity Awards to receive such amounts as provided for in Article 2 (which, from and after the Effective Time, shall be for the benefit of holders of the Common Stock and Company Equity Awards as of the Effective Time) and Section 5.9 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), (b) prior to the Effective Time, that the Company shall have the right to pursue damages and other relief, including equitable relief, on behalf of its stockholders in the event of Parent or Merger Sub’s fraud, breach or wrongful termination of this Agreement, which right is hereby acknowledged by Parent and Merger Sub, in each case, subject to the limitations on liability set forth in Section 7.2 and Section 7.3, (c) for the limitations on liability of the Company Related Parties and the Parent Related Parties set forth in Section 7.3, (d) the rights of Persons who are explicitly provided to be third-party beneficiaries of the Equity Commitment Letter or Limited Guaranty solely to the extent of and subject to the rights set forth therein, and (f) as provided in Section 7.3(h) and Section 8.5 and Section 8.16, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein is intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.11    Amendments; Waivers. At any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company,

Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval or the adoption by the sole stockholder of Merger Sub of this Agreement, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13    Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to “$” or “dollars” shall be to U.S. dollars. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to March 13, 2023. All references to information or documents having been “made available” (or words of similar import) with respect to any document or item required to be made available to Parent, shall mean such document or item has been provided directly to Parent or its Representatives or made available to Parent or its Representatives in the electronic data room maintained by the Company, in either case on or before 10:00 p.m. Eastern Time on the date that is one (1) calendar day prior to the date of this Agreement, or is included in the Company SEC Documents publicly available on or before the day that is two (2) Business Days prior to the date of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Each of the parties has participated in the drafting and negotiation of this Agreement. References to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and references to specific laws, Contracts or specific provisions thereof are to such laws, Contracts or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time. All accounting terms used herein and not expressly defined shall have the meanings given to them under GAAP. References to “ordinary course,” “ordinary course of business,” “ordinary course of business consistent with past practice” and phrases of similar import shall encapsulate reasonable action taken, or omitted to be taken, by the Company and its Subsidiaries in good faith in response to COVID-19 or any COVID-19 Measures or any Sanction Measures prior to the date hereof. The mere inclusion of an item in the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect or Parent Material Adverse Effect or that the inclusion of such item therein is required. Nothing herein or in the Company Disclosure Letter or Parent Disclosure Letter shall be deemed an admission by the Company, Parent or any of their respective Affiliates, in any Action or proceeding by or on behalf of a third party, that Company, Parent or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. The parties have participated jointly in negotiating and drafting this Agreement, and if an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14    Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent (and any of its Subsidiaries who directly or indirectly own equity interests in Merger Sub) to cause Merger Sub to take such action (and such Subsidiaries to cause Merger Sub to take such action).

Section 8.15    Real Property Transfer Taxes. All real property transfer or other similar Taxes imposed with respect to any indirect transfers of real property arising out of the transfer of Shares pursuant to the Merger (or pursuant to any transaction contemplated by Section 5.18) shall be borne by the Company and expressly shall not be a liability of holders of Shares.

Section 8.16    Debt Financing Parties. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters, the Definitive Agreements or the performance thereof or the transactions contemplated hereby or thereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letters or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable law, any rights or claims to trial by jury in any such legal action brought against any Debt Financing Party in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letters, the Definitive Agreements or the performance thereof or the transactions contemplated hereby or thereby, (d) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letters, the Definitive Agreements or the performance thereof or the transactions contemplated hereby or thereby and (e) agrees that the Debt Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of Section 7.3(d) and this Section 8.16, and that Section 7.3(d) and this Section 8.16 (and any definition in this Agreement to the extent that an amendment of such definition would modify the substance of Section 7.3(d) or this Section 8.16) may not be amended in a manner materially adverse to the Debt Financing Parties without the written consent of the Debt Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 8.16 shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Debt Financing Party’s obligations to Parent under the Debt Commitment Letters or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

Section 8.17    Attorney-Client Privilege.

(a)    Each of Parent and Merger Sub waives and will not assert, and agrees after the Closing to cause its Affiliates and the Surviving Corporation to waive and to not assert, any conflict of interest arising out of or relating to the representation after the Closing of the Company or any Affiliate thereof, or any former officer, employee or director of the Company (any such person, a “Designated Person”) in any matter or action involving this Agreement or the transactions contemplated hereby by Wachtell, Lipton, Rosen & Katz (“Company Counsel”) in connection with this Agreement or the transactions contemplated hereby (the “Current Representation”).

(b)    Each of Parent and Merger Sub waives and will not assert, and agrees after the Closing to cause its controlled Affiliates and the Surviving Corporation to waive and to not assert, any attorney-client privilege, work-product privilege or similar privilege with respect to any communication between Company Counsel, on the one hand, and any Designated Person, on the other hand, occurring during the Current Representation, including in connection with a dispute with Parent, Merger Sub or any of their Affiliates, and following the Closing, with the Surviving Corporation, it being the intention of the parties hereto that all such rights to such attorney-client privilege, work-product privilege or similar privilege and to control such privilege will be retained by such Designated Person; provided that the foregoing waiver and acknowledgment and retention will not extend to any communication to the extent not involving this Agreement or the transactions contemplated hereby or a potential strategic transaction involving the Company, or to communications with any person other than Company Counsel; provided, further, that nothing in this Section 8.16 shall be construed as a waiver of any attorney-client privilege, work-product privilege or similar privilege.

(c)    Notwithstanding the foregoing, in the event that a dispute arises between the Surviving Corporation and any other person, the Surviving Corporation may assert the attorney-client privilege, work-product privilege or similar privilege to prevent disclosure to such other person of confidential communications between Company Counsel and the Company. Nothing in this Section 8.16 shall be construed as a waiver of any privilege controlled by Parent or the Surviving Corporation after the Closing, nor shall anything herein be construed to permit Company Counsel to communicate to any Designated Person after the Closing any information subject to a privilege controlled by Parent or the Surviving Corporation (which, for the avoidance of doubt, excludes the Current Representation).

Section 8.18    Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that except in the case of the definition of “Parent Related Party,” Section 3.23, Section 4.4, Section 4.5, Section 4.8, Section 4.12, Section 4.13, Section 4.15, Section 5.4, Section 5.6 (other than clause (2) of the last sentence of Section 5.6(a)), Section 5.8, Article 7, Section 8.8 and Section 8.17, in no event shall Parent or any of its Subsidiaries be considered an Affiliate of any other portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with or managed by affiliates of Apollo Global Management, Inc., nor shall any other portfolio company or investment fund affiliated (excluding investment funds focused on private equity) with or managed by affiliates of Apollo Global Management, Inc., be considered to be an Affiliate of Parent or any of its Subsidiaries; provided, further, that except in the case of the definition of “Parent Related Party” and Article 7, in no event shall a Person be deemed an Affiliate of another Person merely as a result of being under common control with a Governmental Entity. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, as amended, the UK Bribery Act 2010 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“Antitrust Law” means the HSR Act and all other Laws designed to govern competition or trade regulation or to prohibit, restrict or regulate actions or transactions with the purpose or effect of monopolization, restraint of trade or the screening of foreign investment, including any Laws with respect to CFIUS Approval and the consents, clearances and approvals set forth on Section 6.1(c) of the Parent Disclosure Letter.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York or Illinois are authorized by law or executive order to be closed.

“CFIUS” means the interagency Committee on Foreign Investment in the United States, including any successor or replacement thereof.

“CFIUS Approval” means (i) a written determination from CFIUS to the effect that the transactions contemplated by this Agreement do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (ii) a written determination from CFIUS to the effect that review or investigation of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no unresolved national security concerns, or (iii) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.507, CFIUS reports the transactions contemplated by this Agreement to the President of the United States and either (A) the President of the United States makes a decision not to suspend or prohibit such transactions pursuant to his authorities under the DPA, as amended or (B) the President of the United States has not taken any action within fifteen (15) days from the date he received the report from CFIUS.

“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement prepared by the parties and submitted to CFIUS in accordance with the requirements of the DPA.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any current employee of the Company or any of its Subsidiaries or other similar Contract with a Union.

“Company Equity Awards” means Company Restricted Share Awards, Company RSU Awards, Company DSU Awards, Company PRSU Awards and Company Options.

“Company Equity Plans” means the Company’s 2011 Stock Incentive Plan, the Company’s 2015 Omnibus Equity Incentive Plan, the Company’s 2017 Omnibus Equity Incentive Plan and the Company’s 2020 Omnibus Equity Incentive Plan.

“Company Material Adverse Effect” means an event, change, occurrence, effect, or development (each an “Effect,” and collectively, “Effects”), individually or in the aggregate, that (x) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, or financial condition of the Company and its Subsidiaries, taken as a whole or (y) would reasonably be expected to prevent or materially impair or delay the ability of the Company to consummate the Merger or any of the other transactions contemplated by, or perform its obligations under, this Agreement by the End Date; provided, however, that, solely in the case of clause (x), none of the following and no Effect arising out of, relating to or resulting from the following shall be deemed, either alone or in combination or when aggregated with any other Effects, to constitute or shall be taken into account in determining whether there has been or there would reasonably be expected to be, a “Company Material Adverse Effect”: (a) any change in the market price or trading volume of the Shares (provided, however, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Company Material Adverse Effect; provided, further, that this clause (a) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any market price or trading volume of the Company’s stock); (b) the execution, announcement, existence or pendency of this Agreement or the terms hereof (including the identity of Parent or Merger Sub) or the announcement, pendency or consummation of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, Unions, financing sources, customers, franchisees, suppliers, partners, Governmental Entities or other business relationships; provided that this clause (b) shall not apply to any representations and warranties set forth in Section 3.3 or the conditions set forth in Section 6.3(a) to the extent related to such representations and warranties; (c) the general conditions or trends in the industries in which the Company and its Subsidiaries operate or in the economy generally or other general business, financial or market conditions, including competition in geographic, product or service areas; (d) domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars and credit markets); (e) any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, cyberterrorism, ransomware or malware, military activity, sabotage or cybercrime, national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of this Agreement, including Sanctions or similar restrictions imposed on the Russian Federation, or certain persons associated with the Russian Federation, in each case as a result of the Russian Federation’s invasion of Ukraine commencing in February 2022; (f) any natural or manmade disasters, epidemics, pandemics or disease outbreaks (including COVID-19) or any acts of God; (g) the failure of the Company to meet internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets (provided, however, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Company Material Adverse Effect; provided, further, that this clause (g) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets); (h) any Stockholder Litigation; (i) any action taken by the Company at the written direction, or with the written consent, of Parent or any action required or expressly permitted to be taken by Parent, Merger Sub or the Company pursuant to the terms of this Agreement, or the failure of the Company to take any action that the Company is expressly prohibited by the terms of this Agreement from taking; (j) any breach by Parent or Merger Sub of this Agreement; or (k) any change in, or any action taken for the purpose of complying with, any change in applicable Law after the date of this Agreement (including COVID-19 Measures or clause (a) of Cybersecurity Measures required by applicable Law) or GAAP or any other applicable accounting principles or standards (or interpretations of any applicable Law or GAAP or any other applicable accounting principles or standards) after the date of this Agreement; provided, however, that, to the extent such Effects referred to in clauses (c), (d), (e), (f) or (k) have had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances under which it was made available, (b) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Entities to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Contract” means any legally binding contract, note, bond, mortgage, indenture, deed of trust, lease, commitment, agreement or other obligation or arrangement.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (a) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law,

recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Entity, public health authority or industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES), Families First Act and American Rescue Plan Act of 2021 or (b) any reasonable measures, changes in business operations or other practices, affirmative or negative, adopted by the Company and its Subsidiaries and approved by or adopted at the direction of the Board of Directors or senior management of the Company in connection with or in response to COVID-19 or any other related global or regional health event or circumstance.

“Cybersecurity Measures” means (a) any measures enacted or regulations promulgated by a Governmental Entity relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of Personal Data that are applicable to the Company and its Subsidiaries and (b) any measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company and its Subsidiaries in response to a cybersecurity attack, breach or incident, for the protection of its IT Assets or any stored Personal Data.

“Data Protection Law” means applicable Law relating to the protection or processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction.

“Debt Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under any Debt Commitment Letter, in connection with the Merger, including the parties to any Debt Commitment Letter and any joinder agreements, indentures or credit agreements (including any definitive agreements) relating thereto and their respective successors and assigns.

“Debt Financing Parties” means the Debt Financing Entities and their respective Affiliates and their and their respective Affiliates’ former, current or future officers, directors, employees, agents, attorneys, advisors, general or limited partners, shareholders and representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Debt Financing Party.

“DPA” means Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended, and the regulations at 31 C.F.R. Parts 800-802.

“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Parent or any of its affiliates (including the Company and its Subsidiaries on or after the Closing Date), (b) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (d) risk factors relating to all or any component of the Debt Financing, (e) financial statements or information required by Rule 3-09, 3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) separate subsidiary financial statements, (g) projections, (h) “segment” financial information and (i) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“Existing Company Credit Agreements” means that certain (a) Second Amended and Restated ABL Credit Agreement, dated as of October 27, 2022, among Univar Solutions Inc., Bank of America, N.A. and the lenders and other parties from time to time party thereto; and (b) Credit Agreement, dated as of July 1, 2015 (as amended), among Univar Solutions Inc. (formerly Univar Inc.), Bank of America, N.A., and the lenders and other parties from time to time party thereto, in each case, as amended, supplemented, modified, restated, refinanced or replaced from time to time.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any Contract for the sale of supplies or services that is between the Company or any of its Subsidiaries, on one hand, and a Governmental Entity, on the other, or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Entity.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances, or polychlorinated biphenyls.

“Import and Export Laws” means all applicable Sanctions, import, export and re-export, customs, trade and anti-boycott Laws and programs, including but not limited to (a) the import laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; (c) the U.S. International Traffic in Arms Regulation, the Export Administration Regulations and customs and import Laws administered by U.S. Customs and Border Protection and (d) all other applicable import, anti-boycott, trade, Sanctions and export control Laws in any countries in which the Company and its Subsidiaries conduct business.

“Indenture” means the Indenture, dated as of November 22, 2019, among Univar Solutions USA Inc., as issuer, the Company, as guarantor, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of November 22, 2019, among Univar Solutions USA Inc., as issuer, the Company, as guarantor, the subsidiary guarantors party thereto and the Trustee, pursuant to which the Company’s 5.125% Senior Notes due 2027 (the “Senior Notes”) were issued and as further amended and supplemented as of the date hereof.

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, brand names, logos and other designations of origin (“Marks”); (c) copyrights, mask works, designs and any other equivalent rights in works of authorship (including rights in computer software as a work of authorship) and any other related rights of authors (“Copyrights”); (d) domain names, social media identifiers (such as a Twitter ® handle), names and locators associated with Internet addresses and sites, (e) trade secrets and industrial secret rights, and rights in know-how, inventions, data, databases, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.

“IT Assets” means computers (including databases stored therein), hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment and terminals) owned by, or leased to, the Company or its Subsidiaries.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.18(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.17(a) of the Company Disclosure Letter.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction or decree of any Governmental Entity.

“Lien” means a lien, mortgage, pledge, security interest, charge, title defect, claim, option to purchase, restriction on transfer or other encumbrance of any kind or nature whatsoever.

“Marketing Period” means the first period of eighteen (18) consecutive days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant and (b) throughout and at the end of which the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such eighteen (18) consecutive day period; provided, that (i) if the Marketing Period has not ended on or prior to August 18, 2023, the Marketing Period shall not commence earlier than September 5, 2023 and (ii) May 29, 2023, July 3, 2023, July 4, 2023, November 23, 2023 and November 24, 2023 shall not constitute days for purposes of calculating the Marketing Period (provided, however, that such exclusion shall not restart such period); provided, further, that (x) the Marketing Period shall end on any earlier date prior to the expiration of the eighteen (18) consecutive day period described above if the Debt Financing is closed on such earlier date and (y) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such eighteen (18) consecutive day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable), or (C) any Required Financial Information would not be Compliant at any time during such eighteen (18) consecutive day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such eighteen (18) consecutive day period, then the Marketing Period shall be deemed not to have commenced). If at any time the Company shall in good faith believe that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement in the immediately preceding sentence to deliver the Required Financial Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered) and, following delivery of such Required Financial Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to asset that the Required Financial Information was, in fact, delivered and is Compliant.

“NYSE” means the New York Stock Exchange.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the applicable Debt Commitment Letter, in connection with the Debt Financing.

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company and its Subsidiaries.

“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment which are not yet due and payable or are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business which are not yet due and payable or being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (c) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity which are not violated in any material respects by the current use of the property; (d) that is disclosed on the most recent consolidated balance sheet of the Company including the notes thereto (or securing liabilities reflected on such balance sheet); (e) that secures indebtedness (i) in existence on the date of this Agreement and set forth on Section 8.17(b) of the Company Disclosure Letter or (ii) not prohibited by Section 5.1(b)(ix); (f) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company; (g) incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders and statutory obligations or Government Contracts; (h) relating to matters shown by the public records, including any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction and other similar non-monetary matters affecting the title to the Leased Real Property that do not and would not reasonably be expected to, individually or in the aggregate, materially and adversely impair the ownership or use of the Leased Real Property to which they relate; (i) to secure any Secured Obligations (as such term is defined in either of the Existing Company Credit Agreements); (j) restrictions imposed by applicable securities Laws; or (k) that do not, individually or in the aggregate, materially impair the existing use of the assets or property of the Company or any Subsidiary affected by such Lien or otherwise materially impair business operations.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, household or device. Personal Data also includes any information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Data Protection Laws.

“Registered Company Intellectual Property” means all Owned Intellectual Property that is registered, issues or the subject of a pending application, including any issued Patents, registered Marks, registered Copyrights (and applications therefor) or domain names.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Release” means any spilling, emitting, emptying, escaping, pouring, leaking, pumping, injecting, disposal, dumping, discharging or leaching into the environment (including indoor and outdoor air, soil, sediment, surface water and groundwater).

“Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible high-yield debt securities on a registration statement on Form S-1 under the Securities Act in order for the Company to consummate the offerings of high-yield debt securities contemplated by the applicable Debt Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements (other than the fourth quarter), will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Entities) to the extent that such information is required in connection with the Debt Financing or of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letters or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) is necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any non-convertible high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this definition, nothing in this Agreement will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information. The parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Financial Information will be deemed to satisfy any requirement to deliver such financial statements to the Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Financial Information” with respect thereto.

“Sanction Measures” means reasonable measures, changes in business operations or other practices, affirmative or negative, adopted by the Company and its Subsidiaries in response to any Sanctions or similar restrictions imposed on the Russian Federation, or certain persons associated with the Russian Federation, in each case as a result of the Russian Federation’s invasion of Ukraine.

“Sanctioned Person” means a Person that is (a) the subject of Sanctions, (b) a Governmental Entity of, located in, or organized under the Laws of a country or territory is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) fifty percent (50%) or more owned or controlled by any of the foregoing in (a)-(b).

“Sanctions” means those trade, economic and financial sanctions Laws, regulations and embargos (in each case, having the force of Law) administered, enacted or enforced from time to time by (a) the United States

(including the Office of Foreign Asset Control of the Department of the Treasury and the Department of State), (b) the European Union (as enforced by its member states), (c) the United Nations Security Council, (d) His Majesty’s Treasury or (e) other similar Governmental Entity with similar regulatory authority over the Company or any of its Subsidiaries from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” means, as of any time of determination, with respect to any Person, that:

(a)    the fair value of the assets of such Person and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis;

(b)    the present fair saleable value of the property of such Person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)    such Person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

(d)    such Person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than fifty percent (50%) of the outstanding voting securities are directly or indirectly owned by such party or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Tax Return” means any return, declaration, report or similar filing filed or required to be filed with respect to Taxes, including any information return, claim for refund, election, amended return or declaration of estimated Taxes.

“Taxes” means any and all federal, state, local or foreign taxes, levies, imposts, duties and similar assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, branch, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem, transfer, registration, customs duties and value added taxes, and including any alternative, add-on minimum or estimated taxes.

“Transaction Documents” means, collectively, this Agreement, the Limited Guaranty, the Commitment Letters, any other agreement referenced herein or therein.

“Union” means any labor organization, union, works council, or similar entity, or other body representing one or more current employees of the Company or any of its Subsidiaries.

Section 8.19    Terms Defined Elsewhere. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

Acceptable MNPI	Section 5.10(h)

Action	Section 5.9(b)

Agreement	Preamble

Alternative Financing	Section 5.10(c)

Alternative Proposal	Section 5.3(f)

Applicable Number	Section 2.3(a)(ii)

Bankruptcy and Equity Exceptions	Section 3.18(b)

Board of Directors	Recitals

Book-Entry Shares	Section 2.2(a)

Cancelled Shares	Section 2.1(a)(ii)

Certificate of Merger	Section 1.3

Certificates	Section 2.2(a)

Change of Recommendation	Section 5.3(c)

Chosen Court	Section 8.4

Closing	Section 1.2

Closing Date	Section 1.2

Code	Section 2.2(b)(iii)

Commitment Letters	Section 4.5(b)

Common Stock	Section 2.1(a)(i)

Company	Preamble

Company Benefit Plans	Section 3.10(a)

Company Counsel	Section 8.17(a)

Company Damage Cap	Section 7.3(a)

Company Disclosure Letter	Article 3

Company DSU Award	Section 2.3(a)(i)

Company Employees	Section 5.5(a)

Company Foreign Plans	Section 3.10(a)

Company Material Contract	Section 3.18(a)

Company Meeting	Section 5.4(b)

Company Option	Section 2.3(b)(i)

Company Organizational Documents	Section 3.1(a)

Company Permits	Section 3.7(b)

Company PRSU Award	Section 2.3(a)(ii)

Company Related Parties	Section 7.3(a)

Company Restricted Share Award	Section 2.3(a)(i)

Company RSU Award	Section 2.3(a)(i)

Company SEC Documents	Section 3.4(a)

Company Stockholder Approval	Section 3.17

Company Termination Fee	Section 7.3(a)

Confidentiality Agreement	Section 5.2(b)

Consent Solicitation	Section 5.17(a)

control	Definition of Affiliates

controlled by	Definition of Affiliates

Copyrights	Definition of Intellectual Property Rights

Current Representation	Section 8.17(a)

Debt Commitment Letters	Section 4.5(a)

Debt Financing	Section 4.5(a)

Debt Offer	Section 5.17(a)

Debt Offer Documents	Section 5.17(a)

Debt Offers	Section 5.17(a)

Definitive Agreements	Section 5.10(a)

Designated Person	Section 8.17(a)

DGCL	Recitals

Dissenting Shares	Section 2.1(b)

Effect	Definition of Company Material Adverse Effect

Effective Time	Section 1.3

Effects	Definition of Company Material Adverse Effect

End Date	Section 7.1(b)

Equity Commitment Letter	Section 4.5(b)

Equity Financing	Section 4.5(b)

Equity Investors	Section 4.5(b)

ERISA	Section 3.10(a)

ERISA Affiliate	Section 3.10(d)

ESPP	Section 2.3(c)

Exchange Fund	Section 2.2(a)

Excluded Person	Section 5.3(a)

Extended Date	Section 7.1(b)

Financial Advisor	Section 3.21

Financial Advisors	Section 3.21

Financing	Section 4.5(b)

Governmental Entity	Section 3.3(b)

HSR Act	Section 3.3(b)

Identified MNPI	Section 5.10(h)

Indemnified Party	Section 5.9(b)

Intervening Event	Section 5.3(h)

Intervening Event Notice	Section 5.3(d)

Lease	Section 3.15

Leased Real Property	Section 3.15

Limited Guaranty	Recitals

Marks	Definition of Intellectual Property Rights

Maximum Amount	Section 5.9(c)

Merger	Recitals

Merger Amounts	Section 4.5(e)

Merger Consideration	Section 2.1(a)(i)

Merger Sub	Preamble

Multiemployer Plan	Section 3.10(a)

New Plans	Section 5.5(b)(i)

Old Plans	Section 5.5(b)(i)

Owned Company Shares	Section 2.1(a)(ii)

Owned Real Property	Section 3.15

Parent	Preamble

Parent Approvals	Section 4.2(b)

Parent Damage Cap	Section 7.3(b)

Parent Disclosure Letter	Article 4

Parent Material Adverse Effect	Section 4.1

Parent Related Parties	Section 7.3(a)

Parent Termination Fee	Section 7.3(b)

parties	Preamble

party	Preamble

Patents	Definition of Intellectual Property Rights

Paying Agent	Section 2.2(a)

Payoff Letters	Section 5.17(d)

PBGC	Section 3.10(e)

Permits	Section 3.7(b)

Preferred Stock	Section 3.2(a)

Privacy Policies	Section 3.14(e)

Prohibited Modifications	Section 5.10(b)

Proxy Statement	Section 3.12

Qualifying Transaction	Section 7.3(a)

Real Property	Section 3.15

Recommendation	Section 3.3(a)

Representatives	Section 5.2(a)

Senior Notes	Definition of Indenture

Share	Section 2.1(a)(i)

Significant Subsidiary	Section 3.1(b)

Specified Approvals	Section 3.3(b)

Stockholder Litigation	Section 5.11

Superior Proposal	Section 5.3(g)

Superior Proposal Notice	Section 5.3(c)

Surviving Corporation	Section 1.1

Termination Date	Section 5.1(a)

Trade Secrets	Definition of Intellectual Property Rights

Trustee	Definition of Indenture

under common control with	Definition of Affiliates

WARN Act	Section 3.10(i)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WINDSOR PARENT, L.P.,

By: Windsor Parent GP, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

WINDSOR MERGER SUB, INC.

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

UNIVAR SOLUTIONS INC.

By:	/s/ David C. Jukes
Name: David C. Jukes
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

March 13, 2023

Board of Directors

Univar Solutions Inc.

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Windsor Parent, L.P. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Univar Solutions Inc. (the “Company”) of the $36.15 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 13, 2023 (the “Agreement”), by and among Parent, Windsor Merger Sub, Inc., an indirect wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Apollo Global Management, Inc. (“Apollo”) and Abu Dhabi Investment Authority (“ADIA”), each of which is a significant shareholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the offering by the Company of first and second lien term loan facilities in October 2022; as a counterparty to an accelerated share repurchase agreement with the Company in November 2022; and as financial advisor to the Company in connection with responding to activism since December 2022. We also have provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to Apollo in connection with the sale of Diamond Resorts International Inc., a portfolio company of funds affiliated with Apollo, in August 2021; as bookrunner with respect to the issuance by Vistra Operations Company LLC, an indirect, wholly owned subsidiary of Vistra Corp., a portfolio company of funds affiliated with Apollo, of its senior secured notes due February 2024 and its senior secured notes due in February 2025 in May 2022; as financial co-advisor to Apollo in connection with its acquisition of Atlas Air Worldwide Holdings Inc. in August 2022; as financial co-advisor to Lifepoint Health Inc, a portfolio company of funds affiliated with Apollo, in connection with its acquisition of a majority interest in Springstone, Inc. in August 2022; as bookrunner with respect to the issuance by Athene Holding Ltd, a portfolio company of funds affiliated with Apollo, of its senior notes due 2033 in

Board of Directors

Univar Solutions Inc.

March 13, 2023

November 2022; as bookrunner with respect to the issuance by Oldenburgische Landesbank AG, a portfolio company of funds affiliated with Apollo, of its senior preferred notes due February 2026 in January 2023; and as bookrunner with respect to the issuance by Albertsons Companies Inc., a portfolio company of funds affiliated with Apollo, of its senior notes due February 2028 in February 2023. We also have provided certain financial advisory and/or underwriting services to ADIA and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted, with regard to Cellnex Telecom SA, a portfolio company of ADIA, as financial advisor in connection with its acquisition of Hivory SAS in January 2021 and as bookrunner with respect to a follow-on public offering of the equity in April 2021 and with respect to a debt financing in March 2022; as financial advisor to LeasePlan Corporation N.V., a portfolio company of ADIA, in connection with a strategic transaction with ALD Automotive in January 2021, its sale of its Australia / New Zealand business in September 2021 and its sale of LeasePlan USA, Inc. in December 2022; and as bookrunner for Charter Next Generation, Inc., a portfolio company of ADIA, with respect to a bank loan in February 2023. We have also provided certain financial advisory and/or underwriting services to the Government of Abu Dhabi, the parent of ADIA, and/or its agencies and instrumentalities and their respective affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Apollo, ADIA, the Government of Abu Dhabi, and/or its agencies and instrumentalities, and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Apollo, ADIA and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo and ADIA from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2022; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; reviewed the financial terms of certain recent business combinations in the chemical distribution industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Board of Directors

Univar Solutions Inc.

March 13, 2023

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, including a non-binding indication of interest for a transaction proposed by a third party that may have resulted in a higher price per Share in cash than in the Transaction, which indication of interest you have advised us you have determined not to pursue; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $36.15 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $36.15 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $36.15 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

ANNEX C

Deutsche Bank

March 13, 2023

Board of Directors

Univar Solutions Inc.

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Univar Solutions Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of March 13, 2023 (the “Merger Agreement”), among Windsor Parent, L.P. (“Parent”), Windsor Merger Sub, Inc., an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than Cancelled Shares, Owned Company Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive $36.15 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding Parent and its affiliates.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company, including, at your direction, certain sensitivities to the profitability and volume assumptions used in developing such forecasts. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the

Board of Directors

Univar Solutions Inc.

March 13, 2023

assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries, or the impact of the Transaction thereon, under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates) as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. Nor does it address the terms of any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote or act with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any party to the Transaction, or any class of such persons, in connection with the Transaction relative to the Merger Consideration or otherwise. This opinion does not address the prices at which any securities will trade at any time.

Board of Directors

Univar Solutions Inc.

March 13, 2023

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which became payable upon delivery of this opinion (without regard to the conclusion reached herein) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its reasonable and documented out-of-pocket expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Apollo Global Management, LLC, an affiliate of Parent (“Apollo”), and certain of its affiliates and portfolio companies for which they have received, and in the future may receive, compensation, including having acted as (i) a lender, arranger, agent, joint bookrunner or in other capacities with respect to numerous financings and refinancings, (ii) an underwriter, joint bookrunner, co-manager or arranger with respect to numerous debt and equity capital markets offerings, including having acted as a joint bookrunner in connection with Apollo’s initial public offering and (iii) financial advisor in various acquisitions and divestitures by Apollo and certain of its affiliates and portfolio companies. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Abu Dhabi Investment Authority, also an affiliate of Parent (“ADIA”), and certain of its affiliates and portfolio companies for which they have received, and in the future may receive, compensation. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation. Further, certain indebtedness owed by the Company or its subsidiaries to members of the DB Group is expected to be repaid, and certain undrawn commitments of members of the DB Group to provide debt financing to the Company or its subsidiaries are expected to be terminated, in connection with the Transaction. The DB Group may also provide investment and commercial banking services to Parent, the Company, Apollo, ADIA and their respective affiliates and portfolio companies in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company, Apollo, ADIA and their respective affiliates and portfolio companies for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding Parent and its affiliates.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION
P.O. BOX 8016, CARY, NC 27512-9903
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Univar Solutions Inc.
Special Meeting of Stockholders
For Stockholders of record as of TBD
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxydocs.com/UNVR
TIME:TBD
PLACE: Special Meeting to be held virtually - please visit www.proxydocs.com/UNVR for more details and to register in advance
This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints David C. Jukes and Nicholas W. Alexos, and each or either of them, as the true and lawful proxies of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Univar Solutions Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment, continuation or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Board of Directors recommends that you vote FOR proposals 1, 2 and 3. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION
Univar Solutions Inc.
Special Meeting of Stockholders
Please make your marks like this: X
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE:
FOR ON PROPOSALS 1, 2 AND 3
BOARD OF DIRECTORS
PROPOSAL YOUR VOTE RECOMMENDS FOR AGAINST ABSTAIN
1. Proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2023, by and among FOR Univar Solutions Inc., Windsor Parent, L.P. and Windsor Merger Sub, Inc. (the “Merger Agreement”).
2. Proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or FOR become payable to Univar Solutions Inc.’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement.
3. Proposal to adjourn the special meeting of stockholders of Univar Solutions Inc. (the “Special FOR Meeting”) to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
To attend the meeting online you must register at www.proxydocs.com/UNVR
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Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.
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